As filed with the Securities and Exchange Commission on August 5, 2022
Registration No. 333-266293
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
SPRINGBIG HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)
Delaware	7371	88-2789488
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
621 NW 53rd Street
Suite 260
Boca Raton, Florida 33487
(800) 772-9172
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Jeffrey Harris
Chief Executive Officer
621 NW 53rd Street
Suite 260
Boca Raton, Florida 33487
(800) 772-9172
(Address, Including Zip Code, and Telephone Number, Including Area Code, of agent for service)
Copy to:
William E. Doran
Sarah M. Hesse
Benesch, Friedlander, Coplan & Aronoff LLP
71 South Wacker Drive, Suite 1600
Chicago, Illinois 60606
Telephone: (312) 212-4949
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, anon-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2of the Exchange Act.
Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒
			Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholder may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION, DATED AUGUST 5, 2022

5,055,524 Common Shares
This prospectus relates to the potential offer and sale from time to time by CF Principal Investments LLC (“Cantor” or the “Holder”) of up to 5,055,524 of our shares of common stock, $0.0001 par value per share (the “Common Shares”), that have been or may be issued by us to the Holder pursuant to the Common Stock Purchase Agreement, dated as of April 29, 2022, by and between Tuatara Capital Acquisition Corporation (“Tuatara”, the predecessor of SpringBig Holdings, Inc.) and the Holder, as amended by Amendment No. 1 on July 20, 2022 (together, the “Purchase Agreement”), establishing a committed equity facility (the “Facility”). We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our Common Shares by the Holder. However, we may receive up to $50.0 million in aggregate gross proceeds from the Holder under the Purchase Agreement in connection with sales of our Common Shares to the Holder pursuant to the Purchase Agreement after the date of this prospectus. In connection with the execution of the Purchase Agreement, we agreed to issue 877,193 Common Shares (such shares, the “Commitment Fee Shares”) to the Holder as consideration for its irrevocable commitment to purchase the Common Shares at our election in our sole discretion, from time to time after the date of this prospectus, upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement. The purchase price per share that Cantor will pay for the Common Shares purchased from us under the Purchase Agreement will fluctuate based on the market price of our Common Shares at the time we elect to sell shares to Cantor and, further, to the extent that the Company sells Common Shares under the Facility, substantial amounts of Common Shares could be issued and resold, which would cause dilution and may impact the Company’s stock price. See “The Committed Equity Financing” for a description of the Purchase Agreement and the Facility and “Selling Stockholder” for additional information regarding Cantor.
The Holder may offer, sell or distribute all or a portion of the Common Shares hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will bear all costs, expenses and fees in connection with the registration of these Common Shares, including with regard to compliance with state securities or “blue sky” laws. The timing and amount of any sale are within the sole discretion of the Holder. The Holder is an underwriter under the Securities Act of 1933, as amended (the “Securities Act”) and any profit on sale of the Common Shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. Although the Holder is obligated to purchase our Common Shares under the terms of the Purchase Agreement to the extent we choose to sell such Common Shares to them (subject to certain conditions), there can be no assurances that the Holder will sell any or all of the Common Shares purchased under the Purchase Agreement pursuant to this prospectus. The Holder will bear all commissions and discounts, if any, attributable to its sale of Common Shares. See “Plan of Distribution (Conflict of Interest).”
Our Common Shares are listed on The Nasdaq Global Market under the symbol “SBIG.” On August 4, 2022, the last reported sale price of our Common Shares was $1.68 per Common Share.
We are an “emerging growth company” under the federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 12 of this prospectus, and under similar headings in any amendment or supplements to this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is    , 2022.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the U.S. Securities and Exchange Commission (the “SEC”). You should read this prospectus and any prospectus supplements we may file carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find Additional Information” in this prospectus.
You should rely only on the information contained in this prospectus or in any prospectus supplements we may file. Neither we nor the Holder have authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or in any prospectus supplements we may file. The information contained in this prospectus or in any prospectus supplements we may file is current only as of their respective dates or on the date or dates that are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
The Holder is not offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. Neither we nor the Holder have done anything that would permit this offering (the “Offering”) or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the jurisdiction of the United States who come into possession of this prospectus are required to inform themselves about and to observe any restrictions relating to this Offering and the distribution of this prospectus applicable to that jurisdiction.
We may authorize the Holder to use one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. We may also use a prospectus supplement and any related free writing prospectus to add, update or change any of the information contained in this prospectus. This prospectus, together with any applicable prospectus supplements and any related free writing prospectuses, includes all material information relating to this offering. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement.
Unless the context indicates otherwise, references in this prospectus to the “Company,” “SpringBig,” “we,” “us,” “our” and similar terms refer to SpringBig Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries.
Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources (including industry publications, surveys and forecasts), and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets, which we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

i

FREQUENTLY USED TERMS
“amended and restated merger agreement” are to the agreement and plan of merger, dated as of April 14, 2022, by and among Tuatara, Merger Sub and Legacy SpringBig, as amended and restated by Amendment No. 1, dated as of May 4, 2022;
“amended and restated registration rights agreement” are to the Amended and Restated Registration Rights Agreement entered into, by and among Tuatara, Sponsor, Legacy SpringBig, and the other signatories thereto;
“business combination” are to the transactions contemplated by the merger agreement;
“Canadian CRTC” are to the Canadian Radio-Television and Telecommunications Commission;
“Cannabis Act” are to the Cannabis Act (Canada);
“Cantor” or “Holder” are to CF Principal Investments LLC;
“Cantor Equity Financing” are to the Purchase Agreement and Cantor Registration Rights Agreement, related to a committed equity facility by which SpringBig has the right to sell to CF Principal Investments LLC up to $50,000,000 of newly issued common stock;
“Cantor Registration Rights Agreement” are to the registration rights agreement, dated as of April 29, 2022, by and between Tuatara and Cantor;
“Code” are to the Internal Revenue Code of 1986, as amended;
“Common Shares,” “Common Stock” or “Shares” are to the shares of common stock of SpringBig Holdings, Inc., par value $0.0001 per share;
“Company,” “SpringBig,” “we,” “us,” “our” and similar terms are to SpringBig Holdings, Inc., a Delaware corporation, and its consolidated subsidiaries;
“COVID-19” are to SARS-Cov-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks;
“CSA” are to the U.S. Controlled Substances Act of 1970, as amended;
“DGCL” are to the Delaware General Corporation Law, as amended;
“effective time” are to the effective time of the certificate of merger effecting the merger contemplated by the amended and restated merger agreement;
“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
“FCC” are to the United States Federal Communications Commission;
“GAAP” are to United States generally accepted accounting principles;
“Legacy SpringBig” are to SpringBig, Inc., a Delaware corporation, prior to the business combination, and a wholly-owned subsidiary of SpringBig following the business combination;
“merger” are to the merger evidenced by a certificate of merger between Merger Sub and Legacy SpringBig pursuant to which Merger Sub merged with and into Legacy SpringBig, with Legacy SpringBig continuing as the surviving entity and a subsidiary of SpringBig;
“merger agreement” are to the original merger agreement and the amended and restated merger agreement, collectively, as amended or modified from time to time, by and among Tuatara, Merger Sub and Legacy SpringBig;
“Merger Sub” are to HighJump Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of Tuatara;
“Nasdaq” are to The Nasdaq Stock Market LLC;
“Notes and Warrants Purchase Agreement” are to that certain securities purchase agreement, dated April 29, 2022, between the Company and the purchaser party thereto, pursuant to which the Company agreed to sell up to

(i) a total of up to $16 million of 6% Senior Secured Original Issue Discount Convertible Notes due 2024 (the “Notes”) and (ii) a number of warrants equal to one-half of the principal of the Notes actually issued, divided by the volume weighted average price (“VWAP”) on the trading day prior to such Note issuance date (the “Investor Warrants”), in a private placement.
“original merger agreement” are to the agreement and plan of merger, dated as of November 8, 2021, by and among Tuatara, Merger Sub and SpringBig;
“PIPE subscription financing” are to the aggregate $13,100,000 of proceeds from the issuance of the subscription shares;
“Purchase Agreement” are to the Common Stock Purchase Agreement, dated as of April 29, 2022, by and between Tuatara and the Holder, as amended by Amendment No. 1, dated July 20, 2022;
“SaaS” are to software-as-a-service;
“Securities Act” are to the Securities Act of 1933, as amended;
“Sponsor” are to TCAC Sponsor, LLC a Delaware limited liability company;
“TCPA” are to the United States Telephone Consumer Protection Act of 1991, as amended;
“transfer agent” are to Continental Stock Transfer & Trust Company, as transfer agent;
“Tuatara,” “we,” “our” or “us” are to Tuatara Capital Acquisition Corporation, an exempted company incorporated under the laws of the Cayman Islands, the predecessor entity to SpringBig; and
“$,” “US$” and “U.S. dollar” each refer to the United States dollar.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “become,” “potential,” “predict,” “project,” “should,” “would,” “opportunity,” “mission,” “goal,” “positioned” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us taking into account information currently available to us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks include, but are not limited to:
•	trends in the cannabis industry and SpringBig’s market size, including with respect to the potential total addressable market in the industry;
•	SpringBig’s growth prospects;
•	new product and service offerings SpringBig may introduce in the future;
•
the price of SpringBig’s securities, including volatility resulting from changes in the competitive and highly regulated industry in which SpringBig operates and plans to operate, variations in performance across competitors, changes in laws and regulations affecting SpringBig’s business and changes in the combined capital structure;

•	the ability to implement business plans, forecasts, and other expectations as well as identify and realize additional opportunities; and
•	other risks and uncertainties indicated from time to time in filings made with the SEC.
These risks are not exhaustive. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Should one or more of these risks or uncertainties materialize, they could cause our actual results to differ materially from the forward-looking statements. Except as required by law, we undertake no obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise. You should not take any statement regarding past trends or activities as a representation that the trends or activities will continue in the future.

SUMMARY OF THE PROSPECTUS
This summary highlights selected information appearing elsewhere in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus and the registration statement of which this prospectus is a part carefully, including the information set forth under the heading “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements.
Overview of the Company
SpringBig is a market-leading software platform providing customer loyalty and marketing automation solutions to cannabis retailers and brands in the U.S. and Canada. SpringBig’s platform connects consumers with retailers and brands, through SMS marketing, emails, customer feedback system, and loyalty programs, to support retailers’ and brands’ customer engagement and retention. SpringBig offers marketing automation solutions that provide for consistency of customer communication, which retailers and brands can use to drive customer retention and retail foot traffic. Additionally, SpringBig’s reporting and analytics offerings deliver valuable insights that clients utilize to better understand their customer base, purchasing habits and trends.
SpringBig’s services and products support cannabis retailers and brand marketing as described below:
Retail Offering
•
SpringBig’s platform offers retailers text message marketing, which allows clients to send promotions to existing customers. This text messaging platform offers a variety of features, including multiple customer segmentations, which automatically groups customers into segments based on their preferences and purchase behavior. Retailers also have access to the “autoconnects” feature, which allows them to easily leverage customer data and send messages directly to consumers based on certain actions and also includes functionality to help clients identify opportunities to send text messages. SpringBig also provides an e-signature app, designed to accommodate proper ‘double opt-in’ procedure, through both implied and expressed consent to facilitate compliance with the TCPA, FCC, and Canadian CRTC.

•
The consumer application (or wallet) offered by SpringBig allows customers to access and check their points, redeem rewards, and view upcoming offers. The wallet fully integrates with cannabis e-commerce providers, allowing customers to place orders directly from their wallet. Retailers can customize this application with a distinct icon, name, layout, and color scheme, thus allowing for brand consistency and a higher-quality and frictionless customer experience.

•
Retailers can use the SpringBig platform to compile marketing campaigns based on consumer profiles and preferences. Once a campaign launches, retailers are able to analyze in-depth data in order to measure campaign success. Enterprise Resource Planning (or ERP)-level customer data management and analysis also allow retailers to organize their sales funnel and provide a personalized, targeted approach to marketing campaigns.

•	SpringBig’s platform integrates with many point of sale (“POS”) systems used in the cannabis industry, allowing retailers to automatically collect additional data on consumers.
Brand Marketing Platform
•
SpringBig has a brand marketing platform that offers a direct-to-consumer marketing automation platform specifically for cannabis brands. This direct-to-consumer marketing engine allows brands to target and measure the complete transaction cycle from initial engagement through point of sale.

•
SpringBig provides brands with the opportunity to provide content that, in turn, SpringBig’s retail clients can utilize in their targeted consumer marketing campaigns. This provides the brand with access to the consumer and that can be leveraged through the brand and retailer cooperating in a promotional campaign on the SpringBig platform. The SpringBig platform can be used by brands to increase their brand awareness, expand retail partnerships, and acquire and retain new customers. The SpringBig brands platform also provides brand clients with access to detailed reports regarding campaign attribution metrics.

Background and Recent Developments
Consummation of the Business Combination
On June 14, 2022, SpringBig Holdings, Inc., a Delaware corporation (formerly known as Tuatara Capital Acquisition Corporation (“Tuatara”)), consummated the previously announced business combination of Tuatara and SpringBig, Inc., a Delaware corporation. Pursuant to the merger agreement, prior to the closing of the business combination (the “Closing”), Tuatara changed its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). In connection with the Closing, the registrant changed its name from Tuatara Capital Acquisition Corporation to “SpringBig Holdings, Inc.”
Holders of an aggregate of 19,123,806 Class A ordinary shares of Tuatara sold in its initial public offering (the “IPO”) (such shares, the “Public Shares”) properly exercised their right to have such shares redeemed for a full pro rata portion of the trust account holding the proceeds from Tuatara’s IPO, which was approximately $10.01 per share, or $191,437,817 in the aggregate. The holders that did not elect to have their shares redeemed received, following the Domestication, their respective pro rata share of the lesser of (x) the number of shares of common stock that did not elect to redeem and (y) 1,000,000 shares of common stock, which amounted to 876,194 shares of common stock that were allocated to such non-redeeming holders.
Immediately after giving effect to the business combination, the following equity securities of SpringBig were issued and outstanding: (i) 5,752,388 Common Shares issued to the holders of Tuatara Class A ordinary shares and Tuatara Class B ordinary shares that automatically converted into Tuatara Class A ordinary shares upon the occurrence of the business combination in accordance with Tuatara’s amended and restated memorandum and articles of association as consideration in the business combination (comprised of 1,752,388 Class A ordinary shares after giving effect to the redemptions and the issuance of shares to public shareholders who did not elect to redeem their public shares and 4,000,000 Class B ordinary shares that converted into common stock), (ii) 18,196,526 shares of Common Shares issued to the stockholders of Legacy SpringBig as consideration in the business combination, (iii) 10,000,000 warrants to purchase Common Shares issued to holders of the Public Shares upon conversion of warrants to purchase Tuatara Class A ordinary shares in connection with the business combination (each, a “SpringBig Public Warrant”), (iv) 6,000,000 warrants to purchase Common Shares issued to Sponsor upon conversion of warrants to purchase Tuatara Class A Common Stock, and (v) 1,310,000 shares of Common Shares issued to certain investors pursuant to a subscription to acquire such shares, plus 31,356 shares paid to certain of those investors as interest payments pursuant to the convertible notes with such investors (collectively, the “PIPE Shares”). After the Closing Date, Tuatara’s Class A ordinary shares, warrants and units ceased trading on The Nasdaq Capital Market. Common Shares and SpringBig Public Warrants commenced trading on The Nasdaq Global Market under the symbols “SBIG” and “SBIGW,” respectively, on June 15, 2022.
SpringBig is continuing the existing business operations of Legacy SpringBig as a publicly traded company.
Incremental Financings
Cantor Equity Financing
On April 29, 2022, Tuatara entered into a Common Stock Purchase Agreement, as amended by Amendment No. 1, dated July 20, 2022 (together, the “Purchase Agreement”) with CF Principal Investments LLC (“Cantor” or the “Holder”) related to a committed equity facility (the “Facility”). Pursuant to the Purchase Agreement, SpringBig has the right, from time to time at its option to sell to Cantor up to $50 million in aggregate gross purchase price of newly issued common stock since the closing of the business combination subject to certain conditions and limitations set forth in the Purchase Agreement. While there are distinct differences, the Facility is structured similarly to a traditional at-the-market equity facility, insofar as it allows the Company to raise primary equity capital on a periodic basis outside the context of a traditional underwritten follow-on offering.
Sales of shares of SpringBig’s common stock to Cantor under the Purchase Agreement, and the timing of any sales, will be determined by SpringBig from time to time in its sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of the common stock and determinations by SpringBig regarding the use of proceeds of such common stock, and will be subject to the conditions set forth in the Purchase Agreement (see “The Committed Equity Financing”). The net proceeds from any sales under the Purchase Agreement will depend on the frequency with, and prices at, which the shares of common stock are sold to Cantor.

SpringBig expects to use the proceeds from any sales under the Purchase Agreement for working capital and general corporate purposes, including servicing our ongoing debt obligations under our convertible notes.
Upon the initial satisfaction of the conditions to Cantor’s obligation to purchase common stock set forth in the Purchase Agreement (the “Commencement”), including that a registration statement registering the resale by Cantor of the common stock under the Securities Act, purchased pursuant to the Purchase Agreement (the “Cantor Resale Registration Statement”) is declared effective by the SEC and a final prospectus relating thereto is filed with the SEC, and subject to certain ongoing conditions, SpringBig will have the right, but not the obligation, from time to time at its sole discretion until no later than the first day of the month next following the 36-month period from and after the date that the Cantor Resale Registration Statement is declared effective, to direct Cantor to purchase up to a specified maximum amount of common stock as set forth in the Purchase Agreement by delivering written notice to Cantor prior to the commencement of trading on any trading day. The purchase price of the common stock that SpringBig elects to sell to Cantor pursuant to the Purchase Agreement will be 97% of the VWAP of the common stock during the applicable purchase date on which SpringBig has timely delivered written notice to Cantor directing it to purchase common stock under the Purchase Agreement; accordingly, the purchase price per share that Cantor will pay for the Common Shares purchased from us under the Purchase Agreement will fluctuate based on the market price of our Common Shares at the time we elect to sell shares to Cantor.
In connection with the execution of the Purchase Agreement, SpringBig agreed to issue a number of shares of common stock equal to the quotient obtained by dividing (i) $1,500,000 and (ii) the VWAP over the five trading days immediately preceding the filing of the Cantor Resale Registration Statement to Cantor as consideration for its irrevocable commitment to purchase the common stock upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement. In addition, pursuant to the Purchase Agreement, SpringBig has agreed to reimburse Cantor for certain expenses incurred in connection with the Facility. Issuances of common stock under the Purchase Agreement are subject to a beneficial ownership “blocker” provision, preventing issuances of common stock resulting in ownership in excess of 8% beneficial ownership of shares of SpringBig’s common stock by Cantor and its affiliates. The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations by each party. The use of the Facility is subject to certain conditions, including the effectiveness of the Cantor Resale Registration Statement. Therefore, funds from the $50 million gross purchase price will not be immediately available to SpringBig upon the business combination, and there can be no assurances that such purchase price will ever become available.
The representations, warranties and covenants contained in the Purchase Agreement were made only for the purposes of the Purchase Agreement and as of specific dates, were solely for benefit of the parties to such agreement and are subject to certain important limitations. SpringBig has the right to terminate the Purchase Agreement at any time after the Commencement, at no cost or penalty upon 10 trading days’ prior written notice.
Although SpringBig cannot predict the number of shares of common stock that will actually be issued in connection with any sales under the Facility, it is possible that such issuances may result in large numbers of shares being sold. For example, if the Facility is used in its entirety for $50 million, the number of shares to be issued at a trading price of each of $13.00 per share, $6.00 per share, or $3.00 per share would be 3.97 million shares, 8.6 million shares or 17.2 million shares, respectively (provided that the Company’s sales of shares under the Facility is subject to the 19.99% “exchange cap” described further in “The Committed Equity Financing”). To the extent the Company sells Common Shares under the Facility (along with other issuances and resales of Common Shares including shares subject to the Notes, Investor Warrants, and our public and private warrants, as well as the resale of Common Shares by other holders, and pursuant to the Company’s equity incentive plan), substantial amounts of Common Shares could be issued and resold, which would cause dilution and represent a significant percentage of our public float and, further, may result in substantial decreases to the Company’s stock price. See “Risk Factors—Risks Related to the Committed Equity Financing—Future resales and/or issuances of Common Shares, including pursuant to this prospectus may cause the market price of our shares to drop significantly” and “The Committed Equity Financing”.
To the extent that SpringBig sells shares of Common Stock under the Facility, substantial amounts of SpringBig’s common stock will be issued, which would cause dilution and may result in substantial decreases to SpringBig’s stock price. See “Risk Factors—Risks Related to our Securities and Certain Tax Matters—The issuance of our Common Shares in connection with the Notes and Warrants Purchase Agreement and/or the Purchase Agreement could cause substantial dilution, which could materially affect the trading price of our Common Shares.”

Notes and Warrants Financing
Notes and Warrants Purchase Agreement. On April 29, 2022, we entered into an agreement (the “Notes and Warrants Purchase Agreement”) with L1 Capital Global Opportunities Master Fund, Ltd. (the “Investor”), to sell to Investor up to (i) a total of up to $16 million of 6% Senior Secured Original Issue Discount Convertible Notes due 2024 (the “Notes”) and (ii) a number of warrants equal to one-half of the principal of the Notes actually issued, divided by the volume weighted average price (“VWAP”) on the trading day prior to such Note issuance date (the “Investor Warrants”), in a private placement (the “Notes and Warrants Financing”).
On June 14, 2022, at the first closing under the Notes and Warrants Purchase Agreement, we issued and sold to the Investor for $10,000,000 in total cash consideration (i) a Note in the principal amount of $11,000,000 (the “First Tranche Note”), and (ii) five-year warrants (the “First Tranche Warrant”) to purchase 586,980 shares of our common stock at an exercise price of $12.00 per share (the “First Tranche Closing”).
At the second closing, we shall sell to the Investor, for a total consideration to the Company of up to $4,545,454, (i) up to $5,000,000 principal amount of Notes (with the amount to be drawn at the Company’s discretion) and (ii) Investor Warrants to purchase a number of Common Shares equal to one-half of the principal of the Notes actually issued, divided by the VWAP on the trading day prior to the closing date of such sale, at an exercise price of $12.00 per share (the “Second Tranche Closing”). The Second Tranche Closing shall occur 60 days after the effective date of the registration statement registering the resale of the underlying common stock, or at other such as time as may be agreed between the Company and the Investor, and is subject to satisfaction of the Equity Conditions described below (such date, the “Second Tranche Closing Date”). Assuming that the warrants to be issued at the Second Tranche Closing were determined using the closing price of our Common Shares on June 29, 2022 ($1.93), such Investor Warrants would be exercisable for a total of 1,295,337 shares.
The Notes are convertible at the option of the holder beginning at the earlier of (i) the date of effectiveness of the registration statement registering the resale of the underlying common stock, or (ii) the first anniversary of the Note issuance date, at an initial conversion share price of $12.00 per share, subject to certain anti-dilution adjustments. Interest at 6% per annum is payable quarterly in arrears in cash. Principal amortization on each Note commences six months after issuance, at which point principal is payable in equal monthly installments through the maturity date of the Note. The Company may, at its option, satisfy each principal payment either in cash or, if the Equity Conditions described below are met, by issuing a number of shares of common stock equal to the amount due on such date divided by the lower of (i) the Conversion Price or (ii) 93% of the VWAP prior to such monthly payment date. Each Warrant shall be exercisable for shares of the Company’s common stock at an exercise price of $12.00 per share, subject to certain anti-dilution adjustments.
The Notes are not prepayable in whole or in part prior to the maturity date. However, beginning five (5) months after the issuance of a Note (November 14, 2022 in the case of the First Tranche Note), the Company is permitted, at its option, to use between 60% and 25% of the net proceeds from Common Stock sales under the Cantor Equity Facility to make a prepayment of the Notes.
The terms of the Notes and Warrants Purchase Agreement contains customary representations and warranties, indemnification, and other covenants of the Company and the Investor, as well as the following material terms: The Notes are convertible into common stock at a rate of $12.00 per share (the “Conversion Price”). The Conversion Price may be adjusted in the event of dilutive issuances. In addition, under the terms of the Notes, the Investor has the right to defer or (with the Company’s consent) accelerate, up to four of the monthly principal payments. Neither the Company, nor Investor, may convert any portion of the Notes to the extent that, after giving effect to such conversion, the Investor (together with any affiliated parties) would beneficially own in excess of 4.99% of our outstanding common stock unless the Investor provides SpringBig written notice of an increase to this limitation, not to exceed 9.99%.
The “Equity Conditions” required to be met in order for us to pay principal on the Notes with shares of common stock in lieu of a monthly cash payment, and to issues Notes in the Second Tranche, include, without limitation, that (i) the absence of any event of default under the Notes and Warrants Purchase Agreement, the Notes or related documents, (ii) a registration statement must be in effect with respect to the resale of the shares issuable upon conversion or redemption of the Notes (or, that an exemption under Rule 144 is available), (iii) our total market capitalization on the Nasdaq Market remains above $50,000,000 (or $75,000,000 in the case of the Second Tranche

Closing and a resale registration statement has registered the common stock underlying the Notes and Investor Warrants) and (iv) the average daily trading volume of our common stock must equal at least $500,000 for the 20 trading days immediately prior to any applicable repayment date (as applicable).
The Investor Warrants have an exercise price, subject to the same anti-dilution protection as the Notes. The Investor Warrants are exercisable for cash, or on a cashless basis only for so long as no registration statement covering resale of the shares is in effect. The Investor shall not have the right to exercise any portion of the Warrant to the extent that, after giving effect to such exercise, the Investor (together with any affiliated parties), would beneficially own in excess of 4.99% of our outstanding common stock. We believe the likelihood that the Investor will exercise the Investor Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Shares, which is currently below the $12.00 exercise price.
Future Financing Participation Right. Under the Notes and Warrants Purchase Agreement, subject to certain exceptions, for a period of 18 months after the First Tranche Closing Date, the Investor shall have the right to participate in up to 30% of future financings by the Company undertaken during that period, other than shares sold pursuant to the Cantor Equity Line.
Share Reserve. The Company shall at all times keep authorized and reserved and available for issuance, free of preemptive rights, a number of ordinary shares equal to three times the number of ordinary shares issuable upon conversion of the Notes and exercise of the Investor Warrants.
Negative Covenants and Prohibited Transactions. The Notes and Warrants Purchase Agreement and the terms of the Note contain certain negative covenants, including restrictions that prohibit us from issuing and additional indebtedness (with limited exceptions), incurring any additional liens on our assets and making or declaring any dividends or distributions. The documents also contain certain restrictions on our issuance of additional equity. Until the effective date of this Registration Statement, the Company shall not issue, enter into an agreement to issue or announce the issuance of any common stock or securities convertible, exercisable or exchangeable for common stock, except for issuances under our equity compensation plan and other limited exceptions. Until the repayment of the Notes, the Company shall not (i) enter into any equity line, at-the-market, or similar agreement for an offering of its equity securities (other than the Cantor Equity Facility), nor (ii) issue or agree to issue any transactions that qualify as “variable rate transactions.” See “Risk Factors—Risks Related to Our Business and Industry—The Notes and related agreements restrict our ability to obtain additional debt and equity financing which may restrict our ability to grow and finance our operations.”
Security Agreement and Subsidiary Guarantee. We entered into a Security Agreement with the Investor pursuant to which the Investor was granted a security interest in all of the assets of the Company and Legacy SpringBig and certain of its subsidiaries. Repayment of the Note is also guaranteed by Legacy SpringBig pursuant to a subsidiary guaranty.
Registration Statement. Pursuant to the registration rights agreement we entered into with this Investor, we agreed to file a registration statement with the SEC within 20 days of the closing of the First Tranche registering all common stock underlying the Notes and the Investor Warrants for resale, and to cause the registration statement to be declared effective no later than 75 days after the closing of the First Tranche (provided that we will not be responsible for the failure of the registration statement to be declared effective due to factors outside of our control).
Default Remedies. The Notes are also subject to certain customary events of default (each referred to as an “Event of Default”), including: (i) failure to make payments of principal, interest or other sums due under the Notes; (ii) failure to observe or perform any other material covenant, condition or agreement under the terms of any transaction documents; (iii) default on payments of principal or interest on other indebtedness in excess of $600,000, or failure to observe or perform under other material agreements related to such indebtedness, resulting in acceleration of such indebtedness; (iv) public announcement of inability to comply with proper conversion requests; (v) once underlying shares are freely tradable, failure to instruct the transfer agent to remove restrictive legends within two trading days; (vi) failure to timely deliver shares upon conversion; (vii) failure to have required minimum shares authorized, reserved and available for issuance; (viii) any representation or warranty under the transaction documents is proven to have been materially false, incorrect or breached on the date it was made; (ix) application for, petition for, or issuance of notice for bankruptcy; (x) commencement of proceeding for liquidation, dissolution, or winding up, appointment of receiver, or other relief under bankruptcy or related laws; (xi) final judgments in excess of $600,000; (xii) de-listing or failure to comply with requirements under Rule 144 (other than volume and manner of sale requirement); (xiii) common stock is no longer registered pursuant to a “going private transaction”; (xiv) existence of an SEC stop order with respect to the registration statement registering the resale of the common stock underlying the Notes and the Investor Warrants, or a trading suspension by the SEC or Nasdaq; (xv) failure to execute transfer agent instructions upon replacement of SpringBig’s transfer agent; (xvi) entrance into a variable rate transaction without written consent of the existing Note holders; or (xvii) failure to pledge the equity interests of a newly formed subsidiary or otherwise guarantee the Notes within ten trading days of the formation of such subsidiary. Upon an Event of Default as defined in the Note, the Investor has the right to accelerate payment of the Notes at a “Mandatory Default Amount” equal to 115% of the outstanding principal amount of the Notes. In addition, at any time when an Event of Default has occurred and is continuing, the Notes would be convertible at a rate equal to the lower of the Conversion Price and 80% of the lowest VWAP in the ten prior trading days, provided, that if the default is cured the default conversion rate elevates back to the normal Conversion Price. Further, if an Event of Default has occurred and is continuing at any time after the earlier of the effectiveness of the registration statement or June 14, 2023, the Investor has the right to demand payment of interest on the Notes in an amount of shares of Common Stock equal to the amount due on such date divided by the lower of the Conversion Price or 93% of the lowest VWAP in the ten prior trading days.
Concurrent Offerings and Resales
In addition to this prospectus covering the resale by Cantor of up to 5,055,524 shares of Common Stock issued pursuant to the Purchase Agreement, the Company has filed a (a) registration statement registering the offer and resale from time to time by certain selling securityholders, or their permitted transferees, of up to 4,510,940 shares of Common Stock underlying the Notes and Investor Warrants and (b) registration statement registering the offer and resale from time to time by certain selling securityholders, or their permitted transferees, of up to (A) 21,590,291 shares of Common Stock, which includes (i) 1,341,356 PIPE Shares, (ii) 4,000,000 shares of Common Stock (the “Founder Shares”) originally issued in a private placement to the Sponsor, and (iii) 16,248,935 shares of Common Stock issued in connection with the business combination for which holders have registration rights, (B) the 16,000,000 shares of our Common Stock issuable upon the exercise of the public and private warrants and (C) 6,000,000 private placement warrants. The Common Shares being offered for resale pursuant to this prospectus and the other prospectuses described above represent approximately 186% of the Common Shares outstanding of the Company as of June 14, 2022 (assuming all Common Shares under the Facility are issued, as well as the issuance of Common Shares upon exercise of all warrants and the conversion of the Notes); such Common Shares being offered for resale collectively would constitute 93% of the resulting outstanding Common Shares of the Company on a diluted basis after giving effect to all such issuances (including the exercise of all warrants and conversion of the Notes).
See “Notes and Warrants Financing” in this Summary and “Risk Factors.”
Summary Risk Factors
The following is a summary of select risks and uncertainties that could materially adversely affect us and our business, financial condition and results of operations. Before you invest in our common stock, you should carefully consider all the information in this prospectus, including matters set forth under the heading “Risk Factors,” immediately following this prospectus summary. These risks include the following, among others:
Risks Related to the Committed Equity Financing
•	It is not possible to predict the actual number of Common Shares, if any, we will sell under the Purchase Agreement to Cantor, or the actual gross proceeds resulting from those sales.
•	Investors who buy Common Shares from the Holder at different times will likely pay different prices.
•	We may use proceeds from sales of our Common Shares made pursuant to the Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.
•
We are engaged in multiple transactions and offerings of Company securities. Future resales and/or issuances of Common Shares, including pursuant to this prospectus may cause the market price of our shares to drop significantly.

Risks Related to Our Business and Industry
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We have a relatively short operating history in a rapidly evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful. As our costs increase, we may not be able to generate sufficient revenue to maintain profitability in the future. We also have a history of losses and may not achieve profitability in the future.

•	If we do not successfully develop and deploy new software, platform features or services to address the needs of our clients, our business, financial condition, and results of operations could suffer.
•	If we fail to retain our existing clients and consumers or to acquire new clients and consumers in a cost-effective manner, our revenue may decrease and our business may be harmed.
•	If we fail to expand effectively into new markets, our revenue and business will be adversely affected.
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Federal law enforcement may deem our clients to be in violation of U.S. federal law, and, in particular the CSA. A change in U.S. federal policy on cannabis enforcement and strict enforcement of federal cannabis laws against our clients would undermine our business model and materially affect our business and operations.

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Some of our clients currently and in the future may not be in compliance with licensing and related requirements under applicable laws and regulations and we do not, and cannot, ensure that our client will conduct their business activities in a manner in compliance in all respects with regulations and requirements.

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Our business is dependent on U.S. state laws and regulations and Canadian federal and provincial laws and regulations pertaining to the cannabis industry, as well as continued market acceptance of cannabis by consumers.

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Our business is highly dependent upon our brand recognition and reputation, and any erosion or degradation of our brand recognition or reputation would likely adversely affect our business and operating results.

•	We currently face intense competition in marketing and advertising services available to our clients, and we expect competition to further intensify as the cannabis industry continues to evolve.
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If we fail to manage our growth effectively, our brand, business and operating results could be harmed. The growth of our business depends on our ability to accurately predict consumer trends, successfully offer new services, improve existing services and expand into new markets.

•	If we are unable to recruit, train, retain and motivate key personnel, we may not achieve our business objectives.
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If our current marketing model is not effective in attracting new clients, we may need to employ higher-cost sales and marketing methods to attract and retain clients, which could adversely affect our profitability.

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We may be unable to scale and adapt our existing technology and network infrastructure in a timely or effective manner to ensure that our platform is accessible, which would harm our reputation, business and operating results.

•	Interruptions to, or perceived errors, failures, or bugs in our platform and other cyber-events affecting our platform or our systems could adversely affect our operating results and growth prospects.
•	The impact of global, regional or local economic and market conditions or catastrophic events, including health crises, may adversely affect our business, operating results and financial condition.
•	Fluctuations in our quarterly and annual operating results may adversely affect our business and prospects.
•	Investors are cautioned not to rely on outdated financial projections.
•	We may improve our products and solutions in ways that forego short-term gains.
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We are subject to a variety of standards, governmental laws, regulations and other legal obligations and any actual or perceived failure to comply with such obligations could harm our business. Changes to such standards, laws, regulations and other obligations may have material adverse effect on our business, cash flow, financial condition or operating results.

•	Future investments in our growth strategy, including acquisitions, could disrupt our business and adversely affect our operating results, financial condition and cash flows.
•	The terms of the agreements governing our funding may restrict our operations.

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We may need to raise additional capital, which may not be available on favorable terms, if at all, causing dilution to our stockholders, restricting our operations or adversely affecting our ability to operate our business. We may be unable to obtain additional financing to fund our operations or growth and we are limited in our ability to obtain additional financing under the terms of our Notes and Investor Warrants.

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We have obligations secured by a security interest in substantially all of our assets; in the event of a default, the noteholders could foreclose on, liquidate and/or out take possession of our assets.

•	We may be subject to potential adverse tax consequences both domestically and in foreign jurisdictions and we may not be able to utilize our net operating loss and tax credit carryforwards.
•	Changes in accounting standards or other factors could negatively impact our future effective tax rate.
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Certain taxing authorities may successfully assert that SpringBig should have collected or that in the future SpringBig should collect sales and use or similar taxes for certain services which could adversely affect our results of operations.

Additional Risks Related to the Cannabis Industry
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Our business and our clients are subject to a variety of U.S. and foreign laws regarding financial transactions related to cannabis. Cannabis remains illegal under federal law, and therefore, strict enforcement of federal laws regarding cannabis would likely result in our inability to execute our business plan.

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We are dependent on our banking relations, and we may have difficulty accessing or consistently maintaining banking or other financial services due to our connection with the cannabis industry. We also may have a difficult time obtaining the various insurances that are desired to operate our business, which may expose us to additional risk and financial liability.

•	We may have difficulty using bankruptcy courts or enforcing our commercial agreements due to our involvement in the regulated cannabis industry.
•	The conduct of third parties may jeopardize our business.
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A failure to comply with laws and regulations regarding our use of telemarketing, including the TCPA, could increase our operating costs and materially and adversely impact our business, financial condition, results of operations, and prospects.

•	We may continue to be subject to constraints on marketing our products.
•	Cannabis businesses may be subject to civil asset forfeiture.
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Due to our involvement in the cannabis industry, we may have a difficult time obtaining the various insurances that are desired to operate our business, which may expose us to additional risk and financial liability.

Risks Related to SpringBig’s Intellectual Property
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We may in the future be, subject to disputes and assertions by third parties with respect to alleged violations of intellectual property rights. These disputes could be costly to defend and could harm our business and operating results.

•	Some of our solutions contain open source software, which may pose particular risks to our proprietary software and solutions.
•	The success of our business heavily depends on our ability to protect and enforce our intellectual property rights.
Risks Related to Our Securities and Certain Tax Matters
•	The price of our securities may be volatile.
•	We do not intend to pay cash dividends for the foreseeable future.
•	We may be subject to securities litigation, which is expensive and could divert management attention.
•	The issuance of our Common Shares in connection with the Notes and Warrants Purchase Agreement could cause substantial dilution, which could materially affect the trading price of our Common Shares.

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A significant portion of our total outstanding shares may be sold into the market in the near future, including the shares being registered for resale pursuant to this prospectus. This could cause the market price of our Common Shares to drop significantly, even if our business is doing well.

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If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our common stock adversely, the price and trading volume of our common stock could decline.

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We may amend the terms of the warrants in a manner that may be adverse to holders with the approval by the holders of at least 65% of then outstanding public warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of Common Stock purchasable upon exercise of a warrant could be decreased, all without your approval.

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We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

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We have and will continue to incur increased costs as a result of operating as a public company and our management has and will continue to devote a substantial amount of time to new compliance initiatives.

•	Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on our business.
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Anti-takeover provisions in our certificate of incorporation and bylaws and under Delaware law could delay or prevent a change in control, limit the price investors may be willing to pay in the future for our Common Shares and could entrench management.

•	Our largest shareholders and certain members of our management own a significant percentage of our Common Shares and are able to exert significant control over matters subject to shareholder approval.
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Future sales and issuances of our Common Shares, including pursuant to our equity incentive and other compensatory plans, will result in additional dilution of the percentage ownership of our shareholders and could cause our share price to fall. The issuance of additional shares in connection with the Company’s outstanding Notes and Investor Warrants could cause substantial dilution, which could materially affect the trading price of our shares.

Corporate Information
We were originally formed on January 24, 2020 under the name “Tuatara Capital Acquisition Corporation,” as a blank check company incorporated as a Cayman Islands exempted company, incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On June 13, 2022, in anticipation of the consummation of the previously announced business combination among Tuatara, Merger Sub and Legacy SpringBig, Tuatara changed its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware and it then changed its name to SpringBig Holdings, Inc.
Our principal executive office is located at 621 NW 53rd Street, Suite 260, Boca Raton, Florida 33487. Our telephone number is (800) 772-9172. Our website address is www.springbig.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.
Legal Proceedings
From time to time, we may become involved in legal or regulatory proceedings arising in the ordinary course of our business. We do not currently, however, expect such legal proceedings to have a material adverse effect on our business, operating results or financial condition. However, depending on the nature and timing of a given dispute, an unfavorable resolution could materially affect our current or future results of operations or cash flows.

Smaller Reporting Company
We are a “smaller reporting company” and will remain a smaller reporting company if either (i) the market value of our stock held by non-affiliates was less than $250 million as of the last business day of our most recently completed second fiscal quarter, or (ii) our annual revenue was less than $100 million during our most recently completed fiscal year and the market value of our stock held by non-affiliates was less than $700 million as of the last business day of our most recently completed second fiscal quarter. We intend to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies, such as reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies.
Emerging Growth Company
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition periods which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of SpringBig’s financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

THE OFFERING
Issuer
SpringBig Holdings, Inc.
Common Shares offered by the Holder
Up to 5,055,524 Common Shares, consisting of:
•
the Commitment Fee Shares, which are the 877,193 Common Shares that we have agreed to issue to Cantor in consideration of its irrevocable commitment to purchase Common Shares at our election under the Purchase Agreement; and

•
up to 4,178,331 Common Shares consisting of Common Shares that we may elect, in our sole discretion, to issue and sell to Cantor, from time to time from and after the Commencement Date (as defined below) under the Purchase Agreement.

Use of Proceeds
We will not receive any proceeds from any sale of Common Shares by the Holder. However, we may receive up to $50.0 million in aggregate gross proceeds from the Holder under the Purchase Agreement in connection with sales of our Common Shares to the Holder pursuant to the Purchase Agreement after the date of this prospectus. We intend to use any proceeds from the Facility for working capital and general corporate purposes, including servicing our ongoing debt obligations under our convertible notes. See “Use of Proceeds.”
Market for Common Shares
The Common Shares are currently traded on The Nasdaq Global Market under the symbol “SBIG.”
Conflict of Interest
Cantor is an affiliate of Cantor Fitzgerald & Co. (“CF&CO”) a FINRA member. CF&CO is expected to act as an executing broker for the sale of the Common Shares sold by Cantor pursuant to the Committed Equity Financing.
The receipt by Cantor of all the proceeds from sales of Common Shares to the public made through CF&CO results in a “conflict of interest” under Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. Accordingly such sales will be conducted in compliance with FINRA Rule 5121. See “Plan of Distribution (Conflict of Interest).”
Risk Factors
See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.
For additional information concerning the offering, see “Plan of Distribution”.

RISK FACTORS
Our business involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, including our condensed consolidated financial statements and the related notes appearing elsewhere in this prospectus, as well as the risks, uncertainties and other information set forth in the reports and other materials filed or furnished by us with the SEC. We cannot assure you that any of the events discussed in the risk factors below will not occur. These risks could have a material and adverse impact on our business, prospects, results of operations, financial condition and cash flows. If any such events were to happen, the trading shares of our Common Shares could decline, and you could lose all or part of your investment.
Risks Related to the Committed Equity Financing
It is not possible to predict the actual number of Common Shares, if any, we will sell under the Purchase Agreement to Cantor, or the actual gross proceeds resulting from those sales.
On April 29, 2022, we entered into the Purchase Agreement with Cantor, pursuant to which Cantor has committed to purchase up to $50.0 million of our Common Shares, subject to certain limitations and conditions set forth in the Purchase Agreement. The Common Shares that may be issued under the Purchase Agreement may be sold by us to Cantor at our discretion from time to time until the first day of the month next following the 36-month period commencing on the date of this prospectus.
Sales of our Common Shares, if any, to Cantor under the Purchase Agreement will depend upon market conditions and other factors to be determined by us, as well as the satisfaction of certain conditions set forth in the Purchase Agreement. We may ultimately decide to sell to Cantor all, some or none of the Common Shares that may be available for us to sell to Cantor pursuant to the Purchase Agreement.
Because the purchase price per Common Share to be paid by Cantor for the Common Shares that we may elect to sell to Cantor under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Shares at the time we elect to sell shares to Cantor pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of Common Shares that we will sell to Cantor under the Purchase Agreement, the purchase price per share that Cantor will pay for Common Shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Cantor under the Purchase Agreement.
Although the Purchase Agreement provides that we may, in our discretion, from time to time after the date of this prospectus and during the term of the Purchase Agreement, direct Cantor to purchase our Common Shares from us in one or more purchases under the Purchase Agreement, for a maximum aggregate purchase price of up to $50.0 million, only 4,178,331 Common Shares for potential purchase by Cantor are being registered for resale under the registration statement (excluding the Commitment Fee Shares) that includes this prospectus. However, because the market prices of our Common Shares may fluctuate from time to time after the date of this prospectus and, as a result, the actual purchase prices to be paid by Cantor for our Common Shares that we direct it to purchase under the Purchase Agreement, if any, also may fluctuate significantly based on the market price of our Common Shares.
Under applicable Nasdaq rules and the terms of the Purchase Agreement, in no event may we issue to Cantor more than 19.99% of the total number of our Common Shares that were outstanding immediately prior to the closing of the Merger (or 5,055,524 shares), unless we obtain prior shareholder approval (the “Exchange Cap”). Accordingly, if we decide to issue and sell to Cantor under the Purchase Agreement more than the 5,055,524 shares being registered for resale under this registration statement in order to receive additional proceeds (which we may elect to do, at our sole discretion, up to aggregate gross proceeds of $50.0 million), we must (a) obtain the necessary shareholder approval and (b) file with the SEC one or more additional registration statements to register the resale under the Securities Act by Cantor of any such additional Common Shares we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective before we may elect to sell any such additional Common Shares to Cantor under the Purchase Agreement. Any issuance and sale by us under the Purchase Agreement of a substantial amount of Common Shares in addition to the 5,055,524 Common Shares being registered for resale by Cantor under this prospectus could cause additional substantial dilution to our shareholders. The number of Common Shares ultimately offered for sale by Cantor is dependent upon the number of Common Shares, if any, we ultimately elect to sell to Cantor under the Purchase Agreement. However, even if we elect to sell Common Shares to Cantor pursuant to the Purchase Agreement, Cantor may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices.

Additionally, Cantor’s obligations to accept purchase notices and to purchase our Common Shares under the Purchase Agreement are subject to the satisfaction of a number of conditions, which conditions include, without limitation, that (i) the representation and warrants of the Company included in the Purchase Agreement are accurate in all material respects, (ii) the Company has performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by the Company, (iii) the aggregate market value of the Company’s outstanding Common Stock is equal to or greater than $25 million, (iv) no condition, occurrence, state of facts or event constituting a Material Adverse Effect (as such term is defined in the Purchase Agreement) shall have occurred and be continuing, and (v) the delivery of various opinions, comfort letters and other items, among other conditions. Accordingly, there can be no assurances that the Facility will be available to us at all times during its term.
In addition, the Purchase Agreement can be terminated by the Company at any time upon 10 trading days prior notice. The Purchase Agreement may also be terminated by Cantor upon 10 trading days prior notice upon the occurrence of certain events, including but not limited to, the existence of an event constituting a material adverse event, a change of control or other fundamental transaction has occurred with SpringBig. Cantor may also terminate the Purchase Agreement immediately upon the occurrence of additional specified events. See “The Committed Equity Financing—Termination of the Purchase Agreement” for more detail.
Investors who buy Common Shares from the Holder at different times will likely pay different prices.
Pursuant to the Purchase Agreement, we will have discretion, to vary the timing, price and number of shares sold to Cantor. If and when we elect to sell Common Shares to Cantor pursuant to the Purchase Agreement, after Cantor has acquired such Common Shares, Cantor may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices. As a result, investors who purchase shares from Cantor in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Additionally, existing holders of our Common Shares may have acquired such shares at higher prices than Cantor may obtain and/or resell Common Shares under the Facility and such existing holders may not experience a similar rate of return on their shares due to these variations in share prices. Investors may experience a decline in the value of the shares they purchase from Cantor in this offering as a result of future sales made by us to Cantor at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to Cantor under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Cantor may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.
We may use proceeds from sales of our Common Shares made pursuant to the Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.
We will have broad discretion over the use of proceeds from sales of our Common Shares made pursuant to the Purchase Agreement, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. However, we have not determined the specific allocation of any net proceeds among these potential uses, and the ultimate use of the net proceeds may vary from the currently intended uses. The net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our Common Shares.
We are engaged in multiple transactions and offerings of Company securities. Future resales and/or issuances of Common Shares, including pursuant to this prospectus may cause the market price of our shares to drop significantly.
To the extent the Company sells Common Shares under the Cantor Equity Facility, substantial amounts of Common Shares will be issued and available for resale by Cantor, which would cause dilution and represent a significant portion of our public float and may result in substantial decreases to the Company’s stock price. After Cantor has acquired shares under the Facility, Cantor may resell all, some or none of such Common Shares at any time or from time to time in its discretion and at different prices. If all of the 5,055,524 Common Shares offered for resale by Cantor under this prospectus were issued and outstanding as of June 14, 2022, such Common Shares would represent approximately 16.7% of the total number of our Common Shares outstanding, after giving effect to such issuance.
Further, similar dilution and potentially depressive effects may occur to the extent that the Notes and Warrants are converted into shares of common stock. Additionally, there are 10,000,000 outstanding public warrants to purchase 10,000,000 shares of common stock at an exercise price of $11.50 per share, which warrants became exercisable on July 14, 2022. In addition, there are 6,000,000 private placement warrants outstanding exercisable for 6,000,000 shares of common stock at an exercise price of $11.50 per share. To the extent such warrants are exercised, additional shares of Common Stock will be issued, which, along with the Common Shares being registered for resale under this prospectus, will result in dilution to the holders of our Common Stock and increase the number of Common Shares eligible for resale in the public market. Sales of substantial numbers of such Common Shares in the public market could adversely affect the market price of our Common Stock.
In addition to this prospectus covering the resale by Cantor of up to 5,055,524 shares of Common Stock, the Company has filed a (a) registration statement registering offer and resale from time to time by certain selling securityholders, or their permitted transferees, the 4,510,940 shares of Common Stock underlying the Notes and Investor Warrants and (b) registration statement registering the offer and resale from time to time by certain selling securityholders, or their permitted transferees, of up to (A) 21,590,291 shares of Common Stock, which includes (i) 1,341,356 PIPE Shares (sold or issued at a value of $10.00 per share), (ii) 4,000,000 Founder Shares (for which the Sponsor paid approximately $25,000, or the equivalent of $0.00625 per share), and (iii) 16,248,935 shares of Common Stock issued in connection with the business combination for which holders have registration rights (at an acquiror share value of $10.00 per share), (B) the 16,000,000 shares of our Common Stock issuance upon the exercise of the public and private warrants (with an exercise price of $11.50 per share) and (C) 6,000,000 private placement warrants (purchased at a price of $1.00 per warrant, with an exercise price of $11.50 per share). The shares of Common Stock being offered for resale pursuant to this prospectus and the other prospectuses described above represent approximately 186% of the Common Shares outstanding of the Company as of June 14, 2022 (assuming all Common Shares under the Facility are issued, as well as the issuance of Common Shares upon exercise of all warrants and the conversion of the Notes); such Common Shares being offered for resale collectively would constitute 93% of the resulting outstanding Common Shares of the Company on a diluted basis after giving effect to all such issuances (including the exercise of all warrants and conversion of the Notes).
Given the substantial number of shares of Common Stock being registered for potential resale, the sale—or the perception of such sales—of a large number of shares by selling securityholders, could result in an increase in the volatility of the market price of our Common Stock and a significant decline in the public trading price of our Common Stock. Such decline in market price could be substantial.
Even if our trading price is significantly below $10.00, the offering price for the units offered in Tuatara’s IPO, certain selling securityholders, including the Sponsor, may still have an incentive to sell Common Shares of our Common Stock even if the trading price of our Common Stock declines, because they purchased the shares at prices lower than the public investors or the current trading price of our Common Stock. For example, based on the closing price of our Common Stock of $1.68 as of August 4, 2022, the Sponsor and other holders of the former Founder Shares (assuming all shares are fully vested) would experience a potential profit of up to approximately $1.67 per share, or up to approximately $6.7 million in the aggregate. The public securityholders may not experience a similar rate of return on the securities they purchase or have previously purchased due to differences in the purchase prices and the current trading price.
See also “—Risks Related to Our Securities and Certain Tax Matters—The issuance of our Common Shares in connection with the Notes and Warrants Purchase Agreement could cause substantial dilution, which could materially affect the trading price of our Common Shares” and “—Risks Related to Our Securities and Certain Tax Matters—Future sales and issuances of our Common Shares, including pursuant to our equity incentive and other compensatory plans, will result in additional dilution of the percentage ownership of our shareholders and could cause our share price to fall.”
Risks Related to Our Business and Industry
We have a relatively short operating history in a rapidly evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful. As our costs increase, we may not be able to generate sufficient revenue to maintain profitability in the future.
We have a relatively short operating history in a quickly evolving industry that may not develop as we anticipate, if at all. Both our relatively short operating history and the pace of dramatic change in the cannabis industry, and the complex regulatory regime applicable to it, makes it difficult to assess our future prospects, and you should evaluate our business in light of the risks and difficulties we may encounter as the industry continues to evolve. While our revenue has grown in recent periods, this growth may not be sustainable due to a number of factors, including the maturation of our business, increased competition and the eventual decline in the number of new major geographic markets in which the sale of cannabis is permitted and to which we have not already expanded. We may not be able to generate sufficient revenue to achieve and sustain profitability. Additionally, we expect our costs to increase in future periods as we expend substantial financial and other resources on, among other things:
•	sales and marketing, including continued investment in our current marketing efforts and future marketing initiatives;
•	successfully compete with existing and future providers of other forms of marketing and customer engagement;
•
managing complex, disparate and rapidly evolving regulatory regimes imposed by U.S. and Canadian federal, state and provincial, local and other non-U.S. governments around the world applicable to cannabis and cannabis-related businesses;

•	executing our growth strategy;
•	hire, integrate and retain talented sales and other personnel;
•	expansion domestically and internationally in an effort to increase our client usage, client base, retail locations we serve, and our sales to our clients;
•	development of new products and services, and increased investment in the ongoing development of our existing products and services;
•	continuing to invest in scaling our business, particularly around client success and engineering;
•	avoiding interruptions or disruptions in our platform or services; and
•
general administration, including a significant increase in legal and accounting expenses related to public company compliance, continued compliance with various regulations applicable to cannabis industry businesses and other work arising from the growth and maturity of our company.

These expenditures may not result in additional revenue or the growth of our business. If we fail to continue to grow revenue or to sustain profitability, the market price of our securities could decline, and our business, operating results and financial condition could be adversely affected.
If we do not successfully develop and deploy new software, platform features or services to address the needs of our clients, our business, financial condition, and results of operations could suffer.
Our success has been based on our ability to design software, platform features and services that address the needs of our clients. We spend substantial amounts of time and money researching and developing new technologies and enhanced versions of existing platform features, as well as new features, to meet our clients’ rapidly evolving needs. As consumers and clients demand comprehensive data analysis from platforms such as us, in conjunction with their point-of-sale providers, our ability to integrate with a client’s POS system and other third party technology integrations may become increasingly important. If we are unable to arrange or complete new integrations, or improve our existing integrations, we may lose market share to competitors. There is no assurance that enhancements to our software, platform features or new services or capabilities will be compelling to our clients or gain market acceptance. If our research and development investments do not accurately anticipate market demand or if we fail to develop our software, platform features or services in a manner that satisfies client preferences in a timely and cost-effective manner, we may fail to retain our existing clients or increase demand for our services.
The introduction of new products and services by competitors or the development of entirely new technologies to replace existing service offerings could make our platforms obsolete or adversely affect our business, financial condition, and results of operations. We may experience difficulties with software development, design, or marketing that delay or prevent our development, introduction or implementation of new platforms, platform features or capabilities, or cause errors to arise with our existing software. We have in the past experienced delays in our internally planned release dates of new features and capabilities, and there can be no assurance that new platforms, platform features, or capabilities will be released according to schedule. Any delays or other disruptions could result in adverse publicity, loss of revenue or market acceptance, or claims by consumers or suppliers brought against us, any of which could harm our business. Moreover, the design and development of new platforms or new platform features and capabilities to our existing platform may require substantial investment, and we have no assurance that such investments will be successful. If consumers in the market do not widely adopt our new platforms, platform features, and capabilities, we may not be able to realize a return on our investment and our business, financial condition, and results of operations may be adversely affected.

If we fail to retain our existing clients and consumers or to acquire new clients and consumers in a cost-effective manner, our revenue may decrease and our business may be harmed.
We compete in a dynamic, innovative, and fairly new market, which we expect will continue to evolve rapidly. We believe that our success is dependent on our ability to continue identifying and anticipating the needs of our clients and, in turn, their consumers, and retaining our existing clients and adding new clients. While we have historically been able to grow and retain our client base, we may grow more slowly than we expect or than we have grown in the past. Our ability to retain clients depends in part on our ability to create and maintain high levels of client satisfaction, which we may not always be capable of providing, including for reasons outside of our control. Any decrease in client satisfaction or other change negatively affecting our ability to retain clients could result in a rapid, concentrated impact to our results going forward. Therefore, our failure to retain existing clients, even if such losses are offset by an increase in revenue resulting from the acquisition of new clients, could have an adverse effect on our business and operating results.
If we fail to expand effectively into new markets, our revenue and business will be adversely affected.
While a key part of our business strategy is to add clients in our existing geographic markets, we intend to expand our operations into new markets if and as cannabis continues to be legalized in new markets. Any such expansion places us in competitive markets with which we may be unfamiliar, requires us to analyze the potential applicability of new and potentially complicated regulations regarding the usage, sale and marketing of cannabis, and involves various risks, including the need to invest significant time and resources and the possibility that returns on such investments will not be achieved for several years, if at all. As a result of such expansion, we may incur losses or otherwise fail to enter new markets successfully. In attempting to establish a presence in new markets, we expect to incur significant expenses and face various other challenges, such as expanding our compliance efforts to cover those new markets. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenues sufficiently to offset these expenses. Our current and any future expansion plans will require significant resources and management attention.
We have a history of losses and may not achieve profitability in the future.
SpringBig is an early-stage company with a history of losses. SpringBig may not achieve or maintain profitability in the future. We may continue to incur net losses in the future, and such losses may fluctuate significantly from quarter to quarter. We will need to generate and sustain significant revenue for our business generally, and achieve greater scale and generate greater operating cash flows from our customer contracts in particular, in future periods in order to achieve and maintain profitability. We also expect general and administrative expenses to increase to meet the increased compliance and other requirements associated with operating as a public company and evolving regulatory requirements.
Our efforts to grow our business may be more costly than we expect, and we may not be able to increase our revenue sufficiently to offset our higher operating expenses. We may continue to incur significant losses, and we may not achieve or maintain future profitability, due to a number of reasons, including the risks described in this prospectus, unforeseen expenses, difficulties, complications and delays, and other unknown events. Furthermore, if our future growth and operating performance fail to meet investor or analyst expectations, or if we have future negative cash flow or losses resulting from our investment in acquiring customers or expanding our operations, this could make it difficult for you to evaluate our current business and our future prospects and may have a material adverse effect on our business, financial condition and results of operations.
Federal law enforcement may deem our clients to be in violation of U.S. federal law, and, in particular the CSA. A change in U.S. federal policy on cannabis enforcement and strict enforcement of federal cannabis laws against our clients would undermine our business model and materially affect our business and operations.
U.S. federal law, and more specifically the CSA, proscribes the cultivation, processing, distribution, sale, advertisement and possession of cannabis. As a result, U.S. federal law enforcement authorities, in their attempt to regulate the illegal or unauthorized production, distribution, promotion, sale, possession, or use of cannabis, may seek to bring criminal actions against our clients under the CSA. If our clients are found to be violating U.S. federal law relating to cannabis, they may be subject not only to criminal charges and convictions, but also to forfeiture of property, significant fines and penalties, disgorgement of profits, administrative sanctions, cessation of business activities, or civil liabilities arising from proceedings initiated by either the U.S. government or private citizens. Any of these actions or consequences on our clients could have a material adverse effect on our business, operating results or financial condition, or could force us to cease operations, and as a result, our investors could lose their entire investment.
Further, to the extent any law enforcement actions require us to respond to subpoenas, or undergo search warrants, for client records, cannabis businesses could elect to cease using our products and services. Until the U.S. federal government changes the laws with respect to cannabis, and particularly if the U.S. Congress does not extend the Omnibus Spending Bill’s protection of state medical cannabis programs, described below, to apply to all state cannabis programs, U.S. federal authorities could more strictly enforce current federal prohibitions and restrictions. An increase in federal enforcement against companies licensed under state cannabis laws could negatively impact the state cannabis industries and, in turn, our business, operating results, financial condition, brand and reputation.
Some of our clients currently and in the future may not be in compliance with licensing and related requirements under applicable laws and regulations. Allowing unlicensed or noncompliant businesses to access our platform and services, or allowing businesses to use our solutions in a noncompliant manner, may subject us to legal or regulatory enforcement and negative publicity, which could adversely impact our business, operating results, financial condition, brand and reputation. In addition, allowing businesses that engage in false or deceptive advertising practices to use our solutions may subject us to negative publicity, which could have similar adverse impacts on us.
While we have instituted policies and procedures in connection with the verification and periodic screening of the licensing status of our clients operating cannabis retail businesses (and our contracts with clients generally provide for client representations relating to compliance, termination of services in the case of client noncompliance, and client indemnification obligations), some of our clients currently and in the future may not be in compliance with licensing and related requirements under applicable state laws and regulations. There could be legal enforcement actions against unlicensed or insufficiently licensed entities selling cannabis, which could negatively impact us.
Any legal or regulatory enforcement against us based on our platform, the content provided by clients, the marketing campaigns created by clients on our platform or noncompliance by our clients with licensing and other legal requirements, could subject us to various risks, including monetary penalties and/or required changes to our platform or business model, and would likely cause us to experience negative publicity. Any of these developments could materially and adversely impact our business, operating results, financial condition, brand, and reputation.
We generally do not, and cannot, ensure that our clients will conduct their business activities in a manner compliant with the complex, disparate and constantly evolving regulations and requirements affecting the legal cannabis industry. As a result, federal, state, provincial or local government authorities may seek to bring criminal, administrative or regulatory enforcement actions against our clients, which could have a material adverse effect on our business, operating results or financial conditions, or could force us to cease operations.
While our solutions provide features to support our clients’ compliance with certain regulations and other legal requirements applicable to the cannabis industry, and we have policies and procedures regarding the verification and periodic screening of the licensing status of our clients, we generally do not, and cannot, ensure that at all times our clients will conduct their business activities in a manner compliant with such regulations and requirements, in whole or in part. Their legal noncompliance could result in regulatory and even criminal actions against them, which could lead to a material adverse impact on our business and operating results or financial condition, and as a result, our investors could lose their entire investment. For additional information, see the other risk factors in this section, including “Some of our clients currently and in the future may not be in compliance with licensing and related requirements under applicable laws and regulations. Allowing unlicensed or noncompliant businesses to access our platform and services, or allowing businesses to use our solutions in a noncompliant manner, may subject us to legal or regulatory enforcement and negative publicity, which could adversely impact our business, operating results, financial condition, brand and reputation. In addition, allowing businesses that engage in false or deceptive advertising practices to use our solutions may subject us to negative publicity, which could have similar adverse impacts on us.”
Our business is dependent on U.S. state laws and regulations and Canadian federal and provincial laws and regulations pertaining to the cannabis industry.
Although the federal CSA classifies cannabis as a Schedule I controlled substance, many U.S. states have legalized cannabis to varying degrees. In addition, the enactment of the Cannabis Act legalized the commercial cultivation and processing of cannabis for medical and adult-use purposes in Canada and created a federal legal framework for controlling the production, distribution, promotion, sale and possession of cannabis. The Cannabis Act also provides the provinces and territories of Canada with the authority to regulate other aspects of adult-use cannabis, such as distribution, sale, minimum age requirements (subject to the minimum set forth in the Cannabis Act), places where cannabis can be consumed, and a range of other matters. The governments of every Canadian province and territory have implemented regulatory regimes for the distribution and sale of cannabis for recreational purposes. In addition, subsection 23(1) of the Cannabis Act provides that it is prohibited to publish, broadcast or otherwise disseminate, on behalf of another person, with or without consideration, any promotion that is prohibited by a number of sections of the Cannabis Act. The Cannabis Act therefore includes provisions that could apply to certain aspects of our business, both directly to the solutions we provide and indirectly on account of any noncompliance by those who use our offerings. However, as the Cannabis Act has been recently enacted, there is a lack of available interpretation, application and enforcement of the provisions that may be relevant to digital platforms such as ours, and as a result, it is difficult to assess our potential exposure under the Cannabis Act.
Laws and regulations affecting the cannabis industry in U.S. states and Canada are continually changing. Any change or even the speed of changes could require us to incur substantial costs associated with compliance or alter our business plan, and could detrimentally affect our operations, revenue, and profitability. The commercial cannabis industry is still a young industry, and we cannot predict the impact of the compliance regime to which it may be subject. We will incur ongoing costs and obligations related to regulatory compliance, and such costs may prove to be material. Failure to comply with regulations may result in additional costs for corrective measures, penalties or restrictions on our operations. In addition, changes in regulations, more vigorous enforcement thereof, or other unanticipated events could require extensive changes to our operations or increased compliance costs or give rise to material liabilities, which could have a material adverse effect on us.
Given the concentration of our revenue from the sale of access to our platforms and services, any increase in the stringency of any applicable laws, including U.S. state, or Canadian federal, provincial or territorial, laws and regulations relating to cannabis, or any escalation in the enforcement of such existing laws and regulations against the current or putative cannabis industry within any jurisdiction, could negatively impact the profitability or viability of cannabis businesses in such affected jurisdictions, which in turn could materially adversely affect our business and operating results.
In addition, although we have not yet been required to obtain any cannabis license as a result of existing cannabis regulations, it is possible that cannabis regulations may be enacted in the future that will require us to obtain such a cannabis license or otherwise seek to substantially regulate our business. U.S. and Canadian federal, state, provincial, local and other non-U.S. jurisdictions’ cannabis laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter our business plan. Our failure to adequately manage the risk associated with future regulations and adequately manage future compliance requirements may adversely affect our business, our status as a reporting company and our public listing. Further, any adverse pronouncements from political leaders or regulators about businesses related to the legal cannabis industry could adversely affect the price of our securities.
The rapid changes in the cannabis industry and applicable laws and regulations make predicting and evaluating our future prospects difficult, and may increase the risk that we will not be successful.
The cannabis industry − and the complex regulatory regime applicable to it − is evolving rapidly and may develop in ways that we cannot anticipate. The recently accelerated pace of dramatic change in the cannabis industry makes it difficult to assess our future prospects, and you should evaluate our business in light of the risks and difficulties we may encounter as the industry continues to evolve. These risks and difficulties include:
•
managing complex, disparate and rapidly evolving regulatory regimes imposed by U.S. and Canadian federal, state and provincial, local and other non-U.S. governments around the world applicable to cannabis and cannabis-related businesses;

•	adapting to rapidly evolving trends in the cannabis industry and the way consumers and cannabis industry businesses interact with technology;
•	maintaining and increasing our base of clients;
•	continuing to preserve and build our brand while upgrading our existing offerings;
•	successfully competing with existing and future participants in the cannabis marketing and advertisement market and related services;

•	successfully attracting, hiring, and retaining qualified personnel to manage operations;
•	adapting to changes in the cannabis industry if the sale of cannabis expands significantly beyond a regulated model, and commodification of the cannabis industry;
•	successfully implementing and executing our business and marketing strategies;
•	successfully expanding our business into new and existing cannabis markets; and
•	successfully executing on our growth strategies.
If the demand for our platform and software solutions does not develop as we expect, or if we fail to address the needs of our clients or our client’s consumers, our business will be harmed. We may not be able to successfully address these risks and difficulties, which could harm our business and operating results.
Because our business is dependent, in part, upon continued market acceptance of cannabis by consumers, any negative trends in the market could adversely affect our business operations.
We are dependent on public support, continued market acceptance and the proliferation of consumers in the state-level and Canadian legal cannabis markets. While we believe that the market and opportunities in the space will continue to grow, we cannot predict the future growth rate or size of the market. Any downturns in, or negative outlooks on, the cannabis industry may adversely affect our business and financial condition.
Expansion of our business is dependent on the continued legalization of cannabis.
Expansion of our business is, in part, dependent upon continued legislative authorization, including by voter initiatives and referenda, of cannabis in various jurisdictions worldwide. Any number of factors could slow, halt, or even reverse progress in this area. Progress for the industry, while encouraging, is not assured. While there may be ample public support for legislative action in a particular jurisdiction, numerous factors could impact the legislative process, including lobbying efforts by opposing stakeholders as well as legislators’ disagreements about how to legalize cannabis as well as the interpretation, implementation, and enforcement of applicable laws or regulations.
Any one of these factors could slow or halt the legalization of cannabis, which would negatively impact our ability to expand our business. Additionally, the expansion of our business also depends on jurisdictions in which cannabis is currently legalized not narrowing, limiting or repealing existing laws legalizing and regulating cannabis, or altering the regulatory landscape in a way that diminishes the viability of cannabis businesses in those jurisdictions.
Our business is highly dependent upon our brand recognition and reputation, and any erosion or degradation of our brand recognition or reputation would likely adversely affect our business and operating results.
We believe that our business is highly dependent on the SpringBig brand identity and our reputation, which is critical to our ability to attract and retain clients and consumers. We also believe that the importance of our brand recognition and reputation will continue to increase as competition in the markets in which we operate continues to develop. Our success in this area will depend on a wide range of factors, some of which are within our control and some of which are not. The factors affecting our brand recognition and reputation that are within our control include the following:
•	the efficacy of our marketing efforts;
•	our ability to maintain a high-quality, innovative, and error- and bug-free platform and similarly high quality client service;
•	our ability to maintain high satisfaction among clients (and our clients’ consumers);
•	the quality and perceived value of our platforms and services;
•	successfully implementing and developing new features and revenue streams;
•	our ability to obtain, maintain and enforce trademarks and other indicia of origin that are valuable to our brand;
•	our ability to successfully differentiate our platforms and services from competitors’ offerings;

•	our ability to integrate with POS systems;
•	our ability to provide our clients with accurate and actionable insights from the consumer data and feedback collected through our platform;
•	our compliance with laws and regulations;
•	our ability to address any environmental, social, and governance expectations of our various stakeholders;
•	our ability to provide client support; and
•	any actual or perceived data breach or data loss, or misuse or perceived misuse of our platforms.
In addition, our brand recognition and reputation may be affected by factors that are outside our control, such as:
•	actions of competitors or other third parties;
•	consumers’ experiences with retailers or brands using our platform;
•	public perception of cannabis and cannabis-related businesses;
•	positive or negative publicity, including with respect to events or activities attributed to us, our employees, partners or others associated with any of these parties;
•	interruptions, delays or attacks on our platforms; and
•	litigation or regulatory developments.
Damage to our reputation and loss of brand equity from one or more of the factors listed above may reduce demand for our platform and have an adverse effect on our business, operating results and financial condition. Moreover, any attempts to rebuild our reputation and restore the value of our brand may be costly and time-consuming, and such efforts may not ultimately be successful.
We currently face intense competition in marketing and advertising services available to our clients, and we expect competition to further intensify as the cannabis industry continues to evolve.
The cannabis marketing and software services market is rapidly evolving and is currently characterized by intense competition, due in part to relatively low barriers to entry. We expect competition to further intensify in the future as cannabis continues to be legalized and regulated, new technologies are developed and new participants enter the cannabis CRM and marketing solutions market. Competitors for individual components of our service platforms include businesses both within and outside of the cannabis industry. These include businesses focused on marketing and customer engagement, commerce and POS solutions, and SaaS or other technology solutions for brands and retailers. In addition, if legal market for cannabis becomes more accepted and/or the regulatory regime for cannabis evolves, it may eliminate existing barriers preventing our clients from using traditional marketing and advertising channels. This could result in increased competition in our industry from both products and solutions offered by internet search engines and advertising networks, like Google, social media platforms, like Instagram and Facebook, various other newspaper, television, media companies, outdoor billboard advertising, and online merchant platforms, as well as new participants entering into the cannabis CRM and marketing services market. Such potential competitors may have substantially greater financial, technical, and other resources than existing market participants. Additionally, as consumers and cannabis industry clients demand richer data, integrations with other cannabis industry participants such as point-of-sale providers may become increasingly important. If we are unable to complete such new integrations as quickly as our competitors, or improve our existing integrations based on legacy systems, we may lose market share to such competitors. Our current and future competitors may also enjoy other competitive advantages, such as greater name recognition, more varied or more focused offerings, better market acceptance, and larger marketing budgets.
Additionally, as the legalization of cannabis continues, cannabis cultivators, product manufacturers and distributors could experience consolidation as existing cannabis businesses seek to obtain greater market share and purchasing power and new entrants seek to establish a significant market presence. Consolidation of the cannabis markets could reduce the size of our potential client base and give remaining clients greater bargaining or purchasing power. This may in turn erode the prices for access to our services and platform and result in decreased margins. Further, heightened competition between cannabis businesses could ultimately have a negative impact on the viability of individual market participants, which could reduce or eliminate their ability to purchase our services and solutions.

If we are unable to compete effectively for any of these reasons, we may be unable to maintain our operations or develop our products and solutions, and as a result our business and operating results may be adversely affected.
If we fail to manage our growth effectively, our brand, business and operating results could be harmed.
We have experienced rapid organic growth in our operations, which places substantial demands on management and our operational infrastructure. To manage the expected growth of our operations and personnel, we expect we will be required to improve existing, and implement new systems, procedures and controls including, among others, financial and operational systems. We will also be required to expand our finance, administrative and operations staff. We intend to continue making substantial investments in our sales, service and marketing workforce. As we continue to grow, we must effectively integrate, develop and motivate a significant number of new employees, while maintaining the beneficial aspects of our existing corporate culture, which we believe fosters innovation, teamwork and a passion for our products and clients. In addition, our revenue may not grow at the same rate as the expansion of our business. There can be no assurance that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations or that management will be able to hire, train, retrain, motivate and manage required personnel. If we are unable to manage our growth effectively, the quality of our platform, efficiency of our operations, and management of our expenses could suffer, which could negatively impact our brand, business, profitability and operating results.
The growth of our business depends on our ability to accurately predict consumer trends, successfully offer new services, improve existing services and expand into new markets.
Our growth depends, in part, on our ability to successfully offer new platforms, products and services and improve and reposition our existing platforms and services to meet the requirements of our clients and their customers. This, in turn, depends on our ability to predict and respond to evolving consumer trends, demands and preferences. Our strategy is based on certain key trends and the projected growth of our key markets. However, historical trends may not be indicative of future trends and forecasts or estimated growth rates may not be accurate, in whole or part, or ever materialize. Further, underlying markets could decline, overall growth rates in our product categories could be slower than anticipated.
The offering of innovative new platforms, products and services and expansion into new offerings involves considerable costs. Any new platform, product or service offering may not generate sufficient consumer interest and sales to become profitable or to cover the costs of its development and promotion and, as a result, may reduce our operating income. In addition, any such unsuccessful effort may adversely affect our brand and reputation. If we are unable to anticipate, identify, develop or market new offerings, that respond to changes in consumer requirements and preferences, or if our new offerings fail to gain consumer acceptance, we may be unable to grow our business as anticipated, our sales may decline and our margins and profitability may decline or not improve. As a result, our business, financial condition, and results of operations may be materially and adversely affected.
If we are unable to recruit, train, retain and motivate key personnel, we may not achieve our business objectives.
Our future success depends on our ability to recruit, train, retain and motivate key personnel, including our CEO, Jeffrey Harris, our CFO, Paul Sykes, our CTO, Navin Anand, and certain other key members of management. Competition for qualified personnel in the technology industry is intense. Additionally, we face additional challenges in attracting, retaining and motivating highly qualified personnel due to our relationship to the cannabis industry, which is rapidly evolving and has varying levels of social acceptance. Any failure to attract, train, retain and motivate qualified personnel could materially harm our operating results and growth prospects.
If our current marketing model is not effective in attracting new clients, we may need to employ higher-cost sales and marketing methods to attract and retain clients, which could adversely affect our profitability.
We use our sales team to build relationships with our client base. Our sales team builds and maintains relationships with clients primarily through phone, email and other virtual contact, which is typically designed to allow us to cost-effectively service a large number of clients. We may need to employ more resource-intensive sales methods, such as increasing sales teams, to continue to attract and retain clients, particularly as we increase the number of our clients and our client base employs more sophisticated marketing operations, strategies and processes. We have experience increased spending in connection with growing our sales, service and marketing operation and we expect to incur higher sales and marketing expenses, which could adversely affect our business and operating results.

We may be unable to scale and adapt our existing technology and network infrastructure in a timely or effective manner to ensure that our platform is accessible, which would harm our reputation, business and operating results.
It is critical to our success that clients and consumers within our geographic markets be able to access our platform at all times. We may experience service disruptions, outages or other performance problems due to a variety of factors, including infrastructure changes, human or software errors, capacity constraints, and distributed denial of service, or “DdoS,” fraud or security attacks. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. It may become increasingly difficult to maintain and improve the availability of our platform, especially during peak usage times and as our products become more complex or dependent on integration with third parties, or as usage or traffic increases. If our platform is unavailable when our clients (or their consumers) attempt to access it or it does not load as quickly as they expect, they may seek other solutions and may seek to cancel and not renew subscriptions for our services. We expect to continue to make significant investments to maintain and improve the availability of our platform and to enable rapid releases of new features and products. To the extent that we do not effectively address capacity constraints, respond adequately to service disruptions, upgrade our systems as needed or continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business and operating results would be harmed.
We expect to continue making significant investments in the functionality, performance, reliability, design, security and scalability of our platform. We may experience difficulties with the development of our platform that could delay or prevent the implementation of new solutions and enhancements. Software development involves a significant amount of time and resources for our product development team, and we may not be able to continue making those investments in the future.
To the extent we are not able to continue successfully improving and enhancing our platform, our business could be adversely affected.
Real or perceived errors, failures, or bugs in our platform could adversely affect our operating results and growth prospects.
We update our platform on a frequent basis. Despite efforts to test our updates, errors, failures or bugs may not be found in our platform until after it is deployed to our clients. We have discovered and expect we will continue to discover errors, failures and bugs in our platform and anticipate that certain of these errors, failures and bugs will only be discovered and remediated after deployment to clients. Real or perceived errors, failures or bugs in our platform could result in negative publicity, security incidents, such as data breaches, government inquiries, loss of or delay in market acceptance of our platform, loss of competitive position, or claims by clients for losses sustained by them. In such an event, we may be required, or may choose, for client relations or other reasons, to expend additional resources in order to help correct the problem.
We implement bug fixes and upgrades as part of our regular system maintenance, which may lead to system downtime. Even if we are able to implement the bug fixes and upgrades in a timely manner, any history of inaccuracies in the data we collect for our clients, or unauthorized access or damage to, or the loss, acquisition, or inadvertent release or exposure of confidential or other sensitive data could cause our reputation to be harmed and result in claims against us, and cannabis businesses may elect not to purchase our products or, in the case of existing clients, renew their agreements with us or we may incur increased insurance costs. The costs associated with any material defects or errors in our software or other performance problems may be substantial and could harm our operating results and growth prospects.
A distributed denial of service attack, ransomware attack, security breach or unauthorized data access could impair or incapacitate our information technology systems and delay or interrupt service to our clients and consumers, harm our reputation, or subject us to significant liability.
We may become subject to DdoS attacks, a technique used by hackers to take an internet service offline by overloading its servers. In addition, ransomware attacks against businesses of all sizes are becoming increasingly common. Further, as a result of the COVID-19 pandemic, we may face increased cybersecurity risks due to our reliance on internet technology and the number of our employees who are working remotely, which may create additional opportunities for cybercriminals to exploit vulnerabilities. Our platform may be subject to DdoS, ransomware or other cybersecurity attacks in the future and we cannot guarantee that applicable recovery systems, security protocols, network protection mechanisms and other procedures are or will be adequate to prevent network and service interruption, system failure or data loss. Moreover, our platform could be breached if vulnerabilities in our platform are exploited by unauthorized third parties or others. Techniques used to obtain unauthorized access change frequently, and the size of DdoS attacks and the number and types of ransomware attacks are increasing. As a result, we may be unable to implement adequate preventative measures or stop such attacks while they are occurring. A DdoS attack, ransomware attack or security breach could delay or interrupt service to our clients and consumers and may deter the utilization of our platform.
We also use information technology and security systems to maintain the physical security of our facilities and to protect our proprietary and confidential information, including that of our clients, consumers, and employees. Accidental or willful security breaches or other unauthorized access to our facilities or information systems, or viruses, loggers, malware, ransomware, or other malfeasant code in our data or software, could compromise this information or render our systems and data unusable. Additionally, we rely third-party “cloud-based” providers and we are therefore dependent on the security systems of these providers. Any security breaches or other unauthorized access to our service providers’ facilities or systems, or viruses, loggers, malware, ransomware or other malfeasant code in their data or software, could expose us to information loss, and misappropriation of confidential information, and other security breaches. In addition, our employees, contractors, or other third parties with whom we do business may attempt to circumvent security measures in order to misappropriate personal information, confidential information or other data, or may inadvertently release or compromise such data. Because the techniques used to obtain unauthorized access to or sabotage security systems, or to obtain unauthorized access to data we or our contractors maintain, change frequently and are often not recognized until after an attack, we and our service providers may be unable to anticipate the techniques or implement adequate preventative measures.
Any actual or perceived DdoS attack, ransomware attack, security breach or other unauthorized access could damage our reputation and brand, result in decreased utilization of our platform, expose us to fines and penalties, government investigations, and a risk of litigation and possible liability, require us to expend significant capital and other resources to alleviate any resulting problems and otherwise to remediate the incident, and require us to expend increased cybersecurity protection costs. We expect to incur significant costs in an effort to detect and prevent security breaches and other security-related incidents. Numerous state, federal and foreign laws and regulations require companies to notify individuals and/or regulatory authorities of data security breaches involving certain types of personal data. Any disclosures of security breaches, pursuant to these laws or regulations or otherwise, could lead to regulatory investigations and enforcement and negative publicity, and may cause our clients and consumers to lose confidence in the effectiveness of our data security measures.
Additionally, our discovery of any security breach or other security-related incident, or our provision of any related notice, may be delayed or be perceived to have been delayed. Any of these impacts or circumstances arising from an actual or perceived attack, breach or other unauthorized access could materially and adversely affect our business, financial condition, reputation and relationships with clients and consumers.
Furthermore, while our errors and omissions insurance policies include liability coverage for certain of these matters, if we experienced a significant security incident, we could be subject to claims or damages that exceed our insurance coverage. We also cannot be certain that our insurance coverage will be adequate for data handling or data security liabilities actually incurred, that insurance will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material and adverse effect on our business, including our financial condition, operating results, and reputation.
We rely upon cloud-based technologies provided by third parties, and technology systems and electronic networks supplied and managed by third parties, to operate our business, and interruptions or performance problems with these systems, technologies and networks may adversely affect our business and operating results.
We rely on technologies and services provided by third parties in order to host our cloud-based infrastructure that operates our business. If any of these services becomes unavailable or otherwise is unable to serve our requirements due to extended outages, interruptions, or facility closure, or because it is no longer available on commercially reasonable terms, our expenses could increase, our ability to manage finances could be interrupted and our operations otherwise could be disrupted or otherwise impacted until appropriate substitute services, if available, are identified, obtained, and implemented.

We do not control, or in some cases have limited control over, the operation of the data center facilities and infrastructure we use, and they are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures, cyberattack, terrorism and similar other events. They may also be subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct, to adverse events caused by operator error, and to interruptions, data loss or corruption, and other performance problems due to various factors, including introductions of new capabilities, technology errors, infrastructure changes, DdoS attacks, or other security-related incidents. Changes in law or regulations applicable to data centers in various jurisdictions could also cause a disruption in service. Despite precautions taken at these facilities, the occurrence of a natural disaster, an act of terrorism or other act of malfeasance, a decision to close the facilities without adequate notice or other unanticipated problems at these facilities could result in lengthy interruptions in our platform operations and the loss, corruption of, unauthorized access to or acquisition of client or consumer data.
Our platform also depends on our ability to communicate through the public internet and electronic networks that are owned and operated by third parties. In addition, in order to provide our solutions on-demand and promptly, our computer equipment and network servers must be functional 24 hours per day, which requires access to telecommunications facilities managed by third parties and the availability of electricity, which we do not control. A severe disruption of one or more of these networks or facilities, including as a result of utility or third-party system interruptions, could impair our ability to process information and provide our solutions to our clients and consumers.
Any unavailability of, or failure to meet our requirements by, third-party data centers or other third-party technologies or services, or any disruption of the internet, utilities or the third-party networks or facilities that we rely upon, could impede our ability to make our platform accessible, harm our reputation, result in reduced traffic from consumers, cause us to issue refunds or credits to our clients, and subject us to potential liabilities. Any of these circumstances could adversely affect our business, reputation and operating results.
The impact of global, regional or local economic and market conditions may adversely affect our business, operating results and financial condition.
Our performance is subject to global economic conditions and economic conditions in one or more of our key markets, which impact spending by our clients and consumers. A majority of our clients’ access to capital, liquidity and other financial resources is constrained due to the regulatory restrictions applicable to cannabis businesses. As a result, these clients may be disproportionately affected by economic downturns. Clients may choose to allocate their spending to items other than our platform, especially during economic downturns.
Economic conditions may also adversely impact retail sales of cannabis. Declining retail sales of cannabis could result in our clients going out of business or deciding, to stop using our platform to conserve financial resources or move to different marketing solutions. Negative economic conditions may also affect third parties with whom we have entered into relationships and upon whom we depend in order to grow our business.
Furthermore, economic downturns could also lead to limitations on our ability to obtain debt or equity financing on favorable terms or at all, reduced liquidity, decreases in the market price of SpringBig’s securities, decreases in the fair market value of our financial or other assets, and write-downs of and increased credit and collectability risk on our trade receivables, any of which could have a material adverse effect on our business, operating results or financial condition.
Negative economic conditions may be created or exacerbated by catastrophic events or health crises, including, among others, the ongoing COVID-19 pandemic.
Catastrophic events may disrupt our business and impair our ability to provide our platform to clients and consumers, resulting in costs for remediation, client and consumer dissatisfaction, and other business or financial losses.
Our operations depend, in part, on our ability to protect our operations against damage or interruption from natural disasters, power or telecommunications failures, criminal acts and similar events. Despite precautions taken at our facilities, the occurrence of a natural disaster, an act of terrorism, vandalism or sabotage, spikes in usage volume or other unanticipated problems could result in lengthy interruptions in the availability of our platform. Even with current and planned disaster recovery arrangements, our business could be harmed. Also, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. These factors in turn could further reduce revenue, subject us to liability and lead to decreased usage of our platform and decrease sales of our marketing services, any of which could harm our business.

SpringBig’s operations and employees face risks related to health crises, such as the ongoing COVID-19 pandemic, that could adversely affect SpringBig’s financial condition and operating results. The COVID-19 pandemic could materially affect SpringBig’s operations, including at SpringBig’s headquarters or anywhere else SpringBig operates, and the business or operations of SpringBig’s clients, consumers, partners or other third parties with whom SpringBig conducts business.
In connection with the ongoing COVID-19 pandemic, governments have, at various times, implemented significant measures intended to control the spread of the virus, including closures, quarantines, travel restrictions, health mandates and social distancing directives, and fiscal stimulus, and legislation designed to deliver monetary aid and other relief. In response to the risks posed by the COVID-19 pandemic and to comply with applicable governmental orders, SpringBig has taken active measures to promote the health and safety of our employees. These and other operational changes SpringBig has implemented or may implement in the future may negatively impact productivity and disrupt SpringBig’s business.
To the extent that these restrictions are reinstated and/or remain in place, additional prevention and mitigation measures are implemented in the future, or there is uncertainty about the effectiveness of these or any other measures to contain or treat COVID-19, there is likely to be an adverse impact on global economic conditions and consumer confidence and spending, which could materially and adversely affect SpringBig’s operations as well as SpringBig’s relationships with clients and consumers.
Reinstating shelter-in-place orders and similar regulations promulgated in response to the COVID-19 pandemic could impact the ability of SpringBig’s clients to operate their businesses. Such events have in the past caused, and may in the future cause, a temporary closure or disruption of SpringBig’s clients’ businesses, either due to government mandate or voluntary preventative measures. In the event of mandated business operations limitations, clients may not be able to withstand prolonged interruptions to their businesses, and may be forced to go out of business. Even if SpringBig’s clients are able to continue to operate their businesses, many may operate with limited hours and capacity and other limitations. Any limitations on or disruptions or closures of SpringBig’s clients’ businesses could in turn adversely affect SpringBig’s business. Further, we may experience a decrease in new clients due to a lack of financial resources or a decline in new markets as businesses and financial markets deal with the impact of COVID-19 and efforts to curb the pandemic. Further, these conditions may impact our ability to access financial markets to obtain the necessary funding to expand our business as currently contemplated, which may adversely affect our liquidity and working capital.
The extent of COVID-19’s effect on SpringBig’s operational and financial performance will depend on future developments, including the duration, spread and intensity of the pandemic and steps taken to prevent its resurgence or further spread, all of which are still uncertain and difficult to predict considering the rapidly evolving landscape. Given the continuing uncertainty about the pandemic, its duration, and efforts to curb its spread, it is not currently possible to fully ascertain the overall impact of COVID-19 on SpringBig’s business. However, if the pandemic continues to persist as a severe worldwide health crisis, the disease may harm SpringBig’s business, and may also have the effect of heightening many of the other risks described in this “Risk Factors” section.
Fluctuations in our quarterly and annual operating results may adversely affect our business and prospects.
You should consider our business and prospects in light of the risks and difficulties we encounter in the uncertain and rapidly evolving market for our solutions. Because the cannabis CRM, marketing services and technology markets are new and evolving, predicting their future growth rate and size is difficult. This reduces our ability to accurately evaluate our future prospects and forecast quarterly or annual performance. In addition to the other risk factors discussed in this section, factors that may contribute to the variability of our quarterly and annual results include:
•	our ability to attract new clients and retain existing clients;
•	our ability to accurately forecast revenue and appropriately plan our expenses;
•	the effects of increased competition on our business;
•	our ability to successfully expand in existing markets and successfully enter new markets;
•	the impact of global, regional or economic conditions;
•	the ability of licensed cannabis markets to successfully grow and outcompete illegal cannabis markets;

•	our ability to protect our intellectual property;
•	our ability to maintain and effectively manage an adequate rate of growth;
•	our ability to maintain and increase traffic to our platform;
•	costs associated with defending claims, including intellectual property infringement claims and related judgments or settlements;
•	changes in governmental or other regulation affecting our business;
•	interruptions in platform availability and any related impact on our business, reputation or brand;
•	the attraction and retention of qualified personnel;
•	the effects of natural or man-made catastrophic events and/or health crises (including COVID-19); and
•	the effectiveness of our internal controls.
Investors should not rely on outdated financial projections.
In connection with the business combination, we disclosed certain projections of SpringBig’s potential financial performance in future years. As previously disclosed, in connection with the sale process, certain financial forecasts for fiscal years 2021 through 2024 were prepared by Legacy SpringBig’s management and made available to Tuatara. Also, as previously disclosed, the projections were not prepared with a view toward public disclosure or with a view toward complying with U.S. GAAP, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Readers were cautioned not to rely on the prospective financial information because actual results are likely to differ materially from the prospective financial information. We reiterate our prior caution not to rely on the previously published and now outdated financial projections. We have not undertaken any obligation to publish any financial projections.
We may improve our products and solutions in ways that forego short-term gains.
We seek to provide the best experience for the clients who use our platform. Some of our changes may have the effect of reducing our short-term revenue or profitability if we believe that the benefits will ultimately improve our business and financial performance over the long term. Any short-term reductions in revenue or profitability could be greater than planned or the changes mentioned above may not produce the long-term benefits that we expect, in which case our business and operating results could be adversely affected.
We currently have clients across the United States and Canada using our platform. We anticipate growing our business, in part, by continuing to expand our foreign operations. As we continue our expansion, we may enter new foreign markets where we have limited or no experience marketing and deploying our platform. If we fail to launch or manage our foreign operations successfully, our business may suffer. Additionally, as our foreign operations expand, or more of our expenses are denominated in currencies other than the U.S. dollar, our operating results may be more greatly affected by fluctuations in the exchange rates of the currencies in which we do business. In addition, as our foreign operations continue to grow, we are subject to a variety of risks inherent in doing business internationally, including:
•	political, social, and economic instability;
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risks related to the legal and regulatory environment in foreign jurisdictions, including with respect to privacy and data protection, and unexpected changes in laws, regulatory requirements, and enforcement;

•	fluctuations in currency exchange rates;
•	higher levels of credit risk and payment fraud;
•	complying with tax requirements of multiple jurisdictions;
•	enhanced difficulties of integrating any foreign acquisitions;
•	the ability to present our content effectively in foreign languages;

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complying with a variety of foreign laws, including certain employment laws requiring national collective bargaining agreements that set minimum salaries, benefits, working conditions, and termination requirements;

•	reduced protection for intellectual property rights in some countries;
•	difficulties in staffing and managing global operations and the increased travel, infrastructure, and compliance costs associated with multiple foreign locations;
•	regulations that might add difficulties in repatriating cash earned outside the United States and otherwise preventing us from freely moving cash;
•	import and export restrictions and changes in trade regulation;
•	complying with statutory equity requirements; and
•	complying with the U.S. Foreign Corrupt Practices Act of 1977, as amended and the Corruption of Public Officials Act (Canada), and similar laws in other jurisdictions.
We are subject to industry standards, governmental laws, regulations and other legal obligations, particularly related to privacy, data protection and information security, and any actual or perceived failure to comply with such obligations could harm our business.
We are subject to regulation by various federal, state, provincial, local and foreign governmental authorities, including those responsible for monitoring and enforcing employment and labor laws, anti-bribery laws, lobbying and election laws, securities laws and tax laws. These laws and regulations are subject to change over time and thus we must continue to monitor and dedicate resources to ensure continued compliance.
In addition, our business is subject to regulation by various federal, state, provincial and foreign governmental agencies responsible for monitoring and enforcing privacy and data protection laws and regulations. Numerous foreign, federal and state laws and regulations govern collection, dissemination, use and confidentiality of personally identifiable health information, including state privacy and confidentiality laws (including state laws requiring disclosure of breaches); federal and state consumer protection and employment laws; the Health Insurance Portability and Accountability Act of 1996, or HIPAA; and European and other foreign data protection laws.
We receive, store, process, and use personal information and other user content. The regulatory framework for privacy issues worldwide, including in the United States, is rapidly evolving and is likely to remain uncertain for the foreseeable future, as many new laws and regulations regarding the collection, use and disclosure of personally identifiable information, or PII, and other data have been adopted or are under consideration and existing laws and regulations may be subject to new and changing interpretations. In the United States, the Federal Trade Commission and many state attorneys general are applying federal and state consumer protection laws to impose standards for the online collection, use and dissemination of data. The California Consumer Privacy Act of 2018, or CCPA, which became effective January 1, 2020, imposes significant additional requirements with respect to the collection of personal information from California residents. The CCPA, among other things, creates new data privacy obligations for covered companies and provides new privacy rights to California residents, including the right to opt out of certain disclosures of their information. The CCPA also creates a private right of action with statutory damages for certain data breaches, thereby potentially increasing risks associated with a data breach. It remains unclear what, if any, modifications will be made to this legislation or how it will be interpreted. Additionally, a new privacy law, the California Privacy Rights Act, or CPRA, significantly modified the CCPA, which has resulted in further uncertainty and requiring us to incur additional costs and expenses. The CPRA created a new California state agency charged with enforcing state privacy laws, and there is uncertainty about potential enforcement actions that the new agency may take in the future. The effects of the CCPA and the CPRA remain far-reaching, and depending on final regulatory guidance and related developments, may require us to modify our data processing practices and policies and to incur substantial costs and expenses in an effort to comply.
We are also currently subject to a variety of, and may in the future become subject to additional U.S. federal, state and local laws and regulations on advertising that are continuously evolving and developing, including the Telephone Consumer Protection Act, or the TCPA, the Telemarketing Sales Rule, the Controlling the Assault of Non-Solicited Pornography and Marketing Act, or the CAN-SPAM Act, and, at the state level, the CCPA (as described above), the Virginia Consumer Data Protection Act of 2021, or VCDPA, and the Colorado Privacy Act, or CPA. Many states are discussing potentially adopting similar comprehensive privacy legislation and we expect many of these will be implemented over the course of the next few years. These laws and regulations directly impact our business and require ongoing compliance, monitoring and internal and external audits as they continue to evolve, and may result in ever-increasing public and regulatory scrutiny and escalating levels of enforcement and sanctions. Subsequent changes to data protection and privacy laws and regulations could also impact how we process personal information and, therefore, limit the effectiveness of our product offerings or our ability to operate or expand our business, including limiting strategic relationships that may involve the sharing of personal information.
Many foreign countries and governmental bodies, including Canada and other relevant jurisdictions where we conduct or may, in the future, conduct business, have laws and regulations concerning the collection and use of PII and other data obtained from their residents or by businesses operating within their jurisdiction. These laws and regulations often are more restrictive than those in the United States Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure and security of data that identifies or may be used to identify or locate an individual, such as names, email addresses and, in some jurisdictions, internet protocol addresses and other types of data. In Canada, the federal Personal Information Protection and Electronic Documents Act, or PIPEDA, governs the collection, use and disclosure of PII in many provinces in Canada, and though it is silent with respect to territorial reach, the Federal Court of Canada has found that PIPEDA will apply to businesses established in other jurisdictions if there is a “real and substantial connection” between the organization’s activities and Canada. Provincial privacy commissioners take a similar approach to the interpretation and application of provincial private-sector privacy laws equivalent to PIPEDA. Further, Canada has robust anti-spam legislation. Organizations sending commercial electronic messages to individuals must either have express consent from the individual in the prescribed form or the situation must qualify as an instance of implied consent or other authorization set out in Canada’s Anti-Spam Legislation, or CASL. The penalties for non-compliance under CASL are significant and the regulator, the Canadian Radio- Television and Telecommunications Commission, is active with respect to enforcement.
Although we are working to comply with those federal, state, provincial and foreign laws and regulations, industry standards, governmental standards, contractual obligations and other legal obligations that apply to us, those laws, regulations, standards and obligations are evolving and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another, other requirements or legal obligations, our practices or the features of our applications or platform. Any failure or perceived failure by us or our contractors to comply with federal, state, provincial or foreign laws or regulations, industry standards, contractual obligations or other legal obligations, or any actual or suspected security incident, whether or not resulting in loss of, unauthorized access to, or acquisition, alteration, destruction, release or transfer of PII or other data, may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity and could cause employees, clients and consumers to lose trust in us, which could have an adverse effect on our reputation and business. Any inability or perceived inability (even if unfounded) on our part to adequately address privacy, data protection, and information security concerns, or comply with applicable laws, regulations, policies, industry standards, governmental standards, contractual obligations, or other legal obligations, could result in additional cost and liability to us, damage our reputation, inhibit sales, restrict our ability to utilize collected personal information, and adversely affect our business.
We also expect that there will continue to be new proposed laws, regulations and industry standards concerning privacy, data protection and information security in the United States, Canada and other jurisdictions, and we cannot yet determine the impact such future laws, regulations and standards may have on our business. Future laws, regulations, standards and other obligations, or amendments or changes in the interpretation of existing laws, regulations, standards and other obligations, could impair our or our clients’ ability to collect, use, disclose or otherwise process information relating to employees or consumers, which could decrease demand for our applications, increase our costs and impair our ability to maintain and grow our client and consumer bases and increase revenue. Such laws and regulations may require us to implement privacy and security policies, permit users to access, correct and delete personal information stored or maintained by such companies, inform individuals of security breaches that affect their personal information, and, in some cases, obtain individuals’ consent to use PII or other data for certain purposes. In addition, a foreign government could require that any data collected in a country not be transferred or disseminated outside of that country, or impose restrictions or conditions upon such dissemination, and we may face difficulty in complying with any such requirements for certain geographic regions. Indeed, many privacy laws, such as those in force in Canada, already impose these requirements. If we fail to comply with federal, state, provincial and foreign data privacy laws and regulations, our ability to successfully operate our business and pursue our business goals could be harmed. Furthermore, due to our acceptance of credit cards, we are subject to the PCI- DSS, which is designed to protect the information of credit card users.
In the event our determinations are challenged and found to have been incorrect, we may be subject to unfavorable publicity or claims by one or more state attorneys general, federal regulators, or private plaintiffs, any of which could damage our reputation, inhibit sales and adversely affect our business.
Governmental regulation of the internet continues to develop, and unfavorable changes could substantially harm our business and operating results.
We are subject to general business regulations and laws as well as federal, state, provincial and foreign laws specifically governing the internet. Existing and future laws and regulations, narrowing of any existing legal safe harbors, or previous or future court decisions may impede the growth of the internet or online products and solutions, and increase the cost of providing online products and solutions. These laws may govern, among other issues, taxation, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, broadband residential internet access and the characteristics and quality of offerings. It is not clear how existing laws governing issues such as property ownership, sales, use and other taxes, libel and personal privacy apply to the internet or online services. There is also a risk that these laws may be interpreted and applied in conflicting ways across jurisdictions, and in a manner that is not consistent with our current practices. Unfavorable resolution of these issues may limit our business activities, expose us to potential legal claims or cause us to spend significant resources on ensuring compliance, any of which could harm our business and operating results.
Future investments in our growth strategy, including acquisitions, could disrupt our business and adversely affect our operating results, financial condition and cash flows.
We are seeking to expand using both organic and M&A growth strategies in keeping with the changing regulatory landscape in the U.S. Expanding accounts with existing clients, adding new clients, entering new markets, adding new features and functionality to our platform and/or acquisitions may involve significant investments of capital, time, resources and managerial attention. There can be no assurance that we will successfully implement any new products or solutions. External factors, such as additional regulatory compliance obligations, may also affect the successful implementation of new products and solutions through our platform.
Additionally, we may make acquisitions that could be material to our business, operating results, financial condition and cash flows. Our ability as an organization to successfully acquire and integrate technologies, services, platforms or businesses is unproven. Acquisitions involve many risks, including the following:
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an acquisition may negatively affect our operating results, financial condition or cash flows because it may require us to incur charges or assume substantial debt or other liabilities, may cause adverse tax consequences or unfavorable accounting treatment, may expose us to claims and disputes by third parties, including intellectual property claims and disputes, or may not generate sufficient financial return to offset additional costs and expenses related to the acquisition;

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we may encounter difficulties or unforeseen expenditures in integrating the business, technologies, products, personnel or operations of any company that we acquire, particularly if key personnel of the acquired company decide not to work for us, and potentially across different cultures and languages in the event of a foreign acquisition;

•	the acquired business may not perform at levels and on the timelines anticipated by our management and/or we may not be able to achieve expected synergies;
•	an acquisition may disrupt our ongoing business, divert resources, increase our expenses and distract our management;
•	an acquisition may result in a delay or reduction of sales for both us and the company we acquire due to uncertainty about continuity and effectiveness of products or support from either company;
•	we may encounter difficulties in, or may be unable to, successfully sell any acquired products or services;
•	an acquisition may involve the entry into geographic or business markets in which we have little or no prior experience or where competitors have stronger market positions;

•	potential strain on our financial and managerial controls and reporting systems and procedures;
•	potential known and unknown liabilities associated with an acquired company;
•	if we incur debt to fund such acquisitions, such debt may subject us to material restrictions on our ability to conduct our business as well as financial maintenance covenants;
•	the risk of impairment charges related to potential write-downs of acquired assets or goodwill in future acquisitions;
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to the extent that we issue a significant amount of equity or convertible debt securities in connection with future acquisitions, existing equity holders may be diluted and earnings per share may decrease; and

•	managing the varying intellectual property protection strategies and other activities of an acquired company.
We may not succeed in addressing these or other risks or any other problems encountered in connection with the integration of any acquired business. The inability to integrate successfully the business, technologies, products, personnel or operations of any acquired business, or any significant delay in achieving integration, could have a material adverse effect on our business, operating results, financial condition and cash flows.
We may need to raise additional capital, which may not be available on favorable terms, if at all, causing dilution to our stockholders, restricting our operations or adversely affecting our ability to operate our business.
The funding contemplated by the Notes and Warrants Purchase Agreement and Purchase Agreement may not be sufficient and, in the course of running our business, we may need to raise capital, certain forms of which may cause dilution to our stockholders. Further, the likelihood that the Investor will exercise the Investor Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Shares, which is currently below the $12.00 exercise price. If our need is due to unforeseen circumstances or material expenditures or if our operating results are worse than expected, then we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all, and these additional financings could cause further dilution to our stockholders. Due to the current legal status of cannabis under U.S. federal law, we have experienced, and may in the future experience, difficulty attracting additional debt or equity financing. In addition, the current legal status of cannabis may increase the cost of capital now and in the future. Debt financing, if available, may involve agreements that include equity conversion rights, covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, expending capital, or declaring dividends, or that impose financial covenants on us that limit our ability to achieve our business objectives. Debt financings may contain provisions, which, if breached, may entitle lenders to accelerate repayment of loans, and there is no assurance that we would be able to repay such loans in such an event or prevent the foreclosure of security interests granted pursuant to such debt financing. If we need but cannot raise additional capital on acceptable terms, then we may not be able to meet our business objectives, our stock price may fall, and you may lose some or all of your investment.
SpringBig may be unable to obtain additional financing to fund its operations or growth.
SpringBig may require additional financing to fund its operations or growth. The failure to secure additional financing could have a material adverse effect on the continued development or growth of SpringBig. Any funds we raise may not be sufficient to enable us to continue to implement our long-term business strategy. Further, our ability to raise additional capital may be adversely impacted by potential worsening global economic conditions and the recent disruptions to and volatility in the credit and financial markets in the United States. We may not be able to find financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, such inability to obtain financing when needed may make it more difficult for us to operate our business or implement our growth plans or respond to business challenges could be significantly impaired, and our business may be harmed.
Our obligations to the Investor in our Notes and Investor Warrants are secured by a security interest in substantially all of our assets, so if we default on those obligations, the noteholders could foreclose on, liquidate and/or take possession of our assets. If that were to happen, we could be forced to curtail, or even to cease, our operations.
On April 29, 2022, the Company entered into the Notes and Warrants Purchase Agreement with the Investor, pursuant to which the Company, on June 14, 2022, issued the First Tranche Note and may issue the Second Tranche Note to the Investor. Simultaneously, Legacy SpringBig entered into a Guaranty Agreement to guarantee the

Company’s obligations under the Notes and the Company and Legacy SpringBig entered into Security Agreement, pursuant to which the Investor was granted a security interest in all of the assets of the Company and Legacy SpringBig to secure repayment of amounts due under the Notes. As a result, if we default on our obligations under the Notes, the Investor could foreclose on its security interests and liquidate or take possession of some or all of the assets of the Company, Legacy SpringBig and its subsidiaries, which would harm our business, financial condition and results of operations and could require us to curtail, or even to cease our operations.
The Notes and related agreements restrict our ability to obtain additional debt and equity financing which may restrict our ability to grow and finance our operations.
The agreements related to the sale of the Notes and Investor Warrants contain a number of restrictive covenants that impose significant operating and financial restrictions on us while the Notes remain outstanding or unless the restrictions are waived by consent of each noteholder. The restrictive covenants in the Notes and Investor Warrants prohibit the Company, without the consent of the noteholder, from: incurring additional indebtedness and guaranteeing indebtedness; incurring liens or allowing mortgages or other encumbrances; prepaying, redeeming, or repurchasing certain other debt; paying dividends or making other distributions or repurchasing or redeeming our capital stock; selling assets or entering into or effecting certain other transactions (including a reorganization, consolidation, dissolution or similar transaction or selling, leasing, licensing, transferring or otherwise disposing of assets of the Company or its subsidiaries); issuing additional equity (outside of the Facility, issuances under our equity compensation plan and other limited exceptions until a resale registration statement registering all of the Common Stock underlying the Notes and Investor Warrants is declared effective by the SEC); entering into variable rate transactions (exclusive of the Facility); and adopting certain amendments to our governing documents, among other restrictions. The Company does not have the ability to prepay the Notes prior to maturity except in certain circumstances where proceeds from the Cantor Equity Facility are available. In addition, the noteholders have the right, for 18 months following the First Tranche Closing, to purchase up to 30% of the securities we may offer in subsequent financings. This participation right may make it more difficult to attract new investors and raise additional funds.
A breach of the covenants or restrictions under the agreements governing our indebtedness could result in an event of default under these agreements. As a result of these restrictions, we may be limited in how we conduct our business, unable to raise additional debt or equity financing to operate during general economic or business downturns and/or unable to compete effectively or to take advantage of new business opportunities.
Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.
We are subject to laws, regulations and rules enacted by national, regional and local governments and the Nasdaq stock exchange. In particular, we are required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations and rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.
We may be subject to potential adverse tax consequences both domestically and in foreign jurisdictions.
We are a Delaware corporation that is treated as a C-corporation for U.S. federal and most applicable state and local income tax purposes. We are subject to taxes, such as income, payroll, sales, use, value-added, property and goods and services taxes, in both the United States and various foreign jurisdictions. Our domestic and foreign tax liabilities are subject to various jurisdictional rules regarding the timing and allocation of revenue and expenses. Additionally, the amount of income taxes paid is subject to our interpretation of applicable tax laws in the jurisdictions in which we file and to changes in tax laws. Significant judgment is required in determining our worldwide provision for income taxes and other tax liabilities. From time to time, we may be subject to income and non-income tax audits. While we believe we have complied, and will continue to comply, with all applicable income tax laws, there can be no assurance that a governing tax authority will not have a different interpretation of the law and assess us with additional taxes. Should we be assessed with additional taxes, there could be a material adverse effect on our business, results of operations, and financial condition. In addition, audits may require ongoing time and attention from our management, which could limit their ability to focus on other aspects of our business and impact our business in the future.

The ability of SpringBig to utilize net operating loss and tax credit carryforwards is conditioned upon SpringBig attaining profitability and generating taxable income. SpringBig has incurred significant net losses since inception and it is anticipated that SpringBig will continue to incur significant losses. Additionally, SpringBig’s ability to utilize net operating loss and tax credit carryforwards to offset future taxable income may be limited.
As of December 31, 2021, SpringBig had approximately $12 million of U.S. federal net operating loss carryforwards available to reduce future taxable income, which can be carried forward indefinitely. The Tax Cuts and Jobs Act (the “Tax Act”) included a reduction to the maximum deduction allowed for net operating losses generated in tax years after December 31, 2017 and the elimination of carrybacks of net operating losses. In addition, net operating loss carryforwards and certain tax credits may be subject to significant limitations under Section 382 and Section 383 of the Code, respectively, and similar provisions of state law. Under those sections of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in ownership by “5% shareholders” that exceeds 50 percentage points over a rolling three-year period. If SpringBig has experienced an ownership change at any time since its incorporation, SpringBig may already be subject to limitations on its ability to utilize its existing net operating loss carryforwards and other tax attributes to offset taxable income or tax liability. In addition, the business combination, and future changes in SpringBig’s stock ownership, which may be outside of SpringBig’s control, may trigger an ownership change. Similar provisions of state tax law may also apply to limit SpringBig’s use of accumulated state tax attributes. As a result, even if SpringBig earns net taxable income in the future, its ability to use its pre-change net operating loss carryforwards and other tax attributes to offset such taxable income or tax liability may be subject to limitations, which could potentially result in increased future income tax liability to SpringBig.
Changes in accounting standards or other factors could negatively impact our future effective tax rate.
Our future effective tax rate may be affected by such factors as changing interpretation of existing laws or regulations, the impact of accounting for equity-based compensation, the impact of accounting for business combinations, changes in our international organization, and changes in overall levels of income before tax. In addition, in the ordinary course of our global business, there are many intercompany transactions and calculations where the ultimate tax determination is uncertain.
Although we believe that our tax estimates are reasonable, we cannot ensure that the final determination of tax audits or tax disputes will not be different from what is reflected in our historical income tax provisions and accruals.
Changes in tax laws or regulations and compliance in multiple jurisdictions may have a material adverse effect on our business, cash flow, financial condition or operating results.
We are subject to the income tax laws of the United States and Canada. New income, sales, use or other tax laws, statutes, rules, regulations, or ordinances could be enacted at any time, which could affect the tax treatment of our U.S. and foreign earnings. Any new taxes could adversely affect our domestic and foreign business operations, and our business and financial performance. In addition, existing tax laws, statutes, rules, regulations, or ordinances, such as Section 280E of the Code, discussed below, could be interpreted, changed, modified or applied adversely to us. Furthermore, changes to the taxation of undistributed foreign earnings could change our future intentions regarding reinvestment of such earnings. The foregoing items could have a material adverse effect on our business, cash flow, financial condition or operating results. Requirements as to taxation vary substantially among jurisdictions. Complying with the tax laws of these jurisdictions can be time consuming and expensive and could potentially subject us to penalties and fees in the future if we were to inadvertently fail to comply. If we were to inadvertently fail to comply with applicable tax laws, this could have a material adverse effect on our business, results of operations and financial condition.
Certain taxing authorities may successfully assert that SpringBig should have collected or that in the future SpringBig should collect sales and use or similar taxes for certain services which could adversely affect our results of operations.
We do not collect sales and use or similar taxes in the United States or Canada, based on our determination that such taxes are not applicable to our platform. Based on the U.S. Supreme Court’s ruling in South Dakota v. Wayfair, certain state taxing authorities may assert that SpringBig had economic nexus with their state and was required to collect sales and use or similar taxes with respect to certain past services that SpringBig has provided (or with respect to future services that SpringBig will provide), which could result in tax assessments and penalties and interest. A successful assertion that SpringBig should be collecting additional sales and use or similar taxes or remitting such sales and use or similar taxes directly to states or other jurisdictions could have an adverse effect on SpringBig and its business.
Additional Risks Related to the Cannabis Industry
Cannabis remains illegal under federal law, and therefore, strict enforcement of federal laws regarding cannabis would likely result in our inability to execute our business plan.
Cannabis, other than hemp (defined by the U.S. government as Cannabis sativa L. with a THC concentration of not more than 0.3% on a dry weight basis), is a Schedule I controlled substance under the CSA. Even in states or territories that have legalized cannabis to some extent, the cultivation, possession, and sale of cannabis all violate the CSA and are punishable by imprisonment, substantial fines and forfeiture. Moreover, individuals and entities may violate federal law if they aid and abet another in violating the CSA, or conspire with another to violate the law, and violating the CSA is a predicate for certain other crimes, including money laundering laws and the Racketeer Influenced and Corrupt Organizations Act. The U.S. Supreme Court has ruled that the federal government has the authority to regulate and criminalize the sale, possession and use of cannabis, even for individual medical purposes, regardless of whether it is legal under state law. For over five years, however, the U.S. government has not prioritized the enforcement of those laws against cannabis companies complying with state law and their vendors. No reversal of that policy of prosecutorial discretion is expected under the Biden administration, although prosecutions against state-legal entities cannot be ruled out.
On January 4, 2018, then U.S. Attorney General Jeff Sessions issued a memorandum for all U.S. Attorneys (the “Sessions Memo”) rescinding certain past DOJ memoranda on cannabis law enforcement, including the Memorandum by former Deputy Attorney General James Michael Cole (the “Cole Memo”) issued on August 29, 2013, under the Obama administration. Describing the criminal enforcement of federal cannabis prohibitions against those complying with state cannabis regulatory systems as an inefficient use of federal investigative and prosecutorial resources, the Cole Memo gave federal prosecutors discretion not to prosecute state law compliant cannabis companies in states that were regulating cannabis, unless one or more of eight federal priorities were implicated, including use of cannabis by minors, violence, or the use of federal lands for cultivation. The Sessions Memo, which remains in effect, states that each U.S. Attorney’s Office should follow established principles that govern all federal prosecutions when deciding which cannabis activities to prosecute. As a result, federal prosecutors could and still can use their prosecutorial discretion to decide to prosecute even state-legal cannabis activities. Since the Sessions Memo was issued nearly three years ago, however, U.S. Attorneys have generally not prioritized the targeting of state law compliant entities.
Attorney General William Barr testified in his confirmation hearing on January 15, 2019, that he would not upset “settled expectations,” “investments,” or other “reliance interest[s]” arising as a result of the Cole Memo, and that he did not intend to devote federal resources to enforce federal cannabis laws in states that have legalized cannabis “to the extent people are complying with the state laws.” He stated: “My approach to this would be not to upset settled expectations and the reliance interests that have arisen as a result of the Cole Memorandum and investments have been made and so there has been reliance on it, so I don’t think it’s appropriate to upset those interests.” He also implied that the CSA’s prohibitions of cannabis may be implicitly nullified in states that have legalized cannabis: “[T]he current situation … is almost like a back-door nullification of federal law.” Industry observers generally have not interpreted Attorney General Barr’s comments to suggest that the DOJ would proceed with cases against participants who entered the state-legal industry after the Cole Memo’s rescission.
As such, we cannot assure that each U.S. Attorney’s Office in each judicial district where we operate will not choose to enforce federal laws governing cannabis sales against state-legal companies like our business clients. The basis for the federal government’s lack of recent enforcement with respect to the cannabis industry extends beyond the strong public sentiment and ongoing prosecutorial discretion. Since 2014, versions of the U.S. omnibus spending bill have included a provision prohibiting the DOJ, which includes the Drug Enforcement Administration, from using appropriated funds to prevent states from implementing their medical-use cannabis laws. In USA vs. McIntosh, the U.S. Court of Appeals for the Ninth Circuit held that the provision prohibits the DOJ from spending funds to prosecute individuals who engage in conduct permitted by state medical-use cannabis laws and who strictly comply with such laws. The court noted that, if the spending bill provision were not continued, prosecutors could enforce against conduct occurring during the statute of limitations even while the provision was previously in force. Other courts that have considered the issue have ruled similarly, although courts disagree about which party bears the burden of proof of showing compliance or noncompliance with state law. Certain of our clients that are retailers currently (and may in the future) sell adult-use cannabis, if permitted by such state and local laws now or in the future, and therefore may be outside any protections extended to medical-use cannabis under the spending bill provision. This could subject such retailer clients to greater and/or different federal legal and other risks as compared to businesses where cannabis is sold exclusively for medical use, which could in turn materially adversely affect our business. Furthermore, any change in the federal government’s enforcement posture with respect to state-licensed cannabis sales, including the enforcement postures of individual federal prosecutors in judicial districts where we operate, would result in our inability to execute our business plan, and we would likely suffer significant losses with respect to client base, which would adversely affect our operations, cash flow and financial condition.
On March 11, 2021, Merrick Garland was sworn in as the U.S. Attorney General. During his campaign, President Biden stated a policy goal to decriminalize possession of cannabis at the federal level, but he has not publicly supported the full legalization of cannabis. In response to questions posed by Senator Cory Booker, Merrick Garland stated during February 2021 congressional testimony that he would reinstitute a version of the Cole Memorandum. He reiterated the statement that the Justice Department under his leadership would not pursue cases against Americans “complying with the laws in states that have legalized and are effectively regulating marijuana”, in written responses to the Senate Judiciary Committee provided around March 1. It is not yet known whether the Department of Justice under President Biden and Attorney General Garland, will re-adopt the Cole Memorandum or announce a substantive marijuana enforcement policy. Justice Garland indicated at a confirmation hearing before the United States Senate that it did not seem to him to be a useful use of limited resources to pursue prosecutions in states that have legalized and that are regulating the use of marijuana, either medically or otherwise. It is unclear what impact, if any, the current or any new administration will or would have on U.S. federal government enforcement policy on cannabis. Nonetheless, there is no guarantee that the position of the Department of Justice will not change.
Industry observers are hopeful that a Democrat-controlled Senate, along with a Biden presidency, will increase the chances of federal cannabis policy reform. Numerous bills have attracted attention, including the Marijuana Opportunity Reinvestment and Expungement Act (the “MORE Act”), which was originally co-sponsored by now Vice President Harris in the Senate, and the Secure and Fair Enforcement Banking Act, which recently passed the House of Representatives but has not yet passed the Senate. Senate Majority leader Chuck Schumer also has proposed draft legislation that would legalize cannabis at the federal level (the “Cannabis Administration and Opportunity Act”). Representative Nancy Mace (R. South Carolina) introduced proposed draft legislation to decriminalize and tax cannabis at the federal level, with hopes that her “States Reform Act” will garner bi-partisan support. However, we cannot provide assurances about the content, timing or chances of passage of a bill legalizing cannabis or liberalizing cannabis regulations. Accordingly, we cannot predict the timing of any change in federal law or possible changes in federal enforcement. In the event that the federal government were to reverse its long-standing hands-off approach to the state legal cannabis markets and start more broadly enforcing federal law regarding cannabis, we would likely be unable to execute our business plan, and our business and financial results would be adversely affected.
Our business and our clients are subject to a variety of U.S. and foreign laws regarding financial transactions related to cannabis, which could subject our clients to legal claims or otherwise adversely affect our business.
We and our clients are subject to a variety of laws and regulations in the United States regarding financial transactions. Violations of the U.S. anti-money laundering (AML) laws require proceeds from enumerated criminal activity, which includes trafficking in cannabis in violation of the CSA. Financial institutions that both we and our clients rely on are subject to the Bank Secrecy Act, as amended by Title III of the USA Patriot Act. In Canada, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended and the rules and regulations thereunder and the Criminal Code (Canada) apply. The penalties for violation of these laws include imprisonment, substantial fines and forfeiture.
In 2014, the DOJ under the Obama administration directed federal prosecutors to exercise restraint in prosecuting AML violations arising in the state legal cannabis programs and to consider the federal enforcement priorities enumerated in the Cole Memo when determining whether to charge institutions or individuals based upon cannabis-related activity. Around the same time, the Treasury Department issued guidance that clarified how financial institutions can provide services to cannabis-related businesses, consistent with financial institutions’ obligations under the Bank Secrecy Act. Then-Attorney General Sessions’s rescission of the DOJ’s guidance on the state cannabis programs in early 2018 increased uncertainty and heighted the risk that federal law enforcement authorities could seek to pursue money laundering charges against entities, or individuals, engaged in supporting the cannabis industry. On January 31, 2018, the Treasury Department issued additional guidance that the 2014 Guidance would remain in place until further notice, despite the rescission of the DOJ’s earlier guidance memoranda.

We are subject to a variety of laws and regulations in the United States, Canada and elsewhere that prohibit money laundering, including the Proceeds of Crime and Terrorist Financing Act (Canada) and the Money Laundering Control Act (U.S.), as amended, and the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by governmental authorities in the United States, Canada or any other jurisdiction in which we have business operations or to which we export our offerings. If any of our clients’ business activities, any dividends or distributions therefrom, or any profits or revenue accruing thereby are found to be in violation of money laundering statutes, our clients could be subject to criminal liability and significant penalties and fines. Any violations of these laws, or allegations of such violations, by our clients could disrupt our operations and involve significant management distraction and expenses. As a result, a significant number of our clients facing money laundering charges could materially affect our business, operations and financial condition. Additionally, proceeds from our clients’ business activities, including payments we have received from those clients, could be subject to seizure or forfeiture if they are found to be illegal proceeds of a crime transmitted in violation of anti-money laundering laws, which could have a material adverse effect on our business. Finally, if any of our clients are found to be violating the above statutes, this could have a material adverse effect on their ability to access or maintain financial services, as discussed in detail below, which could, in turn, have a material adverse effect on our business.
We are dependent on our banking relations, and we may have difficulty accessing or consistently maintaining banking or other financial services due to our connection with the cannabis industry.
Although we do not grow or sell cannabis products, our general connection with the cannabis industry may hamper our efforts to do business or establish collaborative relationships with others that may fear disruption or increased regulatory scrutiny of their own activities.
We are dependent on the banking industry to support the financial functions of our products and solutions. Our business operating functions including payroll for our employees, real estate leases, and other expenses are handled and reliant on traditional banking. We require access to banking services for both us and our clients to receive payments in a timely manner. Lastly, to the extent we rely on any lines of credit, these could be affected by our relationships with financial institutions and could be jeopardized if we lose access to a bank account. Important components of our offerings depend on client accounts and relationships, which in turn depend on banking functions. Most federal and federally-insured state banks currently do not serve businesses that grow and sell cannabis products on the stated ground that growing and selling cannabis is illegal under federal law, even though the Treasury Department’s Financial Crimes Enforcement Network, or FinCEN, issued guidelines to banks in February 2014 that clarified how financial institutions can provide services to cannabis-related businesses, consistent with financial institutions’ obligations under the Bank Secrecy Act. While the federal government has generally not initiated financial crimes prosecutions against state-law compliant cannabis companies or their vendors, the government theoretically could, at least against companies in the adult-use markets. The continued uncertainty surrounding financial transactions related to cannabis activities and the subsequent risks this uncertainty presents to financial institutions may result in their discontinuing services to the cannabis industry or limit their ability to provide services to the cannabis industry or ancillary businesses providing services to the cannabis industry.
As a result of federal-level illegality and the risk that providing services to state-licensed cannabis businesses poses to banks, cannabis-related businesses face difficulties accessing banks that will provide services to them. When cannabis businesses are able to find a bank that will provide services, they face extensive client due diligence in light of complex state regulatory requirements and guidance from FinCEN, and these reviews may be time-consuming and costly, potentially creating additional barriers to financial services for, and imposing additional compliance requirements on, us and our clients. FinCEN requires a party in trade or business to file with the U.S. Internal Revenue Service, or the IRS, a Form 8300 report within 15 days of receiving a cash payment of over $10,000. While we do not receive cash payments for the products we sell, if we fail to comply with these laws and regulations, the imposition of a substantial penalty could have a material adverse effect on our business, results of operations and financial condition. We cannot assure that our strategies and techniques for designing our products and solutions for our clients will operate effectively and efficiently and not be adversely impacted by any refusal or reluctance of banks to serve businesses that grow and sell cannabis products. A change in banking regulations or a change in the position of the banking industry that permits banks to serve businesses that grow and sell cannabis products may increase competition for us, facilitate new entrants into the industry offering platforms, products or solutions similar to those that we offer, or otherwise adversely affect our results of operations. Also, the inability of potential clients in our target market to open accounts and otherwise use the services of banks or other financial institutions may make it difficult for us to conduct business, including receiving payments in a timely manner.

We do not sell cannabis, or products that contain cannabis; accordingly, our company is not part of the cannabis industry that would be restricted from using federal and federally insured banks. However, because of the fact that our revenue is generated largely from companies licensed as operators in the cannabis industry, banks have and may continue to consider us to be part of the cannabis industry that is subject to banking restrictions. If we were to lose any of our banking relationships or fail to secure additional banking relationships in the future, we could experience difficulty and incur increased costs in the administration of our business, paying our employees, accepting payments from clients, each of which may adversely affect our reputation or results of operations. Additionally, the closure of many or one of our bank accounts due to a bank’s reluctance to provide services to a business working with state legal cannabis businesses would require significant management attention from SpringBig and could materially adversely affect our business and operations. In addition to banks and financial institutions, merchant processors may take a similar view of the risks of working with SpringBig since we provide services to cannabis businesses, and loss of any of our merchant processor relationships could have similar results. Moreover, Visa reportedly prohibits processing of transactions involving cannabis on its network, and Mastercard has reportedly stated that it is evaluating the inconsistency between U.S. state and federal cannabis law.
We may have difficulty using bankruptcy courts due to our involvement in the regulated cannabis industry.
We currently have no need or plans to seek bankruptcy protection. U.S. courts have held that debtors whose income is derived from cannabis or cannabis assets in violation of the CSA cannot seek federal bankruptcy protections. Although we are not in the business of growing or processing cannabis or selling or even possessing cannabis or cannabis products, a U.S. court could determine that our revenue is derived from cannabis or cannabis assets and prevent us from obtaining bankruptcy protections if necessary.
The conduct of third parties may jeopardize our business.
We cannot guarantee that our systems, protocols, and practices will prevent all unauthorized or illegal activities by our clients. Our success depends in part on our clients’ ability to operate consistently with the regulatory and licensing requirements of each state, local, and regional jurisdiction in which they operate. We have policies and procedures to review cannabis license information for operational cannabis retail clients to ensure validity and accuracy of such license information. We cannot ensure that the conduct of our clients, who are third parties, and their actions could expose them to legal sanctions and costs, which would in turn, adversely affect our business and operations.
A failure to comply with laws and regulations regarding our use of telemarketing, including the TCPA, could increase our operating costs and materially and adversely impact our business, financial condition, results of operations, and prospects.
Our technology allows dispensaries to send outbound text communications to their customers. While we believe that it is each dispensary’s responsibility for compliance with state and federal laws regulating outbound communications, we recognize that SpringBig may be named in actions alleging violations of these laws or otherwise have to be involved in demands and actions stemming from alleged violations of these laws (e.g., through subpoenas). There are a number of state and federal laws regulating outbound telephonic communications, including the TCPA and Telemarketing Sales Rule. The U.S. Federal Communications Commission, or the FCC, and the FTC have responsibility for regulating various aspects of these laws. Individual states, like Washington and Florida, also separately regulate outbound telephonic communications. Among other requirements, the TCPA and other laws require the sender of the message to obtain prior express written consent for telemarketing calls and to adhere to state and national “do-not-call” registry requirements and implement various compliance procedures. These laws impact dispensary customers’ ability to communicate with their customers and can impact effectiveness of our marketing programs. These laws also raise the risk that SpringBig could be named directly or involved indirectly in litigation. The TCPA and other similar laws do not distinguish between voice and data communications, and, as such, SMS/MMS messages are also “calls” for the purpose of these outbound telephonic communication statutes.
The TCPA and similar state laws provide for a private right of action under which a plaintiff may bring suit and, oftentimes, allow the recovery of statutory damages. The TCPA, by way of example, imposes statutory damages of between $500 and $1,500 per violation. There is no statutory cap on maximum aggregate exposure (although some courts have applied in TCPA class actions constitutional limits on excessive penalties). An action may be brought by the FCC, a state attorney general, an individual on behalf of the individual or a class of individuals. Like other companies that play an intermediary role between the sender (the dispensary) and the recipient (the dispensary customer) of telephonic communications, we have been sued under the TCPA and have received a number of subpoenas in TCPA cases brought against dispensaries. If in the future we are found to have violated the TCPA or any similar state law, particularly on a class-wide basis, the amount of damages and potential liability could be extensive and materially and adversely impact our business, financial condition, results of operations, and prospects.
We may continue to be subject to constraints on marketing our products.
Certain of the states in which we operate have enacted strict regulations regarding marketing and sales activities on cannabis products, which could affect our cannabis retail clients’ demand for our platform and marketing services. There may be restrictions on sales and marketing activities of cannabis businesses imposed by government regulatory bodies that can hinder the development of our business and operating results because of the restrictions our clients face. If our clients are unable to effectively market our products and compete for market share, or if the costs of compliance with government legislation and regulation cannot be absorbed through increased selling prices for our products for our clients, this could hamper demand for our products and services from licensed cannabis retailers, which could result in a loss of revenue.
Cannabis businesses are subject to unfavorable U.S. tax treatment.
Section 280E of the Code does not allow any deduction or credit for any amount paid or incurred during the taxable year in carrying on business, other than costs of goods sold, if the business (or the activities which comprise the trade or business) consists of trafficking in controlled substances (within the meaning of Schedules I and II of the CSA). The IRS has applied this provision to cannabis operations, prohibiting them from deducting expenses associated with cannabis businesses beyond costs of goods sold and asserting assessments and penalties for additional taxes owed. Section 280E of the Code may have a lesser impact on cannabis cultivation and manufacturing operations than on sales operations, which directly affects our suppliers, who are cannabis retailers and brands. However, Section 280E of the Code and related IRS enforcement activity have had a significant impact on the operations of all cannabis companies. While Section 280E of the Code does not directly affect SpringBig, it lowers SpringBig’s clients’ profitability, and could result in decreased demand or higher price sensitivity for SpringBig’s listing, marketing and customer loyalty services. An otherwise profitable cannabis business may operate at a loss after taking into account its U.S. income tax expenses. This affects SpringBig because SpringBig’s sales and operating results could be adversely affected if SpringBig’s clients decrease their marketing budgets and are operating on lower profit margins as a result of unfavorable treatment by the Code.
Service providers to cannabis businesses may also be subject to unfavorable U.S. tax treatment.
As discussed above, under Section 280E of the Code, no deduction or credit is allowed for any amount paid or incurred during the taxable year in carrying on business, other than costs of goods sold, if the business (or the activities which comprise the trade or business) consists of trafficking in controlled substances (within the meaning of Schedules I and II of the CSA). The IRS has applied this provision to cannabis operations, prohibiting them from deducting expenses associated with cannabis businesses and asserting assessments and penalties for additional taxes owed. While we do not believe that Section 280E of the Code applies to our business, and, generally, ancillary service providers who work with state-licensed cannabis businesses have not been subject to Section 280E of the Code, because they are providing services or products other than cannabis, if the IRS interprets the section to apply, it would significantly and materially affect our profitability and financial condition.
The MORE Act, which was passed by the House of Representatives in 2020 and reintroduced in the Senate for consideration on September 30, 2021, would remove marijuana from the CSA, which would effectively carve out state-legal cannabis businesses from Section 280E of the Code. However, the MORE Act would impose two new taxes on cannabis businesses: an excise tax measured by the value of certain cannabis products and an occupational tax assessed on the enterprises engaging in cannabis production and sales. Although these novel tax provisions are included in the MORE Act passed by the House of Representatives, it is challenging to predict whether, when and in what form the MORE Act could be enacted into law and how any such legislation would affect the activities of SpringBig. Similarly, the recently introduced States Reform Act would also effectively carve out state-legal cannabis businesses from Section 280E of the Code but at the same time impose a new excise tax on cannabis businesses (albeit at a lower rate than the proposed MORE Act).
Cannabis businesses may be subject to civil asset forfeiture.
Any property owned by participants in the cannabis industry used in the course of conducting such business, or that represents proceeds of such business or is traceable to proceeds of such business, could be subject to seizure by law enforcement and subsequent civil asset forfeiture because of the illegality of the cannabis industry under federal law. Even if the owner of the property is never charged with a crime, the property in question could still be seized and subject to an administrative proceeding by which, with minimal due process, it could be subject to forfeiture. Forfeiture of assets of our cannabis business clients could adversely affect our revenues if it impedes their profitability or operations and our clients’ ability to continue to subscribe to our services.
Due to our involvement in the cannabis industry, we may have a difficult time obtaining the various insurances that are desired to operate our business, which may expose us to additional risk and financial liability.
Insurance that is otherwise readily available, such as general liability and directors’ and officers’ insurance, is more difficult for us to find and is more expensive or contains significant exclusions because our clients are cannabis industry participants. There are no guarantees that we will be able to find such insurance coverage in the future or that the cost will be affordable to us. If we are forced to operate our business without such insurance coverage, it may prevent us from entering into certain business sectors, may inhibit our growth, and may expose us to additional risk and financial liabilities. If we experience an uninsured loss, it may result in loss of anticipated cash flow and could materially adversely affect our results of operations, financial condition, and business.
There may be difficulty enforcing certain of our commercial agreements and contracts.
Courts will not enforce a contract deemed to involve a violation of law or public policy. Because cannabis remains illegal under U.S. federal law, certain parties to contracts involving the state-legal cannabis industry have argued that the agreement was void as federally illegal or against public policy. Some courts have accepted this argument in certain cases, usually against the company trafficking in cannabis. While courts have enforced contracts related to activities by state-legal cannabis companies, and the trend is generally to enforce contracts with state-legal cannabis companies and their vendors, there remains doubt and uncertainty that we will be able to enforce all of our commercial agreements in court for this reason. We cannot be assured that we will have a remedy for breach of contract, which would have a material adverse effect on our business.
Risks Related to Our Intellectual Property
We may in the future be, subject to disputes and assertions by third parties with respect to alleged violations of intellectual property rights. These disputes could be costly to defend and could harm our business and operating results.
We may, from time to time in the future, face allegations that we have violated the intellectual property rights of third parties, including patent, trademark, copyright and other intellectual property rights. Even if the claims are without merit, defending these types of claims may result in substantial costs, the diversion of the attention of management, and the disruption of our operations. In particular, patent and other intellectual property litigation may be protracted and expensive, and the results are difficult to predict. We may be required to stop offering certain features, purchase licenses or modify our products and features while we develop non-infringing substitutes, or become subject to significant settlement costs. These claims also could subject us to significant liability for damages and could result in our having to stop using or hosting technology, content, branding or business methods found to be in violation of another party’s rights. We do not own any patents and, therefore, may be unable to deter competitors or others from pursuing patent or other intellectual property infringement claims against us through the threat of counter-suit.
Companies in the software-as-a-service (SaaS) vertical in which we operate and other industries may own large numbers of patents, copyrights, and trademarks and may frequently request license agreements, threaten litigation or file suit against us based on allegations of infringement or other violations of intellectual property rights. Our platform features third-party brands, which may themselves infringe third party intellectual property rights and could bring us into litigation between the parties. Further, although we contractually seek indemnification protection from our clients, clients may not be solvent or financially able to indemnify us. We may be required or may opt to seek a license of intellectual property rights held by others, which may not be available on commercially reasonable terms, or at all. Even if a license is available, we could be required to pay significant royalties, which would increase our operating expenses. We may also be required to develop alternative non-infringing technology, content, branding, or business methods, which could require significant effort and expense and which we may not be able to accomplish efficiently, or at all. If we cannot use, license, or develop technology, content, branding, or business methods for any allegedly infringing aspect of our business, we may be unable to compete effectively. Further, as we face increasing competition and as our business grows, we will face an increasing likelihood of claims of infringement.

The results of litigation and claims to which we may be subject cannot be predicted with certainty. Even if these matters do not result in litigation or are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our business, reputation and operating results.
Some of our solutions contain open source software, which may pose particular risks to our proprietary software and solutions.
We use open source software that we have obtained from third parties or is included in software packages in our solutions and will continue to use open source software in the future. Open source software is generally freely accessible, usable and modifiable, and is made available to the general public on an “as-is” basis under the terms of a non-negotiable license. From time to time, we may face claims from third parties claiming ownership of, or demanding release of, the open source software and/or derivative works that we developed using such software (which could include our proprietary source code), or otherwise seeking to enforce the terms of the applicable open source license. These claims could result in litigation and could require us to purchase a costly license or cease offering the implicated solutions unless and until we can re-engineer them to avoid infringement. This re-engineering process could require significant additional research and development resources. In addition to risks related to license requirements, use of certain open source software can lead to greater risks than use of third party commercial software, as open source licensors generally do not provide warranties or controls on the origin of software. Any of these risks could be difficult to eliminate or manage, and, if not addressed, could have a negative effect on our business and operating results.
The success of our business heavily depends on our ability to protect and enforce our intellectual property rights.
Our business depends on our intellectual property, the protection of which is crucial to the success of our business. We rely on a combination of trademark, trade secret and other intellectual property rights and laws and contractual restrictions to protect our intellectual property. As examples of such restrictions, we attempt to protect our intellectual property, technology and confidential information by entering into confidentiality and inventions assignment agreements and non-competition agreements with employees, contractors, consultants and business partners who develop intellectual property on our behalf, and entering into non-disclosure agreements with our business partners. These agreements may not effectively prevent unauthorized use or disclosure of our confidential information, intellectual property or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information, intellectual property or technology. Despite our efforts to protect our proprietary rights, unauthorized parties, as examples, may copy aspects of our website features, software and functionality or obtain and use information that we consider proprietary.
Despite our efforts to protect our intellectual property rights, including trademarks, they may not be recognized in the future, or may be invalidated, circumvented or challenged. For example, we have registered, among numerous other trademarks, “SpringBig” as a trademark in the U.S. Competitors have and may continue to adopt service names similar to ours, thereby harming our ability to build brand identity and possibly leading to consumer confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other trademarks that are similar to our trademarks. Litigation or proceedings before the U.S. Patent and Trademark Office or other governmental authorities and administrative bodies in the U.S. and abroad may be necessary in the future to enforce our intellectual property rights and to determine the validity and scope of the proprietary rights of others. Our efforts to enforce or protect our proprietary rights may be ineffective and could result in substantial costs and diversion of resources, which could harm our business and operating results.
Further, we may be subject, from time-to-time, to claims that former employees, collaborators or other third parties have an interest in our intellectual property as an inventor or co-inventor. We generally enter into confidentiality and intellectual property assignment agreements with our employees, consultants, and contractors. These agreements generally provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property. However, those agreements may not be honored and may not effectively assign intellectual property rights to us. Moreover, there may be some circumstances, where we are unable to negotiate for such ownership rights. If we are subject to a dispute challenging our rights in or to patents or other intellectual property, such a dispute could be expensive and time consuming. If we were unsuccessful, we could lose valuable rights in intellectual property that we regard as our own, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Risks Related to Our Securities and Certain Tax Matters
If our performance does not meet market expectations, the price of our securities may decline and the market for our securities may be volatile.
If our performance does not meet market expectations, the price of our Common Shares may decline. In addition, even if an active market for our Common Shares develops and continues, the trading price of our Common Shares could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on the price of our Common Shares.
Factors affecting the trading price of our Common Shares may include:
•	actual or anticipated fluctuations in our quarterly and annual financial results or the quarterly and annual financial results of companies perceived to be similar to us;
•	changes in the market’s expectations about operating results;
•	operating results failing to meet market expectations in a particular period, which could impact the market price our Common Shares;
•	operating and stock price performance of other companies that investors deem comparable to us;
•	changes in laws and regulations affecting our businesses;
•	commencement of, or involvement in, litigation involving the Company;
•	changes in our capital structure, such as future issuances of securities or the incurrence of debt;
•	any significant change in our Board of Directors or management;
•
sales of substantial amounts of our Common Shares by the Company, Cantor, the Investor, or our directors, executive officers or significant shareholders or the perception that such sales could occur; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.
Broad market and industry factors may depress the market price of our Common Shares irrespective of our operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for companies engaging in digital payments or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our Common Shares also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
We do not intend to pay cash dividends for the foreseeable future.
We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in future agreements and financing instruments, business prospects and such other factors as our Board of Directors deems relevant. We are not permitted to pay dividends while the Notes remain outstanding, without the consent of the noteholder.
We may be subject to securities litigation, which is expensive and could divert management attention.
The market price of our common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm our business.
The issuance of our Common Shares in connection with the Notes and Warrants Purchase Agreement could cause substantial dilution, which could materially affect the trading price of our Common Shares.
To the extent that the Notes and Investor Warrants are converted into or exercised for Common Shares, substantial amounts of our Common Shares will be issued. Under certain default circumstances the Notes and

Investor Warrants may become exercisable at prevailing prices or discounts to prevailing prices, and the conversion price of the Notes and exercise price of the Investor Warrants may be adjusted in the event of certain issuances of common stock below the original Conversion Price. In addition, we have the ability under certain circumstances to make payments on the Notes in Common Shares at then prevailing market prices. As described above, we are required to reserve three times the original number of shares obtainable under the Notes and Investor Warrants to provide for these circumstances. Although we cannot predict the number of our Common Shares that will actually be issued in connection with any such conversions and/or sales, such issuances could result in substantial decreases to our stock price.
A significant portion of our total outstanding shares may be sold into the market in the near future including the shares being registered for resale pursuant to this prospectus. This could cause the market price of our Common Shares to drop significantly, even if our business is doing well.
Sales of a substantial number of Common Shares in the public market could occur at any time as a result of issuances and resales of Common Shares under the Facility along with other issuances and resales of Common Shares including shares subject to the Notes, Investor Warrants, and our public and private warrants, as well as the resale of Common Shares by other holders, and pursuant to the Company’s equity incentive plan. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Common Shares. See “—Risks Related to the Committed Equity Financing—Future resales and/or issuances of Common Shares, including pursuant to this prospectus may cause the market price of our shares to drop significantly.”
If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our common stock adversely, the price and trading volume of our common stock could decline.
The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If any of the analysts who may cover SpringBig change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover SpringBig were to cease their coverage or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.
We may amend the terms of the warrants in a manner that may be adverse to holders with the approval by the holders of at least 65% of then outstanding public warrants. As a result, the exercise price of your warrants could be increased, the exercise period could be shortened and the number of Common Stock purchasable upon exercise of a warrant could be decreased, all without your approval.
Our warrants were issued in registered form under the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Tuatara. In connection with the Domestication, the public warrants which were originally warrants to purchase Tuatara Class A ordinary shares and Tuatara Class B ordinary shares became, by operation of law, warrants to purchase SpringBig common stock. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of curing any ambiguity or curing, correcting or supplementing any defective provision or adding or changing any other provisions with respect to matters or questions arising under the warrant agreement, but requires the approval by the holders of at least 65% of then outstanding public warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 65% of then outstanding public warrants approve of such amendment. Examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of shares of Common Stock purchasable upon the exercise of a warrant.
We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are an emerging growth company within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We could remain an emerging growth company for up to five years from the date of our IPO, although circumstances could cause us to lose that status earlier, including if the market value of our Common Shares held by non-affiliates exceeds $700,000,000 as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.
We have and will continue to incur increased costs as a result of operating as a public company and our management has and will continue to devote a substantial amount of time to new compliance initiatives.
As a public company, we have and will continue to incur significant legal, accounting and other expenses that we did not incur as a private company, and these expenses may increase even more after we are no longer an emerging growth company, as defined in Section 2(a) of the Securities Act. In addition, we expect to record incremental share-based compensation expense in connection with the consummation of the business combination.
As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act, as well as rules adopted, and to be adopted, by the SEC and the Nasdaq Stock Market LLC. Our management and other personnel have and will continue to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations have substantially increased our legal and financial compliance costs and made some activities more time-consuming and costly. For example, these rules and regulations have made it more difficult and more expensive for us to obtain director and officer liability insurance and forced us to accept reduced policy limits. We cannot predict or estimate the amount or timing of additional costs we have and will continue to incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, our board committees or as executive officers.
Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could have a material adverse effect on our business.
As a public company, we are required to provide management’s attestation on internal controls as required under Section 404(a) of the Sarbanes-Oxley Act. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of us as a privately-held company. If we are not successful in implementing the additional requirements of Section 404(a) in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of our securities.
Failure to properly implement internal controls on a timely basis may lead to the identification of one or more material weaknesses or control deficiencies in the future, which may prevent us from being able to report our financial results accurately on a timely basis or help prevent fraud, and could cause our reported financial results to be materially misstated and result in the loss of investor confidence or delisting and cause the market price of our Common Shares to decline. If we have material weaknesses in the future, it could affect the financial results that we report or create a perception that those financial results do not fairly state our financial position or results of operations. Either of those events could have an adverse effect on the value of our Common Shares.
Further, even if we conclude that our internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, because of its inherent limitations, internal control over financial reporting may not prevent or detect fraud or misstatements. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our results of operations or cause us to fail to meet our future reporting obligations.
Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.
We are subject to laws and regulations enacted by national, regional and local governments. In particular, we will be required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business and results of operations.
Anti-takeover provisions in our certificate of incorporation and bylaws and under Delaware law could delay or prevent a change in control, limit the price investors may be willing to pay in the future for our Common Shares and could entrench management.
Our certificate of incorporation and bylaws contain provisions that could make it more difficult for a third-party to acquire us without the consent of our Board of Directors. These provisions provide for:
•	a classified Board of Directors with staggered three-year terms;
•	the ability of our Board of Directors to determine the powers, preferences and rights of preference shares and to cause us to issue the preference shares without shareholder approval; and
•	requiring advance notice for shareholder proposals and nominations and placing limitations on convening shareholder meetings.
These provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors of your choosing and cause us to take corporate actions other than those you desire, any of which could harm our share price.
Our largest shareholders and certain members of our management own a significant percentage of our Common Shares and are able to exert significant control over matters subject to shareholder approval.
Our founder and certain of our largest shareholders hold a significant percentage of our Common Shares. As a result, these holders have the ability to substantially influence us and exert significant control through this ownership position and, in the case of certain holders, service on our Board of Directors. For example, these holders may be able to control elections of directors, issuance of equity, including to our employees under equity incentive plans, amendments of our organizational documents, or approval of any merger, amalgamation, sale of assets or other major corporate transaction. These holders’ interests may not always coincide with our corporate interests or the interests of other shareholders, and it may exercise its voting and other rights in a manner with which you may not agree or that may not be in the best interests of our other shareholders. So long as these holders continue to own a significant amount of our equity, they will continue to be able to strongly influence and effectively control our decisions.
Future sales and issuances of our Common Shares, including pursuant to our equity incentive and other compensatory plans, will result in additional dilution of the percentage ownership of our shareholders and could cause our share price to fall.
We may need additional capital in the future to continue our planned operations. To the extent we raise additional capital by issuing equity securities, our shareholders may experience substantial dilution. We may sell

Common Shares, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell Common Shares, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. In addition, new investors could gain rights superior to our existing shareholders.
Pursuant to SpringBig Holdings, Inc. 2022 Long-Term Incentive Plan (the “Incentive Plan”), we are authorized to grant options and other share-based awards to our employees, directors and consultants. The number of shares of our Common Stock initially reserved for issuance under the Incentive Plan was 1,525,175, which equaled the amount of shares of our Common Stock equal to 5% of the sum of (i) the number of shares of our Common Stock outstanding as of the Closing and (ii) the number of shares of our Common Stock underlying stock options issued under the SpringBig, Inc. 2017 Equity Incentive Plan (as amended and restated) that are outstanding as of the Closing. Shares subject to stock awards granted under the Incentive Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under the Incentive Plan. See “—Risks Related to Our Securities and Certain Tax Matters—A significant portion of our total outstanding shares may be sold into the market in the near future, including the shares being registered for resale pursuant to this prospectus. This could cause the market price of our Common Shares to drop significantly, even if our business is doing well.”
Because there are no current plans to pay cash dividends on our Common Shares for the foreseeable future, you may not receive any return on investment unless you sell our Common Shares for a price greater than that which you paid for it; furthermore, there is no guarantee that the value of the Common Shares will increase to a price greater than that which you paid for it.
We may retain future earnings, if any, for future operations, expansion, and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of our Board of Directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions, applicable law and other factors that our Board of Directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our Common Shares unless you sell your shares of for a price greater than that which you paid for them; provided, however, that there is no guarantee that the value of the Common Shares will increase to a price greater than the price for which such shares were purchased.

THE COMMITTED EQUITY FINANCING
On April 29, 2022, we entered into the Purchase Agreement with Cantor establishing the Facility. Pursuant to and subject to the conditions set forth in the Purchase Agreement, beginning on the date on which the conditions to Cantor’s purchase obligation thereunder have been satisfied, including that the registration statement that includes this prospectus be declared effective by the SEC (the “Commencement Date”), we have the right from time to time at our option to direct Cantor to purchase our Common Shares, up to a maximum aggregate purchase price of $50.0 million. Sales of our Common Shares to Cantor under the Purchase Agreement, and the timing of any sales, will be determined by us from time to time in our sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of our Common Shares and determinations by us regarding the use of proceeds from any sale of such Common Shares, and will be subject to the conditions set forth in the Purchase Agreement. The net proceeds from any sales under the Facility will depend on the frequency with, and prices at, which the Common Shares are sold to Cantor. To the extent we sell shares under the Purchase Agreement, we currently plan to use any proceeds therefrom for working capital and general corporate purposes, including, among other purposes, servicing our ongoing debt obligations under our convertible notes. The Purchase Agreement was subsequently amended on July 20, 2022, to modify the termination provision and certain conditions to the Facility.
In accordance with our obligations under the Purchase Agreement and the Cantor Registration Rights Agreement, we have filed the registration statement of which this prospectus forms a part in order to register the resale by Cantor of up to 5,055,524 Common Shares, consisting of (i) the Commitment Fee Shares, which are the 877,193 Common Shares that we agreed to issue to Cantor in consideration of its irrevocable commitment to purchase Common Shares at our election under the Purchase Agreement and (ii) up to 4,178,331 Common Shares consisting of Common Shares that we may elect, in our sole discretion, to issue and sell to Cantor, from time to time from and after the Commencement Date under the Purchase Agreement. Unless earlier terminated, the Purchase Agreement will remain in effect until the first day of the month next following the 36-month period commencing on the date of this prospectus.
Under applicable Nasdaq rules and the terms of the Purchase Agreement, in no event may we issue to Cantor more than 19.99% of the total number of our Common Shares that were outstanding immediately prior to the closing of the merger, unless we obtain prior shareholder approval (the “Exchange Cap”). In addition, Cantor is not obligated to buy any Common Shares under the Purchase Agreement if such shares, when aggregated with all other Common Shares then beneficially owned by Cantor and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule13d-3 promulgated thereunder), would result in Cantor beneficially owning Common Shares in excess of 8% of our outstanding Common Shares (the “Beneficial Ownership Cap”).
The Purchase Agreement and the Cantor Registration Rights Agreement contain customary registration rights, representations, warranties, conditions and indemnification obligations by each party. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement and as of specific dates, were solely for the benefit of the parties to such agreements and are subject to certain important limitations.
VWAP Purchase of Common Shares Under the Purchase Agreement
From and after the Commencement Date, we will have the right, but not the obligation, from time to time at our sole discretion, until the first day of the month next following the 36-month period from the Commencement Date, to direct Cantor to purchase up to a specified maximum amount of Common Shares (each such purchase, a “VWAP Purchase”) by delivering written notice to Cantor (such notice, a “VWAP Purchase Notice”) on any trading day, so long as all Common Shares subject to all prior VWAP Purchases by Cantor have previously been delivered to Cantor.
The maximum number of Common Shares that Cantor is required to purchase in any single VWAP Purchase under the Purchase Agreement is equal to the least of:
•
a number of Common Shares which, when aggregated with all other Common Shares then beneficially owned by Cantor and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in Cantor beneficially owning Common Shares equal to (but not exceeding) the Beneficial Ownership Cap;

•
(i) the total volume of Common Shares as reported by Bloomberg through its “VWAP” function during the applicable period (subject to adjustment in the case that the price of our Common Shares falls below a specified threshold price) multiplied by (ii) the lesser of (A) the percentage of the volume of the Common Shares that we direct Cantor to purchase and (B) 20% of the volume of the Common Shares (unless we and Cantor expressly agree that such percentage shall exceed 20%) (the amount set forth in this bullet, the “VWAP Purchase Share Request”); and
•
the number of Common Shares set forth in any VWAP Purchase Notice, representing the Company’s good faith estimate of the number of Common Shares equivalent to the VWAP Purchase Share Request during the applicable period on the date on which such Common Shares are delivered to Cantor under the Purchase Agreement (the “VWAP Purchase Date”).

The per share purchase price for the Common Shares that we elect to sell to Cantor in a VWAP Purchase pursuant to the Purchase Agreement, if any, will be equal to ninety-seven percent (97%) of the VWAP over the applicable period on such VWAP Purchase Date for such VWAP Purchase (such price, the “VWAP Purchase Price”). Notwithstanding the foregoing, if the price of the Common Shares falls below a threshold price determined by us (which shall be no lower than the greater of (i) $1.00, (ii) 90% of the closing price of the Common Shares as of the prior business day or (iii) such higher price as determined by us), the VWAP Purchase Price shall be calculated using the VWAP for the Common Shares during the portion of the applicable trading day during for which the price is not below the threshold price.
We define “VWAP” as, for the Common Shares for a specified period, the dollar volume-weighted average price for the Common Shares, as reported by Bloomberg through its “AQR” function (excluding, for the avoidance of doubt, the opening and closing print of the applicable date), with all such determinations being appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period. There is no upper limit on the price per share that Cantor could be obligated to pay for Common Shares we elect to sell to Cantor in any VWAP Purchase under the Purchase Agreement.
At or prior to 5:30 p.m., New York City time, on the applicable VWAP Purchase Date, Cantor will provide us with a written confirmation for such VWAP Purchase setting forth the applicable VWAP Purchase Price per share to be paid by Cantor and the total aggregate VWAP Purchase Price to be paid by Cantor for the total number of Common Shares purchased by Cantor in such VWAP Purchase.
The payment for, against delivery of, Common Shares purchased by Cantor in a VWAP Purchase under the Purchase Agreement is required to be fully settled by 5:00 p.m., New York City time, on the second trading day immediately following the applicable VWAP Purchase Date, as set forth in the Purchase Agreement.
Conditions Precedent to Commencement and Each VWAP Purchase
Cantor’s obligation to accept VWAP Purchase Notices that are timely delivered by us under the Purchase Agreement and to purchase our Common Shares in VWAP Purchases under the Purchase Agreement, are subject to (i) the initial satisfaction, at the Commencement Date, and (ii) the satisfaction, at each time we deliver a VWAP Purchase Notice on the applicable date of VWAP Purchase after the Commencement Date (the “VWAP Purchase Commencement Time”), of the conditions precedent thereto set forth in the Purchase Agreement, which conditions include, among others, the following:
•	the accuracy in all material respects of the representations and warranties of the Company included in the Purchase Agreement;
•
the Company having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by the Company;

•
the aggregate market value of the Company’s outstanding Common Stock is equal to or greater than $25 million (determined based on the closing price of the Company’s Common Stock on Nasdaq on the day prior to the delivery of a VWAP Purchase Notice and the number of outstanding shares on such date);

•
the registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include Common Shares that may be issued and sold by the Company to Cantor under the Purchase Agreement) having been declared effective under the Securities Act by the SEC and not being subject to any stop order or suspension by the SEC, FINRA or Nasdaq, and Cantor being able to utilize this prospectus (and the prospectus included in any one or more additional registration statements filed with the SEC under the Purchase Agreement) to resell all of the Common Shares included in this prospectus (and included in any such additional prospectuses);
•
the absence of any material misstatement or omission in the registration statement that includes this prospectus (or in any one or more additional registration statements filed with the SEC that include Common Shares that may be issued and sold by the Company to Cantor under the Purchase Agreement);

•
this prospectus and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act having been filed with the SEC;

•
all of the Common Shares that have been registered with the SEC for resale having been approved for listing or quotation on Nasdaq (or if the Common Shares are not then listed on Nasdaq, on any Principal Market), subject only to notice of issuance;

•	no condition, occurrence, state of facts or event constituting a Material Adverse Effect (as such term is defined in the Purchase Agreement) shall have occurred and be continuing;
•	customary bankruptcy-related conditions; and
•	the receipt by Cantor of customary legal opinions, auditor comfort letters and bring-down legal opinions, and auditor comfort letters as required under the Purchase Agreement.
Termination of the Purchase Agreement
Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:
•	the first day of the month next following the 36-month anniversary of the date of this prospectus;
•	the date on which Cantor shall have purchased Common Shares under the Purchase Agreement for an aggregate gross purchase price equal to $50.0 million;
•	the date on which the Common Shares shall have failed to be listed or quoted on Nasdaq or any other Principal Market;
•	the date on which the Company commences a voluntary bankruptcy case or any third party commences a bankruptcy proceeding against the Company; and
•
the date on which a custodian is appointed for the Company in a bankruptcy proceeding for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors.

We have the right to terminate the Purchase Agreement at any time after Commencement, at no cost or penalty, upon 10 trading days’ prior written notice to Cantor. We and Cantor may also terminate the Purchase Agreement at any time by mutual written consent. Cantor also has the right to terminate the Purchase Agreement upon 10 trading days’ prior written notice to us, but only upon the occurrence of certain customary events, including the following: (a) the existence of any condition, occurrence, state or event constituting a “material adverse effect” has occurred and is continuing, (b) a change of control or other fundamental transaction has occurred, (c) the Company is in material breach or default under the Cantor Registration Rights Agreement, which is not cured within 15 trading days, (d) while a registration statement, or any post-effective amendment thereto, is required to be maintained effective pursuant to the terms of the Cantor Registration Rights Agreement and Cantor holds any Company securities, the effectiveness of such registration statement, or any post-effective amendment thereto, lapses for any reason (including, without limitation, the issuance of a stop order by the SEC) or such registration statement or any post-effective amendment thereto, the prospectus contained therein or any prospectus supplement thereto otherwise becomes unavailable to Cantor for the resale of all of the registerable securities included therein in accordance with the terms of the Cantor Registration Rights Agreement, and such lapse or unavailability continues for a period of forty-five (45) consecutive trading days or for more than an aggregate of ninety (90) trading days in any three hundred and sixty-five (365)-day period, other than due to acts of Cantor; (e) trading in the Company’s Common Stock on Nasdaq shall have been suspended and such suspension continues for a period of five (5) consecutive trading days; (f) the Company is in material breach or default of any of its covenants and agreements contained in the Purchase Agreement, and, if such breach or default is capable of being cured, such breach or default is not cured within fifteen (15) trading days after notice of such breach or default is delivered to the Company pursuant to the terms of the Purchase Agreement or (g) there have been any developments, including any new or amended contracts between the Company or any of its subsidiaries and its customers or any changes in applicable law, that would reasonably be expected to result in a violation by the Company or any of its subsidiaries of applicable law. In addition, Cantor has the right to terminate the Purchase Agreement immediately if the Company receives a written notice from Nasdaq notifying the Company of Nasdaq’s intention to de-list the Company for reasons related to the Company’s violation of law.
No termination of the Purchase Agreement by us or by Cantor will become effective prior to the second trading day immediately following the date on which any pending (or not fully settled) VWAP Purchase has been fully settled in accordance with the terms and conditions of the Purchase Agreement, and will not affect any of our respective rights and obligations under the Purchase Agreement with respect to any pending (or not fully settled) VWAP Purchase, and both we and Cantor have agreed to complete our respective obligations with respect to any such pending (or not fully settled) VWAP Purchase under the Purchase Agreement. Furthermore, no termination of the Purchase Agreement will affect the Commitment Fee Shares or the registration rights provisions contained within the Cantor Registration Rights Agreement, which will survive for one year following any termination of the Purchase Agreement.
No Short-Selling or Hedging by Cantor
Cantor has agreed that neither it nor any entity managed or controlled by it, has engaged or effected, directly or indirectly, for its own principal account, any (i) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Shares or (ii) hedging transaction, which establishes a net short position with respect to the Common Shares, that remained in effect as of the date of the Purchase Agreement.
Prohibition on Variable Rate Transactions
Subject to specified exceptions included in the Purchase Agreement, during the term of the Purchase Agreement, we are limited in our ability to enter into specified “Variable Rate Transactions” (as such term is defined in the Purchase Agreement). Such transactions include, among others, the issuance of convertible securities with a conversion or exercise price that is based upon or varies with the trading price of shares of our Common Shares after the date of issuance, or our entry into any agreement for an “equity line of credit” (other than with Cantor), whereby we may sell Common Shares at a future determined price.
Effect of Sales of Our Common Shares under the Purchase Agreement on Our Shareholders
The Common Shares being registered for resale in this offering may be issued and sold by us to Cantor from time to time at our discretion over a period until the first day of the month next following the 36-month anniversary of the date of this prospectus. The resale by Cantor of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, along with other issuances and resales of Common Shares including shares subject to the Notes, Investor Warrants, and our public and private warrants, as well as the resale of Common Shares by other holders, and pursuant to the Company’s equity incentive plan, could cause the market price of our Common Shares to decline and to be highly volatile. Sales of our Common Shares, if any, to Cantor under the Purchase Agreement will be determined by us in our sole discretion and will depend upon market conditions and other factors. We may ultimately decide to sell to Cantor all, some or none of the Common Shares that may be available for us to sell to Cantor pursuant to the Purchase Agreement. If and when we elect to sell Common Shares to Cantor pursuant to the Purchase Agreement, after Cantor has acquired such shares, Cantor may resell all, some or none of such Common Shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase Common Shares from Cantor in this offering at different times will likely pay different prices for those Common Shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. See “Risk Factors—Risks Related to the Committed Equity Financing—Investors who buy Common Shares from Cantor at different times will likely pay different prices.”
Investors may experience a decline in the value of the Common Shares they purchase from Cantor in this offering as a result of future sales made by us to Cantor at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of Common Shares to Cantor under the Purchase Agreement, or if investors expect that we will do so, the actual sales of Common Shares or the mere existence of our arrangement with Cantor may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. “Risk Factors—Risks Related to the Committed Equity Financing—Investors who buy Common Shares from Cantor at different times will likely pay different prices.”

Because the purchase price per share to be paid by Cantor for the Common Shares that we may elect to sell to Cantor under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Shares during the applicable period for each VWAP Purchase made pursuant to the Purchase Agreement, if any, as of the date of this prospectus it is not possible for us to predict the number of Common Shares that we will sell to Cantor under the Purchase Agreement, the actual purchase price per share to be paid by Cantor for those Common Shares, or the actual gross proceeds to be raised by us from those sales, if any. As of June 14, 2022, there were 25,290,270 Common Shares outstanding. Although the Purchase Agreement provides that we may sell up to an aggregate gross purchase price of $50.0 million of our Common Shares to Cantor, only 5,055,524 of our Common Shares (which includes the Commitment Fee Shares) are being registered for resale under the registration statement that includes this prospectus. Under the terms of the Purchase Agreement, we may not issue to Cantor more than the Exchange Cap (as defined below), which equals 5,055,524 shares based on the 25,290,270 shares of Common Stock issued and outstanding as of June 14, 2022, unless we obtain prior shareholder approval.
If all of the 5,055,524 Common Shares offered for resale by Cantor under this prospectus were issued and outstanding as of June 14, 2022, such Common Shares would represent approximately 16.7% of the total number of our Common Shares outstanding after giving effect to such issuance.
Under applicable Nasdaq rules and the terms of the Purchase Agreement, in no event may we issue to Cantor more than 19.99% of the total number of our Common Shares that were outstanding immediately prior to the closing of the Merger (or 5,055,524 shares), unless we obtain prior shareholder approval (the “Exchange Cap”). Accordingly if we decide to issue and sell to Cantor under the Purchase Agreement more than the 5,055,524 Common Shares that are being registered for resale under this prospectus (which we may elect to do, at our sole discretion, up to aggregate gross proceeds under the Facility of $50.0 million), in order to receive additional proceeds we must (a) obtain the necessary shareholder approval under the terms of the Purchase Agreement and (b) file with the SEC one or more additional registration statements to register the resale under the Securities Act by Cantor of any such additional Common Shares we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any such additional Common Shares to Cantor under the Purchase Agreement. The number of Common Shares ultimately offered for sale by Cantor for resale under this prospectus in order to receive or under any future prospectus is dependent upon the number of Common Shares, if any, we ultimately sell to Cantor under the Purchase Agreement. Further, if and when we elect to sell Common Shares to Cantor pursuant to the Purchase Agreement, after Cantor has acquired such shares, Cantor may resell all, some or none of such Common Shares at any time or from time to time in its discretion and at different prices.
The issuance of our Common Shares to Cantor pursuant to the Purchase Agreement will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted. Although the number of Common Shares that our existing shareholders own will not decrease, the Common Shares owned by our existing shareholders will represent a smaller percentage of our total outstanding Common Shares after any such issuance.
The following table sets forth information at varying purchase prices assuming we sell to Cantor under the Purchase Agreement the lesser of (i) the maximum number of Common Shares offered by this prospectus and (ii) the maximum number of Common Shares that we may sell to Cantor that results in the sale of Common Shares with an aggregate purchase price of $50.0 million:
Assumed Trading Price of Common Shares	Number of Shares Sold Under the Facility(1)	Commitment Fee Shares(2)	Total Common Shares Issued to Holder	Percentage of Outstanding Common Shares After Giving Effect to Issuances to Holder(3)	Proceeds for Common Shares Sold Under the Facility(4)
$1.62(5)	4,178,331	877,193	5,055,524	16.7%	$6.8 million
$3.00	4,178,331	877,193	5,055,524	16.7%	$12.2 million
$6.00	4,178,331	877,193	5,055,524	16.7%	$24.4 million
$13.00	3,965,107	877,193	4,842,300	16.1%	$50.0 million
(1)	The assumed average purchase prices are solely for illustrative purposes and are not intended to be estimates or predictions of the future performance of our Common Shares.
(2)
Represents the Commitment Fee Shares, which are the 877,193 Common Shares we agreed to issue to the Holder as consideration for its irrevocable commitment to purchase the Common Shares at our election in our sole discretion, from time to time after the date of this prospectus, upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement.

(3)
The denominator used to calculate the percentages in this column is based on 25,290,270 Common Shares outstanding as of June 14, 2022, adjusted to include the Common Shares (a) issued and sold to the Holder under the Facility and (b) issued to the Holder as Commitment Fee Shares.

(4)
Proceeds represent the illustrative aggregate purchase price to be received from the sale of all of the Common Shares issued and sold to the Holder under the Facility, which is determined by multiplying the VWAP Purchase Price, which would be calculated as 97% of the assumed trading prices of the Common Shares shown at the various illustrative prices set forth in the first column, by the number of shares set forth in the second column.

(5)	Represents the closing price of our Common Shares on Nasdaq on July 21, 2022.

USE OF PROCEEDS
Any sales of Common Shares by the Holder pursuant to this prospectus will be solely for the Holder’s account. The Company will not receive any proceeds from any such sales. However, we may receive up to $50.0 million in aggregate gross proceeds from the Holder under the Purchase Agreement in connection with sales of our Common Shares to the Holder pursuant to the Purchase Agreement after the date of this prospectus. However, the actual proceeds may be less than this amount depending on the number of share of our Common Shares sold and the price at which the Common Shares are sold under the Purchase Agreement. The use of the Facility under the Purchase Agreement is subject to certain conditions, including the effectiveness of the Cantor Resale Registration Statement. Therefore, funds from the $50 million gross purchase price will not be immediately available, if at all, to SpringBig and there can be no assurances that the Facility will be available to the Company at all times during its term or that such purchase price will ever become available. See “Plan of Distribution (Conflict of Interest)” and “The Committed Equity Financing” elsewhere in this prospectus for more information.
We intend to use any proceeds from the Facility for working capital and general corporate purposes, which may include, among other purposes, servicing our ongoing debt obligations under our 6% Senior Secured Original Issue Discount Convertible Notes due 2024. We will have broad discretion in the way we use these proceeds. See “Risk Factors—Risks Related to the Committed Equity Financing—We may use proceeds from sales of our Common Shares made pursuant to the Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.”
The Holder will pay any underwriting fees, discounts and selling commissions incurred by such Holder in connection with any sale of their Common Shares. The Company will bear all other costs, fees and expenses incurred in effecting the registration of the Common Shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of counsel and independent registered public accountants.
DETERMINATION OF OFFERING PRICE
We cannot currently determine the price or prices at which Common Shares may be sold by the Holder under this prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Unless the context otherwise requires, all references in this “Unaudited Pro Forma Condensed Consolidated Combined Financial Information” section to “SpringBig” refer to SpringBig, Inc. prior to the consummation of the business combination and “New SpringBig” refers to the entity formerly known as Tuatara Capital Acquisition Corporation following the consummation of the business combination.
Introduction
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and presents the combination of the historical financial information of Tuatara and SpringBig adjusted to give effect to the business combination and the other events contemplated by the merger agreement.
The unaudited pro forma condensed combined balance sheet as of March 31, 2022 combines the historical unaudited consolidated balance sheet of SpringBig as of March 31, 2022 and the historical unaudited consolidated balance sheet of Tuatara as of March 31, 2022 on a pro forma basis as if the business combination and related transactions had been consummated on March 31, 2022.
The unaudited pro forma condensed combined statement of operations for the three months ended of March 31, 2022 combines the historical unaudited consolidated statement of operations of SpringBig for the three months ended March 31, 2022 and historical unaudited consolidated statement of operations of Tuatara for the three months ended March 31, 2022 on a pro forma basis as if the business combination and the other events contemplated by the merger agreement, as summarized below, had been consummated on January 1, 2021, the beginning of the earliest period presented.
The unaudited pro forma condensed combined statement of operations for the year ended of December 31, 2021 combines the historical audited consolidated statement of operations of SpringBig for the year ended December 31, 2021 and historical audited statement of operations of Tuatara for the year ended December 31, 2021 on a pro forma basis as if the business combination and the other events contemplated by the merger agreement, as summarized below, had been consummated on January 1, 2021, the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and results of operations that would have been achieved had the business combination and related transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial information and is subject to change as additional information becomes available and analyses are performed. This information should be read together with the following:
•	the historical unaudited consolidated financial statements of Tuatara as of and for the three months ended March 31, 2022 and 2021;
•	the historical audited financial statements of Tuatara as of and for the year ended December 31, 2021 and as of December 31, 2020 and for the period from January 24, 2020 through December 31, 2020;
•	the historical unaudited consolidated financial statements of SpringBig as of and for the three months ended March 31, 2022 and 2021;
•	the historical audited consolidated financial statements of SpringBig as of and for the years ended December 31, 2021 and December 31, 2020;
•	the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus; and
•
other information relating to Tuatara and SpringBig included in this prospectus, including the merger agreement and the description of certain terms thereof set forth under the section entitled “The Description of the Business Combination.”

Description of the Business Combination
On June 14, 2022 (the “Closing Date”), New SpringBig (formerly known as Tuatara) consummated the previously announced business combination of Tuatara and SpringBig. Pursuant to the merger agreement, prior to the Closing, New SpringBig changed its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. In connection with the Closing, the registrant changed its name from Tuatara Capital Acquisition Corporation to SpringBig Holdings, Inc. New SpringBig will continue the existing business operations of SpringBig as a publicly traded company.
Pursuant to the previously announced Subscription Agreements with certain investors (the “PIPE Investors”), pursuant to which such PIPE Investors agreed to subscribe for and purchase an aggregate of 1,310,000 shares of New SpringBig Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $13,100,000 (of which $7,000,000 was previously funded via convertible notes between SpringBig and certain subscription investors).
The holders of SpringBig’s common stock and certain optionholders shall be entitled to receive their pro rata portion of such number of Shares, fully paid and free and clear of all liens other than applicable federal and state securities law restrictions, as set forth below upon satisfaction of any of the following conditions (“Company Earnout Condition”)
a) 7,000,000 Contingent Shares if the closing price of the New SpringBig common stock equals or exceeds $12.00 per share on any twenty (20) trading days in a thirty (30)-trading day period at any time after the Closing Date and no later than 60 months following the Closing Date;
b) 2,250,000 Contingent Shares if the closing price of the New SpringBig common stock equals or exceeds $15.00 per share on any twenty (20) trading days in a thirty (30)-trading day period at any time after the Closing Date and no later than 60 months following the Closing Date; and
c) 1,250,000 Contingent Shares if the closing price of the New SpringBig common stock equals or exceeds $18.00 per share on any twenty (20) trading days in a thirty (30)-trading day period at any time after the Closing Date and no later than 60 months following the Closing Date.
At the time of the Closing, the sponsor, Tuatara and certain members of the Tuatara board of directors entered into an escrow agreement, providing that, immediately following the Closing, the sponsor, Tuatara and certain members of the Tuatara board of directors shall deposit an aggregate of 1,000,000 shares of New SpringBig common stock into escrow. The Sponsor Escrow Agreement shall provide that such Sponsor Contingent Shares shall be released to the sponsor if the closing price of the New SpringBig common stock equals or exceeds $12.00 per share on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and no later than 60 months following the closing date (“Sponsor Earnout Condition”). In addition, on or prior to the closing date, the sponsor shall forfeit 1,000,000 shares of New SpringBig common stock.
On the Closing Date, Tuatara issued to public shareholders who elected not to exercise their redemption rights in connection with the consummation of the business combination an aggregate of 876,194 shares of New SpringBig common stock.
On April 29, 2022, Tuatara entered into the Facility. Pursuant to the Common Stock Purchase Agreement, New SpringBig has the right, after the closing of the merger, from time to time at its option to sell to Cantor up to $50 million in aggregate gross purchase price of newly issued common stock subject to certain conditions and limitations set forth in the Purchase Agreement.
The unaudited pro forma condensed combined financial information does not give effect to any issuances of common stock under the Facility. However, see Note 4 below for a discussion of the potential impact of the Facility on the unaudited pro forma condensed consolidated financial information.
Anticipated Accounting Treatment
The business combination will be accounted for as a capital reorganization in accordance with GAAP. Under this method of accounting, Tuatara will be treated as the “acquired” company for accounting purposes. Accordingly, the business combination will be treated as the equivalent of SpringBig issuing shares at the closing of the business combination for the net assets of Tuatara as of the closing date, accompanied by a recapitalization. The net assets of Tuatara will be stated at historical cost, with no goodwill or other intangible assets recorded.

SpringBig has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
•	SpringBig’s shareholders will have the largest voting interest in New SpringBig under the maximum redemption scenario;
•	The board of directors of the post-combination company has seven members, and SpringBig shareholders have the ability to nominate at least the majority of the members of the board of directors;
•	SpringBig’s senior management is the senior management of the post-combination company;
•	The business of SpringBig will comprise the ongoing operations of New SpringBig; and
•	SpringBig is the larger entity, in terms of substantive operations and employee base.
Basis of Pro Forma Presentation
Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are an aggregate of 18,196,526 combined company shares issued to SpringBig stockholders and 1,310,000 shares of common stock issued to the PIPE Investors, plus 31,356 shares paid to the certain PIPE Investors pursuant to the convertible notes with certain PIPE Investors and 3,000,000 Tuatara founders shares which are net of the 1,000,000 of Sponsor Contingent Shares that were placed in escrow and the 1,000,000 Sponsor Forfeited Shares. The Sponsor Contingent Shares and the Contingent Shares have not been included, as these have been deemed financial instruments to be issued upon the occurrence of contingent earn out provisions. The Sponsor Contingent Shares and Contingent Shares will be accounted for under ASC Topic 815-40, “Derivatives and Hedging”, pursuant to which the Sponsor Contingent Shares and Contingent Shares are considered to be indexed to the Company’s own stock and therefore will be classified as equity instruments.
The following presents the calculation of basic and diluted weighted average shares outstanding. The computation of diluted loss per share excludes the effect of warrants to purchase 12,376,194 shares to be issued because the inclusion of any of these securities would be anti-dilutive.
Weighted average shares calculation, basic and diluted
Tuatara public shares	1,752,388
Tuatara founder shares	3,000,000
Subscription investors	1,341,356
Combined company shares issued in business combination	18,196,526
Weighted average shares outstanding	24,290,270
Percent of shares owned by SpringBig shareholders	74.9%
Percent of shares owned by Tuatara holders	19.6%
Percent of shares owned by subscription investors(1)	5.5%
(1)	Of the shares owned by the subscription investors, 600,000 shares are attributable to affiliates of Tuatara and 10,000 shares are attributable to affiliates of SpringBig.

UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET
AS OF MARCH 31, 2022
(in in thousands)
	SpringBig (Historical)	Tuatara (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$6,761	$417	$200,039	(1)	$18,518
			(191,438)	(2)
			(13,361)	(3)
			6,100	(4)
			10,000	(8)
Accounts receivable, net	2,645	—	—		2,645
Contract assets	303	—	—		303
Prepaid expenses and other current assets	1,297	249	1,350	(3)	2,896
Total Current Assets	11,006	666	12,690		24,362
Property, plant and equipment	495	—	—		495
Deposits and other assets	84	—	—		84
Investments held in Trust Account	—	200,039	(200,039)	(1)	—
Total Assets	$11,585	$200,705	$(187,349)		$24,941

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$580	$2,252	$(902)	(3)	$1,930
Related party payable	33	—	—		33
Accrued wages and commissions	691	—	—		691
Accrued expenses	888	108	—		996
Contract liability	485	—	—		485
Interest payable	89	—	(89)	(4)	—
Notes payable	7,000	—	(7,000)	(4)	—
Other liabilities	39	—	—		39
Total current liabilities	9,805	2,360	(7,991)		4,174
Warrant liability	—	5,278	—		5,278
Convertible notes	—	—	8,565	(8)	8,565
Deferred underwriting fee payable	—	7,000	(7,000)	(3)	—
Total Liabilities	9,805	14,638	(6,426)		18,017
Ordinary shares subject to possible redemption	—	200,000	(200,000)	(2)	—
Shareholders’ Equity
Series B Preferred	5	—	(5)	(5)	—
Series A Preferred	5	—	(5)	(5)	—
Series Seed Preferred	7	—	(7)	(5)	—
Common stock	14	—	—	(2)	3
			(14)	(5)
			2	(5)
			1	(5)
Additional paid in capital	17,840	—	8,562	(2)	27,121
			13,189	(4)
			(13,905)	(5)
			1,435	(8)
Class B ordinary shares	—	1	(1)	(5)	—
Accumulated deficit	(16,091)	(13,934)	(4,109)	(3)	(20,200)
			13,934	(5)
Total Shareholders’ Equity	1,780	(13,933)	19,077		6,924
Total Liabilities and Shareholders’ Equity	$11,585	$200,705	$(187,349)		$24,941

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2022
(in thousands, except share and per share data)
	SpringBig (Historical)	Tuatara (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$6,364	$—	$—		$6,364
Cost of revenue	1,843	—	—		1,843
Gross profit	4,521	—	—		4,521
Selling, servicing and marketing	2,943	—	—		2,943
Technology and software development	2,637	—	—		2,637
General and administrative	1,537	—	—		1,537
Operating expenses	—	912	—	(2)	912
Total operating expenses	7,117	912	—		8,029
Loss from operations	(2,596)	(912)	—		(3,508)

Interest income	—	—	—		—
Interest expense	(89)	—	(469)	(3)	(558)
Forgiveness of PPP Loan	—	—	—		—
Change in fair value of warrants	—	4,162	—		4,162
Compensation expense	(181)	—	—		(181)
Transaction costs allocated to warrants	—	—	—		—
Interest earned on investments held in Trust Account	—	3	(3)	(1)	—
(Loss) income before taxes	(2,866)	3,253	(472)		(85)
Provision for taxes	—	—	—	(4)	—
Net (loss) income	$(2,866)	$3,253	$(472)		$(85)

Weighted average shares outstanding, basic	13,571,872	25,000,000	(709,730)	(5)	24,290,270
Basic net (loss) income per share	$(0.21)	$0.13			$—
Weighted average shares outstanding, diluted	13,571,872	25,000,000	(709,730)	(5)	24,290,270
Diluted net (loss) income per share	$(0.21)	$0.13			$—

UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2021
(in thousands, except share and per share data)
	SpringBig (Historical)	Tuatara (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$24,024	$—	$—		$24,024
Cost of revenue	6,929	—	—		6,929
Gross profit	17,095	—	—		17,095
Selling, servicing and marketing	10,185	—	—		10,185
Technology and software development	8,410	—	—		8,410
General and administrative	5,032	—	—		5,032
Operating expenses	—	2,035	3,559	(2)	5,594
Total operating expenses	23,627	2,035	3,559		29,221
Loss from operations	(6,532)	(2,035)	(3,559)		(12,126)

Interest income	3	—	—		3
Interest expense	—	—	(1,877)	(3)	(1,877)
Forgiveness of PPP Loan	781	—	—		781
Change in fair value of warrants	—	12,960	—		12,960
Compensation expense	—	(2,400)	—		(2,400)
Transaction costs allocated to warrants	—	(853)	—		(853)
Interest earned on investments held in Trust Account	—	35	(35)	(1)	—
(Loss) income before taxes	(5,748)	7,707	(5,471)		(3,512)
Provision for taxes	(2)	—	—	(4)	(2)
Net (loss) income	$(5,750)	$7,707	$(5,471)		$(3,514)

Weighted average shares outstanding, basic	13,385,267	22,287,671	2,002,599	(5)	24,290,270
Basic net (loss) income per share	$(0.43)	$0.35			$(0.14)
Weighted average shares outstanding, diluted	13,385,267	22,369,863	1,920,407	(5)	24,290,270
Diluted net (loss) income per share	$(0.43)	$0.34			$(0.14)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
1.	Basis of Presentation
The unaudited pro forma condensed combined financial information has been adjusted to give effect to transaction accounting adjustments related to the business combination linking the effects of the business combination to the historical financial information.
The Transaction will be accounted for as a reverse recapitalization in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations. SpringBig has been determined to be the accounting acquirer under both the no redemption and the maximum redemption scenarios as SpringBig owners before the business combination will retain a majority financial interest after the business combination. Under the reverse recapitalization model, the business combination will be treated as SpringBig issuing equity for the net assets of Tuatara, with no goodwill or intangible assets recorded.
The pro forma adjustments have been prepared as if the business combination had been consummated on March 31, 2022, in the case of the unaudited pro forma condensed combined balance sheet, and on January 1, 2021, the beginning of the earliest period presented, in the case of the unaudited pro forma condensed combined statements of operations.
The pro forma combined balance sheet as of March 31, 2022 has been prepared using the following:
•	SpringBig historical unaudited consolidated balance sheet as of March 31, 2022.
•	Tuatara’s historical unaudited consolidated balance sheet as of March 31, 2022, included Tuatara’s Quarterly report on Form 10-Q, filed on May 16, 2022.
The pro forma combined statement of operations for the three months ended March 31, 2022 has been prepared using the following:
•	SpringBig historical unaudited consolidated statement of operations for the three months ended March 31, 2022.
•	Tuatara’s historical unaudited consolidated statement of operations for the three months ended March 31, 2022, included Tuatara’s Quarterly report on Form 10-Q, filed on May 16, 2022.
The pro forma combined statement of operations for the year ended December 31, 2021 has been prepared using the following:
•	SpringBig historical consolidated statement of operations for the year ended December 31, 2021, included in Tuatara’s prospectus.
•	Tuatara’s statement of operations for the year ended December 31, 2021, included in Tuatara’s prospectus.
The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of New SpringBig after giving effect to the business combination. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The pro forma adjustments reflecting the consummation of the business combination are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the business combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the business combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of SpringBig and Tuatara.
2.	Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheets as of March 31, 2022
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.
The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2022 are as follows:
(A) Derived from the unaudited consolidated balance sheet of SpringBig as of March 31, 2022.
(B) Derived from the unaudited consolidated balance sheet of Tuatara as of March 31, 2022.
(1) To reflect the release of cash from marketable securities held in the trust account.
(2) To reflect (a) the redemption of 19,123,806 Class A ordinary shares for cash payment of $191.4 million and (b) the reclassification of 876,194 Class A ordinary shares subject to redemption to permanent equity for shareholders who did not exercise their redemption rights.
(3) To reflect the payment of an aggregate of $11.1 million of estimated legal, financial advisory and other professional fees related to the business combination, the prepayment of $1.4 million of directors and officers’ insurance premium, the payment of $0.9 million of accounts payable and accrued expenses, the payment of $0.6 million in executive bonuses and the waiver of $7.0 million of deferred underwriting fees by the underwriters in Tuatara’s IPO of its deferred underwriting discount The direct, incremental costs of the business combination related to the legal, financial advisory, accounting and other professional fees of approximately $11.1 million is reflected as an adjustment to accumulated deficit.
(4) Reflects proceeds received of $13.1 million from the subscription investors in exchange for the issuance of 1,310,000 shares of New SpringBig common stock at a price of $10.00 per share, plus 31,356 shares paid to the certain PIPE Investors pursuant to the convertible notes with certain PIPE Investors.
(5) To reflect the recapitalization of SpringBig through (a) the contribution of all the share capital in SpringBig to New SpringBig common stock, (b) the issuance of 18,196,526 shares of New SpringBig common stock, (c) the elimination of the historical accumulated deficit of Tuatara of $13.9 million, the accounting acquiree and (d) the conversion of 4,000,000 Class B ordinary shares outstanding in Tuatara to New SpringBig common stock, on a one-for-one basis, at the consummation of the business combination.
(6) To reflect the forfeiture of 1,000,000 shares of New SpringBig common stock by the sponsor. No entry is reflected due to rounding.
(7) To reflect the issuance of 876,194 shares of New SpringBig common stock to non-redeeming public shareholders. No entry is reflected due to rounding.
(8) Reflects issuance of $11.0 million of 6% Senior Secured Original Issue Discount Convertible Notes (the “Notes”) for proceeds of $10.0 million and a discount of $2.4 million. The Notes will be convertible at the option of the holders beginning at the earlier of (a) the date of effectiveness of a resale registration statement covering the resales of New SpringBig’s shares of common stock underlying the Notes or (b) one year after the issuance of the Notes, in each case at an initial conversion share price of $12.00 per share. The Notes will bear interest at a rate of 6% per annum and amortize after six months, which amortization may be settled in cash or shares of common stock.
3.	Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Three Months Ended March 31, 2022
The transaction accounting adjustments included in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2022 and the year ended December 30, 2021 are as follows:
(A) Derived from the unaudited consolidated statement of operations of SpringBig for the three months ended March 31, 2022.

(B) Derived from the unaudited consolidated statements of operations of Tuatara for the three months ended March 31, 2022.
(C) Derived from the audited consolidated statement of operations of SpringBig for the year ended December 31, 2021.
(D) Derived from the audited statements of operations of Tuatara for the year ended December 31, 2021.
(1) Represents an adjustment to eliminate interest income on marketable securities held in the trust account as of the beginning of the period.
(2) Represents an adjustment to eliminate the effect of the pro forma balance sheet adjustment presented in Entry #2(3) above in the aggregate amount of $3.6 million for the direct, incremental costs of the business combination, assuming those adjustments were made as of the beginning of the fiscal period presented. As these costs are directly related to the business combination, they are not expected to recur in the income of the combined company beyond 12 months after the business combination.
(3) Represents 6% interest expense incurred on the Notes in the amount of approximately $165,000 and $660,000 for the three months ended March 31, 2022 and the year ended December 31, 2021, respectively, the amortization of the discount on the Notes to interest expense in the amount of $179,000 and $717,000 for the three months ended March 31, 2022 and the year ended December 31, 2021, respectively, and the amortization of the original issue discount to interest expense in the amount of approximately $125,000 and $500,000 for the three months ended March 31, 2022 and the year ended December 31, 2021, respectively,. See the discussion in adjustment (8) of Note 2 above for additional information regarding the Notes.
(4) Although the blended statutory rate for the redomesticated entity post business combination would be 21%, the consolidated combined pro forma under both scenarios results in a net loss for tax purposes. As such, a full valuation allowance has been applied resulting in no adjustment.
(5) The calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that Tuatara’s initial public offering occurred as of the beginning of the earliest period presented. In addition, as the business combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares have been outstanding for the entire periods presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed for the entire period.
4.	Net Income (Loss) per Share
Represents the net income (loss) per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the business combination and related transactions, assuming the shares were outstanding since January 1, 2021. As the business combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issued in connection with the business combination have been outstanding for the entire period presented.
The amounts presented above and below do not give effect to any shares of New SpringBig’s common stock that may be issued pursuant to the Facility. If the Facility is utilized after the closing of the business combination, SpringBig will issue shares to CF Principal Investments LLC at a discount to the then-current market price and CF Principal Investments LLC will have an incentive to sell such shares immediately. Any such issuances may therefore result in further dilution to the existing shareholders and may in turn decrease the trading price of the New SpringBig common stock. Assuming the Facility is used in its entirety for the full $50 million purchase price, the number of shares to be issued at each of $13.00 per share, $6.00 per share, or $3.00 per share would be 3.97 million, 8.6 million, or 17.2 million shares, respectively. Such shares would increase the denominator of per share income calculations and, in turn, reduce income per share amounts. There is no obligation that the Facility be used in its entirety or at all, but if it is, the proceeds therefrom would result in an increase to cash on the balance sheet.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of Tuatara’s public shares:
Pro Forma Combined
Three Months Ended March 31, 2022
Net loss	$(85)
Weighted average shares outstanding - basic and diluted	24,290,270
Basic and diluted net loss per share	$(0.00)
Year Ended December 31, 2021
Net loss	$(3,514)
Weighted average shares outstanding - basic and diluted	24,290,270
Basic and diluted net loss per share	$(0.14)

Weighted average shares calculations, basic and diluted	Pro Forma Combined
Tuatara’s public shares	1,752,388
Tuatara initial stockholders	3,000,000
Subscription investors	1,341,356
SpringBig stockholders	18,196,526
Weighted average shares outstanding - basic and diluted	24,290,270

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY
Market Information
The Common Shares are currently listed on The Nasdaq Global Market under the symbol “SBIG.” As of June 22, 2022, there were 65 holders of record of our Common Shares.
Dividend Policy
We have not declared or paid any dividends on our Common Shares to date. We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the sole discretion of our Board of Directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our Board of Directors may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless the context otherwise requires, all references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” refer to “SpringBig,” the “Company,” “we,” “us” or “our” refer to SpringBig, Inc. and its subsidiaries.
The following discussion and analysis of SpringBig’s financial condition and results of operations should be read in conjunction with SpringBig’s consolidated financial statements and notes to those statements. The discussion should be read together with the historical audited annual statements for the years ended December 31, 2021 and 2020, and the related notes that are included elsewhere in this Prospectus and the unaudited interim statements for the three months ended March 31, 2022 and 2021, and the related notes that are included elsewhere in this Prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. SpringBig’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in other parts of this prospectus.
All statements other than statements of historical facts contained in this report, including statements regarding future operations, are forward-looking statements. In some cases, forward-looking statements may be identified by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “expect,” “objective,” “plan,” “potential,” “seek,” “grow,” “target,” “if,” and similar expressions intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations, objectives, and financial needs.
Overview
SpringBig is a market-leading software platform providing customer loyalty and marketing automation solutions to retailers and brands. We leverage our deep expertise in loyalty marketing to develop solutions that address the key challenges faced by retailers and brands, including those in the cannabis industry. Stringent, complex, and rapidly evolving regulations have resulted in restricted access to traditional marketing and advertising channels for cannabis retailers and brands, preventing them from utilizing many traditional methods for effectively accessing and engaging with consumers. In addition, the lack of industry-specific data and market intelligence solutions limit cannabis retailers’ and brands’ ability to efficiently market their products, thereby hindering their growth. Our platform enables our clients to increase brand awareness, engage customers, improve retention, and access actionable consumer feedback data to improve marketing. Our clients can use our loyalty marketing, digital communications, and text/email marketing solutions drive new customer acquisition, customer spend and retail foot traffic. Our proven business-to-business-to-customer (“B2B2C”) software platform creates powerful network effects between retailers and brands and provides an ability for both to connect directly with consumers. As retailers and brand scale, a virtuous cycle amplifies growth, ultimately expanding SpringBig’s reach, strengthening our value proposition.
SpringBig serves approximately 1,300 brand and retailer clients across more than 2,400 distinct retail locations in North America. Our clients distribute almost 2 billion messages annually, and in the last year more than $7 billion of gross merchandise value (“GMV”) was accounted for by clients utilizing our platform. Revenue grew by 58% in 2021 and our growth has continued into 2022 with 22% growth in revenues in the quarter ended March 31, 2022 compared with the same quarter last year. We have an excellent track record of securing and retaining our clients with our value proposition, which we measure by our “net revenue retention rate.” When evaluating our retention rates and calculating our net revenue retention rate, SpringBig calculates the average recurring monthly revenue from retail clients, adjusted for losses, increases and decreases in monthly subscriptions during the prior twelve months divided by the average recurring monthly subscription revenue over the same trailing twelve-month period. Our net revenue retention rate was 128% in 2020, 110% in 2021 and 107% for the twelve months ending March 31, 2022, stemming from SpringBig’s high-caliber products and through delivering excellence in client service.
The Business Combination and Incremental Financing
Consummation of the Business Combination
On June 14, 2022, SpringBig Holdings, Inc., a Delaware corporation (formerly known as Tuatara Capital Acquisition Corporation (“Tuatara”)), consummated the previously announced business combination of Tuatara and SpringBig, Inc. Pursuant to the merger agreement, prior to the closing of the business combination, Tuatara changed its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). In connection with the Closing, the registrant changed its name from Tuatara Capital Acquisition Corporation to “SpringBig Holdings, Inc.”
Holders of an aggregate of 19,123,806 Class A ordinary shares of Tuatara sold in its initial public offering (the “IPO”) (such shares, the “Public Shares”) properly exercised their right to have such shares redeemed for a full pro rata portion of the trust account holding the proceeds from Tuatara’s IPO, which was approximately $10.01 per share, or $191,437,817 in the aggregate. The holders that did not elect to have their shares redeemed received, following the Domestication, their respective pro rata share of the lesser of (x) the number of shares of common stock that did not elect to redeem and (y) 1,000,000 shares of common stock, which amounted to 876,194 shares of common stock that were allocated to such non-redeeming holders. After the Closing Date, Tuatara’s Class A ordinary shares, warrants and units ceased trading on The Nasdaq Capital Market. Common Shares and SpringBig Public Warrants commenced trading on The Nasdaq Global Market under the symbols “SBIG” and “SBIGW,” respectively, on June 15, 2022.
SpringBig is continuing the existing business operations of SpringBig, Inc. as a publicly traded company.
Incremental Financings
Cantor Equity Financing
On April 29, 2022, Tuatara entered into the Purchase Agreement with CF Principal Investments LLC (“Cantor” or the “Holder”) related to a committed equity facility (the “Facility”). Pursuant to the Purchase Agreement, SpringBig has the right, from time to time at its option to sell to Cantor up to $50 million in aggregate gross purchase price of newly issued common stock since the closing of the business combination subject to certain conditions and limitations set forth in the Purchase Agreement. While there are distinct differences, the Facility is structured similarly to a traditional at-the-market equity facility, insofar as it allows the Company to raise primary equity capital on a periodic basis outside the context of a traditional underwritten follow-on offering.
Sales of shares of SpringBig’s common stock to Cantor under the Purchase Agreement, and the timing of any sales, will be determined by SpringBig from time to time in its sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of the common stock and determinations by SpringBig regarding the use of proceeds of such common stock, and will be subject to the conditions set forth in the Purchase Agreement. The net proceeds from any sales under the Purchase Agreement will depend on the frequency with, and prices at, which the shares of common stock are sold to Cantor. SpringBig expects to use the proceeds from any sales under the Purchase Agreement for working capital and general corporate purposes, including servicing our ongoing debt obligations under our convertible notes.
Upon the initial satisfaction of the conditions to Cantor’s obligation to purchase common stock set forth in the Purchase Agreement (the “Commencement”), including that a registration statement registering the resale by Cantor of the common stock under the Securities Act, purchased pursuant to the Purchase Agreement (the “Cantor Resale Registration Statement”) is declared effective by the SEC and a final prospectus relating thereto is filed with the SEC, and subject to certain conditions, SpringBig will have the right, but not the obligation, from time to time at its sole discretion until no later than the first day of the month next following the 36-month period from and after the date that the Cantor Resale Registration Statement is declared effective, to direct Cantor to purchase up to a specified maximum amount of common stock as set forth in the Purchase Agreement by delivering written notice to Cantor prior to the commencement of trading on any trading day. The purchase price of the common stock that SpringBig elects to sell to Cantor pursuant to the Purchase Agreement will be 97% of the VWAP of the common stock during the applicable purchase date on which SpringBig has timely delivered written notice to Cantor directing it to purchase common stock under the Purchase Agreement.
In connection with the execution of the Purchase Agreement, SpringBig agreed to issue a number of shares of common stock equal to the quotient obtained by dividing (i) $1,500,000 and (ii) the VWAP over the five trading days immediately preceding the filing of the Cantor Resale Registration Statement to Cantor as consideration for its irrevocable commitment to purchase the common stock upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement. In addition, pursuant to the Purchase Agreement, SpringBig has agreed to reimburse Cantor for certain expenses incurred in connection with the Facility. Issuances of common stock under the Purchase Agreement are subject to a beneficial ownership “blocker” provision, preventing issuances of common stock resulting in ownership in excess of 8% beneficial ownership of shares of SpringBig’s common stock by Cantor and its affiliates. The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations by each party. The use of the Facility is subject to certain conditions, including the effectiveness of the Cantor Resale Registration Statement. Therefore, funds from the $50 million gross purchase price will not be immediately available to SpringBig upon the business combination, and there can be no assurances that such purchase price will ever become available.
The representations, warranties and covenants contained in the Purchase Agreement were made only for the purposes of the Purchase Agreement and as of specific dates, were solely for benefit of the parties to such agreement and are subject to certain important limitations. SpringBig has the right to terminate the Purchase Agreement at any time after the Commencement, at no cost or penalty upon 10 trading days’ prior written notice.
Although SpringBig cannot predict the number of shares of common stock that will actually be issued in connection with any sales under the Facility, it is possible that such issuances may result in large numbers of shares being sold. For example, if the Facility is used in its entirety for $50 million, the number of shares to be issued at a trading price of each of $13.00 per share, $6.00 per share, or $3.00 per share would be 3.97 million shares, 8.6 million shares or 17.2 million shares, respectively (provided that the Company’s sales of shares under the Facility is subject to the 19.99% “exchange cap” described further in “The Committed Equity Financing”).
To the extent that SpringBig sells shares common stock under the Facility, substantial amounts of SpringBig’s common stock will be issued, which would cause dilution and may result in substantial decreases to SpringBig’s stock price. See “Risk Factors— Risks Related to our Securities and Certain Tax Matters—The issuance of our Common Shares in connection with the Notes and Warrants Purchase Agreement and/or the Purchase Agreement could cause substantial dilution, which could materially affect the trading price of our Common Shares.”
Notes and Warrants Financing
On April 29, 2022, we entered into an agreement (the “Notes and Warrants Purchase Agreement”) with L1 Capital Global Opportunities Master Fund, Ltd. (the “Investor”), to sell to Investor up to (i) a total of up to $16 million of 6% Senior Secured Original Issue Discount Convertible Notes due 2024 (the “Notes”) and (ii) a number of warrants equal to one-half of the principal of the Notes actually issued, divided by the volume weighted average price (“VWAP”) on the trading day prior to such Note issuance date (the “Investor Warrants”), in a private placement.
On June 14, 2022, at the first closing under the Notes and Warrants Purchase Agreement, we issued and sold to the Investor for $10,000,000 in total cash consideration (i) a Note in the principal amount of $11,000,000 (the “First Tranche Note”), and (ii) a five-year warrant (the “First Tranche Warrant”) to purchase 586,980 shares of our common stock at an exercise price of $12.00 per share (the “First Tranche Closing”).
At the second closing, we shall sell to Investor, for a total consideration to the Company of up to $4,545,454, (i) up to $5,000,000 principal amount of Notes (with the amount to be drawn at the Company’s discretion) and (ii) Investor Warrants to purchase a number of Common Shares equal to one-half of the principal of the Notes actually issued, divided by the VWAP on the trading day prior to the closing date of such sale, at an exercise price of $12.00 per share (the “Second Tranche Closing”). The Second Tranche Closing shall occur 60 days after the effective date of the registration statement registering the resale of the underlying common stock or at other such as time as may be agreed between the Company and the Investor, and is subject to satisfaction of the Equity Conditions described below (such date, the “Second Tranche Closing Date”). Assuming that the warrants to be issued at the Second Tranche Closing were determined using the closing price of our Common Shares on June 29, 2022 ($1.93), such Investor Warrants would be exercisable for a total of 1,295,337 shares.
The Notes are convertible at the option of the holder beginning at the earlier of (i) the date of effectiveness of the registration statement registering the resale of the underlying common stock, or (ii) the first anniversary of the Note issuance date, at an initial conversion share price of $12.00 per share, subject to certain anti-dilution adjustments. Interest at 6% per annum is payable quarterly in arrears in cash. Principal amortization on each Note commences six months after issuance, at which point principal is payable in equal monthly installments through the maturity date of the Note. The Company may, at its option, satisfy each principal payment either in cash or, if the Equity Conditions described below are met, by issuing a number of shares of common stock equal to the amount due on such date divided by the lower of (i) the Conversion Price or (ii) 93% of the VWAP prior to such monthly payment date. Each Warrant shall be exercisable for shares of the Company’s common stock at an exercise price of $12.00 per share, subject to certain anti-dilution adjustments.

The Notes are not prepayable in whole or in part prior to the maturity date. However, beginning five (5) months after the issuance of a Note (November 14, 2022 in the case of the First Tranche Note) the Company is permitted, at its option, to use between 60% and 25% of the net proceeds from Common Stock sales under the Cantor Equity Facility to make a prepayment of the Notes.
The terms of the Notes and Warrants Purchase Agreement contains customary representations and warranties, indemnification, and other covenants of the Company and the Investor, as well as the following material terms: The Notes are convertible into common stock at a rate of $12.00 per share (the “Conversion Price”). The Conversion Price may be adjusted in the event of dilutive issuances. In addition, under the terms of the Notes, the Investor has the right to defer or (with the Company’s consent) accelerate, up to four of the monthly principal payments. Neither the Company, nor Investor, may convert any portion of the Notes to the extent that, after giving effect to such conversion, the Investor (together with any affiliated parties) would beneficially own in excess of 4.99% of our outstanding common stock unless the Investor provides SpringBig written notice of an increase to this limitation not to exceed 9.99%.
The “Equity Conditions” required to be met in order for us to pay principal on the Notes with shares of common stock in lieu of a monthly cash payment, and to issues Notes in the Second Tranche, include, without limitation, that (i) the absence of any event of default under the Notes and Investor Warrants, Purchase Agreement, the Notes or related documents, (ii) a registration statement must be in effect with respect to the resale of the shares issuable upon conversion or redemption of the Notes (or, that an exemption under Rule 144 is available), (iii) our total market capitalization on the Nasdaq Market remains above $50,000,000 (or $75,000,000 in the case of the Second Tranche Closing and a resale registration statement has registered the common stock underlying the Notes and Investor Warrants) and (iv) the average daily trading volume of our common stock must equal at least $500,000 for the 20 trading days immediately prior to any applicable repayment date (as applicable).
The Investor Warrants have an exercise price, subject to the same anti-dilution protection as the Notes. The Investor Warrants are exercisable for cash, or on a cashless basis only for so long as no registration statement covering resale of the shares is in effect. The Investor shall not have the right to exercise any portion of the Warrant to the extent that, after giving effect to such exercise, the Investor (together with any affiliated parties), would beneficially own in excess of 4.99% of our outstanding common stock. We believe the likelihood that the Investor will exercise the Investor Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Shares, which is currently below the $12.00 exercise price.
See “Summary of the Prospectus” for further information.
What SpringBig Does
We have developed and commercialized a comprehensive suite of Software-as-a-Service (“SaaS”) solutions for our retailer and brand clients (to which we refer as “clients” and their end-user customers as “customers” or “consumers”).
Through their subscriptions, our retail clients have access to in-depth campaign data, robust analytics, and actionable feedback and summaries to help inform their business decisions and maximize customer engagement and retention. When a client subscribes to our platform, we charge affordable initial set-up fees and the majority of our revenue is derived from a monthly recurring subscription fee. Typically, our subscription agreements extend for twelve months, and they auto-renew on expiry. Within the terms of a subscription, a client receives a pre-determined quantum of communication credits, and we invoice the client if the pre-determined credit amount is exceeded in any month. The fees for such excess use are set forth in the client’s subscription agreement. Excess use revenue accounted for 31% and 32% of revenue for the years ended December 31, 2020 and 2021, respectively and 30% and 20% of revenue for the quarters ended March 31, 2021 and 2022, respectively. We expect excess use revenue as a percentage of recurring subscription revenue to decrease as customers scale and progress to higher subscription tiers over their lifetime.
We also generate revenue by empowering brands with direct access to consumers via marketing campaigns and a brand platform. Our recently introduced brand platform allows brands to advertise and engage cannabis consumers, drive brand awareness, acquire VIP customers with high lifetime value, and access detailed reporting insights into essential campaign attribution metrics. Pricing for the brands platform is either structured on a bulk-pay basis or as a monthly subscription.

Factors Affecting Our Performance
Overall Economic Trends
The overall economic environment and related changes to consumer behavior have a significant impact on our business. Overall, positive conditions in the broader economy promote consumer spending on marketplaces and our customers’ products, while economic weakness, which generally results in reduced consumer spending, may have a negative impact on our customers’ sales, which in turn may impact our revenue.
Growth and Retention of Customers
Our revenue grows primarily through acquiring and retaining customers and expanding relationships with customers over time, increasing the revenue per customer. We have historically been able to attract, retain and grow relationships with customers as a result of the Company’s comprehensive product suite, differentiated loyalty programs, consistent communications with customers, and reliable customer service. Our annual net revenue retention was 128% in 2020, 110% in 2021 and 107% for the twelve months ending March 31, 2022. See “—Key Operating and Financial Metrics” for a further discussion of net revenue retention rate.
Regulation and Maturation of Cannabis Markets
We believe that we will have significant opportunities for greater growth as more jurisdictions legalize cannabis for medical and/or adult use and the regulatory environment continues to develop. We intend to explore new expansion opportunities as additional jurisdictions legalize cannabis for medical or adult use and leverage our existing business model to enter new markets. We believe our understanding of the space coupled with our experienced sales force will enable us to quickly enter and execute in new markets and capture new business, which we sustain via our best-in-class product offerings. Further, a change in U.S. federal regulations could result in our ability to engage in additional outlets, including the fintech, payments and e-commerce space. See “—Growth Strategies,” below.
We expect competition to intensify in the future as the regulatory regime for cannabis becomes more settled and the legal market for cannabis becomes more accepted, which may encourage new participants to enter the market, including established companies with substantially greater financial, technical and other resources than existing market participants. Our current and future competitors may also enjoy other competitive advantages, such as greater name recognition, more offerings and larger marketing budgets.
Brand Recognition and Reputation
We believe that maintaining and enhancing our brand identity and our reputation is critical to maintaining and growing our relationships with customers and to our ability to attract new customers.
We believe our platform’s scale and strong customer loyalty market themselves; however, we implement a variety of marketing efforts to attract the remaining retailers and brands not yet on our platform. Marketing efforts include multiple strategies designed to attract and retain both retail and brands subscribers.
Negative publicity, whether or not justified, relating to events or activities attributed to us, our employees, customers or others associated with any of these parties, may tarnish our reputation and reduce the value of our brand. Given our high visibility, we may be more susceptible to the risk of negative publicity. Damage to our reputation and loss of brand equity may reduce demand for our platform and have an adverse effect on our business, operating results and financial condition. Moreover, any attempts to rebuild our reputation and restore the value of our brand may be costly and time consuming, and such efforts may not ultimately be successful.
We also believe that the importance of our brand recognition and reputation will continue to increase as competition in our market continues to develop. If our brand promotion activities are not successful, our operating results and growth may be adversely impacted.
Public Company Costs
Operating as a public company will result in additional costs when compared to historical reporting periods. The Sarbanes-Oxley Act of 2002, as well as rules adopted by the SEC and the rules and requirements of the Nasdaq, require public companies to implement specified corporate governance practices that were, until the closing of the business combination inapplicable to us as a private company. These additional rules and regulations will increase our legal, regulatory, financial and insurance compliance costs and will make some activities more time consuming and costly. We expect that these costs will include additional personnel, legal, consulting, regulatory, insurance, accounting/audit, investor relations and other expenses that we did not incur as a private company.
Key Operating and Financial Metrics
We monitor the following key financial and operational metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions.
	Three Months ended March 31,		Year ended December 31,
	2021	2022	2020	2021
	(dollars in thousands)
Revenue	$5,209	$6,364	$15,183	$24,024
Net Loss	(1,118)	(2,866)	(1,598)	(5,750)
Adjusted EBITDA	(1,113)	(2,718)	(1,582)	(6,361)

Number of retail clients	890	1,475	759	1,240
Net revenue retention	112%	107%	128%	110%
Number of messages (million)	394	436	1,191	1,861
Adjusted EBITDA represents EBITDA adjusted for the forgiveness of our PPP loan. For a reconciliation of net loss to EBITDA and Adjusted EBITDA, see “—EBITDA and Adjusted EBITDA,” below.
Revenue
We generate revenue from the sale of monthly subscriptions that provide retail clients with access to an integrated platform through which they can manage loyalty programs and communications with their consumers. We also generate additional revenue from these retail clients when the quantum of messages sent to consumers exceeds the amounts in the subscription package. The subscriptions generally have twelve-month terms (which typically are not subject to early termination without a cancellation fee payable by the client), are payable monthly, and automatically renew for subsequent and recurring 12-month periods unless notice of cancellation is provided in advance. The cancellation terms are generally the same for both the initial and renewal periods unless the parties have otherwise agreed. We have additional ancillary offerings which range in price and terms and also offer a subscription to our brands clients.
The Company’s revenue growth is generally achieved through a mix of new clients, clients upgrading their subscriptions (as new clients will frequently enter into a relatively low level of subscription (with respect to the size of such client’s database (and the number of their customers on such database) and/or the number of pre-determined communication credits)), which frequently occurs shortly after such a client initially becomes a client, and the excess use element of revenues. Given this combination, and particularly the tendency for clients to upgrade soon after becoming a client, the Company does not actively monitor revenue split between new and existing clients, preferring to use the split between subscription and excess use in combination with net dollar retention and the number of clients as key metrics, as described below.
Other Key Operating Metrics
The growth in our revenues is a key metric at this stage in our development as a company and therefore to provide investors with additional information, we have disclosed in the table above the number of our retail clients and our net revenue retention rate. We regularly review the key operating and financial metrics set forth above to evaluate our business, our growth, assess our performance and make decisions regarding our business. We believe these key metrics are useful to investors both because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making, and they may be helpful in evaluating the state and growth of our business.
Number of Retail Clients. We disclose in the table above the number of clients of the business at the end of the relevant period. We view the number of clients as an important metric to assess the performance of our business because an increased number of clients drives growth, increases brand awareness and contributes to the virtuous scale described in “Business of SpringBig—Summary of our Business” and helps contribute to our reach and strengthening our value proposition.

Net Revenue Retention. We believe that the growth in the use of our platform by our clients is an important metric in evaluating our business and growth. We monitor our dollar-based net revenue retention rate on a rolling basis to track the maintenance of revenue and revenue-increasing activity growth. “Net revenue retention rate” does not have a standardized meaning and is therefore unlikely to be comparable to similarly titled measures presented by other companies, and further, investors should not consider it in isolation.
As described in further detail below, we view a net revenue retention rate exceeding 100% as positive because this is indicative of increasing revenue without including the impact of the initial recurring revenue from new clients during the month in which they are on-boarded. We believe that we can drive this metric by continuing to focus on existing clients and by revenue-increasing activities, such as client upgrades.
We calculate this metric as follows:
•
First, we specify a measurement period consisting of the trailing twelve months from the current period end. We measure our net revenue retention rate on an ongoing, rolling basis over the prior twelve months rather than as a “point in time” metric.

•
Next, we calculate the numerator as the average monthly recurring revenue (“Base Revenue”), plus any changes in monthly recurring revenue attributable to upgrades (“Upgrades”), less any lost monthly recurring revenue (“Losses”) and less any changes in monthly recurring revenue attributable downgrades(“Downgrades”).

•	We calculate the denominator as the average monthly recurring revenue for such trailing twelve month period (the “Base Revenue” defined above).
When calculating the average monthly recurring revenue – the Base Revenue for both the numerator and the denominator – SpringBig includes only monthly subscription revenue from retail clients, averaged over the previous twelve month period. Such calculation does not include excess use revenue.
•
Our net revenue retention rate is calculated as the quotient obtained by dividing the adjusted monthly recurring revenue amount by the average monthly recurring revenue for such trailing twelve month period. The calculation can be summarized as follows:

Base Revenue + [Upgrades – Downgrades – Losses during measurement period]
Base Revenue
The calculation excludes the initial monthly contract amount associated with the subscription of any new clients during the month in which they are on-boarded; it does not exclude them for a full trailing 12-month period. Given that we assess our net revenue retention rate on a rolling basis, new clients are included in the average monthly recurring revenue calculation in both the numerator and the denominator following the initial month in which a client subscribes for our services because this ensures we then capture any changes in the monthly recurring revenue whether they be upgrades, downgrades or losses in revenue. SpringBig’s management is focused on assessing subscription revenue on a rolling, monthly basis, particularly as SpringBig has experienced clients frequently upgrading soon after becoming client.
As noted above, neither the Base Revenue nor the adjustments used in calculating our net revenue retention rate include excess usage revenues. By calculating the metric in this manner, this measure reflects the growth in client subscription revenue, and as described above, represents a composite of clients who have upgraded their services as well as lost clients. This metric is useful to management, in particular, as it allows management to monitor, among other things, revenue-increasing activities, as we frequently upgrade clients relatively quickly after initial engagement. Clients of SpringBig will frequently first engage at a relatively low entry level of subscription and as they increase the size of their database of customers enrolled and/or increase the cadence and scale of message campaigns (e.g., exceed the communication credits under their original subscription), many clients upgrade to a higher subscription level, rather than incurring excess use charges.
Our net revenue retention rate may fluctuate over the long-term as clients that have consumed our platform for an extended period of time become a larger portion of both our overall client base and as the business size increases; as the “denominator” of the average monthly recurring revenue increases, the ratio may then reduce.

We view a net revenue retention rate exceeding 100% as positive, as it indicates expansion and growth within the business. Such ratio will be greater than 100% provided that upgrades in subscriptions exceed losses and the net revenue retention rate could be below 100% in the event SpringBig experienced losses that were not offset by client upgrades.
Number of Messages Sent. We believe that the volume of messages sent, measured in standardized message size, is important as it indicates the frequency of use of our platform by our clients.
EBITDA and Adjusted EBITDA
To provide investors with additional information regarding our financial results, we have disclosed EBITDA, which is a non-GAAP financial measures that we calculate as net income before interest, taxes, depreciation and amortization and Adjusted EBITDA, which represents EBITDA adjusted for certain unusual or infrequent items.
We present EBITDA and Adjusted EBITDA because they are key measures used by our management and Board of Directors to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of investment capacity. Accordingly, we believe that EBITDA and Adjusted EBITDA provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors, and is widely used by analysts, investors and competitors to measure a company’s operating performance.
EBITDA and Adjusted EBITDA have limitations, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP, including net loss, which we consider to be the most directly comparable GAAP financial measure. Some of these limitations are:
•
although depreciation is a non-cash charge, the assets being depreciated may have to be replaced in the future, and neither EBITDA nor Adjusted EBITDA reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and
•	EBITDA and Adjusted EBITDA do not reflect tax payments that may represent a reduction in cash available.
Because of these limitations, you should consider EBITDA and Adjusted EBITDA alongside other financial performance measures, including net loss and our other GAAP results.
A reconciliation of net loss to non-GAAP EBITDA is as follows for the three months ended March 31, 2021 and 2022:
	Quarter ended March 31,
	2021	2022
	(dollars in thousands)
Revenue	$5,209	$6,364
Net Loss	(1,118)	(2,866)
EBITDA	(1,113)	(2,718)
A reconciliation of net loss to non-GAAP EBITDA and Adjusted EBITDA is as follows for the years ended December 31, 2020 and 2021:
	Year ended December 31,
	2020	2021
	(dollars in thousands)
Net Loss	$(1,598)	$(5,750)
Interest income	(3)	(3)
Depreciation expense	19	173
EBITDA	(1,582)	(5,580)
Forgiveness of PPP loan	—	(781)
Adjusted EBITDA	(1,582)	(6,361)

Components of Our Results of Operations
Revenue
SpringBig provides its retail customers with access to an integrated platform that provides all the functions of the Company’s proprietary software, which uses proprietary technology to send text or email messages to the customer’s contacts. This access is provided to customers under a contract, with revenue generated from monthly fixed fees for credits (up to set amount) and optional purchases of additional credits. The Company also generates revenue through the customers’ purchasing the use of the Company’s software. Such purchases include a certain amount credits that the customer can utilize over a period of six to twelve months.
Cost of Revenue
Cost of revenue primarily consists of amounts payable to distributors of messages on behalf of the Company’s customers across cellular networks and integrations. We expect our cost of revenue to continue to increase on an absolute basis but that as a percentage of revenue it is expected to decline slightly as we scale our business.
Gross Profit and Gross Margin
Gross profit is calculated by taking revenue less cost of revenue. Gross profit is generally impacted by revenues and the cost of revenue being correlated with revenue. Gross margin is defined as gross profit as a percentage of revenue.
Selling, Servicing and Marketing Expenses
Selling, servicing and marketing expenses consist of salaries, benefits, travel expense and incentive compensation for our sales, servicing and marketing employees. In addition, sales, servicing and marketing expenses include business acquisition marketing, events cost, and branding and advertising costs. We expect our sales, servicing and marketing expenses to increase on an absolute basis as we enter new markets and continue to scale our business. Over the longer term, we expect sales, servicing and marketing expense to reduce as a percentage of revenue, however, we may experience fluctuations in some periods as we enter and develop new markets or have large one-time marketing projects.
Technology and Software Development Expenses
Technology and software development costs consist of salaries and benefits for employees, including engineering and technical teams who are responsible for building new products, as well as maintaining and improving existing products. We capitalize certain costs associated with technology and software development in accordance with ASC 350-40, Intangibles - Goodwill and Other - Internal Use Software, but these are limited in quantum as we are constantly and regularly making enhancements to our technology platform and do not consider appropriate to be capitalized. Capitalized costs are generally amortized over a three-year period commencing on the date that the specific software product is placed in service. We believe that continued investment in our platform is important for our growth and expect our technology and software development expenses will increase in absolute terms but we expect the expense to reduce as a percentage of revenue as our operations grow.
General and Administrative Expenses
General and administrative expenses consist primarily of payroll and related benefit costs for our employees involved in general corporate functions including our senior leadership team as well as costs associated with the use by these functions of software and facilities and equipment, such as rent, insurance, and other occupancy expenses. General and administrative expenses also include professional and outside services related to legal and other consulting services. General and administrative expenses are primarily driven by increases in headcount required to support business growth and meeting our obligations as a public company.
Results of Operations
The following tables set forth our results of operations for the periods presented and express the relationship of certain line items as a percentage of net sales for those periods. The period-to-period comparison of financial results is not necessarily indicative of future results.

Comparison of Quarters Ended March 31, 2021 and 2022
	Quarter Ended March 31,		Change
	2021	2022	($)	(%)
	(dollars in thousands)
Revenue	$5,209	$6,364	$1,115	22%
Cost of revenue	1,594	1,843	249	16%
Gross profit	3,615	4,521	906	25%
Operating expenses:
Selling, servicing and marketing	2,071	2,943	872	42%
Technology and software development	1,551	2,637	1,086	70%
General and administrative	1,106	1,659	553	50%
Depreciation expense	6	59	53	883%
Total operating expenses	4,734	7,298	2,564	54%
Loss from operations	(1,119)	(2,777)	(1,658)	148%
Interest income	1	—
Interest expense	—	(89)
Net Income before taxes	(1,118)	(2,866)	(1,748)	156%
Provision for income taxes	—	—
Net Loss	(1,118)	(2,866)	(1,748)	156%
Revenue
Total revenue increased by $1.2 million, or 22% for the quarter ended March 31, 2022 compared to the same period in 2021.
The number of retail clients increased by 66% from 890 at March 31, 2021 to 1,475 at March 31, 2022.
Subscription revenue from retail clients was $4.7 million for the quarter ended March 31, 2022, representing an increase of $1.4 million, or 43% compared with the same period in 2021. Excess use revenue reduced by $0.3 million, or 17%, compared with the same period in 2021 as a result of clients having upgraded to higher subscription levels (and, accordingly, incurring fewer excess use fees during the quarter ended March 31, 2022).
The Company’s net revenue retention rate was 107% for the twelve months ending March 31, 2022, with the ratio continuing to exceed 100% as a result of subscription upgrades exceeding the value of lost subscriptions.
SpringBig’s revenue growth has not yet been significantly impacted by the legislation adopted in 2020 and 2021 in New Jersey, Connecticut and New York, as there tends to be a lag between the adoption of legislation and significant revenue generation for the Company.
Cost of Revenue
Cost of revenue increased by $0.2 million, or 16%, for the quarter ended March 31, 2022, compared to the same period in 2021. The increase was primarily due to increasing volume in communications distributed by clients, with total messages in the quarter ending March 31, 2022 of 436 million being 42 million or 11% higher than in the same period last year. The percentage increase in cost of revenue is lower than our revenue growth over the same period and therefore our gross margin percentage increased from 69% for the quarter ended March 31, 2021 to 71% for the same period in 2022, or by 2%.
Operating Expenses
SpringBig continues to prioritize revenue growth while ensuring expenses are managed in an appropriate manner to ensure we are able to handle the growth with appropriate personnel, infrastructure and processes and also ensuring net loss is maintained within an acceptable range.
Selling, servicing and marketing expenses increased by $0.9 million, or 42%, for the quarter ended March 31, 2022, compared to the same period in 2021. As we continue to scale the business, we have continued to increase the scale of the sales, service and marketing operation, including by increasing employee headcount in those areas. In

March 2021, we had a total of 72 employees in these functional areas, as compared to 103 employees in March 2022, an increase of 43% in headcount in our sales, service and marketing operations. We also increased our marketing activity to build and enhance our branding and have added additional expense in implementing sales and marketing automation tools across the organization.
Technology and software development expenses increased by $1.1 million, or 70%, for the quarter ended March 31, 2022, compared to the same period in 2021. We have increased the number of employees in these areas from 43 at March 2021 to 53 at March 2022, and, in addition, we experienced additional expense arising from the use of contract developers. Technology and software development expenses were 41% of revenue in the quarter to March 2022.
General and administrative expenses increased by $0.6 million, or 50%, for the quarter ended March 31, 2022, compared to the same period in 2021 due to additional rent expense, including the expansion of our office in Toronto, higher personnel-related costs as we increased headcount and we also incurred increases in professional services expenses.
Depreciation expenses primarily consist of depreciation on computer equipment, furniture and fixtures, leasehold improvements, and amortization of purchased intangibles. Depreciation expenses increased to $59,000 for the quarter ended March 31, 2022 compared to $6,000 in the same period in 2021.
Interest Income (Expense)
Interest expense was $89,000 in the quarter ended March 31, 2022 due to interest payable on the convertible notes issued in February 2022. In the quarter ended March, 2021 we earned interest income of $6,000 on cash balances held by the company.
Liquidity and Cash Flow
On February 25, 2022, SpringBig entered into convertible notes with two existing shareholders in aggregate for a principal sum of $7.0 million. On the closing of the business combination with Tuatara Capital Acquisition Corporation, the outstanding principal balance of the convertible notes became due and payable and was satisfied by the issuance to the note holders of common shares issuable under an agreement entered into under the applicable PIPE subscription agreements.
We believe that the balance of cash, which was $6.8 million as of March 31, 2022, will be sufficient to satisfy our operating cash requirements over the next twelve months and beyond.
As of March 31, 2022, the majority of our cash was held for general corporate purposes.
During the quarter ending March 31, 2022 our cash increased by $4.5 million compared with a cash decrease of $1.3 million in the same quarter last year.
	Quarter ended March 31,
	2021	2022
	(dollars in thousands)
Net cash used in operating activities	(1,151)	(2,399)
Net cash used in investing activities	(164)	(73)
Net cash provided by financing activities	—	7,006
Net increase (decrease) in cash	(1,315)	4,543
Cash used in operating activities consists primarily of net loss adjusted for certain non-cash items, including depreciation and amortization, non-cash stock compensation expenses and the effect of changes in working capital and other activities.
Net cash used in operating activities was $2.4 million for the quarter ended March 31, 2022. This amount primarily consisted of a net loss of $2.9 million offset by a $0.4 million reduction in accounts receivable.
SpringBig ordinarily does not have significant non-cash items impacting the net income (loss) therefore there is a reasonably close correlation between net income (loss) and cash from operating activities, although short-term movements in working capital can impact any particular period.

SpringBig has insignificant capital expenditure needs and, in the quarters ended March 31, 2021 and 2022, incurred expenditure of $42,000 and $73,000 respectively.
The only material cash provided by financing activities was $7.0 million in February 2022 from the issuance of convertible notes.
Comparison of Year Ended December 31, 2020 and 2021
	Year Ended December 31,		Change
	2020	2021	($)	(%)
	(dollars in thousands)
Revenue	$15,183	$24,024	$8,841	58%
Cost of revenue	4,978	6,929	1,951	39%
Gross profit	10,205	17,095	6,890	68%
	Year Ended December 31,		Change
	2020	2021	($)	(%)
	(dollars in thousands)
Operating expenses:
Selling, servicing and marketing	$4,843	$10,185	$342	110%
Technology and software development	4,391	8,410	4,019	92%
General and administrative	2,553	4,859	2,306	90%
Depreciation expense	19	173	154	810%
Total operating expenses	11,806	23,627	11,821	110%
Loss from operations	(1,601)	(6,532)	(4,931)	308%
Interest and other income	3	784	781	26033%
Net Income before tax	(1,598)	(5,748)	(4,150)	260%
Provision for income taxes	—	2	—	—
Net Loss	(1,598)	(5,750)	(4,152)	260%
Revenue
Total revenue increased by $8.8 million, or 58% for the year ended December 31, 2021 compared to the same period in 2020. The increase was driven by the number of retail clients increasing by 63% from 759 to 1,240 during the year.
Subscription revenue from retail clients was $14.2 million for the year ended December 31, 2021 representing an increase of $4.6 million, or 48% compared with the same period in 2020. Excess use revenue increased by $3.1 million, or 65%, compared with the same period in 2020 as a result of clients increasing messaging cadence.
The revenue growth experienced by SpringBig in 2021 as compared to 2020 was primarily through a mixture of clients upgrading their subscriptions (which frequently occurs shortly after such client becomes a client of SpringBig), excess use revenue (as described above), and new clients.
The Company’s net revenue retention rate was 110% in 2021, as compared to 128% in 2020. This change was driven, in part, by SpringBig experiencing a high level of client upgrades to subscriptions in 2020, which added 45% to the net revenue retention rate in 2020, as compared to client upgrades adding 41% to the net revenue retention rate in 2021. The impact of losses in client revenue was to reduce the ratio by 17% and 31% in 2020 and 2021, respectively. Further, the net revenue retention rate decreased as the overall business size increased in 2021 versus 2020. As described above under “Key Operating and Financial Metrics—Other Key Operating Metrics,” as the “denominator” of the average monthly recurring revenue of the business increases, the ratio of that amount to average monthly recurring revenue adjusted for upgrades and lost revenue will tend to reduce.
The majority of SpringBig’s revenues are generated from “existing” clients (e.g., clients that engaged SpringBig prior to the applicable period) or those expanding their usage of the Company’s services. Revenue from existing clients was approximately 83% for the year ended December 31, 2021 and approximately 71% for the year ended December 31, 2020, with the remainder of our revenue attributable to “new” clients (e.g., clients that engaged SpringBig during the applicable period). Revenue increased for “existing” clients of SpringBig, accounting for

$20 million in revenue in 2021 as compared to $10.8 million in 2020. Revenue attributable to “new” clients in 2021 accounted for $4 million, as compared to $4.4 million in 2020.
SpringBig’s revenue growth in 2021 was not significantly impacted by the legislation adopted in 2020 and 2021 in New Jersey, Connecticut and New York, as there tends to be a lag between the adoption of legislation and significant revenue generation for the Company.
Cost of Revenue
Cost of revenue increased by $2.0 million, or 39%, for the year ended December 31, 2021, compared to the same period in 2020. The increase was primarily due to increasing volume in communications distributed by clients. The percentage increase is lower than our revenue growth over the same period and therefore our gross margin percentage increased from 67% for the year ended December 31, 2020 to 71% for the same period in 2021, or by 4%.
Operating Expenses
Selling, servicing and marketing expenses increased by $5.3 million, or 110%, for the year ended December 31, 2021, compared to the same period in 2020. As we continue to scale the business, we significantly increased the scale of the sales, service and marketing operation, including by increasing employee headcount in those areas. In December 2020, we had a total of 57 employees in these functional areas whereas that had increased to 96 in December 2021, an increase of 68% in headcount in our sales, service and marketing operations. We also increased our marketing activity to build and enhance our branding and have added additional expense in implementing sales and marketing automation tools across the organization.
Technology and software development expenses increased by $4.0 million, or 92%, for the year ended December 31, 2021, compared to the same period in 2020. We have increased the number of employees in these areas from 38 at December 2020 to 49 at December 2021, and, in addition, we experienced additional expense arising from the use of contract developers. Technology and software development expenses were 35% of revenue in the year to December 2021.
General and administrative expenses increased by $2.3 million, or 90%, for the year ended December 31, 2021, compared to the same period in 2020 due to additional rent expense, including the opening of an office in Toronto, higher personnel-related costs as we increased headcount and also incurred increases in professional services expenses.
Depreciation expenses primarily consist of depreciation on computer equipment, furniture and fixtures, leasehold improvements, and amortization of purchased intangibles. Depreciation expenses increased to $173,000 for the year ended December 31, 2021, a 810% increase compared to the same period in 2021. We expect depreciation and amortization expenses to increase for the foreseeable future as we scale our business.
Interest and Other Income
In May 2020, SpringBig received loan proceeds in the amount of $780,948 under the Paycheck Protection Program (“PPP”), established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) in response to the COVID-19 pandemic. On August 11, 2021, SpringBig received full forgiveness of the PPP loan proceeds, which is reflect in Interest and other income. Interest and other income for the years ended December 31, 2020 and 2021 reflects interest income earned on cash deposits.
Seasonality
Our rapid growth and the benefits of changes in legislation have historically offset seasonal trends in our business and we have seen consistent quarterly growth in revenues. While seasonality has not had a significant impact on our results in the past, our clients may experience seasonality in their business which in turn could impact the revenue generated from them. Our business may become more seasonal in the future and historical patterns in our business may not be a reliable indicator of future performance.

Liquidity and Capital Resources
The following tables show our cash, accounts receivable and working capital as of the dates indicated:
	Years ended December 31,
	2020	2021
	(dollars in thousands)
Cash	$10,447	$2,227
Accounts receivable, net	1,141	3,045
Working capital	(930)	3,895
As of December 31, 2021, the majority of our cash was held for general corporate purposes. On February 25, 2022, SpringBig entered into convertible notes with two existing shareholders in aggregate for a principal sum of $7.0 million. The outstanding principal balance of the convertible notes became due and payable in connection with the closing of the business combination and was satisfied by the issuance to the note holders of Common Shares issuable under an agreement entered into under the applicable PIPE subscription agreements. We believe that our existing cash and cash available from the convertible notes will be sufficient to meet our anticipated cash needs for at least the next 12 months. However, our liquidity assumptions may prove to be incorrect, and we could exhaust our available financial resources sooner than we currently expect. We may seek to raise additional funds at any time through equity, equity-linked or debt financing arrangements. Our future capital requirements and the adequacy of available funds will depend on many factors, including those described in the section captioned “Risk Factors.” We may not be able to secure additional financing to meet our operating requirements on acceptable terms, or at all.
Sources of Liquidity
Since our inception, we have financed our operations and capital expenditures primarily through the private sales of equity securities. Since inception and through the end of fiscal 2020, we raised a total of $17.0 million from the sale of equity securities, net of costs and expenses associated with such financings and redemptions of common stock. Additionally, in connection with and following the execution of the merger agreement, we and Tuatara have entered into certain incremental financing agreements: (a) through a subscription agreement with Tuatara, certain investors purchased an aggregate of 1,310,000 shares of Common Stock, for $10.00 per share, for an aggregate purchase price of $13,100,000, and certain of the subscription investors that are existing shareholders of SpringBig entered into convertible notes with SpringBig, for an aggregate principal sum of $7,000,000 (the “convertible notes”); (b) certain institutional investors have agreed, through a securities purchase agreement with Tuatara (the “Notes and Warrants Purchase Agreement”), to purchase up to $22.0 million of 6% Senior Secured Original Issue Discount Convertible Notes due 2024 (the “Notes”) and a number of warrants equal to one-half of the principal amount of Notes divided by the volume weighted average price on the trading day prior to the closing date of such sale (the “Investor Warrants”) to be sold in two tranches, see “Notes and Warrants Financing”; and (c) an equity line facility between CF Principal Investments LLC (“Cantor” or the “Holder”) and Tuatara for up to $50.0 million in aggregate gross purchase price of newly issued common stock after the closing of the business combination. We expect to use the proceeds from these incremental financing agreements for general working capital purposes and potential acquisition opportunities (though, as described below, SpringBig is not party to any agreement or letter of intent with respect to potential acquisitions). We believe the likelihood that the holder of the Investor Warrants will exercise the Investor Warrants, and therefore the amount of additional cash proceeds that we would receive with respect to such Investor Warrants, is dependent upon the trading price of our Common Shares and there can be no assurances the funds related to the exercise of the Investor Warrants will become available.
On the closing of the business combination, the outstanding principal balance of the convertible notes matured and was satisfied by the issuance of 700,000 shares of Common Shares pursuant to the terms of the convertible notes and the applicable PIPE subscription agreements. The closing of the transactions contemplated by the subscription agreements will occur immediately prior to the closing, subject to the satisfaction or the waiver of the closing conditions therein, and the proceeds will provide additional liquidity to SpringBig. The first tranche of Notes closed upon completion of the merger, and the second tranche will close 60 days after the effective date of a resale registration statement covering the resale of the shares of the Company’s common stock underlying the Notes and the Investor Warrants issued in the first tranche or at such time as is agreed between the Company and the Investor. SpringBig and the Investor entered into a registration rights agreement at the closing of the first tranche that will require SpringBig to file a resale registration statement covering the resale of the shares of the Company’s common stock underlying the Notes and Investor Warrants issued in each of the first tranche and second tranche, respectively, within twenty days of the closing of each such tranche. As of the date hereof, there is one existing institutional investor that has subscribed for a total of $16,000,000 principal amount of Notes, $5,000,000 of which is subject to meeting the conditions necessary to close the second tranche. There can be no guarantees that additional investors will subscribe for the remaining $6,000,000 principal amount of Notes and therefore SpringBig may not receive the entire $22,000,000 principal amount of Notes under the Notes and Warrants Purchase Agreement. We believe the likelihood that the Investor will exercise the Investor Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Shares, which is currently below the $12.00 exercise price and no assurances can be made that we will receive proceeds from the Investor Warrants.
As described in this prospectus, the Company may from time to time at its option to sell to Cantor the newly issued common stock pursuant to the terms of the Purchase Agreement. The use of the Facility under the Purchase Agreement is subject to certain conditions, including the effectiveness of the Cantor Resale Registration Statement. Therefore, funds from the $50 million gross purchase price will not be immediately available, if at all, to SpringBig and there can be no assurances that the Facility will be available to the Company at all times during its term or that such purchase price will ever become available.
To the extent existing cash and investments and cash from operations are not sufficient to fund future activities, we may need to raise additional funds. We may seek to raise additional funds through equity, equity-linked or debt financings. If we raise additional funds through the incurrence of indebtedness, such indebtedness may have rights that are senior to holders of our equity securities and could contain covenants that restrict operations. Any additional equity financing may be dilutive to stockholders. To the extent that the Notes and Investor Warrants are converted into shares of common stock and shares of common stock are issued pursuant to the equity line facility, substantial amounts of SpringBig’s common stock will be issued, which would cause dilution and may result in substantial decreases to SpringBig’s stock price. See “Risk Factors— Risks Related to our Securities and Certain Tax Matters—The issuance of our Common Shares in connection with the Notes and Warrants Purchase Agreement and/or the Purchase Agreement could cause substantial dilution, which could materially affect the trading price of our Common Shares.” The Notes also contain a number of restrictive covenants that impose significant restrictions on obtaining future financings. The restrictive covenants in the Notes and Investor Warrants prohibit the Company, without the consent of the noteholder, while the Notes remain outstanding, from doing any of the following: (i) incurring additional indebtedness and guaranteeing indebtedness; (ii) incurring liens or allowing mortgages or other encumbrances; (iii) prepaying, redeeming, or repurchasing certain other debt; (iv) paying dividends or making other distributions or repurchasing or redeeming its capital stock; (v) selling assets or entering into or effecting certain other transactions (including a reorganization, consolidation, dissolution or similar transaction or selling, leasing, licensing, transferring or otherwise disposing of assets of the Company or its subsidiaries); (vi) issuing additional equity (outside of the Facility, issuances under our equity compensation plan and other limited exceptions until a resale registration statement registering all of the Common Stock underlying the Notes and Investor Warrants is declared effective by the SEC); (vii) entering into variable rate transactions (exclusive of the Facility); and (viii) adopting certain amendments to our governing documents, among other restrictions. In addition, the noteholders have the right, for 18 months following the First Tranche Closing, to purchase up to 30% of the securities we may offer in subsequent financings. This participation right may make it more difficult to attract new investors and raise additional funds. Accordingly, we may be limited in our ability to raise additional capital on acceptable terms or at all within such limitations. Such restrictions may be waived by consent of the noteholder. See “Risk Factors— Risks Related to our Securities and Certain Tax Matters—The Notes and related agreements restrict our ability to obtain additional debt and equity financing which may restrict our ability to grow and finance our operations.” Although we are not currently a party to any agreement or letter of intent with respect to potential investments in, or acquisitions of, complementary businesses, services or technologies, we may enter into these types of arrangements in the future, which could also require us to seek additional equity financing, incur indebtedness, or use cash resources. We have no present understandings, commitments or agreements to enter into any such acquisitions.

Historical Cash Flows
	Year ended December 31,
	2020	2021
	(dollars in thousands)
Net cash used in operating activities	$(1,006)	$(7,884)
Net cash used in investing activities	(195)	(374)
Net cash provided by financing activities	9,025	38
Net increase (decrease) in cash	7,824	(8,220)
Net Cash Used in Operating Activities
Cash used in operating activities consists primarily of net loss adjusted for certain non-cash items, including depreciation and amortization, non-cash stock compensation expenses and the effect of changes in working capital and other activities.
Net cash used in operating activities was $7.9 million for the year ended December 31, 2021. This amount primarily consisted of a net loss of $5.8 million, the non-cash $0.8 million forgiveness of our PPP loan and a $1.9 million increase in accounts receivable due to the growth in revenues offset by certain other changes in working capital and non-cash $0.6 million stock-based compensation expenses and non-cash $0.2 million depreciation and amortization expense.
Net cash used in operating activities in 2020 was $1.0 million. This amount primarily consisted of a net loss of $1.6 million and changes in working capital.
SpringBig ordinarily does not have significant non-cash items impacting the net income (loss) therefore there is a reasonably close correlation between net income (loss) and cash from operating activities, although short-term movements in working capital can impact any particular period.
Net Cash Used in Investing Activities
SpringBig has insignificant capital expenditure needs and, in the years ended December 31, 2020 and 2021, incurred expenditure of $0.0 million, $0.2 million and $0.3 million, respectively.
In the year ended December 31, 2021, in addition to capital expenditures of $0.3 million, we also incurred a cash expense of $0.1 million to acquire Beaches Development Limited in Toronto, Canada.
Net Cash Provided by Financing Activities
The only material cash provided by financing activities was $8.2 million in August 2020 from the issuance of Preferred Stock, net of common stock redemptions and expenses, and $0.8 million from a Paycheck Protection Program loan (“PPP loan”) under the CARES Act obtained in May, 2020. The PPP loan was forgiven in August 2021. In the year ended December 31, 2021 an insignificant amount of proceeds was realized from the exercise of employee stock options.
Off Balance Sheet Arrangements
We did not have any off-balance sheet arrangements in any of the periods presented in this prospectus, except for operating leases as discussed below.

Contractual Obligations
As of December 31, 2021, we leased various office facilities, including our corporate headquarters in Boca Raton, Florida and offices in Seattle, Washington and Toronto, Canada under non-cancellable operating lease agreements that expire on various dates through November 2024. We recognize rent expense on a straight-line basis over the lease periods. We do not have any debt or material capital lease obligations and most of our property, equipment and software have been purchased with cash. Our future minimum payments under non-cancelable operating leases for office facilities are as follows as of December 31, 2021:
	Payments Due by Period
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
	(dollars in thousands)
Operating lease obligations	1,098	471	627	—	—
The contractual commitment amounts in the table above are associated with agreements that are enforceable and legally binding.
Critical Accounting Policies
Our consolidated financial statements are prepared in accordance with GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates.
We believe that the assumptions and estimates associated with revenue recognition, software development costs, income taxes and equity-based compensation have the greatest potential impact on our consolidated financial statements. Therefore, we consider these to be our critical accounting policies and estimates. For further information on all of our significant accounting policies, see Note 1 of the notes to our consolidated financial statements included elsewhere in this prospectus.
Revenue Recognition
The Company has adopted ASC 606, Revenue from Contracts with Customers, which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. The Company recognizes revenue upon transfer of control of promised services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those services.
Software Development Costs
We capitalize certain costs associated with technology and software development in accordance with ASC 350-40, Intangibles - Goodwill and Other - Internal Use Software. Capitalized costs are generally amortized over a three-year period commencing on the date that the specific software product is placed in service. In practice, we have not capitalized any material software development costs since expenditures are deemed to be outside of the scope of those required to be capitalized in accordance with ASC 350-40.
Quantitative and Qualitative Disclosures about Market Risk
We have operations within the United States and limited operations with customers located in Canada, and we are exposed to market risks in the ordinary course of our business, including the effects of interest rate changes and inflation. Information relating to quantitative and qualitative disclosures about these market risks is set forth below.
Interest Rate Fluctuation Risk
We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents.
The primary objective of our investment activities is to preserve principal while maximizing income without significantly increasing risk. Because our cash and cash equivalents have a relatively short maturity, our portfolio’s fair value is relatively insensitive to interest rate changes. In future periods, we will continue to evaluate our investment policy in order to ensure that we continue to meet our overall objectives.

Inflation
We do not believe that inflation has had a material effect on our business, financial condition or results of operations. We continue to monitor the impact of inflation in order to minimize its effects through pricing strategies, productivity improvements and cost reductions. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.
Emerging Growth Company Status
Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Section 107 of the JOBS Act provides that any decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable. We have elected to use this extended transition period under the JOBS Act.

BUSINESS
Our Mission
We provide our clients with an easy-to-use loyalty, digital communications platform that drives their consumers to action. SpringBig empowers our clients to effectively communicate with, increase the loyalty of, and expand their consumer population through the provision of an integrated technology platform supported by robust analytics. Our goal is to become the leading SaaS software platform to cannabis retailers and brands, providing data-driven loyalty, marketing and consumer buying experience solutions throughout the U.S. and Canada, and ultimately internationally, in a transparent and inclusive cannabis economy.
Summary of Our Business
SpringBig is a market-leading software platform providing customer loyalty and marketing automation solutions to retailers and brands. SpringBig believes that it is a market leader in its product categories for a number of factors including, among others, (i) the number of SpringBig customers and consumers enrolled on SpringBig’s platform (and the percentage of known licensed cannabis retailers enrolled in SpringBig’s product service); (ii) scale (SpringBig has operations and clients in all states that have legalized cannabis); (iii) the comprehensive services offered by SpringBig; (iv) the technology offered by SpringBig that, among other things, connects the three categories of participants in the cannabis ecosystem (customers, retailers, and brands) and provides effective communications and marketing to end-consumers; (v) SpringBig’s expertise in loyalty programs and marketing automation; (vi) the quality of SpringBig’s client services; and (vii) SpringBig’s ability to provide data analytics that the Company does not believe competitors currently provide.
Since our inception in 2016, we have leveraged our deep expertise in loyalty marketing to develop solutions that address the key challenges faced by retailers and brands, including those in the cannabis industry. Stringent, complex, and rapidly evolving regulations have resulted in restricted access to traditional marketing channels for cannabis retailers and brands, preventing them from utilizing many traditional methods for effectively accessing and engaging with consumers. In addition, the lack of industry-specific data and market intelligence solutions limit cannabis retailers’ and brands’ ability to efficiently market their products, thereby hindering their growth. Our platform enables our clients to increase brand awareness, engage customers, improve retention, and access actionable consumer feedback data to improve marketing. Our clients can use our loyalty marketing, digital communications, and text/email marketing solutions drive new customer acquisition, customer spend and retail foot traffic. Our proven business-to-business-to-customer (“B2B2C”) software platform creates powerful network effects between retailers and brands and provides an ability for both to connect directly with consumers. As retailers and brand scale, a virtuous cycle is created, ultimately expanding SpringBig’s reach, strengthening our value proposition:

(1)	Estimate based on average marketing spend in similar industries.
Today, we serve approximately 1,300 brand and retailer clients across more than 2,400 distinct retail locations in North America. Our clients distribute almost 2 billion messages annually, and in the last year more than $7 billion of gross merchandise value (“GMV”) was accounted for by our clients utilizing our platform. SpringBig has successfully grown its revenue at a rapid pace, with a CAGR of 105% from 2019 to 2021. We have an excellent track record of securing and retaining our clients with our value proposition, which we measure by our “net revenue retention rate.” When evaluating our retention rates and calculating our net revenue retention rate, SpringBig calculates the average recurring monthly revenue from retail clients, adjusted for losses, increases and decreases in monthly subscriptions during the prior twelve months divided by the average recurring monthly subscription revenue over the same trailing twelve-month period. To determine the average recurring monthly revenue, SpringBig calculates monthly subscription revenue (derived from the monthly recurring subscription fees paid by retail clients, excluding the initial monthly contract amount of any new client subscriptions) from all retail clients, averaged over the previous twelve month period. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SpringBig—Key Operating and Financial Metrics” for a further discussion of net revenue retention rate.
We believe SpringBig is well positioned to become the leading software platform for cannabis retailers and brands by providing data-driven loyalty and marketing solutions to enhance a frictionless consumer buying experience.
What SpringBig Does
We have developed and commercialized a comprehensive suite of Software-as-a-Service (“SaaS”) solutions for our retailer and brand clients (who we refer to as “clients” and their end-user customers as “customers” or “consumers”).
Through their subscriptions, our retail clients have access to in-depth campaign data, robust analytics, and actionable feedback and summaries to help inform their business decisions and maximize customer engagement and retention. When a client subscribes to our platform, we charge affordable initial set-up fees and the majority of our revenue is derived from a monthly recurring subscription fee. Typically, our subscription agreements extend for twelve months, and unless terminated in accordance with their terms, generally renew for subsequent and recurring 12-month periods. Our client subscriptions cover access to our platform as well as messaging services.
Within the terms of a subscription, a client receives a pre-determined quantum of communication credits per month, and we invoice the client additional amounts if the pre-determined credit volume is exceeded in any month (though the subscription agreements do not stipulate the volume of messages the client must cause to be sent during a month). The fees for such excess use are set forth in the client’s subscription agreement. In some cases, a client has separate subscriptions relating to the use of the software platform and the communications and, in other cases, these are bundled into a single subscription.
The monthly subscription fee charged to SpringBig’s clients is set forth in such client’s subscription agreement and is based on the scope of the subscription, which is determined based on (1) the number of customers on a client’s database (e.g., use of the SpringBig platform) and/or (2) the pre-determined quantum of communication credits that such client may use per month. As noted above, if this pre-determined credit volume is exceeded in any month, SpringBig will invoice the client for such excess use by the client. Excess use revenue has historically accounted for 30% of revenue. We expect excess use revenue as a percentage of recurring subscription revenue to decrease as customers scale and progress to higher subscription tiers over their lifetime. SpringBig’s revenue is not based on the success or effectiveness of any marketing campaign communications.
We also generate revenue by empowering brands with direct access to consumers via our brands platform. Our recently introduced brands platform allows brands to advertise and engage cannabis consumers, drive brand awareness, acquire VIP customers with high lifetime value, and access detailed reporting insights into essential campaign attribution metrics. Pricing for the brands platform is either structured on a bulk-pay basis or as a monthly subscription.
Industry Overview
We operate within the large and expanding cannabis retail market in the United States and Canada. Cannabis is one of the fastest emerging consumer end markets in the U.S, and it is expected to grow at 21% per year from $20.1 billion in 2020 to $41.5 billion in 2025 according to New Frontier Data1. Currently, 37 states plus the District of Columbia have legalized medical cannabis, and 18 states plus the District of Columbia have legalized adult-use cannabis. While there is generally a lag period between the time a market adopts legislation permitting either medical
[1]	New Frontier Data, December 2020

or adult cannabis use and significant revenue generation by SpringBig, states that have recently enacted legalization measures, such as New York and New Jersey, are expected to contribute significant additional sales growth to the market by 2025 when they are expected to be fully operational. Further momentum from the legislative and regulatory changes is expected to drive expansion of the total addressable market as more states continue to legalize cannabis for adult-use and medical use. Currently in the U.S., there are over 80 million adults over the age of 21 in states that permit recreational use and 85 million in states that permit medical use. Over 70 million adults over the age of 21 live in states where cannabis use is prohibited, or low-THC programs are active, presenting a significant potential for end market expansion (to the extent such states legalize cannabis use) as they may possibly become end-users at a future stage. We operate in all states that have legalized cannabis in some form (be it adult-use or medical), and we plan to be a first-mover in future new markets. Additional tailwinds such as the expected decrease of raw material costs, intensifying competition amongst cannabis retailers and brands, and increased marketing spends by clients are also expected to contribute to the expansion of our total addressable market as customer engagement and retention will become ever more critical for cannabis retailers and brands to succeed.
Current technology offerings to cannabis retailers and brands are rudimentary, and the technology landscape offers a highly fragmented environment with lots of competition within a pool of small players. We believe that SpringBig is the leading loyalty and marketing software platform of scale to the cannabis industry and that we are best positioned to capture the significant uptick expected in marketing spend. There are only a few cannabis-specific companies that provide products similar to our offering, and SpringBig currently does not face competition from traditional loyalty marketing providers due to legal restrictions for cannabis at the federal level; however, as described in “Key Challenges,” below, SpringBig believes it is well-positioned to provide differentiated value as the competitive landscape evolves.

Key Challenges
The stringent and evolving regulations, which also vary state-by-state, restrict retailers’ and brands’ abilities to engage with customers, currently present significant challenges to their marketing efforts. In addition, these retailers and brands lack access to actionable data and analytics tools to market their products to customers efficiently.
Customer Engagement Needs
The cannabis industry is a highly fragmented and competitive industry where price and promotions are key drivers of sales. Further, traditional marketing channels restrict cannabis marketing, preventing businesses from marketing their products and reaching consumers. Google, Facebook, and other social media platforms serve as an outlet for businesses to market their products in most other industries, but they restrict cannabis companies from operating on their platforms. Some SMS providers also restrict licensed cannabis businesses from accessing networks, and these barriers currently make it challenging for cannabis retailers and brands to drive customer acquisition, retention, engagement, and loyalty. Furthermore, the continued penetration by cannabis focused e-commerce providers have increased competition and decreased customer loyalty for bricks and mortar cannabis retailers.
SpringBig has developed and commercialized a comprehensive suite of SaaS solutions to address the challenges that cannabis retailers and brands face in this industry. Further, while cannabis clients do not currently have access to certain traditional marketing channels, including social media platforms, we believe that our platform’s products and services, in particular our data and analytics capabilities, position us well to provide significant value to cannabis retailers and brands whenever these social media platforms become available, by enabling these businesses to determine the effective targeting and focus of their marketing solutions and loyalty programs.
As state-by-state legalization continues, we expect cannabis retailers and brands to look to expand and seek new ways to reach and engage customers efficiently.
Data and Analytics Needs
In our experience, many cannabis retailers and brands lack access to customer feedback data that is essential to reach customers and build relationships with them efficiently. Additionally, we have found that cannabis retailers and brands do not currently have the technological infrastructure and analytical tools necessary to process the data they collect from customers into actionable data for marketing purposes. Unlike most other industries, the cannabis sector requires market intelligence and data solutions that are tailored to the specific needs of individual retailers, brands and consumers considering the current restrictive and evolving regulatory and legal environment. The current federal regulatory status of cannabis poses barriers of entry for large communication and data solution providers, representing a significant unmet need.
How SpringBig Addresses These Challenges
Our solutions are designed to address the key challenges faced by cannabis retailers and brands. Today’s industry participants lack sufficient visibility into customer behavior and need a solution that bridges communication between consumers, retailers and brands. We believe our solutions foster valuable connections and interactions that improve clarity, trust and satisfaction between these stakeholders.
Although carrier-imposed restrictions limit the use of blatant cannabis content being sent directly via SMS, SpringBig has developed a proprietary solution, compliant with TCPA, FCC, and Canadian CRTC, that helps cannabis retailers and brands communicate directly with their consumers, offering a direct communication and engagement channel, using text, images and other forms of media.
We believe our platform empowers our clients to improve and analyze customer acquisition, retention, basket spend and retail foot traffic. Retailers and brands can use SpringBig’s platform to connect with consumers, thus driving improvements in customer engagement and retention and increasing brand exposure. Once customers are engaged, the SpringBig platform enables businesses to amplify consumer spend through differentiated marketing solutions which target the consumer directly in an industry where doing so has been challenging in the past. While brand loyalty in the cannabis market has historically proven challenging, our offerings effectively connect the consumer with brands and drive loyalty.
We provide retailers with the analytics infrastructure to make data actionable. Our data solutions are purpose-built for the cannabis industry and enable our clients to leverage data to more effectively market their products to consumers. Though our integrations with 18 point of sale (“POS”) providers, 4 major cannabis e-commerce providers and other data providers, our platform offers robust consumer purchasing and marketing feedback data to allow our customers to take direct marketing and promotional actions. These commercial relationships take varying forms, depending on the relationship, including licensing and referral arrangements.
Furthermore, our proprietary auto-connect module supports further automation of marketing campaigns based on data. We also offer marketing automation solutions that provide for consistency of customer communication, which retailers and brands can use to drive customer retention and retail foot traffic. Our platform offers functionality to help build brand loyalty through loyalty programs that offer various rewards and offers. Our reporting and analytics offerings deliver valuable insights that our clients utilize to better understand their customer base, purchasing habits and trends. Consumer actions become measurable, thus providing our clients with data that can be leveraged to make better informed business decisions and more targeted marketing campaigns.

In the cannabis industry, the retailer maintains the relationship with the consumer, and it is challenging in the current regulatory environment for brands to directly interact with those consumers. The SpringBig brands platform enables brands to directly interact with consumers in a manner that is otherwise not feasible, short of such brand independently compiling and maintaining a separate consumer database.
Through SMS marketing, emails, customer feedback system and loyalty programs, we believe our solutions are crucial in managing customer relationships in this emerging industry. In time, as legislation permits, our product offerings will likely be enhanced to incorporate other aspects of the customer experience, including further enhanced data analytics and, when legally permissible, online ordering and payments.
Our Retail Offering
We serve in excess of 1,240 retailers in more than 2,400 distinct locations providing them with a comprehensive suite of tools needed to attract customers, market products, and analyze key data. We are entrenched with most of the leading multi-state operators which allows us to capture the “enterprise” customer base, while also being equally suited to the smaller cannabis retail operators.
The anticipated growth of the cannabis retail market presents an opportunity to reach additional retailers as cannabis becomes more widely used and states continue to legalize. The tools that we provide allow retailers to engage and better communicate with their consumers. Further, SpringBig offers retailers robust reporting and analytics tools, which help them understand product and sales trends, track consumer activity, and gain insights that can be leveraged to drive sales.
On the consumer side, we offer a suite of elegant consumer-facing products. The enrollment process is streamlined and designed to provide for compliance and clarity. Once enrolled, consumers can develop their profile, will receive appropriate messages and offers and access their retailer’s specific rewards wallet application, where multiple images, videos, and links can be added for the consumer to explore.
An important component of our platform is text message marketing, which allows clients to send promotions to existing customers. Our text messaging platform offers a variety of features, including multiple customer segmentations, which automatically groups customers into segments based on their preferences and purchase behavior. Retailers also have access to the “autoconnects” feature, which allows them to easily leverage customer data and send messages directly to consumers based on certain actions and also includes functionality to help clients avoid missed opportunities to send text messages. We also provide an e-signature app, designed to accommodate a proper ‘double opt-in’ procedure, through both implied and expressed consent, to facilitate compliance with the TCPA, FCC, and Canadian CRTC. Finally, campaign performance analytics provide transparency on deliverability and message opening rates. We utilize proprietary technology to filter out fake phone numbers, burner phones, and landlines. In an environment where communication with cannabis consumers is constrained, text messaging is extremely effective in influencing purchase behavior, while also driving foot traffic and continuing to reach new customers and target markets.
Retailers compile highly-targeted marketing campaigns based on the consumer profiles and preferences and are provided with detailed campaign metrics that enable further refinement and enhanced targeting of future campaigns. The consumer application (wallet) itself can easily be customized with a distinct icon, name, layout, and color scheme, thus allowing for brand consistency and a higher-quality and frictionless customer experience. Here, customers can access and check their points, redeem rewards, and view upcoming offers. The wallet fully integrates with cannabis e-commerce providers, allowing customers to place orders directly from their wallet. The features and ease of use that comes with the SpringBig rewards wallet creates customer loyalty and establishes a relationship between the client and the consumer. Customer relationships are a crucial component in retail that has been restricted as a result of the complexities of the cannabis industry. Nonetheless, we have designed our platform to make this connection easy.
The SpringBig platform also provides support for consumer feedback with robust dashboards that track key survey performance indicators that allow clients to measure customer satisfaction. The “Feedback by SpringBig” offering allows businesses to survey customers post-purchase, track and analyze feedback, and then take action based on this information. From the initial online search to and in-store purchase, clients possess the ability to track the entire customer experience. Comprehensive reports give clients the tools to better understand customer trends, and allows the retailer to analyze specific operational, product, and promotional opportunities. By identifying key trends, our users are able to improve customer loyalty and increase retention.

SpringBig offers retailers powerful insight dashboards that provide comprehensive data that can be used to make informed business decisions. Our platform also allows retailers to create marketing campaigns, ensuring that consumers receive all relevant promotions. Once a campaign launches, retailers are able to analyze in-depth data in order to measure campaign success. ERP-level customer data management and analysis also allow retailers to organize their sales funnel and provide a personalized, targeted approach to marketing campaigns.
Our platform integrates with many of the leading POS systems in the cannabis industry, which allows retailers to simplify workstreams by automatically collecting a plethora of data on consumers. Integrating our marketing automation software with the retailer’s POS system makes for more efficient management of customer relationship and facilitates using specific POS data in design and implementation of marketing campaigns. With integrations, in real-time retailers can review performance results and the return on investment (“ROI”) for each marketing campaign. Additionally, the SpringBig clients are also able to ascertain which cannabis brands and products perform the best, thus allowing retailers to customize meaningful messaging and offers for their customer base.
Our Brand Marketing Platform
Our brand marketing platform offers a leading direct-to-consumer marketing automation platform in the cannabis industry. The data-rich direct-to-consumer marketing engine allows brands to target and measure the complete transaction cycle from initial engagement through point of sale.
We provide cannabis brands with the opportunity to provide content that, in turn, our retail clients can utilize in their targeted consumer marketing campaigns. This provides the brand with differentiated access to the consumer and that can be effectively leveraged through the brand and retailer cooperating in a promotional campaign on our platform.
Brands aim to materially increase their brand awareness, expand retail partnerships and acquire and retain new customers. The SpringBig brands platform provides brand clients with access to detailed reports that offer valuable insights into essential campaign attribution metrics. There are approximately 5,000 existing cannabis brands in the U.S., and this early-stage initiative represents a significant future growth opportunity for us. Our marketing database with over 40 million consumers is a highly-differentiated SpringBig asset that powers cannabis brands in driving brand recognition and promoting awareness.
Our brand marketing platform was launched in the latter part of 2020 and gradually expanded across the U.S. during 2021. Given it is a relatively early-stage initiative, the revenue in 2021 was immaterial but we see significant revenue opportunity (given, among other factors, the over 5,000 cannabis brands in the U.S.) and have significant momentum as SpringBig engages with an increasing number of brand clients.
Our Platform and Data Assets
We have created a distinct B2B2C platform supported by a wealth of data assets to effectively monetize our large and growing base of cannabis consumers. Currently, the cannabis industry falls significantly short of market intelligence and data solutions that would typically be found in other industries: retailers lack analytics infrastructure to make data actionable for marketing, and lack of feedback data poses challenges for brands to reach and establish relationships with consumers directly. Our leading messaging, loyalty, and customer experience platform recognizes powerful network effects among brands, retailers, and cannabis consumers to enable our clients to make better business decisions. We retain retailers as paying SaaS subscription customers, who then acquire consumers. Brands target retailers that successfully acquire loyal consumers, which drives increased retailer interest and recurring revenue.
The SpringBig platform is also supported by large data assets created by our fully integrated cannabis technology ecosystem. We partner with industry leading data analytics, e-commerce, and POS providers to monetize our base of over 40 million consumers and generate revenue for our clients.
We intend to continue to invest in our platform to enhance its functionality and the value of our data assets so that both we and our clients can continue to grow. We anticipate building on our existing platform infrastructure so that we are well positioned to benefit from the further emergence of the burgeoning cannabis and cannabis-tech markets.

Certain Regulatory Considerations and How We Adapt to Changing Regulatory Landscape
SpringBig helps drive regulatory compliance. We pride ourselves on being ahead of the curve when it comes to changes to regulations to both SMS and to the overall cannabis landscape.
The TCPA prohibits autodialed text messages, unless made with the prior express, written consent of the receiving party, to any telephone number assigned to a cell phone. Additionally, mobile carriers act as gatekeepers between businesses and consumers. The Cellular Telecommunications Industry Association (“CTIA”), a trade organization for mobile carriers (including SpringBig’s messaging distributors), periodically issues industry best practice guidance which currently includes prohibiting messaging content that contains or promotes sex, hate, alcohol, firearms, or tobacco (referred to as “SHAFT”), and interpretation of this guidance includes cannabis within the tobacco category. SpringBig’s platform (including, in particular, its text message marketing) is designed to ensure compliance with TCPA, SHAFT guidelines, and other applicable CTIA guidance; SpringBig proactively monitors and, as necessary, adapts its platform and services to comply with these guidelines and standards. Further, as part of its proactive monitoring of mobile carriers’ guidelines, SpringBig endeavors to maintain close relationships with our messaging distributors, and as such, have been made well aware of any carrier-implemented restrictions that may impact the way cannabis retailers and brands communicate with their consumers via SMS. These relationships have allowed us to continue servicing our customers in a rapidly changing environment, with no disruption of service or restrictions from sending messages from major carriers.
SpringBig’s customers can utilize the platform consent interface or other means to obtain the consumer’s consent that is required to receive messages, and, as an integral part of its services, SpringBig creates templates for its retail customers that are in compliance with SHAFT guidelines to use in promotional messaging. The approved templates do not explicitly discuss or promote cannabis, but rather provide general information about the retailer, the consumer’s reward status and can also incorporate a link that directs opted-in consumers to additional promotional material created by the retailer customers.
As a third-party provider of a software platform, state cannabis regulatory marketing rules generally do not apply to SpringBig. SpringBig’s retail customers are responsible for ensuring that their marketing materials comply with state law.
Additionally, SpringBig has instituted policies and procedures to verify the licensing status of our clients (which are utilized in on-boarding both retail and brand clients in addition to other client diligence) and to conduct periodic screening to confirm the continued licensing status of our clients. Further, SpringBig is constantly monitoring proposed and pending legislative changes on the state and federal level. We have an emerging markets-focused sales team that is designed to ensure SpringBig is developing relationships with retailers, brands, and partners in emerging markets, so when the legalization status changes, those retailers, brands and potential partners already have a deep partnership formed with SpringBig. One of the primary ways we do this is through our “Greenhouse” program. This program allows licensed retailers who have not yet opened their doors to build their potential consumer list, design their loyalty program, and meet our extensive partnership network to help inform their tech stack decisions as they move towards being fully operational. We have found that this program has helped us make headway in the emerging cannabis markets and sets up the foundation for a strong partnership in the future.
Our Competitive Strengths
We believe that we are a leading provider of customer loyalty and marketing automation solutions to cannabis retailers and brands, and our key competitive strengths are the following:
We are a leading direct-to-consumer marketing and customer loyalty platform in the cannabis industry. We are the largest loyalty & marketing automation provider in the cannabis space with over 40 million consumers enrolled in our platform, and over 1,300 retailer and brand customers with over 2,400 distinct retail locations. We started serving the cannabis market in 2016 and were a pioneer in providing SMS marketing solutions to cannabis retailers. As we expanded our customer base, platform and solutions, we now serve approximately 25% of all retail locations in the United States, and 79% of companies on the American Cannabis Operator Index. We partner with the majority of the leading multi-state-operators (“MSOs”). We believe that our differentiated suite of solutions and deep understanding of customer needs will enable us to expand our leadership position as we grow into existing and new markets and expand our offering.

We have a diverse geographic footprint, with operations in all states that have legalized cannabis in some form. We believe that our broader geographic footprint, scope of operations, and established position in the industry all support our efforts to be a first mover in future new markets and also may make it more difficult, time-intensive and costly for competitors to replicate.
We provide critical value to our customers demonstrated by leading net retention. Loyalty and messaging are critical for cannabis retailers and brands to directly engage, connect, and retain their customer base. Our suite of solutions is designed to enable our customers to engage with their consumers in an efficient way, sustainably driving customer retention, acquisition, spend and foot-traffic. On average, our clients are able to recover the cost of their monthly subscription for the SpringBig platform within a couple of days of utilizing our offerings each month. In addition, we have successfully integrated with 18 of the industry’s leading POS systems, which enables us to collect and analyze consumer data and feedback, providing our clients with actionable insights for marketing purposes. Our ability to expand our relationships with customers, and their satisfaction in our product offerings and client service, are demonstrated by our leading net retention rate of 128% for fiscal year 2020 and 110% for fiscal year 2021.
In addition to the value provided through our platform, we believe that the quality of our client service and our responsiveness to clients provides us with a competitive advantage. Management believes that our established presence in the industry and personal one-on-one service philosophy enhances our ability to compete favorably in attracting and retaining clients.
We have a deep expertise of marketing regulation in the cannabis industry and the challenges faced by our clients. We entered the cannabis market in 2016 and have leveraged our management’s expertise in loyalty programs and marketing automation from other sectors to solve the challenges faced by cannabis retailers and brands to engage with their customers and increase retention. We have designed specific campaign and communication solutions that comply with cannabis regulation and are rapidly implementable by our clients as they expand in the high growth and highly competitive cannabis industry. We are highly differentiated from our competitors in several ways. We have integrations with 18 POS providers in the cannabis market, and these integrations allow our clients to offer their consumers a seamless experience for points redemption and loyalty program enrollment. Additionally, we have invested, and continue to invest significantly in ensuring we have a robust, scalable business, with a particular emphasis on client success and engineering. While SpringBig does not obtain customers on behalf of our clients, our client success organization services each client from contract signing throughout their life with SpringBig, providing onboarding services, and on-going education and support. This team is also responsible for guiding our clients through the ever-changing regulatory environment. Our engineering team, primarily based in the U.S., makes up the largest percentage of our staff. The team is constantly working to enhance the platform with the addition of new features and functionality at a regular cadence to ensure we remain significantly ahead of our competitors in this regard. Additionally, after completing the onboarding process, all SpringBig customers are assigned a dedicated client success manager who is responsible for overall account management, including monitoring campaign deliverability and providing information on strategic campaign and autoconnect usage. Our client support team is available for all inbound requests from 8am-8pm ET and services all North American time zones.
We are the highly regarded platform of choice to consolidate the highly fragmented cannabis technology ecosystem. As a leading provider of customer loyalty and marketing automation solutions to cannabis retailer and brands, we are well positioned to be a consolidator of a highly fragmented technology ecosystem. Our growth strategy is informed by our clients’ needs, and we have meaningful visibility into such needs as a result of the wealth of data our platform provides. We plan to create significant value by leveraging consumer purchasing and feedback data across multiple new vertical software offerings across loyalty, data analytics, and, when legally permissible, online ordering and payments.
We assembled a highly experienced senior management team to execute on our strategy. Our Chief Executive Officer and Founder, Jeffrey Harris, has over 35 years of deep industry experience and has successfully founded loyalty marketing businesses in the past. Our Chief Financial Officer, Paul Sykes, has over 20 years of experience as CFO of high-growth SaaS businesses in a public company environment. Our Chief Technology Officer, Navin Anand, has over 10 years of experience in leading large technology groups in SaaS and telecom organizations.

Our Growth Strategies
Our goal is to become the leading SaaS software platform to cannabis retailers and brands, providing data-driven loyalty, marketing and consumer buying experience solutions. In order to achieve our goal, we plan to implement the following organic and M&A growth strategies along with expanding in keeping with the changing regulatory landscape in the U.S.
Expansion Within Existing Retailers and Brand Customers

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As of today, we service approximately 1,300 retailer and brand clients with over 2,400 retail locations, which is comprised of most of the largest multi-state cannabis companies and a significant number of single-state operators. Our excellent reputation in the cannabis market and comprehensive solutions offering provide us with the opportunity to expand our footprint and grow these accounts via up-selling and cross-selling. We grow alongside our clients via a “flywheel” effect as we benefit from the growth of their businesses and expansion of their customer base, which is, in turn, enabled by their use of our platform. We have a track record of using our comprehensive product offerings and results-driven proposition to grow our relationships with clients and drive revenue.
We also plan to grow our business by expanding accounts with existing clients that may not have initially leveraged our platform for all of their locations. Our clients realize significant returns on investment and increased customer engagement, which has historically driven the success of our land and expand strategy. In addition, we expect to further our penetration with existing clients as they enter new markets, as our platform will touch more end-customers and gather more actionable data.
Further Penetrate Existing Markets
We plan to leverage and expand our existing sales force and marketing strategy to acquire additional cannabis retailers and brands as new clients. We have a successful track record of consistently adding new clients. As existing markets in legalized states expand and cannabis becomes more widely used, we believe our existing presence positions us to continue to gain market share. We believe that the continued growth of the cannabis market and evolution of regulation, both in terms of legalizing recreational and medical use cannabis (as described below) as well as regarding communications and advertisements, will drive further adoption of our platform.
New Medical and Recreational Markets
As an increasing number of states in the U.S. legalize medical cannabis use or transition from medical to recreational cannabis use, a significant growth opportunity presents itself as the number of retailers, the consumer base and total spend all increase. We have historically been responsive as a first-mover into new medical and adult-use markets as they become legal, which gives us a significant competitive advantage to grow as state by state legalization evolves. We believe our deep understanding of the space coupled with our experienced sales force will enable us to quickly enter and execute in new markets and capture new business, which we can sustain via our exceptional product offerings. SpringBig entered the Canadian market in February 2021 through acquiring a Canadian business and we now provide full-servicing of our Canadian clients through our Toronto office. Although the revenues derived from the Canadian market in 2021 were immaterial, we are experiencing significant growth in the number of clients as the market continues to develop in Canada.
New Features and Functionality
We intend to continue investing in and developing our technology capabilities to offer our clients more advanced and comprehensive solutions. This will help enable us to extend our platform beyond our core offering which presents significant upsell opportunities. Some of these future offerings may include e-commerce, data and analytics, programmatic advertising, budtender education, payments (when legally permissible), product referral automation, and commerce automation (in-store kiosks).
Monetization of GMV
Approximately $7 billion of GMV is currently processed by the retailers that are on our platform. Through our entrenched position with retailers delivering mission critical messaging and loyalty solutions, we believe we are well-positioned to monetize a portion of GMV through payments and reward points when legally permissible. We plan to capture a portion of this spend through the SpringBig rewards wallet solution that our current clients utilize to manage their rewards program. Additionally, with over 40 million consumers and 18 POS integrations, we have access to a wealth of data that drive our proprietary insights. While these integrations assist in our ability to offer feedback to our customers, these commercial relationships do not represent a material amount of SpringBig’s revenues, constitute a material amount of shared revenue, or constitute a material distribution source for SpringBig. However, we believe there is a path to monetize this data and create new revenue opportunities.
Brands
We expect brand revenue to drive a significant part of our growth going forward, and we are focused on capturing a portion of the over 5,000 brands that are in the cannabis space today. We rolled out the SpringBig brands offering in 2020, which has allowed us to grow spend across our client base. As the cannabis industry matures, we believe the continued proliferation of branded products will meaningful drive their sales and marketing spend to the cannabis industry, with a trajectory that will surpass that of retailers in the future. As brands grow in scale and become nationally recognizable, we are well positioned to capture a significant share of the communication, engagement and loyalty dollars spent by brands and therefore brands clients will start to represent a more significant proportion of SpringBig’s total revenue.
M&A
As a leading provider of customer loyalty and marketing automation solutions to cannabis retailer and brands, we have differentiated insights into the critical needs of the cannabis industry. Our M&A strategy is informed by our client feedback, and we have identified the following needs that guide our M&A strategic focus:
•	Cannabis retailers and brands lack actionable data and need better insight and recommendation technology.
•	Purpose-built marketing technology and targeting is necessary to improve consumer acquisition and retention.
•	The cannabis industry lacks robust fintech solutions, including processing of payments and consumer credit (pending regulatory developments around these solutions in the cannabis industry).
•	Cannabis retailers are facing competition from and losing consumer loyalty to online marketplaces.
•	Retailers need improved software tools to manage their operations more efficiently, including POS, HR/team management, inventory management, working capital financing, menu/displays management.
The cannabis technology space is highly fragmented, and we believe that we are well positioned to be a leading consolidator. We intend to explore M&A opportunities in adjacencies that address our client’s critical needs, and enable us to expand our product and service offerings, expand our geographic reach, increase our scale and realize material revenue and cost synergies. We are well positioned to consolidate the technology ecosystem with clear strategic rationale and value creation across loyalty, data analytics, online ordering, and, when legally permissible, POS/payment opportunities.

Sales
Our sales team is primarily based out of our Boca Raton, Florida headquarters with additional team members in our Canadian office in Toronto, Ontario and client services support staff at both these locations and in Seattle, Washington to assist new and existing clients. As of December 31, 2021, of the 158 people we employed, 79 individuals focused exclusively on selling and client service for retailers and 17 individuals focused on developing our brands sales. Our sales force is well versed in our offerings, including consumer facing, retailer platform, and brand platform products.
As we continue to scale, we expect to continue to recognize significant efficiencies with our sales effort. Currently, our primary focus revolves around converting inbound leads, as cannabis retailers and brands look to join our platform upon beginning their operations. We also utilize state cannabis regulators’ lists of licensees to internally generate client leads.
Marketing
Similar to our sales efforts, we expect to continue to achieve marketing efficiency as we scale our business. We believe our platform’s scale and strong customer loyalty market themselves, however we still intend to implement a variety of marketing efforts to attract additional retailers and brands not yet on our platform. Marketing efforts include multiple strategies designed to attract and retain both retail and brands subscribers.
Technology
We invested significantly to create a fully integrated technology stack that connects the three categories of participants in the cannabis ecosystem, namely the customers, retailers, and brands. By partnering with other industry leaders through various data analytics, e-commerce and POS platforms, we help to enhance engagement, analytics, and create a truly omni-channel experience for our clients and their customers.
Our suite of SaaS-based solutions provides cutting-edge technologies, and we continue to be the database of record for over a thousand cannabis businesses, with customer profiles being created first through our loyalty platform, and through integration of our platform with POS systems, where we can collect crucial data points through POS transactions. Below is a summary of how our technology supports our clients:
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Powerful POS Integration Sync: Powerful POS integrations allow us to provide real-time redemptions for both loyalty rewards and promotional offers, real-time campaign analytics, and deep transaction data.

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Customizable Permission Settings: Our platform enables clients to establish their own levels of user permissions for their retail and marketing staff to ensure the correct people have the correct access to data and marketing tools.

•	Datahub: The robust data warehouse provides clients with access to all of their data and allows them to create their own insights.
•	Insight Data Dashboards: Our customizable dashboards help clients conveniently visualize the most meaningful data and organize it for easy review.
•	Budz: Our customer referral engine, allows retailers’ best customers to become brand ambassadors by referring new customers to their favorite stores.
•	Feedback by SpringBig: Our customer feedback tool allows retailers to capture post-transaction feedback about their store, products, and staff.
•	Autoconnect: Allow retailers to reach their consumers at critical stages during the consumer buying journey including win-back, abandon cart, and purchase behavior messaging.
Revenue Concentration
We have a diversified client base of approximately 1,300 clients (comprised of approximately 1,240 retailers and 69 brands) with over 2,400 retail locations. No single client accounted for more than 11% of revenue for the year ended December 31, 2020 or the year ended December 31, 2021. Our top 10 clients only accounted for 18% and 23% of total revenue over the same periods. In addition, our revenue is well-diversified across the U.S. and Canada. No single state or province generated more than 16% of revenue for the year ended December 31, 2020 or the year ended December 31, 2021 and we do not currently generate a material amount of revenue in Canada.

Research & Development
We conduct concerted product development efforts focused on implementing new, value-add features to our platform, as well as developing new solutions that increase functionality, data-driven actionable insights and enhance ease of use throughout the customer journey. We expect our research and development expenses to remain consistent as a percentage of total revenue with increased growth continuing to support product enhancements.
Seasonality
We have not experienced a significant impact on our results due to seasonality. However, our clients may experience seasonality in their businesses that, in turn, can impact the revenue generated from them. Our business may become more seasonal in the future and historical patterns in our business may not be a reliable indicator of future performance.
Competition
Our direct competitors for various elements of our offerings and services include businesses both within and outside of the cannabis industry that are specifically focused on marketing and customer engagement, commerce and POS solutions or SaaS software, as well as companies focused on technology solutions focused on the cannabis industry.
We believe that the principal competitive factors in our market include: the scale of our operations in all states that have legalized cannabis in some form and the ability to be a first mover in future new markets, the ability to offer comprehensive services across CRM and marketing software, the ability to support client promotions and the building of loyalty with end-consumers and increase retention, the ability to collect and analyze consumer data and feedback (and providing clients with actionable insights for marketing purposes), and effective communications and marketing to end-customers. We believe we compete favorably based on these factors.
For additional information about the risks to our business related to competition, see the section captioned “Risk Factors—Risks Related to SpringBig’s Business and Industry—We currently face intense competition in marketing and advertising services available to our clients, and we expect competition to further intensify as the cannabis industry continues to evolve.”
Intellectual Property
Our intellectual property and proprietary rights are valuable assets that are important to our business. In our efforts to safeguard our copyrights, trade secrets, trademarks and other intellectual property rights worldwide, we rely on a combination of federal, state, common law and international rights in the jurisdictions in which we operate.
We have an ongoing trademark and service mark registration program pursuant to which we register our brand names in the United States. As of December 31, 2021, we have been issued trademark registrations in the United States, covering among other marks, “SpringBig”.
We also rely on non-disclosure agreements, invention assignment agreements, intellectual property assignment agreements, or license agreements with employees, independent contractors, consumers, software providers and other third parties, which protect and limit access to and use of our proprietary intellectual property.
Though we rely, in part, upon these legal and contractual protections, we believe that factors such as the skills and ingenuity of our employees, as well as the functionality and frequent enhancements to our platform are larger contributors to our success in the marketplace.
Circumstances outside our control could pose a threat to our intellectual property rights. For more information, see the section entitled “Risk Factors—Risks Related to SpringBig’s Intellectual Property.”
Facilities
Our corporate headquarters is located in Boca Raton, Florida pursuant to a lease that expires in 2024. In addition, SpringBig leases office space in Seattle, Washington and Toronto, Ontario.
We believe that our current facilities are adequate to meet our ongoing needs. However, from time to time we may evaluate additional or substitute office spaces. We believe that we will be able to obtain additional facilities, as needed, on commercially reasonable terms.

Employees and Human Capital Resources
As of December 31, 2021, we had 158 full-time employees, including employees focused on engineering, client success, corporate development, brands, digital message and general and administrative and professional services. We also engage independent contractors to supplement our permanent workforce. 140 employees are located in the United States and 18 employees are located in Canada.
We believe that being able to attract and retain top talent is both a strategic advantage for SpringBig and necessary to realize our objectives for our business. We consider our relations with our employees to be good. None of our employees are represented by a labor union or covered by collective bargaining agreements, and we have not experienced any work stoppages.

MANAGEMENT
Executive Officers and Directors
The following table sets forth the names, ages and positions (as of June 30, 2022) of our directors and executive officers:
Name	Age	Position
Executive Officers
Jeffrey Harris	58	Chief Executive Officer and Director
Paul Sykes	57	Chief Financial Officer
Navin Anand	47	Chief Technology Officer
Non-Employee Directors
Steven Bernstein	61	Director
Patricia Glassford	59	Director
Amanda Lannert	49	Director
Phil Schwarz	44	Director
Sergey Sherman	52	Director
Jon Trauben	56	Director
Executive Officers
Jeffrey Harris. Jeff Harris is the Chief Executive Officer and Chairman of the Board of Directors of SpringBig. Mr. Harris has been the CEO of Legacy SpringBig since founding the company and became CEO of SpringBig in connection with the closing of the merger. Prior to founding SpringBig, Mr. Harris also founded InteQ (formally SHC Direct LLC) in 1997, a leading customer relationship marketing company offering specialized expertise in the planning, implementation and ongoing execution of strategic loyalty programs.
Mr. Harris is qualified to serve on the Board of Directors of SpringBig based on his substantial business, leadership and management experience as SpringBig’s Chief Executive Officer as well as his significant experience in the industry.
Paul Sykes. Paul Sykes is the Chief Financial Officer of SpringBig. Mr. Sykes has been the CFO of Legacy SpringBig since April 2021 and became CFO of SpringBig in connection with the closing of the merger. Prior to joining SpringBig, Mr. Sykes was Chief Financial Officer of dmg information, the U.S. based business information group of London stock exchange listed DMGT plc, from 1997 to 2017; and from 2018 through 2020 was CFO and COO of Nordis Technologies. Particularly from his tenure at dmg information, Mr. Sykes has substantial experience of executing acquisition transactions and operating in a public environment. Mr. Sykes started his career with KPMG in the United Kingdom.
Navin Anand. Navin Anand is the Chief Technology Officer of SpringBig. Mr. Anand has been the CTO of Legacy SpringBig since April 2021 and became CTO of SpringBig in connection with the closing of the merger. Prior to joining SpringBig, Mr. Anand was Vice President of Engineering of Verifone, from 2018 to 2021; from 2017 to 2018, Mr. Anand was Head of the Embedded Systems Department of SRT Group, and prior to that, Mr. Anand held various positions of increasing responsibility at Pace Americas Limited, starting in 2009.
Board of Directors
Jeffrey Harris. Jeff Harris also serves as a member and Chairman of the Board of Directors of SpringBig.
Steven Bernstein. Steven Bernstein has served as a member of the Board of Directors of SpringBig since the closing of the merger on June 14, 2022. Mr. Bernstein is the Chairman of the Board of SBA Communications Corp. (Nasdaq: SBAC), a leading independent owner and operator of wireless communications infrastructure including towers, buildings, rooftops, distributed antenna systems (DAS) and small cells, which he founded in 1989. From 1989 through 2001, Mr. Bernstein was CEO and President of SBA Communications Corp. Mr. Bernstein has a Bachelor of Science in Business Administration with a major in Real Estate from the University of Florida.
We believe that Mr. Bernstein’s extensive senior management and operational background, including as a founder, chief executive officer and director of a publicly-listed company and experience in the wireless communications industry, make him well qualified to serve on SpringBig’s Board of Directors.

Patricia Glassford. Patricia Glassford has served as a member of the Board of Directors of SpringBig since the closing of the merger on June 14, 2022. Ms. Glassford is the former Chief Financial Officer of numerous businesses in the General Electric Company (“General Electric”). Ms. Glassford joined General Electric in 1985, where she most recently served as Vice President & Strategic Project Implementation Leader of General Electric in 2019. Prior to that, she served in various roles at General Electric, including as VP Cash Initiatives of GE Company from 2016 to 2017, VP & Chief Financial Officer, GE Energy Connections from 2014 to 2016, VP & Chief Financial Officer, GE Capital Treasury from 2011 to 2014, VP & Chief Financial Officer, GE Capital Restructuring Operations from 2010 to 2011, and VP & Chief Financial Officer, GE Industrial/GE Enterprise Solutions from 2007 to 2010. Prior to that, Ms. Glassford served in various finance and audit roles at General Electric, including as Chief Financial Officer & EVP of NBC Universal Studios & Parks from 2004 to 2007. Ms. Glassford has a B.S. in Finance from Fairfield University.
We believe that Ms. Glassford’s extensive finance and financial oversight experience, background in strategic project leadership, and other senior management positions at a large, global public company make her well qualified to serve on SpringBig’s Board of Directors.
Amanda Lannert. Amanda Lannert has served as a member of the Board of Directors of SpringBig since the closing of the merger on June 14, 2022. Ms. Lannert is the Chief Executive Officer of The Jellyvision Lab, Inc. (“Jellyvision”), a privately held, innovative SaaS business providing an employee benefits guidance platform, a position she has held since 2011. Prior to that, Ms. Lannert served as President of Jellyvision from 2000 to 2011 and, prior to joining Jellyvision, served as Account Supervisor at Leo Burnett from 1994 to 2000. Ms. Lannert also serves on the boards of directors of several start-up companies. Ms. Lannert has a B.A. in English literature from Haverford College.
We believe that Ms. Lannert’s experience with high growth software and services companies, with specific expertise in SaaS businesses, along with her deep marketing (including digital and interactive marketing) experience, make her well qualified to serve on SpringBig’s Board of Directors.
Phil Schwarz. Phil Schwarz has served as a member of the Board of Directors of SpringBig since the closing of the merger on June 14, 2022. Mr. Schwarz has been involved with Legacy SpringBig since 2018, has served on its Board of Directors since 2019, and as the Chairman of Legacy SpringBig from 2020 until the closing of the merger. Mr. Schwarz is a Partner at Corazon Capital, a Chicago-based venture capital fund, with which he has been involved since 2016. Mr. Schwarz is also the Chief Strategy Officer of Corazon Monoceros (Nasdaq: CRZN). From 2014 to 2016, Mr. Schwarz served as the Chief Marketing Officer of Tinder, the world’s leading dating business, up to and through its IPO as part of Match Group (Nasdaq: MTCH). Mr. Schwarz’s prior roles include Vice President of Growth Initiatives at Match Group, which he held in 2014, as well as Executive Director at Kaplan and Kaplan Ventures (then part of the Washington Post Company), which he held from 2010 to 2014 (where he co-founded the Kaplan/Techstars EdTech Accelerator), Associate Director at UBS Investment Bank from 2008 to 2010. Prior to that, Mr. Schwarz led numerous technology product development efforts for the Blue Cross Blue Shield Association, Vitria Technology, and BP Amoco, and served as a Management Consultant at PricewaterhouseCoopers. Mr. Schwarz holds an M.B.A. with honors from the University of Chicago Booth School of Business and a B.B.A., cum laude, from Ohio University’s College of Business.
We believe that Mr. Schwarz’s extensive expertise and leadership experience in technology and venture capital, and his business-building experience with startup and growth companies, as well as experience and institutional knowledge as a prior director of Legacy SpringBig, make him well qualified to serve on SpringBig’s Board of Directors.
Sergey Sherman. Sergey Sherman has served as a member of the Board of Directors of SpringBig since the closing of the merger on June 14, 2022. He has served as Tuatara’s Chief Financial Officer since its inception and brings over 20 years of professional experience across investment banking and finance with expertise in private equity, mergers and acquisitions, leveraged finance and credit. Mr. Sherman joined Tuatara Capital in 2019 and as Managing Director - Investments is responsible for all aspects of the investment process including origination, transaction structuring, due diligence, financing and portfolio management. Prior to Tuatara Capital, Mr. Sherman was a Managing Director at Société Générale’s investment banking group in the U.S. and was previously in the financial sponsors groups at RBC Capital Markets and J.P. Morgan. Prior to investment banking, he was an executive in the business development/mergers and acquisitions group at GE Capital. Mr. Sherman started his career as a nuclear submarine officer in the U.S. Navy. Mr. Sherman has a B.S. in Electrical Engineering from Carnegie Mellon University and holds an MBA from The George Washington University.
We believe Mr. Sherman’s experience in transaction execution, investment banking and the investing in the cannabis sector makes him well qualified to serve on SpringBig’s Board of Directors.
Jon Trauben. Jon Trauben has served as a member of the Board of Directors of SpringBig since the closing of the merger on June 14, 2022. Mr. Trauben is a Partner at Altitude Investment Management, a position he has held since 2017, and a member and principal of JRC Capital Partners, LLC, Altitude’s management company. Prior to that, Mr. Trauben served as Senior Managing Director of Hunt Mortgage Group from 2015 to 2016 and also a Managing Director at Barclays from 2011 to 2015. Mr. Trauben also held senior positions on Wall Street while at Credit Suisse and Cantor Fitzgerald. Mr. Trauben started his career at Ernst & Young. Mr. Trauben has a B.A. in Political Science from Rutgers University and attended the Masters of Science in Real Estate program from New York University.
We believe Mr. Trauben’s experience investing in the cannabis sector, as well as his substantial business management, capital markets, finance, and strategic growth experience, as well as experience and institutional knowledge as a prior director of Legacy SpringBig, make him well qualified to serve on SpringBig’s Board of Directors.
Family Relationships
There are no family relationships between the members of our Board of Directors and our executive officers.
Board of Directors
Our business and affairs are managed under the direction of our Board of Directors. Our Board of Directors consists of seven members, with Jeff Harris serving as Chair. Our bylaws provide for a classified Board of Directors divided into three classes serving staggered three-year terms as follows:
•	Class I, which consists of Amanda Lannert and Jon Trauben, whose terms will expire at the SpringBig’s first annual meeting of shareholders to be held after the business combination;
•	Class II, which consists of Patricia Glassford and Phil Schwarz, whose terms will expire at SpringBig’s second annual meeting of shareholders to be held after the business combination; and
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Class III, which consists of Steven Bernstein, Jeffrey Harris, and Sergey Sherman, whose terms will expire at SpringBig’s third annual meeting of shareholders to be held after the business combination.

At each annual meeting of shareholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our Board of Directors could have the effect of increasing the length of time necessary to change the composition of a majority of the Board of Directors. Our charter provides that the Board of Directors shall be fixed from time to time by the Board pursuant to a resolution adopted by a majority of the Board.
Director Independence
The Board of Directors of SpringBig has determined that each of the directors on the Board of Directors of SpringBig other than Mr. Harris will qualify as independent directors, as defined under the listing rules of The Nasdaq Stock Market LLC (the “Nasdaq listing rules”), and the Board of Directors of SpringBig consists of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements.
Board Committees
The Board of Directors of SpringBig maintains an audit committee, a compensation committee and a nominating and corporate governance committee. The Board of Directors of SpringBig has adopted a charter for each of these committees, which comply with the applicable requirements of current Nasdaq rules. Copies of the charters for each committee are available on the investor relations portion of SpringBig’s website.
Audit Committee
SpringBig’s audit committee consists of Patricia Glassford, Phil Schwarz and Sergey Sherman. Patricia Glassford serves as chair of the audit committee. The Board of Directors has determined that each of the members of the audit committee satisfies the independence and other requirements of Nasdaq and Rule 10A-3 under the Exchange Act, including that each member of the audit committee can read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the Board of Directors of SpringBig examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.
The Board of Directors of SpringBig has determined that the chair of the audit committee qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of Nasdaq listing rules. In making this determination, the Board of Directors of SpringBig considered Ms. Glassford’s formal education and previous experience in financial roles. Both SpringBig’s independent registered public accounting firm and management periodically meet privately with SpringBig’s audit committee.
The functions of this committee include, among other things:
•	approve the hiring, discharging and compensation of SpringBig’s independent auditors;
•	oversee the work of SpringBig’s independent auditors;
•	approve engagements of the independent auditors to render any audit or permissible non-audit services;
•	review the qualifications, independence and performance of the independent auditors;
•	review SpringBig’s financial statements and review SpringBig’s critical accounting policies and estimates;
•	review the adequacy and effectiveness of SpringBig’s internal controls; and
•	review and discuss with management and the independent auditors the results of SpringBig’s annual audit, SpringBig’s quarterly financial statements and SpringBig’s publicly filed reports.
Compensation Committee
SpringBig’s compensation committee consists of Steven Bernstein, Amanda Lannert, and Jon Trauben. Steven Bernstein serves as chair of the compensation committee. The Board of Directors of SpringBig has determined that each of the members of the compensation committee satisfies the independence requirements of Nasdaq and is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act.
The functions of the committee include, among other things:
•	review and recommend policies relating to compensation and benefits of SpringBig’s officers and employees;
•	review and approve corporate goals and objectives relevant to compensation of SpringBig’s chief executive officer and other senior officers;
•	evaluate the performance of SpringBig’s officers in light of established goals and objectives;
•	recommend compensation of SpringBig’s officers based on its evaluations; and
•	administer the issuance of stock options and other awards under SpringBig’s stock plans.
Nominating and Governance Committee
SpringBig’s nominating and corporate governance committee consists of Amanda Lannert, Steven Bernstein, and Phil Schwarz. Amanda Lannert serves as chair of the nominating and corporate governance committee. The Board of Directors of SpringBig has determined that each of the members of the nominating and corporate governance committee satisfies the independence requirements of Nasdaq.
The functions of this committee include, among other things:
•	evaluate and make recommendations regarding the organization and governance of the Board of Directors and its committees;
•	assess the performance of members of the Board of Directors and make recommendations regarding committee and chair assignments;
•	recommend desired qualifications for Board of Directors membership and conduct searches for potential members of the Board of Directors; and
•	review and make recommendations with regard to SpringBig’s corporate governance guidelines.

Code of Business Conduct and Ethics for Employees, Executive Officers and Directors
Our Board of Directors has adopted a Code of Ethics and Business Conduct (the “Code of Conduct”) that is applicable to all of our employees, executive officers and directors. The Code of Conduct is available on our website at www.springbig.com. The nominating and corporate governance committee of our Board of Directors is responsible for overseeing the Code of Conduct and the Board of Directors must approve any waivers of the Code of Conduct for executive officers and directors.
Compensation Committee Interlocks and Insider Participation
None of our directors who serve as a member of our compensation committee is, or has at any time during the past year been, one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or compensation committee of any other entity that has one or more executive officers serving on our Board of Directors or compensation committee.
Director Compensation
See “Executive and Director Compensation” for information regarding compensation paid to our directors.

EXECUTIVE AND DIRECTOR COMPENSATION
Unless the context otherwise requires, all references in this “Executive and Director Compensation” section to “we,” “us,” “our,” “SpringBig,” or the “Company” refer to SpringBig, Inc. prior to the consummation of the business combination.
This discussion may contain forward-looking statements that are based on SpringBig’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that it adopts following the completion of the business combination may differ materially from the currently planned programs summarized in this discussion. All equity amounts in this section are shown on a pre-business combination basis.
SpringBig’s named executive officers, including its principal executive officer and the next two most highly compensated executive officers, as of December 31, 2021, were:
•	Jeffrey Harris, SpringBig’s Chief Executive Officer;
•	Paul Sykes, SpringBig’s Chief Financial Officer; and
•	Navin Anand, SpringBig’s Chief Technology Officer.
Table
The following table provides information regarding the compensation earned by or paid to SpringBig’s named executive officers.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Jeffrey Harris Chief Executive Officer	2021	$265,000	$—	$—	$—	$—	$265,000
	2020	$222,889	$—	$93,750	$—	$—	$316,639
Paul Sykes Chief Financial Officer(1)	2021	$172,944	$90,000	$281,250	$—	$—	$544,194
Navin Anand Chief Technology Officer(2)	2021	$139,838	$40,000	$206,250	$—	$—	$386,088
(1)	Mr. Sykes was appointed Chief Financial Officer of Legacy SpringBig effective April 7, 2021.
(2)	Mr. Anand was appointed Chief Technology Officer of Legacy SpringBig effective April 12, 2021.
(3)
Amounts represent the aggregate grant date fair value of stock options granted to our named executive officers computed in accordance with ASC Topic 718. Assumptions used to calculate these amounts are included in Note 7 – Common Stock Options accompanying the historical audited consolidated financial statements of SpringBig included in this prospectus.

Narrative Disclosure to Summary Compensation Table
For 2021, the compensation programs for SpringBig’s named executive officers consisted of base salary and incentive compensation delivered in the form of stock options.
Base Salary
Base salary is set at a level that is intended to reflect the executive’s duties, authorities, contributions, prior experience and performance.
Cash Bonus
Prior to the business combination, SpringBig did not maintain formal arrangement with its named executive officers providing for annual cash bonus awards. See “Executive Employment Agreements”, below, for a description of the terms of the employment agreements with Messrs. Harris and Sykes that became effective as of the business combination.
Equity-Based Incentive Awards
SpringBig’s equity award program is the primary vehicle for offering long-term incentives to its executives. SpringBig believes that equity awards provide its executives with a strong link to long-term performance, create an ownership culture and help to align the interests of SpringBig’s executives and members. To date, SpringBig has used stock options for this purpose. SpringBig believes that its equity awards are an important retention tool for its executive officers, as well as for its other employees. SpringBig awards equity awards broadly to its employees, including to its non-executive employees.
Prior to the business combination, all of the equity awards SpringBig has granted were made pursuant to the SpringBig, Inc. 2017 Equity Incentive Plan (as amended and restated) (the “SpringBig Plan”). The terms of the SpringBig Plan are described under the section titled “—Employee Benefit Plans” below.
Benefits and Perquisites
SpringBig provides benefits to its named executive officers on the same basis as provided to all of its employees, including medical, vision and dental insurance; life insurance; short and long-term disability insurance; and a 401(k) plan. SpringBig does not maintain any executive-specific benefit or executive perquisite programs.
Retirement Plans
SpringBig maintains a tax-qualified retirement plan that provides its employees, including its named executive officers, who satisfy certain eligibility requirements with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to participate in the 401(k) plan as of the first day of a new quarter after six (6) months of employment with SpringBig. Under the 401(k) plan, SpringBig may make discretionary matching contributions.
Executive Employment Arrangements
In connection with entering into the merger agreement, SpringBig entered into employment agreements with each of Messrs. Harris and Sykes, which became effective upon the closing of the business combination. The employment agreements with Messrs. Harris and Sykes provide for an annual base salary of $450,000 and $350,000 respectively, subject to increase from time to time, and an annual target bonus opportunity of 137.50% and 100% of base salary, respectively. Each of Messrs. Harris and Sykes will continue to be eligible to participate in any executive benefit plans in effect from time to time. In the event of the termination of Mr. Harris’s or Mr. Sykes’s employment without cause or for good reason within 18 months following a change in control, he will be entitled to severance equal to the sum of his base salary (paid in a lump sum within 60 days of the termination) and target annual cash incentive; continued health benefits for 12 months; and accelerated vesting of outstanding time-based equity awards, with performance awards vested based on target performance. In the event of a termination without cause or for good reason not in connection with a change in control, he will be entitled to severance equal to the sum of his base salary and target annual cash incentive; continued health benefits for 12 months; and accelerated vesting of outstanding time-based equity awards, with performance awards vested based on target performance. Severance benefits will be subject to Messrs. Harris’s and Sykes’s execution of a release of claims and compliance with restrictive covenants, including a non-solicitation and non-disparagement covenant.
The agreements described in this section are filed as exhibits to the registration statement of which this prospectus forms a part, and the following descriptions are qualified by reference thereto.

Outstanding Equity Awards at December 31, 2021
The following table presents estimated information regarding outstanding equity awards held by SpringBig’s named executive officers as of December 31, 2021.
				Option Awards
	Grant Date	Vesting Commencement Date		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date
Jeffrey Harris	3/17/2019	3/17/2021	(1)	350,000	350,000	$0.31	3/17/2029
	12/2/2020	12/2/2021	(1)	31,250	93,720	$0.75	12/2/2030
Paul Sykes	6/21/2021	4/7/2021	(2)	131,250	243,750	$0.75	6/21/2031
Navin Anand	6/21/2021	4/12/2021	(2)	96,250	178,750	$0.75	6/21/2031
(1)	Represents an option vesting with respect to 25% of the shares subject to the option on each one-year anniversary of the grant date.
(2)
Represents an option vesting with respect to (a) 35% of the shares subject to the option on December 31, 2021, (b) 15% of the shares subject to the option as of the closing of the business combination and (c) 50% of the shares subject to the option ratably over 24 months following the business combination.

Employee Benefit Plans
SpringBig, Inc. 2017 Equity Incentive Plan
Prior to the closing of the merger, SpringBig maintained the SpringBig Plan, which was originally established effective December 1, 2017. The SpringBig Plan was subsequently amended on January 30, 2018 and November 30, 2018 and the amended and restated SpringBig Plan was approved by the Board of Directors of SpringBig on April 10, 2019. The SpringBig Plan permits the grant of incentive stock options, non-qualified stock options, restricted stock awards, and restricted stock unit awards to SpringBig and its affiliates’ employees, consultants and directors. SpringBig will not grant any additional awards under the SpringBig Plan following the business combination; see “SpringBig Holdings, Inc. 2022 Long-Term Incentive Plan,” below for a discussion of the equity incentive plan that was adopted in connection with the closing of the business combination.
Authorized Shares. 7,495,594 shares of common stock of SpringBig were authorized under the SpringBig Plan. Awards granted under the SpringBig Plan that are canceled, forfeited or expired prior to exercise or realization will become available for future grant while the SpringBig Plan remains in effect. As of October 7, 2021, 2,317 shares of common stock of SpringBig were available for issuance under the SpringBig Plan.
Plan Administration. The 2018 Plan is administered by SpringBig’s Board of Directors or a committee of one or more members of the Board of Directors appointed by the board to administer the SpringBig Plan. Subject to the provisions of the SpringBig Plan, the administrator has the power to determine the terms of each award, such as the form of awards and vesting schedule of awards. The administrator is authorized to interpret the SpringBig Plan, prescribe the terms and conditions of the awards granted thereunder, and make all other determinations necessary or advisable for administering the SpringBig Plan.
Plan Awards. Awards to be granted under the SpringBig Plan may be subject to various restrictions, including restrictions on transferability and forfeiture provisions, as determined by the administrator and consistent with the SpringBig Plan terms. Subject to the terms of the SpringBig Plan, the administrator will determine the number of awards granted and other terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate. Awards that have not vested are subject to SpringBig’s right of repurchase or forfeiture. The economic and other rights associated with awards granted under the SpringBig Plan are governed by the SpringBig certificate of incorporation, as may be amended and in effect from time to time.
Non-Transferability of Awards. The awards are subject to certain transferability restrictions and requirements.
Certain Adjustments. The outstanding awards may be subject to adjustment, substitution, exchange or, to the extent then unvested, cancellation by SpringBig’s Board of Directors so as to proportionately reflect any unit splits, reverse splits, dividends or distributions, recapitalizations, reclassifications, or other relevant changes in SpringBig’s capitalization or corporate structure.

Amendment, Termination. SpringBig’s Board of Directors has the authority to amend, suspend or terminate all or any part of the SpringBig Plan in its sole discretion. Awards outstanding following the business combination will be assumed by SpringBig.
SpringBig Holdings, Inc. 2022 Long-Term Incentive Plan
At the special meeting of shareholders of Tuatara held on June 9, 2022, the shareholders of Tuatara adopted and approved the SpringBig Holdings, Inc. 2022 Long-Term Incentive Plan (the “Incentive Plan”).
The purpose of the incentive plan is to secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for our success and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the common stock through the granting of awards thereunder.
Summary of the Incentive Plan
This section summarizes certain principal features of the incentive plan. The summary is qualified in its entirety by reference to the complete text of the incentive plan.
Eligibility. SpringBig’s employees, consultants and directors, and employees and consultants of its affiliates, may be eligible to receive awards under the incentive plan.
Award Types. The incentive plan provides for the grant of incentive stock options (“ISOs”) to employees and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of stock awards to employees, directors and consultants.
Share Reserve. The number of shares of common stock initially reserved for issuance under the incentive plan is 1,525,175 (the amount of shares of common stock equal to 5% of the sum of (i) the number of shares of our common stock outstanding as of the consummation of the business combination and (ii) the number of shares of our common stock underlying stock options issued under the SpringBig, Inc. 2017 Equity Incentive Plan (as amended and restated) that were outstanding as of the consummation of the transactions contemplated by the merger agreement). Shares subject to stock awards granted under the incentive plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, will not reduce the number of shares available for issuance under the incentive plan.
Plan Administration. The board of directors of SpringBig, or a duly authorized committee thereof, will have the authority to administer the incentive plan. The board of directors of SpringBig may also delegate to one or more officers the authority to (i) designate employees other than officers to receive specified stock awards and (ii) determine the number of shares to be subject to such stock awards. Subject to the terms of the incentive plan, the plan administrator has the authority to determine the terms of awards, including recipients, the exercise price or strike price of stock awards, if any, the number of shares subject to each stock award, the fair market value of a share, the vesting schedule applicable to the awards, together with any vesting acceleration, the form of consideration, if any, payable upon exercise or settlement of the stock award and the terms and conditions of the award agreements for use under the incentive plan. The plan administrator has the power to modify outstanding awards under the incentive plan. Subject to the terms of the incentive plan, the plan administrator also has the authority to reprice any outstanding option or stock award, cancel and re-grant any outstanding option or stock award in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any materially adversely affected participant.
Stock Options. ISOs and NSOs are granted under stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the incentive plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of common stock on the date of grant (however, a stock option may be granted with an exercise or strike price lower than 100% of the fair market value on the date of grant of such award if such award is granted pursuant to an assumption of or substitution for another option pursuant to a corporate transaction, as such term is defined in the incentive plan, and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code). Options granted under the incentive plan vest at the rate specified in the stock option agreement as determined by the plan administrator. The plan administrator determines the term of stock options granted under the incentive plan, up to a maximum of ten years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship ceases for any reason other than cause, the optionholder may generally exercise any vested options for a period of three (3) months following the cessation of service, bur only within three (3) months following such termination, unless another period of time is provided in the applicable award agreement or other agreement, subject to the limitations in the incentive plan. The option term may be extended in the event that the exercise of the option following such a termination of service is prohibited by applicable securities laws or SpringBig’s insider trading policy. Options generally terminate immediately upon the termination of an optionholder’s service for cause. In no event may an option be exercised beyond the expiration of its term. Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (i) cash, check, bank draft, or money order, (ii) a broker-assisted cashless exercise, (iii) the tender of shares of common stock previously owned by the optionholder, (iv) a net exercise of the option if it is an NSO and (v) other legal consideration approved by the plan administrator.
Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all stock plans maintained by SpringBig may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of SpringBig’s total combined voting power or that of any of SpringBig’s affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the option is not exercisable after the expiration of five years from the date of grant.
Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past services, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. Except as provided otherwise in the applicable award agreement, if a participant’s service relationship ends for any reason, SpringBig may receive through a forfeiture condition or a repurchase right any or all of the shares held by the participant under his or her restricted stock award that have not vested as of the date the participant terminates service.
Restricted Stock Unit Awards. Restricted stock units are granted under restricted stock unit award agreements adopted by the plan administrator. Restricted stock units may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. A restricted stock unit may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited once the participant’s continuous service ends for any reason.
Stock Appreciation Rights. Stock appreciation rights are granted under stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the purchase price or strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of common stock on the date of grant (however, a stock appreciation right may be granted with an exercise or strike price lower than 100% of the fair market value on the date of grant of such award if such award is granted pursuant to an assumption of or substitution for another option pursuant to a corporate transaction, as such term is defined in the incentive plan, and in a manner consistent with the provisions of Sections 409A). A stock appreciation right granted under the incentive plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.
Performance Awards. The incentive plan permits the grant of performance-based stock and cash awards. The plan administrator may structure awards so that the shares of common stock, cash, or other property will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. The performance criteria that will be used to establish such performance goals may be based on any measure of performance selected by the plan administrator. The performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the goals are established, the plan administrator will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by SpringBig achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to shareholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under SpringBig’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to expense under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the plan administrator retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of the performance goals. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the applicable award agreement or the written terms of a performance cash award. The performance goals may differ from participant to participant and from award to award.
Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to common stock. The plan administrator will set the number of shares under the stock award and all other terms and conditions of such awards.
Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid by SpringBig to any individual for service as a non-employee director with respect to any calendar year (such period, the “annual period”), including stock awards and cash fees paid by SpringBig to such non-employee director, will not exceed (i) $750,000 in total value or (ii) in the event such non-employee director is first appointed or elected to the board of directors of SpringBig during such annual period, $1,000,000 in total value. For purposes of these limitations, the value of any such stock awards is calculated based on the grant date fair value of such stock awards for financial reporting purposes.
Changes to Capital Structure. In the event there is a specified type of change in SpringBig’s capital structure, such as a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, appropriate adjustments will be made to (i) the class(es) and maximum number of shares of common stock subject to the incentive plan and the maximum number of shares by which the share reserve may annually increase; (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of ISOs; and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of common stock subject to outstanding awards.
Corporate Transactions. The following applies to stock awards under the incentive plan in the event of a corporate transaction, as defined in the incentive plan, unless otherwise provided in a participant’s stock award agreement or other written agreement with SpringBig or unless otherwise expressly provided by the plan administrator at the time of grant. In the event of a corporate transaction, any stock awards outstanding under the incentive plan may be assumed, continued or substituted by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by SpringBig with respect to the stock award may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute such stock awards, then with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full to a date prior to the effective time of the transaction (contingent upon the effectiveness of the transaction), and such stock awards will terminate for no consideration if not exercised (if applicable) at or prior to the effective time of the transaction, and any reacquisition or repurchase rights held by SpringBig with respect to such stock awards will lapse (contingent upon the effectiveness of the transaction). With respect to performance awards with multiple vesting levels depending on performance level, unless otherwise provided by an award agreement or by the plan administrator, the award will accelerate at 100% of target. If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute such stock awards, then with respect to any such stock awards that are held by persons other than current participants, such awards will terminate for no consideration if not exercised (if applicable) prior to the effective time of the transaction, except that any reacquisition or repurchase rights held by SpringBig with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the transaction. The plan administrator is not obligated to treat all stock awards or portions of stock awards in the same manner and is not obligated to take the same actions with respect to all participants. In the event a stock award will terminate if not exercised prior to the effective time of a transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value, at the effective time, to the excess (if any) of (1) the value of the property the participant would have received upon the exercise of the stock award over (2) any exercise price payable by such holder in connection with such exercise.
Change in Control. In the event of a change in control, as defined under the incentive plan, awards granted under the incentive plan will not receive automatic acceleration of vesting and exercisability, although this treatment may be provided for in an award agreement.
Plan Amendment or Termination. The board of directors of SpringBig has the authority to amend, suspend, or terminate the incentive plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No ISOs may be granted after the tenth anniversary of the date the board of directors of Tuatara adopts the incentive plan.
Incentive Plan Benefits. Grants of awards under the incentive plan are subject to the discretion of the plan administrator. Therefore, it is not possible to determine the future benefits that will be received by participants under the incentive plan.
SpringBig Executive Officer and Director Compensation Following the Merger
Executive Officer Compensation
Following the closing of the merger, employment agreements with Jeffrey Harris, CEO of SpringBig Holdings, Inc. (referred to in this section as “New SpringBig”), and Paul Sykes, CFO of New SpringBig, became effective. Pursuant to his employment agreement, Mr. Harris will receive an annual salary of $450,000, will be eligible for a target cash incentive opportunity of up to 137.50% of his annual base salary, and will be eligible to receive equity incentive awards under New SpringBig’s long-term incentive plan as in effect from time to time. If Mr. Harris’s employment is terminated by the Company without Cause (as defined in the employment agreement), other than as a result of his death or disability or by Mr. Harris for Good Reason (as defined in the employment agreement), Mr. Harris will be entitled to receive: (i) any annual salary then in effect, earned but unpaid as of the termination date (“Earned Salary”), and subject to the Company’s receipt from Mr. Harris of a release of any claims against the Company, (A) if the termination is in connection with a “change in control” (as defined in the employment agreement), an amount equal to the sum of (I) his annual salary and (II) his target annual cash incentive, plus accelerated and continued vesting of certain equity awards; or (B) if the termination is not in connection with a change in control, an amount equal to the sum of (I) his annual salary and (II) a prorated portion of his annual cash incentive, plus accelerated and continued vesting of certain equity awards which are then-outstanding and unvested. If Mr. Harris’s employment is terminated by the Company with Cause, by Mr. Harris for any reason at any time, as a result of Mr. Harris’s death, or for any reason other than by the Company without Cause, Mr. Harris will receive only the Earned Salary.
Pursuant to his employment agreement, Mr. Sykes will receive an annual salary of $350,000, will be eligible for a target cash incentive opportunity of up to 100% of his annual base salary, and will be eligible to receive equity incentive awards under New SpringBig’s long-term incentive plan as in effect from time to time. If Mr. Sykes’s employment is terminated by the Company without Cause (as defined in the employment agreement), other than as a result of his death or disability or by Mr. Sykes for Good Reason (as defined in the employment agreement), Mr. Sykes will be entitled to receive: (i) any Earned Salary, and subject to the Company’s receipt from Mr. Sykes of a release of any claims against the Company, (A) if the termination is in connection with a “change in control” (as defined in the employment agreement), an amount equal to the sum of (I) his annual salary and (II) his target annual cash incentive, plus accelerated and continued vesting of certain equity awards; or (B) if the termination is not in connection with a change in control, an amount equal to the sum of (I) his annual salary and (II) a prorated portion of his annual cash incentive, plus accelerated and continued vesting of certain equity awards which are then-outstanding and unvested. If Mr. Sykes’s employment is terminated by the Company with Cause, by Mr. Sykes for any reason at any time, as a result of Mr. Sykes’s death, or for any reason other than by the Company without Cause, Mr. Sykes will receive only the Earned Salary.

In addition, the Legacy SpringBig board of directors awarded each of Mr. Harris and Mr. Sykes a one-time cash bonus in the amount of $300,000 and $250,000, respectively, which was awarded as of the Closing.
Director Compensation
Prior to the closing of the business combination, Legacy SpringBig did not maintain formal arrangements under which its directors received compensation for their service on the board or its committees. From time to time, directors were awarded stock options under the SpringBig Plan. In 2021, directors did not receive any cash or equity compensation.
For the post-business combination Board of Directors, the Company will compensate the members of the Board of Directors, other than Mr. Harris, who will not be compensated for his role on the Board, through a combination of cash and equity as outline below:
•	an annual grant of 25,000 RSUs for each Board member;
•	an annual cash retainer of $75,000 for each Board member;
•	an annual cash committee chair retainer for each committee chair:
○	Audit: $17,000
○	Compensation: $10,000
○	Nominating and Corporate Governance: $9,000
•	an annual cash committee chair retainer for each committee member:
○	Audit: $6,000
○	Compensation: $3,500
○	Nominating and Corporate Governance: $3,000
The RSU grants to each Board member will vest annually over three years. The RSU grants will be subject to the limitations set forth under “Non-Employee Director Compensation Limit,” above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a summary of transactions since January 1, 2020, to which SpringBig has been a party in which the amount involved exceeded $120,000 and in which any of SpringBig’s executive officers, directors, managers, promoters, beneficial holders of more than 5% of SpringBig’s membership interests, or any associates or affiliates thereof had or will have a direct or indirect material interest, other than compensation arrangements which are described in the section captioned “Executive Compensation.”
Certain Employment Relationships
Certain immediate family members of Jeffrey Harris, SpringBig’s chief executive officer and a member of SpringBig’s Board of Directors, provide services to SpringBig as full-time employees for compensation. Natalie Harris is employed as Vice President, Marketing of SpringBig. Ms. Harris, who is the daughter-in-law of Mr. Harris, earned $148,548 in compensation in 2020 and $160,781 in compensation in 2021. Ms. Harris also received a grant of 25,000 options in 2020. Sam Harris is employed as Vice President, Product Development of SpringBig. Mr. Sam Harris, who is the son of Mr. Jeffrey Harris, earned $232,307 in compensation in 2020 and $232,692 in compensation in 2021. Mr. Sam Harris also received a grant of 25,000 options in 2020. For a description of equity awards granted to SpringBig’s named executive officers, see “Executive and Director Compensation—Executive Compensation.”
Certain Other Enterprises
SpringBig has previously engaged InteQ to provide certain employee support and sharing, software development work and information technology services. InteQ employed certain personnel who provided services solely to SpringBig. In exchange, SpringBig reimbursed InteQ at cost for such employees. SpringBig’s Chief Executive Officer, Jeffrey Harris, founded InteQ and beneficially holds a controlling equity interest in such company. There is no ongoing formal, written agreement between SpringBig and InteQ. As part of Mr. Harris’s employment agreement with SpringBig, Mr. Harris has agreed to customary provisions regarding the devotion of his business time and energy to SpringBig, confidentiality and non-compete obligations, and Board approval of related party transactions (including any new arrangements or business with InteQ).
SpringBig paid InteQ a total of approximately $366,600 in 2020 and $152,000 in 2021, for the cost of SpringBig’s use of InteQ employees and approximately $145,400 in 2020 and $256,000 in 2021 for the data warehouse services and software development work.
Other Transactions
SpringBig has entered into employment and other agreements with certain of its executive officers. For a description of agreements with SpringBig’s named executive officers, see the section captioned “Executive and Director Compensation—Executive Employment Arrangements” and “—Outstanding Equity Awards at December 31, 2021.”
SpringBig will enter into indemnification agreements with its directors and executive officers.
Post-Business Combination Arrangements
In connection with the business combination, certain agreements were entered into. The agreements described in this section are filed as exhibits to the registration statement of which this prospectus forms a part, and the following descriptions are qualified by reference thereto. These agreements include:
•
Voting and Support Agreements. In connection with the signing of the merger agreement, on November 8, 2021, Tuatara, Legacy SpringBig and certain shareholders and optionholders of Legacy SpringBig and Tuatara entered into voting and support agreements, pursuant to which such Legacy SpringBig shareholders agreed to vote all of their shares in Legacy SpringBig in favor of the merger agreement and related transactions and to take certain other actions in support of the merger agreement and related transactions. The Legacy SpringBig voting and support members also each agreed, with certain exceptions, to a lock-up for a period of 180 days after the closing with respect to any securities of the Company that they receive as merger consideration under the merger agreement.

•
Subscription Agreements. Certain investors entered in subscription agreements pursuant to which Tuatara agreed to issue and sell to the subscription investors, in the aggregate, $13,100,000 of common stock of

Tuatara at a purchase price of $10.00 per share. The closing of the PIPE Subscription Financing occurred immediately prior to the closing of the merger. Certain of the subscription investors that were existing shareholders of Legacy SpringBig entered into convertible notes with Legacy SpringBig for an aggregate principal sum of $7,000,000 (the “convertible notes”), which was funded on or around February 25, 2022. Those notes matured at the closing of the business combination and the holders received the shares they subscribed for under the subscription agreement, as well as interest payments in the form of 31,356 shares of the Company.
•
Amended and Restated Registration Rights Agreement. In connection with the consummation of the merger agreement and the business combination, on June 14, 2022, SpringBig and certain holders entered in an amended and restated registration rights agreement, pursuant to which such holders are able to make a written demand for registration under the Securities Act of all or a portion of their registrable securities, subject to a maximum of three (3) such demand registrations for our sponsor and four (4) such demand registrations for the other investors thereto, in each case so long as such demand includes a number of registrable securities with a total offering price in excess of $10 million. Any such demand may be in the form of an underwritten offering, it being understood that we will not be able to conduct more than two underwritten offerings where the expected aggregate proceeds are less than $25 million but in excess of $10 million in any 12-month period.

•
Sponsor Escrow Agreement. The Sponsor, Tuatara and certain independent members of the pre-business combination board of directors entered into an escrow agreement (“Sponsor Escrow Agreement”) at the closing of the business combination pursuant to which the Sponsor and certain members of the pre-business combination board of directors deposited an aggregate of 1,000,000 shares of the Company’s Common Stock (“Sponsor Earnout Shares”) into escrow. The Sponsor Escrow Agreement provides that such Sponsor Earnout Shares will either be released to the Sponsor if the closing price of the Company’s Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and by the fifth anniversary of the closing date. The Sponsor Earnout Shares will be terminated and canceled by the Company if such condition is not met at any time after the closing date and by the fifth anniversary of the closing date.

PRINCIPAL SECURITYHOLDERS
The following table sets forth information regarding the beneficial ownership of the Common Shares as of June 14, 2022 by:
•	each person known by the Company to be the beneficial owner of more than 5% of outstanding Common Shares;
•	each of the Company’s named executive officers and directors; and
•	all executive officers and directors of the Company as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. The ownership percentages set forth in the table below are based on 25,290,270 Common Shares issued and outstanding as of June 14, 2022 and unless otherwise noted below, do not take into account the issuance of any Common Shares issuable (i) upon exercise of warrants or (ii) underlying vested incentive equity awards, where the number of shares underlying such awards is not determinable until the actual payment date of such awards. For information on the ownership of incentive equity awards by our named executive officers, please refer to “Executive and Director Compensation—Outstanding Equity Awards at Fiscal Year End.” However, shares that a person has the right to acquire within 60 days of June 14, 2022 are deemed issued and outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed issued and outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, we believe the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned Common Shares.
Unless otherwise indicated, the Company believes that each person named in the table below has sole voting and investment power with respect to all shares of common stock beneficially owned by such person. Except as otherwise noted below, the address for persons or entities listed in the table is c/o SpringBig Holdings, Inc., 621 NW 53rd Street, Ste. 260, Boca Raton, FL 33487.
Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock(1)
5% Shareholders
Medici Holdings V, Inc.	4,743,120	18.8%
Tuatara Capital Fund II, L.P.(2)	4,470,000	17.6%
TVC Capital IV, L.P.(3)	2,495,499	10.0%
Altitude Investment Partners, LP(4)	1,528,295	6.0%
Gamson Family Revocable Trust	1,306,326	5.2%
Executive Officer and Directors of the Company
Jeffrey Harris(5)	5,242,254	20.7%
Paul Sykes(6)	106,371	*
Navin Anand(7)	88,316	*
Steven Bernstein	—	*
Patricia Glassford	—	*
Amanda Lannert	—	*
Phil Schwarz(8)	474,312	1.9%
Sergey Sherman	—	*
Jon Trauben	—	*
All directors and named executive officers of SpringBig as a group post-business combination (9 individuals):	5,911,253	23.4%
*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)
The percentage of beneficial ownership of the Company is calculated based on 25,290,270 shares of common stock outstanding as of June 14, 2022, which includes the shares of common stock issued to the stockholders of SpringBig in connection with the business combination. Unless otherwise indicated, the business address noted for each of the foregoing entities or individuals is 621 NW 53rd Street, Ste. 260, Boca Raton, FL 33487.

(2)
Includes 3,870,000 shares of common stock held by TCAC Sponsor, LLC (the “Sponsor”) and 600,000 shares of common stock held by Tuatara Capital Fund II, L.P. Tuatara Capital Fund II, L.P. (“Fund II”) is the sole member of TCAC Sponsor, LLC. Accordingly, shares of common stock held by TCAC Sponsor, LLC may be attributed to Fund II. Fund II is controlled by a board of managers comprised of three individuals - Albert Foreman, Mark Zittman and Marc Riiska. Any action by our sponsor with respect to our company or the founders’ shares, including voting and dispositive decisions, requires a majority vote of the managers of the board of managers of Fund II. Under the so-called “rule of three,” because voting and dispositive decisions are made by a majority of Fund II’s managers, none of the managers is deemed to be a beneficial owner of our sponsor’s securities, even those in which he holds a pecuniary interest. Accordingly, none of the managers is deemed to have or share beneficial ownership of the founders’ shares held by the Sponsor.

(3)
TVC Capital IV, L.P. is an affiliate of TVC Capital Partners IV, L.P. Each of TVC Capital IV LP and TVC Capital Partners IV LP is directly controlled by TVC Capital IV GP, LLC (“GP IV”). Each of Steven Hamerslag and Jeb S. Spencer is a managing member of GP IV and may be deemed to have shared voting and dispositive power over the shares held by the foregoing entities. The foregoing is not an admission by any of Steven Hamerslag and Jeb S. Spencer that he is the beneficial owner of the shares held by the foregoing entities. The address for each of the foregoing persons is 11710 El Camino Real, Suite 100, San Diego, CA 92130.

(4)	The address for Altitude Investment Partners, LP is 73 Bal Bay Drive, Bal Harbor, FL 33154.
(5)
Includes the shares of common stock held by Medici Holdings V, Inc., an estate planning vehicle through which Mr. Harris shares ownership with family members of Mr. Harris and for which Mr. Harris may be deemed to have investment discretion and voting power.

(6)	Includes 9,219 options exercisable for shares of common stock within 60 days.
(7)	Includes 6,761 options exercisable for shares of common stock within 60 days.

SELLING STOCKHOLDER
This prospectus relates to the possible offer and resale from time to time by CF Principal Investments LLC (“Cantor” or the “Holder”) of up to 5,055,524 Common Shares that have been or may be issued by us to the Holder pursuant to the Purchase Agreement (including Common Shares that have been or may be issued to the Holder as consideration for it entering into the Purchase Agreement). For additional information regarding the issuance of the Common Shares to be offered by the Holder included in this prospectus, see the section titled “Committed Equity Financing.” We are registering the Common Shares included in this prospectus pursuant to the provisions of the Purchase Agreement in order to permit the Holder to offer the Common Shares for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and as set forth in the section titled “Plan of Distribution” in this prospectus, the Holder has not had any material relationship with us or any of our affiliates within the past three years.
The following tables are prepared based on information provided to us by the Holder. They set forth the name and address of the Holder, the aggregate number of Common Shares that the Holder may offer pursuant to this prospectus, and the beneficial ownership of the Holder both before and after giving effect to the offering, assuming we issue to the Holder all of the 5,055,524 Common Shares covered by this prospectus. We have calculated percentage ownership based on 25,290,270 Common Shares outstanding as of June 14, 2022.
We cannot advise you as to whether the Holder will in fact sell any or all of the securities set forth in the tables below or how long the Holder will hold any Common Shares before selling them. In addition, subject to compliance with applicable securities laws, the Holder may sell, transfer or otherwise dispose of, at any time and from time to time, such securities in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. Because the purchase price of the Common Shares that may be issued under the Purchase Agreement is determined on each purchase date with respect to each purchase, the number of Common Shares that we may actually sell to the Holder under the Purchase Agreement may be fewer than or more than the number of Common Shares being offered by this prospectus. For purposes of the below tables, unless otherwise indicated below, we have assumed that the Holder will have sold all of the securities covered by this prospectus upon the completion of the offering.
Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
	Number(1)	Percent(2)		Number(3)	Percent(2)
CF Principal Investments LLC(4)	0	—	5,055,524	0	—
(1)
Number of shares owned prior to the Offering is as of July 11, 2022. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that Cantor may be required to purchase under the Purchase Agreement, because the issuance of such Shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of Cantor’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the VWAP Purchases of common stock are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any Shares to Cantor to the extent such Shares, when aggregated with all other Shares then beneficially owned by Cantor, would cause Cantor’s beneficial ownership of our common stock to exceed 8%. The Purchase Agreement also prohibits us from issuing or selling Shares under the Purchase Agreement in excess of the 19.99% Exchange Cap, unless we obtain stockholder approval to do so. Neither the Beneficial Ownership Limitation nor the Exchange Cap (to the extent applicable under Nasdaq rules) may be amended or waived under the Purchase Agreement. As of July 11, 2022, Cantor's affiliate, CF&CO, owned 518,172 Common Shares.

(2)	Applicable percentage ownership is based on 25,290,270 Common Shares outstanding as of June 14, 2022.
(3)	Assumes the sale of all Shares being offered pursuant to this prospectus.
(4)
CF Group Management, Inc. (“CFGM”) is the managing general partner of Cantor Fitzgerald, L.P. (“CFLP”) and directly or indirectly controls the managing general partner of Cantor Fitzgerald Securities (“CFS”), the sole member of Cantor. Howard Lutnick is Chairman and Chief Executive of CFGM and trustee of CFGM’s sole stockholder. CFLP, indirectly, holds a majority of the ownership interests in CFS, and therefore also indirectly, Cantor. As such, each of CFLP, CFGM, CFS and Mr. Lutnick may be deemed to have beneficial ownership of the securities directly held by Cantor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The foregoing should not be construed in and of itself as an admission by any of CFLP, CFGM, CFS or Mr. Lutnick as to beneficial ownership of the securities beneficially owned, directly, Cantor. The business address of Cantor is 110 East 59th Street, New York, NY 10022.

Tuatara engaged CF&CO as a financial advisor, placement agent and arranger in connection with financings related to the proposed business combination with Legacy SpringBig as well as capital markets advisor to Tuatara. For its role as financial advisor, placement agent and arranger, Tuatara agreed to pay CF&CO a non-refundable cash fee equal to 4% of the aggregate maximum gross proceeds received or receivable under any financing obtained in connection therewith, to be paid upon the closing of such financing, and which will in no event be less than $1,500,000. For its role as capital markets advisor, Tuatara agreed to pay CF&CO an advisory fee of $5,000,000 upon the consummation of the merger ($2,000,000 of which is payable in cash, and the remainder payable in cash and common stock of SpringBig, with the portions of each to depend on the final amount of redemptions from Tuatara's trust account established for the benefit of the public stockholders in connection with merger). In addition, on April 29, 2022, Cantor entered into the Purchase Agreement related to the Facility. In connection with the execution of the Purchase Agreement, SpringBig agreed to, among other things, issue a number of shares of common stock equal to the quotient obtained by dividing (i) $1,500,000 and (ii) the VWAP over the five trading days immediately preceding the filing of the Cantor Resale Registration Statement to Cantor as consideration for its irrevocable commitment to purchase the common stock upon the terms and subject to the satisfaction of the conditions set forth in the Purchase Agreement. Because (i) CF&CO will receive its financial advisor, placement agent and arranger fee upon closing of the Notes and Warrants Financing, (ii) Cantor will receive (i) its financial advisor, placement agent and arranger fee upon closing of the equity line financing entered into with Cantor and (ii) the portion of its advisory fee discussed above for its capital markets advisory services upon the consummation of the merger and (iii) Cantor will be participating in the Facility and will receive compensation under the terms of the Purchase Agreement, investors should be aware of the potential conflicts of interest owing to Cantor’s multiple roles in the business combination process.

DESCRIPTION OF SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our charter, our bylaws and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge to you read each of the charter, the bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.
General
We are a corporation organized under the law of Delaware. On June 13, 2022, in anticipation of the consummation of the merger of Merger Sub within and into Legacy SpringBig and the business combination of Tuatara and Legacy SpringBig, Tuatara changed its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”). Subsequently, in connection with the Domestication, Tuatara changed its name to “SpringBig Holdings, Inc.” and adopted the Certificate of Incorporation (the “charter”) and Bylaws (the “bylaws”) under Delaware law.
There have been no public takeover offers by third parties for our shares nor any public takeover offers by us for the shares of another company that have occurred during the last or current financial years.
Share Capital
The charter of SpringBig authorizes the issuance of an aggregate of 350,000,000 shares of capital stock, consisting of 300,000,000 shares of Common Stock, $0.0001 par value per share and 50,000,000 shares of Preferred Stock, $0.0001 par value per share. Unless our Board of Directors determines otherwise, SpringBig will issue all shares of capital stock in uncertificated form.
As of June 14, 2022, we had 25,290,270 Common Shares issued and outstanding. All of the issued Common Shares prior to the closing of this offering are duly authorized, validly issued, fully paid and non-assessable.
Common Shares
Voting Rights
Each holder of the shares of common stock is entitled to one vote for each share of common stock held of record by such holder on all matters on which shareholders generally are entitled to vote. The holders of the shares of common stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shareholders present in person or represented by proxy, voting together as a single class.
Election of Directors
The charter provides for a classified board of directors that is divided into three classes with staggered three-year terms. The election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The charter does not provide for cumulative voting for the election of directors.
Dividend Rights
Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors of SpringBig out of funds legally available therefor.
Rights upon Liquidation, Dissolution and Winding-Up
In the event of any voluntary or involuntary liquidation, dissolution or winding up of SpringBig’s affairs, the holders of the shares of common stock are entitled to share ratably in all assets remaining after payment of SpringBig’s debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the shares of common stock, then outstanding, if any.

Preemptive or Other Rights
The holders of shares of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the shares of common stock. The rights, preferences and privileges of holders of shares of common stock will be subject to those of the holders of any shares of the preferred stock SpringBig may issue in the future.
Preferred Stock
No shares of preferred stock are currently issued or outstanding. Our charter authorizes the Board of Directors of SpringBig to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of the common stock. Shares of preferred stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of preferred stock authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of preferred stock from time to time adopted by the Board of Directors pursuant to authority so to do which is expressly vested in the Board of Directors. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of SpringBig without further action by the shareholders. Additionally, the issuance of preferred stock may adversely affect the holders of the common stock of SpringBig by restricting dividends on the shares of common stock, diluting the voting power of the shares of common stock or subordinating the liquidation rights of the shares of common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the shares of common stock. At present, we have no plans to issue any preferred stock.
Warrants
Public Shareholders’ Warrants
Each whole public warrant entitled the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing thirty (30) days after the closing of the merger, provided that SpringBig has an effective registration statement under the Securities Act covering the issuance of the shares of common stock issuable upon exercise of the public warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky laws of the state of residence of the holder (or SpringBig permits holders to exercise their public warrants on a cashless basis under the circumstances specified in the warrant agreement). A warrant holder may exercise its public warrants only for a whole number of shares of common stock. This means only a whole public warrant may be exercised at a given time by a public warrant holder. No fractional public warrants will be issued upon separation of the units and only whole public warrants will trade. Accordingly, unless a registered holder purchases at least two units, such registered holder will not be able to receive or trade a whole public warrant. The public warrants will expire five years after the closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
SpringBig will not be obligated to deliver any shares of common stock pursuant to the exercise of a public warrant and will have no obligation to settle such public warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of common stock issuable upon exercise is then effective and a prospectus relating thereto is current, subject to SpringBig satisfying its obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption. No public warrant will be exercisable for cash or on a cashless basis, and SpringBig will not be obligated to issue any shares to holders seeking to exercise their public warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such public warrant will not be entitled to exercise such public warrant and such public warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised public warrants, the purchaser of a unit containing such public warrant will have paid the full purchase price for the unit solely for the shares of common stock underlying such unit.

SpringBig has agreed that within thirty (30) days after the closing of the merger, SpringBig will use its reasonable best efforts to file with the SEC and have an effective registration statement for covering the issuance, under the Securities Act, of the shares of common stock issuable upon exercise of the public warrants. If a registration statement covering the Common Shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the merger, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the shares of common stock are, at the time of any exercise of a public warrant, not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, SpringBig may, at its option, require holders of public warrants who exercise their public warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event SpringBig so elects, SpringBig will not be required to file or maintain in effect a registration statement, but will use its reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering each such warrant for that number of Common Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Common Shares underlying the warrants, multiplied by the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.361 Class A shares per warrant. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the Common Shares for the ten (10) trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Once the warrants become exercisable, SpringBig may redeem the public warrants for redemption:
•	in whole and not in part;
•	at a price of $0.01 per public warrant;
•	upon not less than thirty (30) days’ prior written notice of redemption to each public warrant holder; and
•
if, and only if, the reported last sales price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date SpringBig sends the notice of redemption to the public warrant holders (the “Reference Value”).

We will not redeem the warrants unless a registration statement under the Securities Act covering the issuance of the Common Shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Common Shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the foregoing conditions are satisfied and SpringBig issues a notice of redemption of the public warrants, each public warrant holder will be entitled to exercise his, her or its public warrant prior to the scheduled redemption date. However, the price of the shares of common stock may fall below the $18.00 redemption trigger price as well as the $11.50 public warrant exercise price after the redemption notice is issued.
Once the warrants become exercisable, SpringBig may also redeem on the following conditions:
•	in whole and not in part;
•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption based on the redemption date and the “fair market value” of our Common Shares;

•	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant); and
•
if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant), the private placement warrants must also concurrently be called for redemption on the same terms as the outstanding public warrants.

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our shares of common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on volume-weighted average price of our shares of common stock during the ten (10) trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of the warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price of the warrant is adjusted as a result of raising capital in connection with the merger, the adjusted share prices in the column headings will by multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $10.00.
	Fair Market Value of Shares of Common Stock
Redemption Date (period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume-weighted average price of our shares of common stock during the ten (10) trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of common stock for each whole warrant.
For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of our shares of common stock during the ten (10) trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of common stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of common stock per warrant (subject to adjustment).
This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of common stock are trading at or above $10.00 per share, which may be at a time when the trading price of our shares of common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above. Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders. As stated above, we can redeem the warrants when the shares of common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares than they would have received if they had chosen to wait to exercise their warrants for shares of common stock if and when such shares were trading at a price higher than the exercise price of $11.50.
No fractional shares of common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of common stock to be issued to the holder.
A holder of a public warrant may notify SpringBig in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such public warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of common stock issued and outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments. If the number of issued and outstanding shares of Common Stock is increased by a capitalization or share dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such share dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each public warrant will be increased in proportion to such increase in the issued and outstanding shares of Common Stock. A rights offering to holders of shares of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a share dividend of a number of shares of Common Stock equal to the product of  (1) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied by (2) one minus the quotient of (x) the price per shares of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for shares of Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of shares of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
Private Placement Warrants
The private placement warrants (including the shares of common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until thirty (30) days after the completion of the merger, including the business combination, subject to certain exceptions and they will not be redeemable by SpringBig so long as they are held by our sponsor or its permitted transferees. Our sponsor, as well as its permitted transferees, has the option to exercise the private placement warrants on a cashless basis and will have certain registration rights related to such private placement warrants. Otherwise, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than our sponsor or its permitted transferees, the private placement warrants will be redeemable by SpringBig and exercisable by the holders on the same basis as the public warrants.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of common stock equal to the quotient obtained by dividing (x) the product of the number of common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average last reported sale price of the shares of common stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
Investor Warrants
See “Background and Recent Developments—Incremental Financing—Notes and Warrants Financing.”
Contingent and Earnout Shares
As part of the merger consideration to be paid to the Legacy SpringBig equityholders in connection with the business combination, holders of Legacy SpringBig’s common stock and preferred stock and Engaged Option Holders (as defined below) will also have the right to receive their pro rata portion of up to an aggregate of 10,500,000 shares of the Company’s Common Stock common stock (“Contingent Shares”) if any of the following stock price conditions are met: (i) 7,000,000 Contingent Shares (“First Tranche Shares”) if the closing price of Company’s Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and on or before 60 months after the closing date; (ii) 2,250,000 Contingent Shares (“Second Tranche Shares”) if the closing price of Company’s Common Stock equals or exceeds $15.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and on or before 60 months after the closing date; and (iii) 1,250,000 Contingent Shares (“Third Tranche Shares”) if the closing price of the Company’s Common Stock on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and on or before 60 months after the closing date.
An “Engaged Option Holder” is an employee or engaged consultant of Legacy SpringBig who held unexercised Legacy SpringBig options at the effective time of the merger and who remains employed or engaged by Legacy SpringBig at the time of such payment of Contingent Shares.
In addition, in the event of certain events during the 60 month period after Closing, then any Contingent Shares not previously issued shall be issued in accordance with the following, based on the price per share of Company’s Common Stock immediately prior to the consummation of such Earnout Trigger Event or the price per share paid for each outstanding share of Company’s Common Stock in such Earnout Trigger Event (the “Earnout Trigger Price”):
(i)
If the Earnout Trigger Event occurs prior to the one-year anniversary of the Effective Time and results in an Earnout Trigger Price that is greater than $10.00, but less than $12.00, then only a portion of the First Tranche Shares shall be issued to the Legacy SpringBig shareholders and Engaged Option Holders equal to the First Tranche Shares multiplied by a fraction calculated as: (A) the numerator of which shall be the Earnout Trigger Price minus $10 and (B) the denominator of which is 2.

(ii)
If the Earnout Trigger Event occurs after the one-year anniversary of the Closing Date and results in an Earnout Trigger Price that is less than $12.00, then none of the Contingent Shares shall be issued.

(iii)
If the Earnout Trigger Event occurs at any time during the 60 months following the effective time and results in an Earnout Trigger Price that is equal to or greater than $15.00, but less than $18.00, then only the First Tranche Shares and Second Tranche Shares shall be issued to the Legacy SpringBig shareholders and Engaged Option Holders.

(iv)
If the Earnout Trigger Event occurs at any time during the 60 months following the effective time and results in an Earnout Trigger Price equal to or greater than $18.00, then all of the Contingent Shares shall be issued to the Legacy SpringBig shareholders and Engaged Option Holders.

For purposes of the merger agreement, an “Earnout Trigger Event” is defined to mean (a) SpringBig engages in a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act or otherwise ceases to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act; (b) SpringBig shall cease to be listed on a national securities exchange, other than for the failure to satisfy: (i) any applicable minimum listing requirements, including minimum round lot holder requirements, of such national securities exchange; or (ii) a minimum price per share requirement of such national securities exchange; or (c) the occurrence in a single transaction or as a result of a series of related transactions, of one or more of the following events: (a) any person or any group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (excluding (i) Sponsor and its respective affiliates, successors and assigns, or (ii) a corporation or other entity owned, directly or indirectly, by the shareholders of SpringBig in substantially the same proportions as their ownership of stock of SpringBig ) (x) is or becomes the beneficial owner, directly or indirectly, of securities of SpringBig representing more than fifty percent (50%) of the combined voting power of SpringBig’s then outstanding voting securities or (y) has or acquires control of SpringBig’s Board of Directors, (b) a merger, consolidation, reorganization or similar business combination transaction involving SpringBig and, immediately after the consummation of such transaction or series of transactions, either (x) the SpringBig Board of Directors immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (y) the voting securities of SpringBig immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the person resulting from such transaction or series of transactions or, if the surviving company is a subsidiary, the ultimate parent thereof, or (c) the sale, lease or other disposition, directly or indirectly, by SpringBig of all or substantially all of the assets of SpringBig and its subsidiaries, taken as a whole, other than such sale or other disposition by SpringBig of all or substantially all of the assets of SpringBig and its Subsidiaries, taken as a whole, to an entity at least a majority of the combined voting power of the voting securities of which are owned by shareholders of SpringBig.
Additionally, the Sponsor, Tuatara and certain independent members of the pre-business combination board of directors entered into an escrow agreement (“Sponsor Escrow Agreement”) at the closing of the business combination pursuant to which the Sponsor and certain members of the pre-business combination board of directors deposited an aggregate of 1,000,000 shares of the Company’s Common Stock (“Sponsor Earnout Shares”) into escrow. The Sponsor Escrow Agreement provides that such Sponsor Earnout Shares will either be released to the Sponsor if the closing price of the Company’s Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and by the fifth anniversary of the closing date. The Sponsor Earnout Shares will be terminated and canceled by the Company if such condition is not met at any time after the closing date and by the fifth anniversary of the closing date.
Dividends
We have not paid any cash dividends on the Common Shares to date and does not intend to pay cash dividends prior to the completion of the business combination. The payment of cash dividends in the future will be dependent upon Tuatara’s revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the business combination. The payment of any cash dividends is within the discretion of the Board of Directors.

Transfer Agent and Warrant Agent
The transfer agent for Common Shares and warrant agent for warrants is Continental Stock Transfer & Trust Company.
Certain Anti-Takeover Provisions of Delaware Law, the Proposed Charter and Proposed Bylaws
SpringBig, as a corporation incorporated under the laws of the State of Delaware, subject to the provisions of Section 203 of the DGCL, which we refer to as “Section 203,” regulating corporate takeovers.
Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
•	A shareholder who owns fifteen percent or more of SpringBig’s outstanding voting stock (otherwise known as an “interested shareholder”);
•	an affiliate of an interested shareholder; or
•	an associate of an interested shareholder, for three (3) years following the date that the shareholder became an interested shareholder.
A “business combination” includes a merger or sale of more than ten percent of SpringBig’s assets.
However, the above provisions of Section 203 do not apply if:
•	SpringBig’s Board of Directors approves the transaction that made the shareholder an “interested shareholder,” prior to the date of the transaction;
•
after the completion of the transaction that resulted in the shareholder becoming an interested shareholder, that shareholder owned at least 85% of SpringBig’s voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•
on or subsequent to the date of the transaction, the business combination is approved by SpringBig’s Board of Directors and authorized at a meeting of SpringBig’s shareholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested shareholder.

The Company’s organizational documents and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by SpringBig’s Board of Directors. These provisions could also make it difficult for shareholders to take certain actions, including electing directors who are not nominated by the members of SpringBig’s Board of Directors or taking other corporate actions, including effecting changes in our management. For instance, SpringBig’s charter does not provide for cumulative voting in the election of directors and provides for a classified Board of Directors with three (3)-year staggered terms, which could delay the ability of shareholders to change the membership of a majority of the SpringBig Board of Directors. SpringBig’s Board of Directors is empowered to elect a director to fill a vacancy created by the expansion of the Board of Directors or the resignation, death, or removal of a director in certain circumstances; and SpringBig’s advance notice provisions in the proposed bylaws will require that shareholders must comply with certain procedures in order to nominate candidates to SpringBig’s Board of Directors or to propose matters to be acted upon at a shareholders’ meeting.
SpringBig’s authorized but unissued common stock and preferred stock will be available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of SpringBig by means of a proxy contest, tender offer, merger or otherwise.
Stockholder Nominations and Proposals
Annual Meeting of Stockholders Notice Requirements
Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by shareholders may only be made at a meeting properly called for such purpose and only (i) by or at the direction of the board of directors or any committee thereof or (ii) by a shareholder who (A) was a shareholder of record of SpringBig when the notice is delivered to the secretary and at the time of the meeting and is entitled to vote for the election of directors or such business, as applicable, at the meeting and (B) complies with the notice and other provisions of the proposed bylaws. Persons nominated for election to the Board of Directors by shareholders in accordance with the applicable sections of the proposed bylaws are referred to as “Shareholder Nominees.” A shareholder nominating persons for election to the board of directors is referred to as the “Nominating Shareholder.”
SpringBig’s bylaws provide that, for nominations or business to be properly brought before an annual meeting by a shareholder, the shareholder must give timely notice thereof in writing to the secretary of SpringBig and, in the case of proposed business, any such proposed business must constitute a proper for shareholder action. To be timely, the notice must be delivered personally or mailed to, and received at, the principal executive offices of SpringBig, addressed to the secretary, by no earlier than one hundred and twenty (120) days and no later than ninety (90) days before the first anniversary of the date of the prior year’s annual meeting of shareholders; provided, however, that if the annual meeting of shareholders is not within 45 days before or after such anniversary date, the notice by the shareholder to be timely must be received (A) no earlier than one hundred and twenty (120) days before such annual meeting and (B) no later than the later of ninety (90) days before such annual meeting and the tenth day after the day on which the notice of such annual meeting was made by mail or public disclosure. In no event will an adjournment, postponement or deferral of any annual meeting of shareholders, or announcement thereof, commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.
Special Meeting of Stockholders Notice Requirements
If the election of directors is included as business to be brought before a special meeting in SpringBig’s notice of meeting, then nominations of persons for election to the board of directors at a special meeting of shareholders may be made by any shareholder who is a shareholder of record at the time of giving notice of such nomination and at the time of the special meeting (who will be entitled to vote at the meeting). For nominations to be properly brought by a shareholder before a special meeting of shareholders, the shareholder must have given timely notice not later than the close of business on the tenth day following the day on which public announcement of the date of the special meeting is first made by SpringBig.
Additional Stockholder Notice Requirements
Any shareholder’s notice to the secretary must set forth (i) as to each person whom the shareholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person, (C) the class or series and number of shares of capital stock of SpringBig, if any, that are owned beneficially or of record by the person, and (D) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, without regard to the application of the Exchange Act to either the nomination or SpringBig; and (ii) as to the shareholder giving the notice (A) the name and record address of such shareholder as they appear on SpringBig’s books and the name and address of the beneficial owner, if any, on whose behalf the nomination is made, (B) the class or series and number of shares of capital stock of SpringBig that are owned beneficially and of record by such shareholder and the beneficial owner, if any, on whose behalf the nomination is made, (C) a description of all arrangements or understandings relating to the nomination to be made by such shareholder among such shareholder, the beneficial owner, if any, on whose behalf the nomination is made, each proposed nominee and any other person or persons (including their names), (D) a representation that such shareholder (or a qualified representative of such shareholder) intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (E) any other information relating to such shareholder and the beneficial owner, if any, on whose behalf the nomination is made that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.
General
The person presiding over the meeting shall, if the facts warrant, determine and declare to the meeting, that business was not properly brought or a nomination was not made, as the case may be, in accordance with the foregoing procedures prescribed by the proposed bylaws, and, if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted and the defective nomination shall be disregarded, as the case may be. If the shareholder (or a qualified representative of the shareholder) does not appear at the applicable shareholder meeting to present a nomination or other proposed business, such nomination will be disregarded or such proposed business will not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by SpringBig. To be considered a qualified representative of the shareholder, a person must be a duly authorized officer, manager or partner of such shareholder or must be authorized by a writing executed by such shareholder or an electronic transmission delivered by such shareholder to act for such shareholder as proxy at the meeting of shareholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of shareholders.
Listing of Common Stock
The Common Shares are listed on The Nasdaq Global Market under the symbol “SBIG.” The SpringBig public warrants are listed on the Nasdaq Global Market under the symbol “SBIGW.”

PLAN OF DISTRIBUTION (CONFLICT OF INTEREST)
We are registering the resale by the Holder of 5,055,524 Common Shares.
We will not receive any of the proceeds from the sale of the securities by the Holder. However, we may receive up to $50 million in aggregate gross proceeds from the Holder under the Purchase Agreement in connection with sales of our Common Shares to the Holder pursuant to the Purchase Agreement after the date of this prospectus. The aggregate proceeds to the Holder will be the purchase price of the securities less any discounts and commissions borne by the Holder. Other expenses incurred by the Company in connection with the filing of this registration statement shall be borne by the Company.
The Common Shares beneficially owned by the Holder covered by this prospectus may be offered and sold from time to time by the Holder. The term “Holder” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Holder as a gift, pledge, partnership distribution or other transfer. The Holder will act independently of us in making decisions with respect to the timing, manner and size of each sale by the Holder. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Holder may sell its Common Shares by one or more of, or a combination of, the following methods:
•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	an over-the-counter distribution in accordance with the rules of the Nasdaq Stock Market LLC;
•
through trading plans entered into by a Holder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker-dealers;
•	in privately negotiated transactions;
•	in options transactions;
•	through a combination of any of the above methods of sale; or
•	any other method permitted pursuant to applicable law.
In addition, any Common Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
Cantor is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. The Holder has informed us that it intends to use one or more registered broker-dealers (one of which is an affiliate of the Holder) to effectuate all sales, if any, of our Common Shares that it may acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The Holder has informed us that each such broker-dealer (excluding any broker-dealer that is an affiliate of the Holder), may receive commissions from the Holder for executing such sales for the Holder and, if so, such commissions will not exceed customary brokerage commissions.
As consideration for its irrevocable commitment to, at our request, purchase our Common Shares under the Purchase Agreement, we agreed to issue 877,193 Common Shares with a total value of $1,500,000 (calculated at the time such shares were issued) to Cantor upon execution of the Purchase Agreement. In accordance with FINRA Rule 5110, the $1,500,000 of Commitment Fee Shares are deemed underwriting compensation in connection with sales of Common Shares by Holder to the public and are subject to lock-up for a period of 180 days beginning on the date sales of Common Stock in this offering commence. Further, we also have agreed to reimburse Cantor up to $75,000 for the fees and disbursements of its counsel in connection with the transactions contemplated by the Purchase

Agreement and up to $25,000 per fiscal quarter thereafter, up to $375,000 in the aggregate, in connection with the Holder’s ongoing due diligence review. In accordance with FINRA Rule 5110 these reimbursed fees and expenses are deemed underwriting compensation in connection with sales of Common Shares by Holder to the public.
The total underwriting compensation to be received in connection with sales of Common Shares by Holder to the public, as determined under FINRA Rule 5110, will not exceed 8% of the maximum $50 million of Common Shares to be sold to the public.
We also have agreed to indemnify the Holder and certain other persons against certain liabilities in connection with the offering of Common Shares offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. The Holder has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Holder specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The Holder may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker- dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Holder may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Holder or borrowed from any Holder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Holder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Holder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Holder may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Holder in amounts to be negotiated immediately prior to the sale.
In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Holder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Holder and its affiliates. In addition, we will make copies of this prospectus available to the Holder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Holder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We know of no existing arrangements between the Holder or any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Common Shares offered by this prospectus.
The Holder is an affiliate of CF&CO, a FINRA member which will act as an executing broker for the sale of Common Shares to the public in this offering. Because the Holder will receive all the net proceeds from sales of Common Shares made to the public through CF&CO, CF&CO is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Consequently this offering will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with Rule 5121, Ladenburg Thalmann & Co. Inc. (“Ladenburg Thalmann”), a FINRA member, will act as the “qualified independent underwriter”, as defined in Rule 5121, for this offering. Ladenburg Thalmann has participated in the preparation of this Registration Statement and prospectus and has exercised its customary standards of due diligence with respect thereto. For its services as qualified independent underwriter, Ladenburg Thalmann will receive a fee of $150,000. In accordance with FINRA Rule 5110, this fee is deemed underwriting compensation in connection with sales of Common Shares by Holder to the public. In accordance with Rule 5121 CF&CO is not permitted to sell Common Shares in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES
Rule 144
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Common Shares for at least six months would, subject to the restrictions noted in the section below, be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of us at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted Common Shares for at least six months but who are affiliates of us at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•	1% of the total number of Common Shares then outstanding; or
•	the average weekly reported trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Lock-up Provisions
Concurrently with the execution of the original merger agreement, certain shareholders of Legacy SpringBig entered into the voting and support agreements in favor of Tuatara and Legacy SpringBig and their respective successors. In the voting and support agreements, such shareholders agreed, with certain exceptions, to a lock-up (e.g., agreed not to lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Common Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Shares) for a period of 180 days after the closing with respect to any securities of SpringBig that they receive as merger consideration under the merger agreement. Tuatara partially waived the lock-up in connection with the entry into the amended and restated merger agreement.
The foregoing lock-up restrictions do not apply the Common Shares to be issued to Cantor pursuant to the Purchase Agreement being registered under the registration statement to which this prospectus relates.

LEGAL MATTERS
The validity of any securities offered by this prospectus will be passed upon for us by Benesch, Friedlander, Coplan & Aronoff LLP.
EXPERTS
The consolidated financial statements of SpringBig, Inc. as of December 31, 2021 and 2020 and for each of the years in periods ended December 31, 2021 and 2020 have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their reports thereon which reports expresses an unqualified opinion, have been included in this prospectus in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.
The financial statements of Tuatara as of December 31, 2021 and for the period from January 24, 2020 (inception) through December 31, 2021, have been audited by WithumSmith+Brown PC, an independent registered public accounting firm, as stated in their report thereon, and have been included in this prospectus in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT
Effective June 14, 2022, the Audit Committee of SpringBig dismissed WithumSmith+Brown PC (“Withum”), Tuatara’s independent registered public accounting firm, prior to the business combination. Withum’s report on Tuatara’s balance sheets as of December 31, 2021 and for the period from January 24, 2020 (inception) through December 31, 2021, and the related notes to the financial statements (collectively, the “financial statements”) did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except for the substantial doubt about Tuatara’s ability to continue as a going concern.
During the period from January 24, 2020 (inception) to December 31, 2021, there were no: (i) disagreements with Withum on any matter of accounting principles or practices, financial statement disclosures or audited scope or procedures, which disagreements if not resolved to Withum’s satisfaction would have caused Withum to make reference to the subject matter of the disagreement in connection with its report or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.
SpringBig has provided Withum with a copy of the disclosures made by SpringBig and requested that Withum furnish SpringBig with a letter addressed to the SEC stating whether it agrees with the statements made by the registrant in response to Item 304(a) and, if not, stating the respects in which it does not agree. A letter from Withum is attached as Exhibit 16.1 the registration statement of which this prospectus forms a part.
Effective June 14, 2022, the Audit Committee of the Board of SpringBig approved the engagement of Marcum LLP (“Marcum”) as the Company’s independent registered public accounting firm to audit SpringBig’s consolidated financial statements for the year ending December 31, 2022, effective immediately. Marcum served as the independent registered public accounting firm of Legacy SpringBig prior to the business combination, upon approval by the Audit Committee on June 14, 2022.
During the period from January 24, 2020 (inception) to June 14, 2022, Tuatara did not consult Marcum with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Tuatara’s financial statements, and no written report or oral advice was provided to Tuatara by Marcum that Marcum concluded was an important factor considered by Tuatara in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act and the related instructions to Item 304 of Regulation S-K under the Exchange Act, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.
WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and the exhibits to the registration statement.
In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at www.springbig.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INDEX TO FINANCIAL STATEMENTS
SPRINGBIG, INC.
TUATARA CAPITAL ACQUISITION CORPORATION

SPRINGBIG, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
	March 31, 2022	December 31, 2021
	(Unaudited)
	(In thousands except share data)
ASSETS
Assets
Current assets:
Cash and cash equivalents	$6,761	$2,227
Accounts receivable, net	2,645	3,045
Contract assets	303	364
Prepaid expenses and other current assets	1,297	843
Total current assets	11,006	6,479
Property and equipment, net	495	480
Deposits	84	84
Total assets	$11,585	$7,043

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Current liabilities:
Accounts payable	$580	$412
Related party payable	33	5
Accrued wages and commissions	691	805
Accrued expenses	888	855
Other liabilities	39	57
Interest payable - 15% convertible promissory note	89	—
Notes payable - 15% convertible promissory note	7,000	—
Contract liabilities	485	450
Total liabilities	$9,805	$2,584

Commitments and Contingencies

Stockholders’ Equity
Series B Preferred (par value $0.001 per shares, 4,584,202 authorized, issued and outstanding at March 31, 2022 and December 31, 2021)	$5	$5
Series A Preferred (par value $0.001 per shares, 5,088,944 authorized issued and outstanding at March 31, 2022 and December 31, 2021)	5	5
Series Seed Preferred (par value $0.001 per shares, 6,911,715 authorized issued and outstanding at March 31, 2022 and December 31, 2021)	7	7
Common stock (par value $0.001 per shares, 38,395,870 authorized at March 31, 2022 and 2021; 13,576,115 and 13,541,324 issued and outstanding as of March 31, 2022 and December 31, 2021)	14	14
Additional paid-in-capital	17,840	17,653
Accumulated deficit	(16,091)	(13,225)
Total stockholders’ equity	1,780	4,459
Total liabilities and stockholders’ equity	$11,585	$7,043
*	Derived from audited consolidated financial statements
The accompanying notes are an integral part of these financial statements

SPRINGBIG, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
For The Three Months Ended March 31,
	2022	2021
	(In thousands, except share and per share data)
Revenues	$6,364	$5,209
Cost of revenues	1,843	1,594
Gross profit	4,521	3,615
Operating expenses
Selling, servicing and marketing	2,943	2,071
Technology and software development	2,637	1,551
General and administrative	1,718	1,112
	7,298	4,734

Loss from operations	(2,777)	(1,119)
Interest income	—	1
Interest expense	(89)	—
Loss before provision for income taxes	(2,866)	(1,118)
Provision for income taxes	—	—
Net loss	$(2,866)	$(1,118)
Net loss per common share:
Basic and diluted	$(0.21)	$(0.08)

Weighted-average common shares outstanding - basic and diluted	13,571,872	13,319,512
The accompanying notes are an integral part of these financial statements

SPRINGBIG, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
For The Three Months Ended March 31, 2022 and 2021
	Series B Preferred Shares	Amount	Series A Preferred Shares	Amount	Series Seed Preferred Shares	Amount	Common Stock Shares	Amount	Additional Paid-in- Capital	Accumulated Deficit	Total
	(In thousands)
Balance - January 1, 2021	4,584	$5	5,089	$5	6,912	$7	13,200	$14	$16,970	$(7,475)	$9,526

Stock-based compensation	—	—	—	—	—	—	114	—	119	—	119

Issuance of common stock	—	—	—	—	—	—	67	—	50	—	50

Net loss	—	—	—	—	—	—	—	—	—	(1,118)	(1,118)

Balance - March 31, 2021	4,584	$5	5,089	$5	6,912	$7	13,381	$14	$17,139	$(8,593)	$8,577

Balance - January 1, 2022	4,584	5	5,089	$5	6,912	$7	13,541	$14	$17,653	$(13,225)	$4,459

Stock-based compensation	—	—	—	—	—	—	—	—	181	—	181

Exercise of stock options	—	—	—	—	—	—	35	—	6	—	6

Net loss	—	—	—	—	—	—	—	—	—	(2,866)	(2,866)

Balance - March 31, 2022	4,584	$5	5,089	$5	6,912	$7	13,576	$14	$17,840	$(16,091)	$1,780
The accompanying notes are an integral part of these financial statements

SPRINGBIG, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	For The Three Months Ended March 31,
	2022	2021
	( In thousands)
Cash flows from operating activities:
Net loss	$(2,866)	$(1,118)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	59	6
Stock-based compensation expense	181	119
Changes in operating assets and liabilities:
Accounts receivable	400	(110)
Related party receivable	—	77
Prepaid expenses and other current assets	(453)	(84)
Contract assets	61	(8)
Accounts payable and other liabilities	67	(27)
Related party payable	28	(56)
Interest payable - 15% convertible promissory note	89	—
Contract liabilities	35	50
Net cash used in operating activities	(2,399)	(1,151)

Cash flows from investing activities:
Business combination, net of cash acquired	—	(122)
Purchases of property and equipment	(73)	(42)
Net cash used in investing activities	(73)	(164)

Cash flows from financing activities:
Notes payable - 15% convertible promissory note	7,000	—
Proceeds from exercise of stock options, net	6	—
Net cash provided by financing activities	7,006	—

Net increase (decrease) in cash and cash equivalents	4,534	(1,315)
Cash and cash equivalents at beginning of the period	2,227	10,447
Cash and cash equivalents at end of the period	$6,761	$9,132

Supplemental disclosure of non-cash financing activities
Issue of common stock for business combination	$—	$50
Indemnity holdback for business combination	$—	$23
The accompanying notes are an integral part of these financial statements

SPRINGBIG, INC.
CONSOLIDATED NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
For The Three Months Ended March 31, 2022 and 2021
NOTE 1 – DESCRIPTION OF BUSINESS
SpringBig, Inc., and its wholly-owned subsidiaries (the “Company” or “we” or “us” or “SpringBig”) developed an application that provides marketing and customer engagement services to cannabis dispensaries and brands throughout the United States and Canada. The Company allows merchants to provide loyalty plans and rewards directly to consumers through an internet portal and mobile applications. Our operational headquarter is in Boca Raton, Florida, with additional offices located in the United States and Canada. The Company was incorporated in the state of Delaware in May 2017.
Business Combination
On November 9, 2021, the Company and Tuatara Capital Acquisition Corp. (“TCAC”) jointly announced that they have entered into a definitive agreement for a business combination that would result in SpringBig becoming a publicly listed company. Upon closing of the transaction, the combined company is expected to remain listed on the Nasdaq Stock Market under the symbol “SBIG”.
Merger Consideration
In accordance with the terms and subject to the conditions of the Merger Agreement, based on an implied equity value of $245 million and enterprise value of $300 million, (i) each share of SpringBig common stock (other than dissenting shares) will be canceled and converted into the right to receive the applicable portion of the merger consideration comprised of New SpringBig Common Stock, as determined in the Merger Agreement (the “Share Conversion Ratio”) and (ii) vested and unvested options of SpringBig outstanding and unexercised immediately prior to the effective date of the Merger will convert into comparable options that are exercisable for shares of New SpringBig Common Stock, with a value determined in accordance with the Share Conversion Ratio.
Subsequent Events
Amended and Restated Merger Agreement
On April 14, 2022, the merger agreement was amended and restated which reduces the total enterprise value of the Company to $275 million and equity value of $215 million, representing an 8% reduction in valuation from the initial agreement. In addition, a bonus pool of up to 1,000,000 shares of TCAC common stock will be allocated pro-rata to non-redeeming public stockholders up to a maximum of one bonus share for each share held, effectively reducing their cost base.
Convertible Notes
SpringBig and TCAC also announced an agreement for the issuance of senior secured convertible notes with a 24-month maturity (the “Notes”), up to $16.0 million principal amount of which have been subscribed to by a global institutional investor. An initial tranche of $11.0 million will close in connection with the closing of the merger. The second tranche of $5.0 million, subject to certain conditions in the agreement, will close 60 days after the resale registration statement is declared effective by the SEC.
Equity Financing Facility
In addition, TCAC entered into a committed equity financing facility (the “CEF Facility”) with an affiliate of Cantor Fitzgerald L.P. (“Cantor”). Under the terms of the CEF Facility, Cantor has committed to purchase, after the closing of the proposed merger with the Company, up to an aggregate of $50 million of TCAC’s common shares from time to time at TCAC’s request.
Registration Statement
On May 18, 2022, TCAC announced that the registration statement related to the business combination was made effective by the U.S. Securities and Exchange Commission.

SPRINGBIG, INC.
CONSOLIDATED NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
For The Three Months Ended March 31, 2022 and 2021
Approval of Business Combination
On June 9, 2022, in a special meeting, the shareholders of TCAC voted to approve the business combination with completion on June 14, 2022; this resulted in the conversion of the Convertible Notes into 730,493 shares of common stock at a price of $10.00 per share, representing repayment of principal of $7.0 million and outstanding interest of $304,900.
Completion of Business Combination
On June 14, 2022, the business combination was completed. In connection with the closing of the Business Combination, TCAC has changed its name to SpringBig Holdings, Inc. Beginning June 15, 2022, the ticker symbols for TCAC’s common stock and warrants were changed to “SBIG” and “SBIGW,” respectively, and commenced trading on The Nasdaq Global Market. The Company received net proceeds of $12.0 million, with gross proceeds of $24.9 million, this is in addition to the $7.0 million Convertible Notes which were issued in February 2022 and that have now converted into common stock, see Note 5, “Convertible Notes”. Of the amount received, approximately $8.8 million represents unredeemed shares from the TCAC trust; $6.1 million from PIPE proceeds and $10.0 million from Senior Secured Original Issue Discount Convertible Promissory Note.
Convertible Notes
On June 14, 2022, the Company issued $11.0 million in aggregate principal amount of Senior Secured Original Issue Discount Convertible Promissory Note due June 14, 2024 (the “Secured Convertible Notes”), issued at a discount of $1.0 million. The Secured Convertible Notes accrue interest at the rate of 6.0% per annum.
Common Stock Purchase Agreement
On April 29, 2022, TCAC entered into a Common Stock Purchase Agreement (the “Stock Purchase Agreement) with an affiliate of Cantor Fitzgerald L.P. (“Cantor”). The Company, in its sole discretion, shall have the right, but not the obligation, to issue and sell to the Cantor, and the Cantor shall purchase from the Company, up to $50.0 million of common shares, par value $0.0001 per share.
Preferred Stock
With the completion of the business combination, the Series A, B and Seed preferred stock were converted to common stock. The conversation rate of all preferred stock is at a one to one ratio to common stock resulting in shares of common stock of 5,088,944, 4,584,202 and 6,911,715, converted from Series A, B and Seed preferred stock respectively.
NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation and Basis of Presentation
The accompanying consolidated financial statements include the accounts of the Company and all its wholly owned subsidiary companies. All significant intercompany balances and transactions have been eliminated in consolidation. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These interim financial statements should be read in conjunction with the financial statements and notes thereto included in SpringBig’s audited financial statements for the year ended December 31, 2021.
Going Concern and Liquidity
Historically, the Company has incurred losses, which has resulted in an accumulated deficit of approximately $16.1 million as of March 31, 2022. Cash flows used in operating activities were $2.4 million and $1.2 million for the three months ended March 31, 2022 and 2021, respectively. As of March 31, 2022, the Company had approximately $8.3 million in working capital, inclusive of $6.8 million in cash and cash equivalents to cover overhead expenses.

SPRINGBIG, INC.
CONSOLIDATED NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
For The Three Months Ended March 31, 2022 and 2021
The Company’s ability to continue as a going concern is dependent on its ability to meet its liquidity needs through a combination of factors but not limited to, cash and cash equivalents, the ongoing increase in revenue through increased usage by customers and new customers and strategic capital raises such as its SPAC merger. The ultimate success to these plans is not guaranteed.
Based on management projections for increases in revenue and cash on hand, we estimate that our liquidity and capital resources are sufficient for our current and projected financial needs for the next twelve months, at a minimum, from the date these financial statements were issued.
The accompanying consolidated financial statements are prepared on a going concern basis and do not include any adjustments that might result from uncertainty about the Company’s ability to continue as a going concern.
Foreign Currency
We translate the financial statements of our foreign subsidiaries, which have a functional currency of the respective country’s local currency, to U.S. dollars using month-end exchange rates for assets and liabilities and actual exchange rates for revenue, costs and expenses on the date of the transaction. Translation gains and losses are included within “general and administrative expense” on the consolidated statements of operations. These gains and losses are immaterial to the financial statements
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. We base our estimates on historical experience and various other assumptions believed to be reasonable. The Company’s significant estimates include, but are not limited to, the allowance for doubtful accounts, useful lives of deferred contract assets, intangible assets, property and equipment, deferred income tax asset valuation, and certain assumptions used in the valuation for equity awards. Future events and their effects cannot be predicted with certainty; accordingly, accounting estimates require the exercise of judgment. Accounting estimates used in the preparation of these financial statements change as new events occur, as more experience is acquired, as additional information is obtained, and as the operating environment changes. Actual results may differ materially from these estimates.
Segments
The Company manages its business as a single operating segment. Our chief operating decision maker reviews financial information presented for the purposes of allocating resources and evaluating financial performance at an entity level and we have no segment managers who are held accountable by the chief operating decision maker for operations and operating results. The products and services across the company are similar in nature, distributed in a comparable manner and have customers with common characteristics. We determined that we have one operating and reportable segment in accordance with Accounting Standards Codification (“ASC”) 280, Segment Reporting.
Fair Value of Financial Instruments
Our financial assets, which include cash equivalents, current financial assets and our current financial liabilities have fair values that approximate their carrying value due to their short-term maturities.
Concentrations of Credit Risk
Financial instruments that potentially subject us to concentration of credit risk consist principally of cash and cash equivalents and accounts receivable. We place our cash and cash equivalents with high credit-quality financial institutions. Such deposits may be in excess of federally insured limits. To date, we have not experienced any losses on our cash and cash equivalents. We perform periodic evaluations of the relative credit standing of the financial institutions.

SPRINGBIG, INC.
CONSOLIDATED NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
For The Three Months Ended March 31, 2022 and 2021
We perform ongoing credit evaluations of our customers’ financial condition and require no collateral from our customers. We maintain an allowance for doubtful accounts receivable based upon the expected collectability of accounts receivable balances.
During the three months ended March 31, 2022 and 2021, we had one customer representing 10% and 0% concentration of revenue within the United States, respectively.
At March 31, 2022 and December 31, 2021 we had one customer representing 9% and 28% of accounts receivable within the United States, respectively.
Cash and Cash Equivalents
The Company considers all highly liquid investments with a maturity of three months or less, when acquired, to be cash equivalents. The Company maintains its cash with one commercial bank.
As of March 31, 2022 and 2021, the Company exceeded the federally insured limits of $250,000 for interest and noninterest bearing deposits. The Company had cash balances with a single financial institution in excess of the FDIC insured limits by amounts of $6.4 million and $1.9 million as of March 31, 2022 and December 31, 2021, respectively.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are uncollateralized customer obligations due under normal trade terms granted by the Company based on each customer’s own creditworthiness. The carrying amount of accounts receivable is reduced by an allowance for doubtful accounts that reflects management’s best estimate of amounts that will not be collected. Management individually reviews past due accounts receivable balances and based on an assessment of each customer’s current creditworthiness, estimates the portion, if any, that will not be collected. Additionally, management assesses the remaining balance of accounts receivable based on experience and an assessment of future economic conditions to determine its best estimate of the portion that will not be collected. Unbilled receivables are customer obligations due under normal terms of trade which have not been invoiced at the balance sheet date and are invoiced shortly thereafter.
Property and Equipment
Property and equipment are carried at cost less accumulated depreciation. Major additions and improvements which extend the life of the assets are capitalized whereas maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed as incurred. When property or equipment is sold or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income.
Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of their estimated useful lives or the terms of the leases.
Contract Assets (Deferred Commission)
The Company recognized a contract asset for the incremental costs (i.e., the sales commissions) of obtaining a contract because the Company expects to recover those costs through future fees for the services to be provided. The Company amortizes the asset over the course of three years, which is the estimated number of years a customer is retained, because the asset relates to the services transferred to the customer during the contract term of one year and the Company anticipates that the contract will be renewed for two subsequent one-year periods.
Capitalized Software Development Costs
Internal and external costs associated with the development stage of computer applications, as well as for upgrades and enhancements that result in additional functionality of the applications, are capitalized in accordance with Accounting Standards Codification (“ASC”) 350-40, Internal-Use Software Accounting and Capitalization.

SPRINGBIG, INC.
CONSOLIDATED NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
For The Three Months Ended March 31, 2022 and 2021
Internal and external training and maintenance costs are charged to expense as incurred or over the related service period. When a software application is placed in service, the Company begins amortizing the related capitalized software costs using the straight-line method based on its estimated useful life, which is generally three years.
Impairment of Long-Lived Assets
The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors. The Company did not recognize any impairment loss for the three months ended March 31, 2022 or 2021.
Business Combination
Acquisitions of subsidiaries are accounted for using the acquisition method. The consideration for each acquisition is measured at the aggregate of the fair values (at the date of acquisition) of assets transferred and liabilities incurred or assumed, and equity instruments issued by the Company. Acquisition-related costs are recognized in the statements of operations in the period which they are incurred. Where applicable, the consideration for the acquisition includes any asset or liability resulting from a contingent consideration arrangement, measured at its acquisition-date fair value. Subsequent changes in such fair values are adjusted against the cost of acquisition where they qualify as measurement period adjustments. All other subsequent changes in the fair value of contingent consideration classified as an asset or liability are accounted for in accordance with relevant guidance consistent with ASC 805, Business Combinations. If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Company will report provisional amounts for the items for which the accounting is incomplete. Those provisional amounts are adjusted during the measurement period, or additional assets or liabilities are recognized, to reflect new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the amounts recognized as of that date. The measurement period is the period from the date of acquisition to the date the Company obtains complete information about facts and circumstances that existed as of the acquisition date and does not exceed twelve months.
Intangible Assets
We account for intangible assets under ASC 350, Goodwill and Other. Intangible assets represent software acquired in the acquisition of Beaches Development Group. The amount is recorded at fair value on the date of the acquisition and amortized over its useful life of three years, using the straight-line method. The amount for intangible assets is included in property and equipment on the balance sheets.
Contract Liabilities (Deferred Revenue)
The Company records contract liabilities when cash payments are received in advance of performance obligations being performed for initial start-up fees and payments received in advance of credits utilized. The Company expects to recognize these contract liabilities in the following period when it transfers its services and, therefore, satisfies its performance obligation to the customers.
Revenue Recognition
Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. The Company recognizes revenue upon transfer of control of promised services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those services. We report revenue net of sales and other taxes collected from customers to be remitted to government authorities.

SPRINGBIG, INC.
CONSOLIDATED NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
For The Three Months Ended March 31, 2022 and 2021
For a standard contract, the Company works with a customer to provide access to an integrated platform that provides all the functions of its proprietary software, which utilizes proprietary technology to send text or email messages to the customer’s contacts based on a credit system. Through this software, the Company allows merchants to provide loyalty plans and rewards directly to consumers through an internet portal and mobile applications. The functions of the software themselves do not have individual value to the customer. Each customer is buying the license to the platform to receive all the benefits of the platform. Therefore, the Company’s single performance obligation is to provide customers the ability to use its proprietary software application that provides marketing and customer engagement services to cannabis dispensaries throughout the United States.
Nature of Promises to Transfer – The services provided by the Company’s software are subscription based for its retail and brand customers as follows:
Retail customers – the Company provides its retail customer access to the software for an initial contract that is initially for a term of one year, with automatic annual renewals. Revenue is earned monthly, which consists of the contracted monthly fixed fee for a ceiling credit plus, if any, optional purchases for additional credits, plus one twelfth of the initial start-up fees which are recognized on a straight-line basis over the initial contract term of one.
Brand customers – a customer can purchase use of the Company’s software, which includes a certain amount of credits to be utilized over the course of six to twelve months. The Company recognizes revenue monthly based on the credits used each month which depicts the best transfer of control. This monthly revenue consists of the prepaid fee multiplied by the number of credits used in the month divided by the expected number of credits to be used over the term of the contract not to exceed the ceiling credits purchased.
Set up fees – the company recognizes revenue from a onetime set up fee which is charged to customers prior to going live. The amount is treated as deferred revenue and amortized over the life of the contract which is normally one year.
In no case does the Company act as an agent, i.e., the Company does not provide a service of arranging for another party to transfer goods or services to the customer.
Timing of Satisfaction – Control of services is transferred during a subscription period. Services provided by the Company are performed over time on a monthly basis for retail customers or over a designated prepaid contract term generally from six to twelve months from brand customers.
Allocating the Transaction Price – The transaction price of a subscription is the amount of consideration to which the Company expects to be entitled in exchange for transferring promised services to a customer. Transaction prices do not include amounts collected on behalf of third parties (e.g., sales taxes).
To determine the transaction price of a contract, the Company considers its customary business practices as well as the terms of the contract. For the purpose of determining transaction prices, the Company assumes that the services will be transferred to the customer as promised in accordance with existing contracts and that the contracts will not be cancelled, renewed, or modified.
The Company’s contracts with customers have fixed transaction prices that are denominated in U.S. and CAD dollars. Consideration paid for services that customers purchase from the Company is nonrefundable. Therefore, at the time revenue is recognized, the Company does not estimate expected refunds for services nor does the Company adjust revenue downward.
For both retail and brand contracts, there is only one performance obligation for the standard contract. As such, the transaction price is allocated entirely to that obligation.
Practical Expedients – The Company has adopted certain practical expedients with significant items disclosed herein. The Company has elected to apply the portfolio approach practical expedient to evaluate contracts with customers that share the same revenue recognition patterns as the result of evaluating them as a group will have substantially the same result as evaluating them individually.

SPRINGBIG, INC.
CONSOLIDATED NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
For The Three Months Ended March 31, 2022 and 2021
Cost of Revenues
Cost of revenues principally consists of amounts payable to distributors of messages on behalf of customers across cellular networks and the cost of third-party data and integrations.
Selling, Servicing and Marketing Expenses
Selling, servicing and marketing expenses consist primarily of personnel and related costs, including salaries, benefits, bonuses, commissions and travel for our sales team, client success and marketing team. Other costs included in this expense are marketing and promotional events. Advertising costs are charged to marketing expense as incurred. Advertising expense totaled $40,800 and $10,000 for the three months ended March 31, 2022 and 2021, respectively.
Technology and Software Development
Technology and software development expense consist primarily of personnel and related costs, including salaries, benefits, bonuses and cost of server usage by our developers.
General and Administrative Expenses
General and administrative expenses consist primarily of personnel and related costs for our executive, finance, legal, human resources, and administrative personnel, including salaries, benefits, bonuses, and stock-based compensation, legal, accounting, other professional service fees and other corporate expenses.
Stock-Based Compensation
ASC 718, Compensation – Stock Compensation, addresses accounting for share-based awards, including stock options, restricted stock, performance shares and warrants. Stock-based compensation for stock options to employees and non-employees is based upon the fair value of the award on the date of grant. We record forfeitures as they occur. The compensation cost is recognized over the requisite service period, which is generally the vesting period, and is included in general and administrative expenses in the consolidated statements of operations.
The Company estimates the fair value of stock options using the Black-Scholes valuation model. The expected life represents the term the options granted are expected to be outstanding. The expected volatility was determined using the historical volatility of similar publicly traded companies. The risk-free interest rate is based on the U.S. Treasury rate in effect at the time of grant.
Earnings Per Share
The Company computes net income per share in accordance with ASC 260, Earnings Per Share. Under the provisions of ASC 260, basic net income per share is computed by dividing the net income available to common shareholders by the weighted average common shares outstanding during the period. Diluted net income per share adjusts basic net income per share for the effects of stock options, warrants, convertible notes and restricted stock awards only in periods, or for such awards in which the effect is dilutive. ASC 260 also requires the Company to present basic and diluted earnings per share information separately for each class of equity instruments that participate in any income distribution with primary equity instruments.
Income Taxes
We record current income taxes based on our estimates of current taxable income and provide for deferred income taxes to reflect estimated future income tax payments and receipts. We are subject to federal income taxes as well as state taxes. In addition, we are subject to taxes in the foreign jurisdictions where we operate.
The Company records a deferred tax asset or liability based on the difference between financial statement and tax basis of assets and liabilities as measured by the anticipated tax rates which will be in effect when these differences reverse. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. The Company adopted ASU 2016-17, Balance

SPRINGBIG, INC.
CONSOLIDATED NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
For The Three Months Ended March 31, 2022 and 2021
Sheet Classification of Deferred Taxes. The guidance requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet. As a result, each jurisdiction will only have one net noncurrent deferred tax asset or liability.
The Company has evaluated its tax positions for any uncertainties based on the technical merits of the positions taken. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be upheld on examination by taxing authorities. The Company has analyzed the tax positions taken and has concluded that as of March 31, 2022 and December 31, 2021, there are no uncertain tax positions taken, or expected to be taken, that would require recognition of a liability or disclosure in the financial statements.
Leases
The Company expenses the total cost associated with real estate leases on a straight-line basis over the life of the lease commitment. The amount accrued relating to future contractual increases is immaterial.
Effective Accounting Pronouncements
In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which is simplify how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. The amendments in this Update modify the concept of impairment from the condition that exists when the carrying amount of goodwill exceeds its implied fair value to the condition that exists when the carrying amount of a reporting unit exceeds its fair value. An entity should apply the amendments in this Update on a prospective basis. A public business entity should adopt the amendments in this Update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. A public business entity that is not an SEC filer should adopt the amendments in this Update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2020. All other entities, including not-for-profit entities, that are adopting the amendments in this Update should do so for their annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2021. This standard did not have an impact on our financial statements for the period ended March 31, 2022.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) - Simplifying the Accounting for Income Taxes. The ASU enhances and simplifies various aspects of the income tax accounting guidance in ASC 740, including requirements related to the following: (1) hybrid tax regimes; (2) tax basis step-up in goodwill obtained in a transaction that is not a business combination; (3) separate financial statements of entities not subject to tax; (4) intra-period tax allocation exception to the incremental approach; (5) ownership changes in investments; (6) interim-period accounting for enacted changes in tax law; (7) year-to-date loss limitation in interim-period tax accounting. The amendments in ASU 2019-12 are effective for public business entities for fiscal years beginning after December 15, 2020, including interim periods therein. Early adoption of the standard is permitted, including adoption in interim or annual periods for which financial statements have not yet been issued. For all other business entities, the amendments are effective for fiscal years beginning after Dec. 15, 2021. This standard did not have an impact on our financial statements for the period ended March 31, 2022.
In January 2020, the FASB issued ASU 2020-01, Clarifying the Interactions between Topic 321, Topic 323, and Topic 815. The amendments in this Update clarify certain interactions between the guidance to account for certain equity securities. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted, including early adoption in an interim period, (1) for public business entities for periods for which financial statements have not yet been issued and (2) for all other entities for periods for which financial statements have not yet been made available for issuance, fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. The amendments in this Update should be applied prospectively. Under a prospective transition, an entity should apply the amendments at the beginning of the interim period that includes the adoption date. This standard did not have an impact on our financial statements for the period ended March 31, 2022.
Recent Accounting Pronouncements Not Yet Adopted
In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). FASB issued ASU 2016-02 to increase transparency and comparability

SPRINGBIG, INC.
CONSOLIDATED NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
For The Three Months Ended March 31, 2022 and 2021
among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Certain qualitative and quantitative disclosures are required, as well as a retrospective recognition and measurement of impacted leases. In June 2020, FASB issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Deferral of the Effective Dates for Certain Entities, which deferred the effective date of ASU 2016-02 to annual reporting periods beginning after December 15, 2021, with early adoption permitted. In July 2021, the FASB released Update No. 2021-05 Lessors—Certain Leases with Variable Lease Payments. The amendments in this Update affect lessors with lease contracts that (1) have variable lease payments that do not depend on a reference index or a rate and (2) would have resulted in the recognition of a selling loss at lease commencement if classified as sales-type or direct financing. The amendments in this Update amend Topic 842. The amendments are effective for fiscal years beginning after December 15, 2021, for all entities, and interim periods within those fiscal years for public business entities and interim periods within fiscal years beginning after December 15, 2022, for all other entities. Management is currently evaluating this standard and the impact of the new lease standard.
In June 2016, FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, to revise the criteria for the measurement, recognition, and reporting of credit losses on financial instruments to be recognized when expected. In November 2019, FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842), which deferred the effective date of ASU 2016-13 to annual reporting periods beginning after December 15, 2022, with early adoption permitted. Management is currently evaluating this standard.
In August 2020, the FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. Under ASU 2020-06, embedded conversion features are no longer separated from the host contract for convertible instruments with conversion features that are not required to be accounted for as derivatives, or that do not result in substantial premiums accounted for as paid-in capital. The convertible debt instruments will now be accounted for as a single liability measured at amortized cost. This results in the interest expense recognized for convertible debt instruments to be closer to the coupon interest rate. The new guidance also requires the if-converted method to be applied for all convertible instruments when calculating earnings per share. For public business entities that meet the definition of an SEC filer, the new standard is effective for interim and annual periods beginning after December 15, 2021 and can be adopted on either a modified retrospective or full retrospective basis. For all other entities, the guidance is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Management is currently evaluating this standard.
In October 2021, the FASB issued ASU 2021-08 - Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. The amendments in this update require that an entity (acquirer) recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Topic 606. At the acquisition date, an acquirer should account for the related revenue contracts in accordance with Topic 606 as if it had originated the contracts. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The amendments in this Update should be applied prospectively to business combinations occurring on or after the effective date of the amendments. Early adoption of the amendments is permitted, including adoption in an interim period. An entity that early adopts in an interim period should apply the amendments (1) retrospectively to all business combinations for which the acquisition date occurs on or after the beginning of the fiscal year that includes the interim period of early application and (2) prospectively to all business combinations that occur on or after the date of initial application. Management is currently evaluating this standard.

SPRINGBIG, INC.
CONSOLIDATED NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
For The Three Months Ended March 31, 2022 and 2021
NOTE 3 – ACCOUNTS RECEIVABLE
Accounts receivable, net consisted of the following as of:
	March 31, 2022	December 31 2021
Accounts receivable	$2,093	$2,533
Unbilled receivables	849	809
	2,942	3,342
Less allowance for doubtful accounts	(297)	(297)
Accounts receivable, net	$2,645	$3,045
Bad debt expense was $33,000 and $30,000 for the three months ended March 31, 2022 and 2021, respectively.
NOTE 4 – PROPERTY AND EQUIPMENT
Property and equipment consist of the following as of:
	March 31, 2022	December 31 2021
Computer equipment	$268	$225
Data warehouse	286	256
Software	196	196
	750	677
Less accumulated depreciation and amortization	(255)	(197)
Property and Equipment	$495	$480
The useful life of computer equipment, software and the data warehouse is 3 years.
Depreciation and amortization expense for the three months ended March 31, 2022 and 2021 was $59,000 and $6,000, respectively. The amounts are included in general and administrative expenses in the consolidated statements of operations.
NOTE 5 – 15% CONVERTIBLE PROMISSORY NOTES
In February 2022, the Company issued $7.0 million in aggregate principal amount of 15.00% convertible promissory notes due September 30, 2022 (the “Convertible Notes” or “15.00% Convertible Notes”).
The Convertible Notes accrue interest at the rate of 15.0% per annum on the principal amount of the Convertible Notes, due and payable at the maturity date of September 30, 2022 (the “Maturity Date”), if not converted prior to the Maturity Date.
Conversion
The following factors may result in conversion:
a.
If the closing of the merger contemplated by the Agreement and Plan of Merger, dated as of November 8, 2021 as amended through by and among the Company, TCAC and the other parties thereto, occurs on or prior to the Maturity Date, then (i) the outstanding principal balance of the Convertible Notes shall become due and payable (and will be satisfied by the issuance to Holder of all shares of common stock at a rate of $10.00 per share; and (ii) all accrued and unpaid interest under the Convertible Notes shall become due and payable and shall be satisfied by dividing the outstanding unpaid accrued interest of the Convertible Notes, by $10.00.

b.
If the SPAC Merger has not occurred on or prior to the Maturity Date, then, subject to Section 3(c), the outstanding principal balance and any unpaid accrued interest of the Convertible Notes shall automatically

SPRINGBIG, INC.
CONSOLIDATED NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
For The Three Months Ended March 31, 2022 and 2021
convert, without any further action by the Holder, into a number of fully paid and non-assessable shares of Series B Preferred Stock of the Company at $2.508067 per share, with such shares of Series B Preferred Stock to be issued pursuant to the Company’s Amended and Restated Certificate of Incorporation and otherwise on the same terms and conditions as given to the investors in that certain Series B Stock Purchase Agreement dated as of August 7, 2020, as amended (the “Series B Purchase Agreement”).
c.
If the Company issues any additional equity securities on or prior to the Maturity Date and conversion of the Convertible Notes (“Other Securities”), then Holder shall have the option, in lieu of conversion pursuant to Section 3(b), to convert the outstanding principal balance and any unpaid accrued interest of the Convertible Notes into a number of fully paid and non-assessable shares of such Other Securities of the Company, equal to the per share price of such Other Securities.

Repayment
All payments of interest and principal on the Convertible Notes, that are not otherwise converted in accordance herewith, shall be in lawful money of the United States of America on the date on which such payment is due by wire transfer of immediately available funds to the Holder’s account at a bank specified by Lender in writing to the Company from time to time. All payments shall be applied first to accrued interest, and thereafter to principal. Unless converted as provided herein, the outstanding principal amount shall be due and payable on September 30, 2022.
Prepayment
The Convertible Notes may be prepaid in whole or in part at any time prior to the Maturity Date without the prior consent of the Holder.
Events of Default
The Convertible Notes contained events of default such as failure to observe or perform any covenants, obligation, condition or agreement contained in the Convertible Note and commencement of bankruptcy.
The Company concluded that the conversion option is an embedded derivative but is not required to be bifurcated under ASC 815, Derivatives and Hedging, as a result, the transaction will be accounted for as a liability in its entirety.
As of March 31, 2022, the carrying value of the Convertible Notes was $7.0 million.
During the three months ended March 31, 2022, the Company recorded $89,000 of interest expense on the Convertible Notes.
Subsequent Events
On June 9, 2022, in a special meeting, the shareholders of TCAC voted to approve the business combination with completion on June 14, 2022; this resulted in the conversion of the Convertible Notes into 730,493 shares of common stock at a price of $10.00 per share, representing repayment of principal of $7.0 million and outstanding interest of $304,900.
NOTE 6 – REVENUE RECOGNITION
The following table represents our revenues disaggregated by type (in thousands):
	March 31
	2022	2021
Revenue
Brand revenue	$189	$132
Retail revenue	6,175	5,077
Total Revenue	$6,364	$5,209

SPRINGBIG, INC.
CONSOLIDATED NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
For The Three Months Ended March 31, 2022 and 2021
Geographic Information
Revenue by geographical region consist of the following (in thousands):
	March 31
	2022	2021
Retail revenue
United States	$5,956	$5,077
Canada	219	—
Brand revenue
United States	189	132
	$6,364	$5,209
Revenues by geography are generally based on the country of the SpringBig contracting entity. Total United States revenue was approximately 97% and 100% of total revenue for the three months ended March 31, 2022 and 2021 respectively.
As of March 31, 2022 and December 31, 2021, approximately 73% and 99% of our long-lived assets were attributable to operations in the United States.
Contract Assets (Deferred Cost)
Contract assets consisted of the following as of:
	March 31 2022	December 31 2021
Contract assets consisted of the following as of:
Deferred sales commissions	$303	$364
Contract liabilities consisted of the following as of:
	March 31 2022	December 31 2021
Contract liabilities consisted of the following as of:
Deferred revenue retail	$231	$231
Deferred set-up revenues	110	101
Deferred revenue brands	144	118
Contract liabilities	$485	$450
The movement in the Contract liabilities during three months ended March 31, 2022 and the year ended December 31, 2021, comprised the following:
	March 31 2022	December 31 2021
The movement in the contract liabilities during each period comprised the following:
Contract liabilities at start of the period	$450	$560
Amounts invoiced during the period	6,115	13,512
Less revenue recognized during the period	(6,080)	(13,622)
Contract liabilities at end of the period	$485	$450
NOTE 7 – BUSINESS COMBINATION
In January 2021, the Company formed Medici Canada LLC, a wholly owned subsidiary of the Company, to acquire all of the issued and outstanding capital stock of Beaches Development Group LTD, an Ontario corporation, pursuant to a stock purchase agreement.

SPRINGBIG, INC.
CONSOLIDATED NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
For The Three Months Ended March 31, 2022 and 2021
The fair value of the consideration paid in connection with this transaction was satisfied through the issuance of 180,972 shares of the Company’s common stock, par value $0.001 per share, valuing $135,000, and $155,000 in cash.
The purchase price allocation is as follows (in thousands):
March 31, 2021
Fair value of shares	$135
Less: Post combination cost - restricted stocks	(85)
Fair value of net shares	50
Cash consideration	132
Indemnity holdback	23
Fair value of purchase consideration	$205

Assets	$9
Goodwill	—
Intangibles (Software)	196
Fair value of assets	$205
Of the 180,972 shares, 67,064 shares with value of approximately $50,000 were issued to the sellers. Two of the sellers signed employment contracts with Beaches Development Group LTD; the shares allocated to them as purchase consideration totaled 113,908 with value of $85,000 and are unvested at acquisition date, these will be vested over a two-year period, with 50% in year 1 and the remaining 50% in year 2. As a result, the shares are treated as post combination expense and are restricted. The Company incurred expense totaling $8,900 and $10,700 for three months ended March 31, 2022 and 2021, respectively, related to these restricted stocks which is included in general and administrative expense on the statement of operations.
Approximately $23,000 of the cash price has been withheld as an indemnity holdback to offset any losses payable by the Company for a period of 12 months, any remaining indemnity shall be released to the seller’s representative thereafter. The indemnity holdback is included in other liabilities on the accompanying consolidated balance sheets. The indemnity holdback of $23,000 was paid subsequent to the period end.
Medici assumed cash totaling $9,000, this was the only tangible asset assumed at purchase, no liabilities assumed. The purchase price was allocated to the cash assumed with the excess of $196,000 allocated to software intangible assets and is included under property and equipment in the Company’s balance sheets as of March 31, 2022 and December 31, 2021. The Company adopted a cost to replace valuation approach in ascertaining the value of the software.
Software intangible assets are being amortized over a three-year period. The Company incurred amortization expense of approximately $16,000 for the three months ended March 31, 2022, which is included in general and administrative expenses in the consolidated statement of operations for the three months ended March 31, 2022. The aggregate amortization expense for the remaining period is approximately $120,000.
We incurred costs related to the acquisition of approximately $11,000 during the three months ended March 31, 2021. All acquisition related costs were expensed as incurred and have been recorded in general and administrative expenses in our consolidated statements of operations.
NOTE 8 – PAYCHECK PROTECTION PROGRAM LOAN
The Company received $781,000 from a Paycheck Protection Program (“PPP”) loan on May 1, 2020, through the Small Business Administration (“SBA”) that was made available under the CARES Act in response to the COVID-19 pandemic. On August 11, 2021 the Company received full forgiveness for the PPP loan.

SPRINGBIG, INC.
CONSOLIDATED NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
For The Three Months Ended March 31, 2022 and 2021
NOTE 9 – STOCK BASED COMPENSATION
The Company’s 2017 Equity Incentive Plan (the “Plan”) authorizes the granting of common stock options and other rewards, at the discretion of the Company’s Board of Directors, to certain employees. Under the Plan, the exercise price of each option approximates the fair value of the option on the grant date, and an option’s maximum term is ten years. Options are granted at various dates and typically vest over four years. The Plan has an aggregate of 7,195,584 shares of common stock authorized for issuance thereunder, subject to adjustments as provided therein.
During the three months ended March 31, 2022 and 2021, compensation expense were recorded in connection with the Plan was $181,000 and $119,000, respectively and is included in administrative expense on the statements of operations.
The following table summarizes information on stock options outstanding as of March 31, 2022:
	Options Outstanding		Options Vested and Exercisable
Fixed Options	Number of Options	Weighted Average Exercise Price (Per Share)	Number of Options	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price (Per Share)
Outstanding Balance, January 1, 2022	6,802,437	$0.38	4,628,311	6.79	$0.24
Options granted	—	$—
Options exercised	(34,791)	$0.19
Options forfeited	(18,334)	$0.75
Options cancelled	—	$—
Outstanding Balance, March 31, 2022	6,749,312	$0.38	4,814,604	6.64	$0.25
The intrinsic value of the options exercised during the three months ended March 31, 2022 was $20,000, and there was no such transaction for the three months ended March 31, 2021.
As of March 31, 2022 and 2021, there was approximately $295,000 and $394,000, respectively, of total unrecognized compensation expense related to unvested share-based compensation arrangements granted under the Plan. This remaining cost is to be recognized over the period through 2024.
During the three months ended March 31, 2022 and 2021, the Company used the Black-Scholes option-pricing model to value option grants and to determine the related compensation expense. The assumptions used in calculating the fair value of stock-based payment awards represent management’s best estimations. The Company based its expected volatility based on the volatilities of certain publicly traded peer companies.
The Company has adopted ASU 2018-07 which allows a simplified approach to accounting for share-based payments for the three months ended March 31, 2022 and 2021.
Management believes that the historical volatility of the Company’s stock price does not best represent the expected volatility of the stock price. The Company is privately held and therefore lacks company-specific historical and implied volatility information. The Company intends to continue to consistently use the same group of publicly traded peer companies to determine volatility in the future until such a time that sufficient information regarding the volatility of the Company’s share price becomes available or that the selected companies are no longer suitable for this purpose.
The risk-free interest rate used for each grant is equal to the U.S. Treasury yield curve in effect at the time of grant for instruments with a similar expected life. The expected term of options granted was determined based on the expected holding period at the time of the grant. GAAP also requires that the Company recognize compensation expense for only the portion of options that are expected to vest. Therefore, the Company has estimated expected forfeitures of stock options. In developing a forfeiture rate estimate, the Company considered its historical experience. If the actual number of forfeitures differs from those estimated by management, additional adjustments to compensation expense may be required in future periods.

SPRINGBIG, INC.
CONSOLIDATED NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
For The Three Months Ended March 31, 2022 and 2021
As part of the Beaches Development Group LTD transaction, two of the sellers signed employment contracts with Beaches Development Group LTD, the shares allocated to them as purchase consideration totaled 113,908 with value of $85,000 at $0.75 per share and are unvested at acquisition date, these will be vested over a two-year period, with 50% in year 1 and the remaining 50% in year 2, as a result, the shares are treated as postcombination expense and are restricted. Approximately $8,900 and $10,700 is included in compensation expense for the three months ended March 31, 2022 and 2021, respectively with $17,800 remained unamortized at March 31, 2022.
NOTE 10 – COMMITMENTS AND CONTINGENCIES
Leases Agreements
The Company leases office facilities in Boca Raton, Florida, Seattle, Washington and Ontario, Canada under non-cancelable operating lease agreements. The leases require monthly payments ranging from $2,900 to $11,000 and expire on various dates through November 2024. In addition to minimum rent, the Company is required to pay a proportionate share of operating expenses under these leases.
Rent expense included in general and administrative expenses was approximately $188,000 and $145,000 for the three months ended March 31, 2022 and 2021, respectively.
Litigation
The Company is from time to time involved in litigation incidental to the conduct of its business. In accordance with applicable accounting guidance, the Company records a provision for a liability when it is both probable that a liability has been incurred and the amount can be reasonably estimated. In the opinion of management, after consulting legal counsel, the Company has meritorious defenses to all pending litigation and proceedings. There are no such provisions on March 31, 2022 and 2021, respectively.
NOTE 11 – STOCKHOLDERS’ EQUITY
Preferred Stock
Series B, A and Seed preferred stock do not have a dividend preference and any dividends declared shall be distributed among all holders of common stock and preferred stock in proportion to the number of shares of common stock that would be held if all shares of preferred stock were converted to common stock. Series B, A and Seed preferred stockholders (“Preferred Stockholders”) have the right to vote on certain corporate matters on an as converted basis with the holders of common stock as a single class. The Preferred Stockholders can convert all or any portion of such shares into an aggregate number of shares of common stock, as defined in the agreement and is automatically converted into common stock at the earlier of a $50.0 million initial public offering or vote of 63% of majority of preferred stockholders. The conversation rate of all preferred stock is at a one to one ratio to common stock. No dividends have been declared on the preferred stock as of March 31, 2022. Preferred stockholders have a preference in the event of liquidation in the following sequence, Series B then Series A and then Seed, with preferences being $11.5 million, $5.0 million and $2.4 million, respectively.
During the three months ended March 31, 2022, the company issued $7.0 million in aggregate principal of Convertible Notes. If the SPAC Merger has not occurred on or prior to the Maturity Date, then, subject to Section 3 (c) of the Convertible Notes agreement, the outstanding principal balance and any unpaid accrued interest of the Convertible Notes shall automatically convert, without any further action by the Holder, into a number of fully paid and non-assessable shares of Series B Preferred Stock of the Company at $2.508067 per share, with such shares of Series B Preferred Stock to be issued pursuant to the Company’s Amended and Restated Certificate of Incorporation and otherwise on the same terms and conditions as given to the investors in the Series B Stock Purchase Agreement dated as of August 7, 2020, as amended. See Note 5, “15% Convertible Promissory Notes.”
Subsequent Events
With the completion of the business combination, the Series A, B and Seed preferred stock were converted to common stock. The conversation rate of all preferred stock is at a one to one ratio to common stock resulting in shares common stock of 5,088,944, 4,584,202 and 6,911,715 converted from Series A, B and Seed preferred stock, respectively. See Note 16. “Subsequent Events”.

SPRINGBIG, INC.
CONSOLIDATED NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
For The Three Months Ended March 31, 2022 and 2021
Business Combination
During the three months ended March 31, 2021, the Company issued 180,972 shares of its common stock at $0.75 per shares totaling $136,000, to satisfy the purchase of Beaches Development Group LTD. Two of the sellers signed employment contracts with Beaches Development Group LTD, the shares allocated to them as purchase consideration totaled 113,908 with value of $85,000 and are unvested at acquisition date, these will be vested over a two-year period, with 50% in year 1 and the remaining 50% in year 2, as a result, the shares are treated as postcombination expense and are restricted. Approximately $17,800 remained unamortized at March 31, 2022.
Shares of Common Stock under Equity Incentive Plan
The Company has reserved an aggregate of 7,195,584 shares of common stock under its Equity Incentive Plan, pursuant to which, as of March 31, 2022, 7,047,016 shares of stock options had been granted to employees, with 4,814,604 fully vested and outstanding, 227,704 shares of stock options has been exercised to date, 1,934,708 shares of stock options are subject to vesting. There were 148,568 shares of stock options remaining for future issuance under the Equity Incentive Plan as of March 31, 2022.
During the three months ended March 31, 2022 and 2021, 34,791 and 159,477 in stock options were exercised with total proceed of approximately $6,000 and $38,000, respectively.
NOTE 12 – NET LOSS PER SHARE
As of March 31, 2022 and 2021, there were 13,576,115 and 13,381,347 shares of common stock issued and outstanding, respectively.
Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including outstanding stock options and common stock issuable pursuant to Series B, A and Seed preferred stock possible conversion. Basic and diluted net loss per share was the same for each period presented, given that there are losses during the period, the inclusion of all potential common shares outstanding would have been anti-dilutive.
The following table reconciles actual basic and diluted earnings per share for the three months ended March 31, 2022 and 2021.
	March 31
	2022	2021
Loss per share:
Numerator:
Net loss	$(2,866)	$(1,118)

Denominator
Weighted-average common shares outstanding - basic and diluted	13,571,872	13,319,512
Basic and diluted loss per common share	$(0.21)	$(0.08)

SPRINGBIG, INC.
CONSOLIDATED NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
For The Three Months Ended March 31, 2022 and 2021
The anti-dilutive securities excluded from the weighted-average shares used to calculate the diluted net loss per common share were as follows:
	March 31
	2022	2021
Shares subject to Series A Preferred Stock Conversion	5,088,944	5,088,944
Shares subject to Series B Preferred Stock Conversion	4,584,202	4,584,202
Shares subject to Seed Preferred Stock Conversion	6,911,715	6,911,715
Shares subject to 15% Convertible Promissory Notes Conversion	708,918	—
Shares vested and subject to exercise of stock options	4,814,604	4,020,032
Shares unvested and subject to exercise of stock options	1,934,708	2,099,238
NOTE 13 – BENEFIT PLAN
The Company maintains a safe harbor 401(k) retirement plan for the benefit of its employees. The plan allows participants to make contributions subject to certain limitations. Company matching contributions were $68,400 and $52,300 for the three months ended March 31, 2022 and 2021, respectively.
NOTE 14 – INCOME TAXES
The Company’s income tax rate computed at the statutory federal rate of 21% differs from its effective tax rate primarily due to permanent items, state taxes and the change in the deferred tax asset valuation allowance.
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, Management evaluates whether it is more likely than not that some portion or all the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on Management’s evaluation, the net deferred tax asset was offset by a full valuation allowance as of March 31, 2022 and December 31, 2021, respectively. The deferred tax asset valuation allowance will be reversed if and when the Company generates sufficient taxable income in the future to utilize the tax benefits of the related deferred tax assets.
The tax effects of temporary difference that give rise to a significant portion of deferred tax assets and tax liabilities as of at March 31, 2022 and December 31, 2021 are as follows (in thousands):
	March 31 2022	December 31 2021
Deferred tax assets:
Accrued expenses and other liabilities	$76	$76
Property and equipment, net	—	—
Net operating loss	4,115	3,402
Stock based compensation	147	132
Total gross deferred tax assets	4,338	3,610
Less: valuation allowance	(4,050)	(3,385)
Total deferred tax assets	288	225
Deferred tax liabilities:
Prepaid expenses and other assets	(214)	(191.00)
Property and equipment, net	(74)	(34.00)
Total deferred tax liabilities	(288)	(225)
Net deferred income tax asset (liability)	$—	$—

SPRINGBIG, INC.
CONSOLIDATED NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
For The Three Months Ended March 31, 2022 and 2021
The Company has incurred significant losses in recent periods. As a result, we maintained valuation allowances against our domestic and foreign deferred tax assets as of March 31, 2022 and December 31, 2021, to reduce their carrying values to amounts that are realizable either through future reversals of existing taxable temporary differences or through taxable income in carryback years for the applicable jurisdictions.
At March 31, 2022, the Company has federal net operating loss available to carryforward of approximately $14.5 million which will be carried forward indefinitely.
The Company has state net and foreign operating loss available to carryforward of approximately $15.9 million and $1.2 million, respectively, which begin expiring in 2030 and 2037, respectively, as of March 31, 2022.
The Company has evaluated its tax positions for any uncertainties based on the technical merits of the positions taken. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be upheld on examination by taxing authorities. The Company has analyzed the tax positions taken and has concluded that as of March 31, 2022 and December 31, 2021, there are no uncertain tax positions taken, or expected to be taken, that would require recognition of a liability or disclosure in the financial statements.
The Company accrues interest and penalties arising on the underpayment of taxes if the full benefit of a tax position is not recognized in the financial statements. In accordance with ASC 740, Accounting for Income Taxes, interest and penalties are recorded as income tax expense. There have been no penalties or interest paid or incurred during the three months ended March 31, 2022 and 2021, respectively.
Management is required to analyze all open tax years, as defined by the statute of limitations, for all major jurisdictions, including federal and certain state taxing authorities. As of and for the three months ended March 31, 2022 and the year ended December 31, 2021, the Company did not have a liability for any unrecognized taxes. The Company has no examinations in progress and is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax liabilities will significantly change in the next twelve months. The Company’s 2018 through 2021 tax years are open for examination for federal and state taxing authorities.
NOTE 15 – RELATED PARTY TRANSACTIONS
The Company incurred software development and information technology related costs to a vendor related to a major stockholder of approximately $58,000 and $100,000 for the three months ended March 31, 2022 and 2021, respectively.
Amounts due to this related party were $33,000 and $5,000 as of March 31, 2022 and December 31, 2021, respectively.
NOTE 16 – SUBSEQUENT EVENTS
Amended and Restated Merger Agreement
On April 14, 2022, the merger agreement was amended and restated which reduces the total enterprise value of the Company to $275 million and equity value of $215 million, representing an 8% reduction in valuation from the initial agreement. In addition, a bonus pool of up to 1,000,000 shares of TCAC common stock will be allocated pro-rata to non-redeeming public stockholders up to a maximum of one bonus share for each share held, effectively reducing their cost base.
Convertible Notes
SpringBig and TCAC also announced an agreement for the issuance of senior secured convertible notes with a 24-month maturity (the “Notes”), up to $16.0 million principal amount of which have been subscribed to by a global institutional investor. An initial tranche of $11.0 million will close in connection with the closing of the merger agreement. The second tranche of $5.0 million, subject to certain conditions in the agreement, will close 60 days after the resale registration statement is declared effective by the SEC.

SPRINGBIG, INC.
CONSOLIDATED NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)
For The Three Months Ended March 31, 2022 and 2021
Equity Financing Facility
In addition, TCAC entered into a committed equity financing facility (the “CEF Facility”) with an affiliate of Cantor Fitzgerald L.P. (“Cantor”). Under the terms of the CEF Facility, Cantor has committed to purchase, after the closing of the proposed merger with the Company, up to an aggregate of $50.0 million of TCAC’s common shares.
Registration Statement
On May 18, 2022, TCAC announced that the registration statement related to the business combination was made effective by the U.S. Securities and Exchange Commission.
Approval of Business Combination
On June 9, 2022, in a special meeting, the shareholders of TCAC voted to approve the business combination with completion on June 14, 2022; this resulted in the conversion of the Convertible Notes into 730,493 shares of common stock at a price of $10.00 per share, representing repayment of principal of $7.0 million and outstanding interest of $304,900.
Completion of Business Combination
On June 14, 2022, the business combination was completed. In connection with the closing of the Business Combination, TCAC has changed its name to SpringBig Holdings, Inc. Beginning June 15, 2022, the ticker symbols for TCAC’s common stock and warrants were changed to “SBIG” and “SBIGW,” respectively, and commence trading on The Nasdaq Global Market. The Company received net proceeds of $12.0 million, with gross proceeds of $24.9 million; this is in addition to the $7.0 million Convertible Notes which were issued in February 2022 and that have now converted into common stock, see Note 5, “Convertible Notes”. Of the amount received, approximately $8.8 million represents unredeemed shares from the TCAC trust; $6.1 million from PIPE proceeds and $10.0 million from Senior Secured Original Issue Discount Convertible Promissory Note.
Convertible Notes
On June 14, 2022, the Company issued $11.0 million in aggregate principal amount of Senior Secured Original Issue Discount Convertible Promissory Note due June 14, 2024 (the “Secured Convertible Notes”), issued at a discount of $1.0 million. The Secured Convertible Notes accrue interest at the rate of 6.0% per annum.
Common Stock Purchase Agreement
On April 29, 2022, TCAC entered into a Common Stock Purchase Agreement (the “Stock Purchase Agreement”) with an affiliate of Cantor Fitzgerald L.P. (“Cantor”). The Company, in its sole discretion, shall have the right, but not the obligation, to issue and sell to the Cantor, and the Cantor shall purchase from the Company, up to $50.0 million of common shares, par value $0.0001 per share.
Preferred Stock
With the completion of the business combination, the Series A, B and Seed preferred stock were converted to common stock. The conversation rate of all preferred stock is at a one to one ratio to common stock resulting in shares common stock of 5,088,944, 4,584,202 and 6,911,715 converted from Series A, B and Seed preferred stock, respectively.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
SpringBig, Inc. and Subsidiaries
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of SpringBig, Inc. and Subsidiaries (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Marcum LLP
We have served as the Company’s auditor since 2021.
Fort Lauderdale, FL
March 17, 2022

SPRINGBIG, INC.
CONSOLIDATED BALANCE SHEETS
December 31,
	2021	2020
	(In thousands except share data)
ASSETS
Assets
Current assets:
Cash and cash equivalents	$2,227	$10,447
Accounts receivable, net	3,045	1,141
Related party receivable	—	77
Contract assets	364	266
Prepaid expenses and other current assets	843	123
Total current assets	6,479	12,054
Property and equipment, net	480	205
Deposits	84	64
Total assets	$7,043	$12,323

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Current liabilities:
Accounts payable	$412	$861
Related party payable	5	56
Accrued wages and commissions	805	360
Accrued expenses	855	140
Other liabilities	57	39
PPP loan payable, current portion	—	521
Contract liabilities	450	560
Total current liabilities	2,584	2,537
PPP loan payable, net of current portion	—	260
Total liabilities	$2,584	$2,797

Commitments and Contingencies

Stockholders’ Equity:
Series B Preferred (par value $0.001 per shares, 4,584,202 authorized, issued and outstanding at December 31, 2021 and 2020)	$5	$5
Series A Preferred (par value $0.001 per shares, 5,088,944 authorized, issued and outstanding at December 31, 2021 and 2020)	5	5
Series Seed Preferred (par value $0.001 per shares, 6,911,715 authorized, issued and outstanding at December 31, 2021 and 2020)	7	7
Common stock (par value $0.001 per shares, 38,395,870 authorized at December 31, 2021 and 2020; 13,541,324 and 13,200,875 issued and outstanding as of December 31, 2021 and 2020)	14	14
Additional paid-in-capital	17,653	16,970
Accumulated deficit	(13,225)	(7,475)
Total stockholders’ equity	4,459	9,526
Total liabilities and stockholders’ equity	$7,043	$12,323
The accompanying notes are an integral part of these financial statements

SPRINGBIG, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31,
	2021	2020
	(In thousands, except share and per share data)
Revenues	$24,024	$15,183
Cost of revenues	6,929	4,978
Gross Profit	17,095	10,205
Operating expenses
Selling, servicing and marketing	10,185	4,843
Technology and software development	8,410	4,391
General and administrative	5,032	2,572
	23,627	11,806

Loss from operations	(6,532)	(1,601)
Interest income	3	3
Forgiveness of PPP loan	781	—
Loss before provision for income taxes	(5,748)	(1,598)
Provision for income taxes	2	—
Net loss	$(5,750)	$(1,598)
Net loss per common share:
Basic and diluted	$(0.43)	$(0.11)
Weighted-average common shares outstanding - basic and diluted	13,385,267	14,047,342
The accompanying notes are an integral part of these financial statements

SPRINGBIG, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
For the Years Ended December 31, 2021 and 2020
	Series B Preferred		Series A Preferred		Series Seed Preferred		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance - January 1, 2020	—	$—	5,089	$5	6,912	$7	14,614	$15	$8,551	$(5,877)	$2,701
Stock-based compensation	—	—	—	—	—	—	—	—	179	—	179
Exercise of stock options	—	—	—	—	—	—	33	—	12	—	12
Redemption of common stock	—	—	—	—	—	—	(1,447)	(1)	(3,267)	—	(3,268)
Issuance of Series B preferred stock	4,584	5	—	—	—	—	—	—	11,495	—	11,500
Net loss	—	—	—	—	—	—	—	—	—	(1,598)	(1,598)
Balance - December 31, 2020	4,584	$5	5,089	$5	6,912	$7	13,200	$14	$16,970	$(7,475)	$9,526

Stock-based compensation	—	—	—	—	—	—	114	—	595	—	595
Exercise of stock options	—	—	—	—	—	—	160	—	38	—	38
Issuance of common stock	—	—	—	—	—	—	67	—	50	—	50
Net loss	—	—	—	—	—	—	—	—	—	(5,750)	(5,750)
Balance - December 31, 2021	4,584	$5	5,089	$5	6,912	$7	13,541	$14	$17,653	$(13,225)	$4,459
The accompanying notes are an integral part of these financial statements

SPRINGBIG, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31,
	2021	2020
	(In thousands)
Cash flows from operating activities:
Net loss	$(5,750)	$(1,598)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	173	19
Stock-based compensation expense	595	179
Forgiveness of PPP loan	(781)	—
Changes in operating assets and liabilities:
Accounts receivable	(1,903)	(323)
Related party receivable	77	(43)
Prepaid expenses and other current assets	(720)	(80)
Contract assets	(98)	(107)
Deposits and other assets	(20)	(22)
Accounts payable and other liabilities	704	721
Related party payable	(51)	11
Contract liabilities	(110)	237
Net cash used in operating activities	(7,884)	(1,006)
Cash flows from investing activities:
Business combination, net of cash acquired	(122)	—
Purchases of property and equipment	(252)	(195)
Net cash used in investing activities	(374)	(195)
Cash flows from financing activities:
Proceeds from PPP loan	—	781
Proceeds from issuance of common stock	—	11,500
Repurchase of common stock	—	(3,268)
Proceeds from exercise of stock options, net	38	12
Net cash provided by financing activities	38	9,025
Net (decrease) increase in cash and cash equivalents	(8,220)	7,824
Cash and cash equivalents at beginning of year	10,447	2,623
Cash and cash equivalents at end of year	$2,227	$10,447

Supplemental disclosure of non-cash financing activities
Issue of common stock for business combination	$50	$—
Indemnity holdback for business combination	$23	$—
The accompanying notes are an integral part of these financial statements

SPRINGBIG, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2021 and 2020
NOTE 1 – DESCRIPTION OF BUSINESS
SpringBig, Inc., and its wholly-owned subsidiaries (the “Company” or “we” or “us” or “SpringBig”) developed an application that provides marketing and customer engagement services to cannabis dispensaries and brands throughout the United States and Canada. The Company allows merchants to provide loyalty plans and rewards directly to consumers through an internet portal and mobile applications. Our operational headquarter is in Boca Raton, Florida, with additional offices located in the United States and Canada. The Company was incorporated in the state of Delaware in May 2017.
In January 2021, the Company formed Medici Canada LLC, a wholly owned subsidiary of the Company, to acquire all of the issued and outstanding capital stock of Beaches Development Group LTD, an Ontario corporation, pursuant to a stock purchase agreement. See Note 6, “Business Combination.”
On November 9, 2021, the Company and Tuatara Capital Acquisition Corp. (“TCAC”) jointly announced that they have entered into a definitive agreement for a business combination that would result in SpringBig becoming a publicly listed company. Upon closing of the transaction, the combined company is expected to remain listed on the Nasdaq Stock Market under the symbol “SBIG”.
NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation and Basis of Presentation
The accompanying consolidated financial statements include the accounts of the Company and all its wholly owned subsidiary companies. All significant intercompany balances and transactions have been eliminated in consolidation. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
Going Concern and Liquidity
Historically, the Company has incurred losses, which has resulted in an accumulated deficit of approximately $13.2 million as of December 31, 2021. Cash flows used in operating activities were $7.9 million and $1.0 million for the twelve months ended December 31, 2021 and 2020, respectively. As of December 31, 2021, the Company had approximately $3.9 million in working capital, inclusive of $2.2 million in cash and cash equivalents to cover overhead expenses.
The Company’s ability to continue as a going concern is dependent on its ability to meet its liquidity needs through a combination of factors but not limited to, cash and cash equivalents, the ongoing increase revenue through increased usage by customers and new customers and strategic capital raises such as its pending SPAC merger. The ultimate success to these plans are not guaranteed.
On February 25, 2022 the Company entered into Convertible Notes with two existing shareholders in aggregate for a principal sum of $7.0 million.
Based on management projections for increase in revenue and cash received from the Convertible Notes, we estimate that our liquidity and capital resources are sufficient for our current and projected financial needs for the next twelve months, at a minimum, from the date of this audit opinion.
The accompanying consolidated financial statements are prepared on a going concern basis and do not include any adjustments that might result from uncertainty about the Company’s ability to continue as a going concern.
Foreign Currency
We translate the financial statements of our foreign subsidiaries, which have a functional currency in the respective country’s local currency, to U.S. dollars using month-end exchange rates for assets and liabilities and actual exchange rates for revenue, costs and expenses on the date of the transaction. Translation gains and losses are included within “general and administrative expense” on the consolidated statements of operations. These gains and losses are immaterial to the financial statements.

SPRINGBIG, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2021 and 2020
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. We base our estimates on historical experience and various other assumptions believed to be reasonable. The Company’s significant estimates include, but are not limited to, the allowance for doubtful accounts, useful lives of deferred contract assets, intangible assets, property and equipment, deferred income tax asset valuation, and certain assumptions used in the valuation for equity awards. Future events and their effects cannot be predicted with certainty; accordingly, accounting estimates require the exercise of judgment. Accounting estimates used in the preparation of these financial statements change as new events occur, as more experience is acquired, as additional information is obtained, and as the operating environment changes. Actual results may differ materially from these estimates.
Segments
The Company manages its business as a single operating segment. Our chief operating decision maker reviews financial information presented for the purposes of allocating resources and evaluating financial performance at an entity level and we have no segment managers who are held accountable by the chief operating decision maker for operations and operating results. The products and services across the company are similar in nature, distributed in a comparable manner and have customers with common characteristics. We determined that we have one operating and reportable segment in accordance with Accounting Standards Codification (“ASC”) 280, Segment Reporting.
Fair Value of Financial Instruments
Our financial assets, which include cash equivalents, current financial assets and our current financial liabilities have fair values that approximate their carrying value due to their short-term maturities.
Concentrations of Credit Risk
Financial instruments that potentially subject us to concentration of credit risk consist principally of cash and cash equivalents and accounts receivable. We place our cash and cash equivalents with high credit-quality financial institutions. Such deposits may be in excess of federally insured limits. To date, we have not experienced any losses on our cash and cash equivalents. We perform periodic evaluations of the relative credit standing of the financial institutions.
We perform ongoing credit evaluations of our customers’ financial condition and require no collateral from our customers. We maintain an allowance for doubtful accounts receivable based upon the expected collectability of accounts receivable balances.
At December 31, 2021, we had one customer representing an 11% concentration of revenue and 28% of accounts receivable within the United States. There was no such concentration at December 31, 2020.
Cash and Cash Equivalents
The Company considers all highly liquid investments with a maturity of three months or less, when acquired, to be cash equivalents. The Company maintains its cash with one commercial bank.
As of December 31, 2021 and 2020, the Company exceeded the federally insured limits of $250,000 for interest and noninterest bearing deposits. The Company had cash balances with a single financial institution in excess of the FDIC insured limits by amounts of $1.9 million and $10.0 million as of December 31, 2021 and 2020, respectively.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are uncollateralized customer obligations due under normal trade terms granted by the Company based on each customer’s own creditworthiness. The carrying amount of accounts receivable is reduced by an allowance for doubtful accounts that reflects management’s best estimate of amounts that will not be collected. Management individually reviews past due accounts receivable balances and based on an assessment of each customer’s current creditworthiness, estimates the portion, if any, that will not be collected. Additionally,

SPRINGBIG, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2021 and 2020
management assesses the remaining balance of accounts receivable based on experience and an assessment of future economic conditions to determine its best estimate of the portion that will not be collected. Unbilled receivables are customer obligations due under normal terms of trade which have not been invoiced at the balance sheet date and are invoiced shortly thereafter.
Property and Equipment
Property and equipment are carried at cost less accumulated depreciation. Major additions and improvements which extend the life of the assets are capitalized whereas maintenance and repairs, which do not improve or extend the life of the respective assets, are expensed as incurred. When property or equipment is sold or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income.
Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the shorter of their estimated useful lives or the terms of the leases .
Contract Assets (Deferred Commission)
The Company recognized a contract asset for the incremental costs (i.e., the sales commissions) of obtaining a contract because the Company expects to recover those costs through future fees for the services to be provided. The Company amortizes the asset over the course of three years, which is the estimated number of years a customer is retained, because the asset relates to the services transferred to the customer during the contract term of one year and the Company anticipates that the contract will be renewed for two subsequent one-year periods.
Capitalized Software Development Costs
Internal and external costs associated with the development stage of computer applications, as well as for upgrades and enhancements that result in additional functionality of the applications, are capitalized in accordance with Accounting Standards Codification (“ASC”) 350-40, Internal-Use Software Accounting and Capitalization. Internal and external training and maintenance costs are charged to expense as incurred or over the related service period. When a software application is placed in service, the Company begins amortizing the related capitalized software costs using the straight-line method based on its estimated useful life, which is generally three years.
Impairment of Long-Lived Assets
The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends, and prospects, as well as the effects of obsolescence, demand, competition, and other economic factors. The Company did not recognize any impairment loss in 2021 or 2020.
Business Combination
Acquisitions of subsidiaries are accounted for using the acquisition method. The consideration for each acquisition is measured at the aggregate of the fair values (at the date of acquisition) of assets transferred and liabilities incurred or assumed, and equity instruments issued by the Company. Acquisition-related costs are recognized in the statements of operations in the period which they are incurred. Where applicable, the consideration for the acquisition includes any asset or liability resulting from a contingent consideration arrangement, measured at its acquisition-date fair value. Subsequent changes in such fair values are adjusted against the cost of acquisition where they qualify as measurement period adjustments. All other subsequent changes in the fair value of contingent consideration classified as an asset or liability are accounted for in accordance with relevant guidance consistent with ASC 805, Business Combinations. If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, the Company will report provisional amounts for the items for which the accounting is incomplete. Those provisional amounts are adjusted during the measurement period, or additional assets or liabilities are recognized, to reflect new information obtained about facts and circumstances that existed as of the

SPRINGBIG, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2021 and 2020
acquisition date that, if known, would have affected the amounts recognized as of that date. The measurement period is the period from the date of acquisition to the date the Company obtains complete information about facts and circumstances that existed as of the acquisition date and does not exceed twelve months.
Intangible Assets
We account for intangible assets under ASC 350, Goodwill and Other. Intangible assets represent software acquired in the acquisition of Beaches Development Group. The amount is recorded at fair value on the date of the acquisition and amortized over its useful life of three years, using the straight-line method. The amount for intangible assets is included in property and equipment on the balance sheets.
Contract Liabilities (Deferred Revenue)
The Company records contract liabilities when cash payments are received in advance of performance obligations being performed for initial start-up fees and payments received in advance of credits utilized. The Company expects to recognize these contract liabilities in the following period when it transfers its services and, therefore, satisfies its performance obligation to the customers.
Revenue Recognition
On January 1, 2019, the Company adopted, using the full retrospective method, the provisions of FASB Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. ASC 606 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. The Company recognizes revenue upon transfer of control of promised services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those services. We report revenue net of sales and other taxes collected from customers to be remitted to government authorities.
For a standard contract, the Company works with a customer to provide access to an integrated platform that provides all the functions of its proprietary software, which utilizes proprietary technology to send text or email messages to the customer’s contacts based on a credit system. Through this software, the Company allows merchants to provide loyalty plans and rewards directly to consumers through an internet portal and mobile applications. The functions of the software themselves do not have individual value to the customer. Each customer is buying the right to access the platform to receive all the benefits of the platform. Therefore, the Company’s single performance obligation is to provide customers the ability to use its proprietary software application that provides marketing and customer engagement services to cannabis dispensaries throughout the United States.
Nature of Promises to Transfer - The services provided by the Company’s software are subscription based for its retail and brand customers as follows:
Retail customers - the Company provides its retail customer access to the software for an initial contract that is initially for a term of one year, with automatic annual renewals. Revenue is earned monthly, which consists of the contracted monthly fixed fee for a ceiling credit plus, if any, optional purchases for additional credits, plus one twelfth of the initial start-up fees which are recognized on a straight-line basis over the initial contract term of one.
Brand customers – a customer can purchase use of the Company’s software, which includes a certain amount of credits to be utilized over the course of six to twelve months. The Company recognizes revenue monthly based on the credits used each month which depicts the best transfer of control. This monthly revenue consists of the prepaid fee multiplied by the number of credits used in the month divided by the expected number of credits to be used over the term of the contract not to exceed the ceiling credits purchased.
Set up fees – the company recognizes revenue from a onetime set up fee which is charged to customers prior to going live. The amount is treated as deferred revenue and amortized over the life of the contract which is normally one year.
In no case does the Company act as an agent, i.e., the Company does not provide a service of arranging for another party to transfer goods or services to the customer.

SPRINGBIG, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2021 and 2020
Timing of Satisfaction - Control of services is transferred during a subscription period. Services provided by the Company are performed over time on a monthly basis for retail customers or over a designated prepaid contract term generally from six to twelve months from brand customers.
Allocating the Transaction Price - The transaction price of a subscription is the amount of consideration to which the Company expects to be entitled in exchange for transferring promised services to a customer. Transaction prices do not include amounts collected on behalf of third parties (e.g., sales taxes).
To determine the transaction price of a contract, the Company considers its customary business practices as well as the terms of the contract. For the purpose of determining transaction prices, the Company assumes that the services will be transferred to the customer as promised in accordance with existing contracts and that the contracts will not be cancelled, renewed, or modified.
The Company’s contracts with customers have fixed transaction prices that are denominated in U.S. and CAD dollars. Consideration paid for services that customers purchase from the Company is nonrefundable. Therefore, at the time revenue is recognized, the Company does not estimate expected refunds for services nor does the Company adjust revenue downward.
For both retail and brand contracts, there is only one performance obligation for the standard contract. As such, the transaction price is allocated entirely to that obligation.
Practical Expedients - The Company has adopted certain practical expedients with significant items disclosed herein. The Company has elected to apply the portfolio approach practical expedient to evaluate contracts with customers that share the same revenue recognition patterns as the result of evaluating them as a group will have substantially the same result as evaluating them individually.
Cost of Revenues
Cost of revenues principally consists of amounts payable to distributors of messages on behalf of customers across cellular networks and the cost of third-party data and integrations.
Selling, Servicing and Marketing Expenses
Selling, servicing and marketing expenses consist primarily of personnel and related costs, including salaries, benefits, bonuses, commissions and travel for our sales team, client success and marketing team. Other costs included in this expense are marketing and promotional events. Advertising costs are charged to marketing expense as incurred. Advertising expense totaled $96,000 and $22,000 for the years ended December 31, 2021 and 2020, respectively.
Technology and Software Development
Technology and software development expense consist primarily of personnel and related costs, including salaries, benefits, bonuses and cost of server usage by our developers.
General and Administrative Expenses
General and administrative expenses consist primarily of personnel and related costs for our executive, finance, legal, human resources, and administrative personnel, including salaries, benefits, bonuses, and stock-based compensation, legal, accounting, other professional service fees and other corporate expenses.
Stock-Based Compensation
ASC 718, Compensation - Stock Compensation, addresses accounting for share-based awards, including stock options, restricted stock, performance shares and warrant. Stock-based compensation for stock options to employees and non-employees is based upon the fair value of the award on the date of grant. We record forfeitures as they occur. The compensation cost is recognized over the requisite service period, which is generally the vesting period, and is included in general and administrative expenses in the consolidated statements of operations.

SPRINGBIG, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2021 and 2020
The Company estimates the fair value of stock options using the Black-Scholes valuation model. The expected life represents the term the options granted are expected to be outstanding. The expected volatility was determined using the historical volatility of similar publicly traded companies. The risk-free interest rate is based on the U.S. Treasury rate in effect at the time of grant.
Earnings Per Share
The Company computes net income per share in accordance with ASC 260, Earnings Per Share. Under the provisions of ASC 260, basic net income per share is computed by dividing the net income available to common shareholders by the weighted average common shares outstanding during the period. Diluted net income per share adjusts basic net income per share for the effects of stock options, warrants, convertible notes and restricted stock awards only in periods, or for such awards in which the effect is dilutive. ASC 260 also requires the Company to present basic and diluted earnings per share information separately for each class of equity instruments that participate in any income distribution with primary equity instruments.
Income Taxes
We record current income taxes based on our estimates of current taxable income and provide for deferred income taxes to reflect estimated future income tax payments and receipts. We are subject to federal income taxes as well as state taxes. In addition, we are subject to taxes in the foreign jurisdictions where we operate.
The Company records a deferred tax asset or liability based on the difference between financial statement and tax basis of assets and liabilities as measured by the anticipated tax rates which will be in effect when these differences reverse. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized. The Company adopted ASU 2015-17, Balance Sheet Classification of Deferred Taxes. The guidance requires that all deferred tax assets and liabilities, along with any related valuation allowance, be classified as noncurrent on the balance sheet. As a result, each jurisdiction will only have one net noncurrent deferred tax asset or liability.
The Company has evaluated its tax positions for any uncertainties based on the technical merits of the positions taken. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be upheld on examination by taxing authorities. The Company has analyzed the tax positions taken and has concluded that as of December 31, 2021 and 2020, there are no uncertain tax positions taken, or expected to be taken, that would require recognition of a liability or disclosure in the financial statements.
Leases
The Company expenses the total cost associated with real estate leases on a straight-line basis over the life of the lease commitment. The amount accrued relating to future contractual increases is immaterial.
Recent Accounting Pronouncements Not Yet Adopted
In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). FASB issued ASU 2016-02 to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Certain qualitative and quantitative disclosures are required, as well as a retrospective recognition and measurement of impacted leases. In June 2020, FASB issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Deferral of the Effective Dates for Certain Entities, which deferred the effective date of ASU 2016-02 to annual reporting periods beginning after December 15, 2021, with early adoption permitted. In July 2021, the FASB released Update No. 2021-05 Lessors—Certain Leases with Variable Lease Payments. The amendments in this Update affect lessors with lease contracts that (1) have variable lease payments that do not depend on a reference index or a rate and (2) would have resulted in the recognition of a selling loss at lease commencement if classified as sales-type or direct financing. The amendments in this Update amend Topic 842. The amendments are effective for fiscal years beginning after December 15, 2021, for all entities, and interim periods within those fiscal years for public business entities and interim periods within fiscal years beginning after December 15, 2022, for all other entities. Management is currently evaluating this standard and the impact of the new lease standard.

SPRINGBIG, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2021 and 2020
In June 2016, FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, to revise the criteria for the measurement, recognition, and reporting of credit losses on financial instruments to be recognized when expected. In November 2019, FASB issued ASU 2019-10, Financial Instruments—Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842), which deferred the effective date of ASU 2016-13 to annual reporting periods beginning after December 15, 2022, with early adoption permitted. Management is currently evaluating this standard.
In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which is simplify how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. The amendments in this Update modify the concept of impairment from the condition that exists when the carrying amount of goodwill exceeds its implied fair value to the condition that exists when the carrying amount of a reporting unit exceeds its fair value. An entity should apply the amendments in this Update on a prospective basis. A public business entity should adopt the amendments in this Update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019.
A public business entity that is not an SEC filer should adopt the amendments in this Update for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2020. All other entities, including not-for-profit entities, that are adopting the amendments in this Update should do so for their annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2021. Management is currently evaluating this standard.
In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) - Simplifying the Accounting for Income Taxes. The ASU enhances and simplifies various aspects of the income tax accounting guidance in ASC 740, including requirements related to the following: (1) hybrid tax regimes; (2) tax basis step-up in goodwill obtained in a transaction that is not a business combination; (3) separate financial statements of entities not subject to tax; (4) intra-period tax allocation exception to the incremental approach; (5) ownership changes in investments; (6) interim-period accounting for enacted changes in tax law; (7) year-to-date loss limitation in interim-period tax accounting. The amendments in ASU 2019-12 are effective for public business entities for fiscal years beginning after December 15, 2020, including interim periods therein. Early adoption of the standard is permitted, including adoption in interim or annual periods for which financial statements have not yet been issued. Management is currently evaluating this standard.
In January 2020, the FASB issued ASU 2020-01, Clarifying the Interactions between Topic 321, Topic 323, and Topic 815. The amendments in this Update clarify certain interactions between the guidance to account for certain equity securities. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Early adoption is permitted, including early adoption in an interim period, (1) for public business entities for periods for which financial statements have not yet been issued and (2) for all other entities for periods for which financial statements have not yet been made available for issuance. The amendments in this Update should be applied prospectively. Under a prospective transition, an entity should apply the amendments at the beginning of the interim period that includes the adoption date. Management does not anticipate this standard will have any impact on our consolidated financial statements.
In June 2020, the FASB issued ASU 2020-06 which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. ASU 2020-06 also amends certain guidance in ASC 260 on the computation of EPS for convertible instruments and contracts on an entity’s own equity. Under ASU 2020-06, entities must apply the if-converted method to all convertible instruments because the treasury stock method will no longer be available. For public business entities that are not smaller reporting companies, the amendments in this update are effective for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years. For all other entities, the guidance will be effective for the fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The guidance may be early adopted for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. Management is currently evaluating this standard.
In October 2021, the FASB issued ASU 2021-08 - Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. The amendments in this update require that an entity

SPRINGBIG, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2021 and 2020
(acquirer) recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Topic 606. At the acquisition date, an acquirer should account for the related revenue contracts in accordance with Topic 606 as if it had originated the contracts. For public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The amendments in this Update should be applied prospectively to business combinations occurring on or after the effective date of the amendments. Early adoption of the amendments is permitted, including adoption in an interim period. An entity that early adopts in an interim period should apply the amendments (1) retrospectively to all business combinations for which the acquisition date occurs on or after the beginning of the fiscal year that includes the interim period of early application and (2) prospectively to all business combinations that occur on or after the date of initial application. Management is currently evaluating this standard.
Reclassification
Certain reclassifications of the prior period amounts and presentation have been made to conform to the presentation for the current period, specifically presentation of current liabilities and operating expenses. There is no material impact on the presentation of the financial statements as presented.
NOTE 3 – ACCOUNTS RECEIVABLE
Accounts receivable, net consisted of the following as of:
	December 31,
	2021	2020
Accounts receivable	$2,533	$1,027
Unbilled receivables	809	264
	3,342	1,291
Less allowance for doubtful accounts	(297)	(150)
Accounts receivable, net	$3,045	$1,141
Bad debt expense was $216,000 and $297,000 for the twelve months ended December 31, 2021 and 2020, respectively.
NOTE 4 – PROPERTY AND EQUIPMENT
Property and equipment consist of the following as of December 31, 2021 and 2020:
	December 31,
	2021	2020
Computer equipment	$225	$83
Data warehouse	256	145
Software	196	—
	677	228
Less accumulated depreciation and amortization	(197)	(23)
Property and Equipment	$480	$205
The useful life of computer equipment, software and the data warehouse is 3 years.
Depreciation and amortization expense for the twelve months ended December 31, 2021 and 2020 was $173,000 and $19,000, respectively. The amounts are included in general and administrative expenses in the consolidated statements of operations.

SPRINGBIG, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2021 and 2020
NOTE 5 – REVENUE RECOGNITION
The following table represents our revenues disaggregated by type (in thousands):
	December 31
	2021	2020
Revenue
Brand revenue	$654	$241
Retail revenue	23,370	14,942
Total Revenue	$24,024	$15,183
Geographic Information
Revenue by geographical region consist of the following (in thousands):
	December 31
	2021	2020
Retail revenue
United States	$23,180	$14,942
Canada	190	—
Brand revenue
United States	654	241
	$24,024	$15,183
Revenues by geography are generally based on the country of the SpringBig contracting entity. Total United States revenue was approximately 99% and 100% of total revenue for the year ended December 31, 2021 and 2020 respectively.
During the year ended December 31, 2021 and 2020, approximately 99% and 100% of our long-lived assets were attributable to operations in the United States.
Contract Assets (Deferred Cost)
Contract assets consisted of the following as of:
	December 31
	2021	2020
Deferred sales commissions	$364	$266
Contract Liabilities (Deferred Revenue)
Contract liabilities consisted of the following as of:
	December 31
	2021	2020
Deferred revenue retail	$231	$468
Deferred set-up revenues	101	92
Deferred brands	118	—
Contract liabilities	$450	$560

SPRINGBIG, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2021 and 2020
The movement in the contract liabilities during each year comprised the following:
	December 31
	2021	2020
Contract liabilities at start of the year	$560	$323
Amounts invoiced during the year	13,512	8,970
Less revenue recognized during the year	(13,622)	(8,733)
Contract liabilities at end of the year	$450	$560
NOTE 6 – BUSINESS COMBINATION
In January 2021, the Company formed Medici Canada LLC, a wholly owned subsidiary of the Company, to acquire all of the issued and outstanding capital stock of Beaches Development Group LTD, an Ontario corporation, pursuant to a stock purchase agreement.
The fair value of the consideration paid in connection with this transaction was satisfied through the issuance of 180,972 shares of the Company’s common stock, par value $0.001 per share, valuing $135,000, and $155,000 in cash.
The purchase price allocation is as follows (in thousands):
December 31, 2021
Fair value of shares	$135
Less: Post combination cost - restricted stocks	(85)
Fair value of net shares	50
Cash consideration	132
Indemnity holdback	23
Fair value of purchase consideration	205
Cash	$9
Goodwill	—
Intangibles (Software)	196
Fair value of assets	$205
Of the 180,972 shares, 67,064 shares with value of approximately $50,000 were issued to the sellers. Two of the sellers signed employment contracts with Beaches Development Group LTD; the shares allocated to them as purchase consideration totaled 113,908 with value of $85,000 and are unvested at acquisition date, these will be vested over a two-year period, with 50% in year 1 and the remaining 50% in year 2. As a result, the shares are treated as post combination expense and are restricted. The Company incurred expense totaling $67,000 for twelve months ended December 31, 2021 related to these restricted stocks which is included in general and administrative expense on the statement of operations.
Approximately $23,000 of the cash price has been withheld as an indemnity holdback to offset any losses payable by the Company for a period of 12 months, any remaining indemnity shall be released to the seller’s representative thereafter. The indemnity holdback is included in other liabilities on the accompanying consolidated balance sheets.
Medici acquired cash totaling $9,000, no liabilities assumed. The purchase price was allocated to the cash assumed with the excess of $196,000 allocated to software intangible assets and is included under property and equipment in the Company’s balance sheet as of December 31, 2021. The Company adopted a cost to replace valuation approach in ascertaining the value of the software.
Software intangible assets are being amortized over a three-year period. The Company incurred amortization expense of approximately $60,000 for the twelve months ended December 31, 2021, which is included in general and administrative expenses in the consolidated statement of operations for the twelve months ended December 31, 2021. The aggregate amortization expense for the next two years is approximately $136,000.

SPRINGBIG, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2021 and 2020
We incurred costs related to the acquisition of approximately, $11,000 during the twelve months ended December 31, 2021. All acquisition related costs were expensed as incurred and have been recorded in general and administrative expenses in our consolidated statements of operations.
NOTE 7 – PAYCHECK PROTECTION PROGRAM LOAN
The Company received $781,000 from a Paycheck Protection Program (“PPP”) loan on May 1, 2020, through the Small Business Administration (“SBA”) that was made available under the CARES Act in response to the COVID-19 pandemic. On August 11, 2021 the Company received full forgiveness for the PPP loan. The income from forgiveness is included on the consolidated statements of operations for the year ended December 31, 2021.
NOTE 8 – STOCK BASED COMPENSATION
The Company’s 2017 Equity Incentive Plan (the “Plan”) authorizes the granting of common stock options and other rewards, at the discretion of the Company’s Board of Directors, to certain employees. Under the Plan, the exercise price of each option approximates the fair value of the option on the grant date, and an option’s maximum term is ten years. Options are granted at various dates and typically vest over four years. The Plan has an aggregate of 7,195,584 shares of common stock authorized for issuance thereunder, subject to adjustments as provided therein.
During the twelve months ended December 31, 2021 and 2020, compensation expense were recorded in connection with the Plan was $595,000 and $179,000, respectively and is included in administrative expense on the statements of operations.
The following table summarizes information on stock options outstanding as of December 31, 2021 and 2020:
	Options Outstanding		Options Vested and Exercisable
Fixed Options	Number of Options	Weighted Average Exercise Price (Per Share)	Number of Options	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price (Per Share)
Outstanding Balance, January 1, 2020	4,597,500	$0.19	2,970,724	8.48	$0.17
Options granted	1,575,000	$0.68
Options exercised	(33,436)	$0.37
Options forfeited	(56,668)	$0.33
Options cancelled	(41,353)	$0.39
Outstanding Balance, December 31, 2020	6,041,043	$0.31	3,838,429	7.62	$0.19

Options granted	1,173,500	$ 0.75
Options exercised	(159,477)	$0.24
Options forfeited	(237,528)	$0.66
Options cancelled	(15,101)	$0.54
Outstanding Balance, December 31, 2021	6,802,437	$0.38	4,628,311	6.79	$ 0.24
The intrinsic value of the options exercised during the twelve months ended December 31, 2021 and 2020 was $81,000 and $13,000, respectively.

SPRINGBIG, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2021 and 2020
The following table summarizes the aggregate intrinsic value as of December 31, 2021 and 2020:
	Options Outstanding		Options Vested and Exercisable
	(In thousands except share data)		(In thousands except share data)
Fixed Options	Number of Options	Aggregate Intrinsic Value	Number of Options	Aggregate Intrinsic Value
January 1, 2020	4,597,500	$1,162	2,970,724	$812
December 31, 2020	6,041,043	$2,649	3,838,429	$2,146
December 31, 2021	6,802,437	$24,761	4,628,311	$18,652
As of December 31, 2021 and 2020, there is approximately $394,000 and $462,000, respectively, of total unrecognized compensation expense related to unvested share-based compensation arrangements granted under the Plan. This remaining cost is to be recognized over the period through 2024.
During the years ended December 31, 2021 and 2020, the Company used the Black-Scholes option-pricing model to value option grants and to determine the related compensation expense. The assumptions used in calculating the fair value of stock-based payment awards represent management’s best estimations. The Company based its expected volatility based on the volatilities of certain publicly traded peer companies.
The Company has adopted ASU 2018-07 which allows a simplified approach to accounting for share-based payments for the years ended December 31, 2021 and 2020.
Management believes that the historical volatility of the Company’s stock price does not best represent the expected volatility of the stock price. The Company is privately held and therefore lacks company-specific historical and implied volatility information. The Company intends to continue to consistently use the same group of publicly traded peer companies to determine volatility in the future until such a time that sufficient information regarding the volatility of the Company’s share price becomes available or that the selected companies are no longer suitable for this purpose.
The risk-free interest rate used for each grant is equal to the U.S. Treasury yield curve in effect at the time of grant for instruments with a similar expected life. The expected term of options granted was determined based on the expected holding period at the time of the grant. GAAP also requires that the Company recognize compensation expense for only the portion of options that are expected to vest. Therefore, the Company has estimated expected forfeitures of stock options. In developing a forfeiture rate estimate, the Company considered its historical experience. If the actual number of forfeitures differs from those estimated by management, additional adjustments to compensation expense may be required in future periods.
The following table provides the weighted average assumptions used in determining the fair value of the stock-based awards for the twelve months ended December 31, 2021 and 2020:
	2021	2020
Risk-free rate	1.07%	0.79%
Expected life (years)	6.06	5.76
Expected volatility	52.72%	52.53%
Expected dividend yield	—%	—%
As part of the Beaches Development Group LTD transaction, two of the sellers signed employment contracts with Beaches Development Group LTD, the shares allocated to them as purchase consideration totaled 113,908 with value of $85,000 at $0.75 per share and are unvested at acquisition date, these will be vested over a two-year period, with 50% in year 1 and the remaining 50% in year 2, as a result, the shares are treated as postcombination expense and are restricted. Approximately $64,000 is included in compensation expense for the period with $21,000 remained unamortized at December 31, 2021.

SPRINGBIG, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2021 and 2020
NOTE 9 – COMMITMENTS AND CONTINGENCIES
Leases Agreements
The Company leases office facilities in Boca Raton, Florida, Seattle, Washington and Ontario, Canada under non-cancelable operating lease agreements. The leases require monthly payments ranging from $2,900 to $11,000 and expire on various dates through November 2024. In addition to minimum rent, the Company is required to pay a proportionate share of operating expenses under these leases.
Rent expense included in general and administrative expenses was approximately $629,000 and $389,000 for the year ended December 31, 2021 and 2020, respectively.
Future minimum payments under operating leases for each of the three succeeding years subsequent to December 31, 2021 are as follows (in thousands):
December 31	Amount
2022	$471
2023	363
2024	264
$1,098
Litigation
The Company is from time to time involved in litigation incidental to the conduct of its business. In accordance with applicable accounting guidance, the Company records a provision for a liability when it is both probable that a liability has been incurred and the amount can be reasonably estimated. In the opinion of management, after consulting legal counsel, the Company has meritorious defenses to all pending litigation and proceedings. There are no such provisions on December 31, 2021 and 2020, respectively.
NOTE 10 – STOCKHOLDERS’ EQUITY
Preferred Stock
Series B, A and Seed preferred stock do not have a dividend preference and any dividends declared shall be distributed among all holders of common stock and preferred stock in proportion to the number of shares of common stock that would be held if all shares of preferred stock were converted to common stock. Series B, A and Seed preferred stockholders (“Preferred Stockholders”) have the right to vote on certain corporate matters on an as converted basis with the holders of common stock as a single class. The Preferred Stockholders can convert all or any portion of such shares into an aggregate number of shares of common stock, as defined in the agreement and is automatically converted into common stock at the earlier of a $50.0 million initial public offering or vote of 63% of the outstanding shares of Preferred Stock (voting as a single class on as as-converted basis). The conversation rate of all preferred stock is at a one to one ratio to common stock. No dividends have been declared on the preferred stock as of December 31, 2021. Preferred stockholders have a preference in the event of liquidation in the following sequence, Series B then Series A and then Seed, with preferences being $11.5 million, $5.0 million and $2.4 million, respectively.
In August 2020, the Company entered into a Series B Preferred Stock Purchase Agreement (“Series B Agreement”) with various investors. The Series B Agreement provides for the sale and issuance of 4,584,202 shares of Series B preferred stock at a purchase price of $2.51 per share, for a total of $11.5 million.
Common Stock
During the year ended December 31, 2021, the Company issued 180,972 shares of its common stock at $0.75 per shares totaling $136,000, to satisfy the purchase of Beaches Development Group LTD. Two of the sellers signed employment contracts with Beaches Development Group LTD, the shares allocated to them as purchase consideration totaled 113,908 with value of $85,000 and are unvested at acquisition date, these will be vested over a two-year period, with 50% in year 1 and the remaining 50% in year 2, as a result, the shares are treated as postcombination

SPRINGBIG, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2021 and 2020
expense and are restricted. Approximately $21,000 remained unamortized at December 31, 2021. During the year ended December 31, 2020, the Company repurchased 1,446,986 shares of its common stock at a price of $2.59 per shares totaling $3.3 million, the shares were then cancelled. There are no treasury shares held as of December 31, 2021 and 2020, respectively.
Shares of Common Stock under Equity Incentive Plan
The Company has reserved an aggregate of 7,195,584 shares of common stock under its Equity Incentive Plan, pursuant to which, as of December 31, 2021, 7,065,350 stock options had been granted to employees, with 4,628,311 fully vested and outstanding, 192,913 stock options has been exercised to date, 2,174,126 stock options are subject to vesting. There were 130,234 stock options remaining for future issuance under the Equity Incentive Plan as of December 31, 2021. During the years ended December 31, 2021 and 2020, approximately 159,477 and 33,436 in stock options were exercised with total proceed of approximately $38,000 and $12,000, respectively.
NOTE 11 - NET LOSS PER SHARE
As of December 31, 2021 and 2020, there were 13,541,324 and 13,200,875 shares of common stock issued and outstanding, respectively.
Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including outstanding stock options and common stock issuable pursuant to Series B, A and Seed preferred stock possible conversion. Basic and diluted net loss per share was the same for each period presented, given that there are losses during the period, the inclusion of all potential common shares outstanding would have been anti-dilutive.
The following table reconciles actual basic and diluted earnings per share for the year ended December 31, 2021 and 2020.

	December 31
	2021	2020
Loss per share:
Numerator:
Net loss	$(5,750)	$(1,598)

Denominator
Weighted-average common shares outstanding - basic and diluted	13,385,267	14,047,342
	________	________
Basic and diluted loss per common share	$(0.43)	$(0.11)
The anti-dilutive securities excluded from the weighted-average shares used to calculate the diluted net loss per common share were as follows:
	December 31
	2021	2020
Shares subject to Series A Preferred Stock Conversion	5,088,944	5,088,944
Shares subject to Series B Preferred Stock Conversion	4,584,202	4,584,202
Shares subject to Seed Preferred Stock Conversion	6,911,715	6,911,715
Shares vested and subject to exercise of stock options	4,628,311	3,838,429
Shares unvested and subject to exercise of stock options	2,174,126	2,202,614

SPRINGBIG, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2021 and 2020
NOTE 12 – BENEFIT PLAN
The Company maintains a safe harbor 401(k) retirement plan for the benefit of its employees. The plan allows participants to make contributions subject to certain limitations. Company matching contributions were $239,000 and $154,000 for the twelve months ended December 31, 2021 and 2020, respectively.
NOTE 13 – INCOME TAXES
The provision (benefit) for income taxes consist of the following, (in thousands):
	December 31
	2021	2020
Provision (benefit) for income taxes
Current
Federal	$—	$—
State	1	—
International	1	—
	$2	$—
U.S. and foreign components of loss from operations before income taxes were as follows (in thousands):
	December 31
	2021	2020
Loss from operations
U.S.	(4,980)	(1,598)
Foreign	(768)	—
	$(5,748)	$(1,598)
The Company’s actual provision (benefit) for income taxes from operations differ from the federal expected income tax provision as follows (in thousands):
	December 31, 2021		December 31, 2020
	Amount	Rate	Amount	Rate
U.S. federal income tax provision (benefit) at statutory rate	$(1,207)	21%	$(336)	21%
Increase (decrease) in taxes resulting from:
State income tax expense	1	—	—	—
Foreign income and losses taxed at different rates	(51)	1%	—	—
Change in valuation allowance	1,620	(28)%	401	(25)%
Paycheck protection program forgiveness	(165)	3%	—	—
Non-deductible or non-taxable items	(194)	3%	(65)	4%
Effect of income tax rate changes on deferred items	(2)	—	—	—
Provision (benefit) for income taxes	$2	—	$—	—
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. In assessing the realizability of deferred tax assets, Management evaluates whether it is more likely than not that some portion or all the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on Management’s evaluation, the net deferred tax asset was offset by a full valuation allowance as of December 31, 2021 and 2020, respectively. The deferred tax asset valuation allowance will be reversed if and when the Company generates sufficient taxable income in the future to utilize the tax benefits of the related deferred tax assets.

SPRINGBIG, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2021 and 2020
The tax effects of temporary difference that give rise to a significant portion of deferred tax assets and tax liabilities for the year ended December 31, 2021 and 2020 are as follows (in thousands):

	December 31
	2021	2020
Deferred tax assets:
Accrued expenses and other liabilities	76	42
Property and equipment, net	—	112
Net operating loss	3,402	1,464
Stock-based compensation	132	147
Total gross deferred tax assets	3,610	1,765
Less: valuation allowance	(3,385)	(1,765)
Total deferred tax assets	225	—
Deferred tax liabilities:
Prepaid expenses and other assets	(191)	—
Property and equipment, net	(34)	—
Total deferred tax liabilities	(225)	—
Net deferred income tax asset (liability)	—	—
The Company has incurred significant losses in recent periods. As a result, we maintained valuation allowances against our domestic and foreign deferred tax assets as of December 31, 2021 and 2020, to reduce their carrying values to amounts that are realizable either through future reversals of existing taxable temporary differences or through taxable income in carryback years for the applicable jurisdictions.
At December 31, 2021, the Company has federal net operating loss available to carryforward of approximately $12.1 million which will be carried forward indefinitely.
The Company has state net and foreign operating loss available to carryforward of approximately $13.5 million and $930,000, respectively, which begin expiring in 2030 and 2037, respectively, as of December 31, 2021.
The Company has evaluated its tax positions for any uncertainties based on the technical merits of the positions taken. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be upheld on examination by taxing authorities. The Company has analyzed the tax positions taken and has concluded that as of December 31, 2021 and 2020, there are no uncertain tax positions taken, or expected to be taken, that would require recognition of a liability or disclosure in the financial statements.
The Company accrues interest and penalties arising on the underpayment of taxes if the full benefit of a tax position is not recognized in the financial statements. In accordance with ASC 740, Accounting for Income Taxes, interest and penalties are recorded as income tax expense. There have been no penalties or interest paid or incurred during the twelve months ended December 31, 2021 and 2020, respectively.
Management is required to analyze all open tax years, as defined by the statute of limitations, for all major jurisdictions, including federal and certain state taxing authorities. As of and for the twelve months ended December 31, 2021 and 2020, the Company did not have a liability for any unrecognized taxes. The Company has no examinations in progress and is not aware of any tax positions for which it is reasonably possible that the total amounts of unrecognized tax liabilities will significantly change in the next twelve months. The Company’s 2018 through 2020 tax years are open for examination for federal and state taxing authorities.

SPRINGBIG, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2021 and 2020
NOTE 14 – RELATED PARTY TRANSACTIONS
The Company incurred software development and information technology related costs to a vendor related to a major stockholder of approximately $408,000 and $512,000 for the twelve months ended December 31, 2021 and 2020, respectively.
Amounts due to this related party were $5,000 and $56,000 as of December 31, 2021 and 2020, respectively.
There was an amount due from a major stockholder of $77,000 at December 31, 2020, relating to reimbursement of non-business expenses, there was no such amount at December 31, 2021.
NOTE 15 – SUBSEQUENT EVENTS
Management has considered subsequent events through March 17, 2022, the date this report was available to be issued.
On February 25, 2022 the Company entered into Convertible Notes with two existing shareholders (“the Note Holders”) in aggregate for a principal sum of $7.0 million. On the closing of the proposed business combination of the Company and TCAC as contemplated in the definitive agreement executed on November 8, 2021, the outstanding principal balance of the Convertible Notes become due and payable and will be satisfied by the issuance to the Note Holders of common shares of the surviving company issuable under an agreement entered into between each of the Note holders and TCAC on November 8, 2021. In the event the proposed business combination does not close by September 30, 2022 the outstanding principal will be converted into Series B Preferred Stock of the Company.

TUATARA CAPITAL ACQUISITION CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
	March 31, 2022	December 31, 2021
	(unaudited)
ASSETS
Current assets
Cash	$416,588	$621,472
Prepaid expenses	249,694	259,939
Total Current Assets	666,282	881,411

Deferred offering costs	—	—
Investments held in Trust Account	200,038,604	200,035,810
TOTAL ASSETS	$200,704,886	$200,917,221

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$2,252,110	$1,555,405
Accrued offering costs	108,000	108,000
Total Current Liabilities	2,360,110	1,663,405

Warrant Liabilities	5,278,400	9,440,000
Deferred underwriting fee payable	7,000,000	7,000,000
Total Liabilities	14,638,510	18,103,405

Commitments and Contingencies

Class A ordinary shares subject to possible redemption 20,000,000 shares at $10.00 per share at March 31, 2022 and December 31, 2021	200,000,000	200,000,000

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding at March 31, 2022 and December 31, 2021	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized, -0- shares issued and outstanding at March 31, 2022 and December 31, 2021 (excluding 20,000,000 Class A ordinary shares subject to possible redemption)	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,000,000 shares issued and outstanding at March 31, 2022 and December 31, 2021	500	500
Additional paid-in capital	—	—
Accumulated deficit	(13,934,124)	(17,186,684)
Total Shareholder’s Deficit	(13,933,624)	(17,186,184)
TOTAL LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT	$200,704,886	$200,917,221
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

TUATARA CAPITAL ACQUISITION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	For the Three Months Ended March 31,
	2022	2021
Operating and formation costs	$911,834	$95,578
Loss from operations	(911,834)	(95,578)

Other income (expense):
Change in fair value of warrant liabilities	4,161,600	1,280,000
Transaction costs allocated to warrant liabilities	—	(853,386)
Compensation expense	—	(2,400,000)
Interest earned on investments securities held in Trust Account	2,794	5,788
Other income (expense), net	4,164,394	(1,967,598)

Net income (loss)	$3,252,560	$(2,063,176)

Basic weighted average shares outstanding, Class A ordinary shares	20,000,000	9,333,333

Basic net income (loss) per share, Class A ordinary shares	$0.13	$(0.15)

Basic weighted average shares outstanding, Class B ordinary shares	5,000,000	4,666,667

Basic net income (loss) per share, Class B ordinary shares	$0.13	$(0.15)
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

TUATARA CAPITAL ACQUISITION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
(UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2022
	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance – December 31, 2021	5,000,000	$500	$—	$(17,186,684)	$(17,186,184)

Net income	—	—	—	3,252,560	3,252,560

Balance – March 31, 2022	5,000,000	$500	$—	$(13,934,124)	$(13,933,624)
FOR THE THREE MONTHS ENDED MARCH 31, 2021
	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance – December 31, 2020	5,031,250	$503	$24,497	$(5,064)	$19,936

Forfeiture of Founder Shares	(31,250)	(3)	—	3	—

Accretion for Class A ordinary shares to redemption amount	—	—	(24,497)	(24,888,973)	(24,913,470)

Net loss	—	—	—	(2,063,176)	(2,063,176)

Balance – March 31, 2021	5,000,000	$500	$—	$(26,957,210)	$(26,956,710)
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

TUATARA CAPITAL ACQUISITION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	For the Three Months Ended March 31,
	2022	2021
Cash Flows from Operating Activities:
Net income (loss)	$3,252,560	$(2,063,176)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on investments securities held in Trust Account	(2,794)	(5,788)
Change in fair value of warrant liabilities	(4,161,600)	(1,280,000)
Transaction costs allocated to warrants	—	853,386
Compensation expense	—	2,400,000
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	10,245	(495,423)
Accounts payable and accrued expenses	696,705	43,964
Net cash used in operating activities	(204,884)	(547,037)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(200,000,000)
Net cash used in investing activities	—	(200,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	196,000,000
Proceeds from sale of Private Placements Warrants	—	6,000,000
Proceeds from promissory note – related party	—	—
Repayment of promissory note – related party	—	(250,000)
Payment of offering costs	—	(574,672)
Net cash provided by financing activities	—	201,175,328

Net Change in Cash	(204,884)	628,291
Cash – Beginning of period	621,472	185,752
Cash – End of period	$416,588	$814,043

Non-Cash investing and financing activities:
Offering costs included in accrued offering costs	$108,000	$108,000
Deferred underwriting fee payable	$—	$7,000,000
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

TUATARA CAPITAL ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Tuatara Capital Acquisition Corporation (the “Company”) was incorporated in the Cayman Islands on January 24, 2020. The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
While the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus its search for businesses in the cannabis industry that are compliant with all applicable laws and regulations within the jurisdictions in which they are located or operate. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of March 31, 2022, the Company had not commenced any operations. All activity through March 31, 2022 relates to the Company’s formation, initial public offering (the “Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on February 11, 2021. On February 17, 2021, the Company consummated the Initial Public Offering of 20,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), which includes the partial exercise by the underwriter of its over-allotment option in the amount of 2,500,000 Units, at $10.00 per Unit, generating gross proceeds of $200,000,000 which is described in Note 3.
On November 8, 2021, we entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among us, HighJump Merger Sub, Inc., a Delaware corporation (“Merger Sub”) wholly owned by the Company, and SpringBig. The Merger Agreement and the transactions contemplated thereby were approved by the boards of directors of each of TCAC and SpringBig.
SpringBig is a market-leading software platform providing customer loyalty and marketing automation solutions to retailers and brands.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to TCAC Sponsor, LLC (the “Sponsor”), generating gross proceeds of $6,000,000, which is described in Note 4.
Transaction costs amounted to $11,766,856, consisting of $4,000,000 in cash underwriting fees, $7,000,000 of deferred underwriting fees and $766,856 of other offering costs.
Following the closing of the Initial Public Offering on February 17, 2021, an amount of $200,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), located in the United States and will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The rules of the stock exchange that the Company will list its securities on will require that the Company’s initial Business Combination must be with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the

TUATARA CAPITAL ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.
The Company will provide the holders of its issued and outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to its tax obligations), calculated as of two business days prior to the completion of the Business Combination. The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required applicable by law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor, officers and directors (the “initial shareholders”) have agreed to vote any Founder Shares (as defined in Note 5) and Public Shares held by them in favor of approving a Business Combination. Additionally, each public shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association will provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.
The initial shareholders have agreed to waive: (i) their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the completion of the Company’s initial Business Combination (and not seek to sell its shares to the Company in any tender offer the Company undertakes in connection with its initial Business Combination) and (ii) their redemption rights with respect to their Founder Shares and any Public Shares held by them in connection with a shareholder vote to approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete its initial Business Combination within 24 months from the closing of the Initial Public Offering or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity.
The Company will have until February 17, 2023 to complete a Business Combination (the “Combination Period”). If the Company has not completed a Business Combination within the Combination Period, the Company

TUATARA CAPITAL ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The initial shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per-share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s the independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Going Concern
As of March 31, 2022, the Company had $416,588 in its operating bank account and a working capital deficit of $1,693,828. In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined below) (see Note 5). As of March 31, 2022 and December 31, 2021, there were no amounts outstanding under any Working Capital Loans.
The Company intends to complete a Business Combination by February 17, 2023. However, in the absence of a completed Business Combination, the Company may require additional capital. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a Business Combination. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

TUATARA CAPITAL ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until February 17, 2023, to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management intends to complete the Business Combination prior to the termination date. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 17, 2023.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Security and Exchange Commission (“SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K as filed with the SEC on March 9, 2022. The interim results for the three months ended March 31, 2022 are not necessarily indicative of the results to be expected for the year ending December 31, 2022 or for any future periods.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

TUATARA CAPITAL ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
Use of Estimates
The preparation of the unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these unaudited condensed consolidated financial statements is the determination of the fair value of the warrant liability. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2022 and December 31, 2021.
Offering Costs
Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the condensed consolidated balance sheet date that are directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Class A ordinary shares issued were initially charged to temporary equity and then accreted to ordinary shares subject to redemption upon the completion of the Initial Public Offering. Offering costs amounted to $11,766,856, of which $10,913,470 were charged to temporary equity upon the completion of the Initial Public Offering and $853,386 were expensed to the condensed consolidated statement of operations.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” Shares of Class A ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, ordinary shares is classified as shareholders’ equity. The Company’s Class A ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2022 and December 31, 2021 there were 20,000,000, Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity (deficit) section of the Company’s condensed consolidated balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A ordinary shares resulted in charges against additional paid-in capital and accumulated deficit.

TUATARA CAPITAL ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
At March 31, 2022 and December 31, 2021, the Class A ordinary shares reflected in the condensed consolidated balance sheets are reconciled in the following table:
Gross proceeds	$200,000,000
Less:
Proceeds allocated to Public Warrants	(14,000,000)
Class A ordinary shares issuance costs	(10,913,470)
Plus:
Accretion of carrying value to redemption value	24,913,470
Class A ordinary shares subject to possible redemption	$200,000,000
Warrant Liabilities
The Company accounts for the Warrants in accordance with the guidance contained in ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The Private Warrants and Public Warrants for periods where no observable traded price was available are valued using a Monte Carlo simulation model, specifically a binomial lattice. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date for both Public Warrants and Private Placement Warrants.
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of March 31, 2022 and December 31, 2021, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.
Net Income (Loss) per Ordinary Share
The Company complies with accounting and disclosure requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 260, “Earnings Per Share”. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. We have two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. This presentation assumes a business combination as the most likely outcome. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.
The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 16,000,000 Class A ordinary shares in the aggregate. As of March 31, 2022 and 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net loss per ordinary share and basic net loss per ordinary share for the periods presented are not the same and are separately stated.

TUATARA CAPITAL ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):
	For the Three Months Ended March 31,
	2022		2021
	Class A	Class B	Class A	Class B
Basic net income (loss) per ordinary share
Numerator:
Allocation of net income (loss), as adjusted	$2,602,048	$650,512	$(1,375,451)	$(687,725)
Denominator:
Basic weighted average shares outstanding	20,000,000	5,000,000	9,333,333	4,666,667
Basic net income (loss) per ordinary share	$0.13	$0.13	$(0.15)	$(0.15)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature, except for the warrant liability (see Note 9).
Recently Accounting Standards
In August 2020, the FASB issued Accounting Standards Update No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. We are currently assessing the impact, if any, that ASU 2020-06 would have on our financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.
NOTE 3. PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 20,000,000 Units, which includes a partial exercise by the underwriters of their overallotment option in the amount of 2,500,000 Units, at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8).
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $6,000,000, in a private placement. Each Private Placement Warrant is exercisable to purchase one Class A ordinary

TUATARA CAPITAL ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
share at a price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless. Due to the excess of the fair value of the Private Placement warrants in excess of the purchase price, the Company recorded an expense of $2,400,000 for the three months ended March 31, 2022.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On February 10, 2020, the Company issued 5,750,000 Class B ordinary shares to the Sponsor for an aggregate purchase price of $25,000 (the “Founder Shares”). On January 26, 2021, the Sponsor returned 1,437,500 Founder Shares to the Company, which were canceled, resulting in an aggregate of 4,312,500 Founder Shares outstanding. On February 3, 2021, the Sponsor transferred 50,000 Founder Shares to Mr. Taney, 40,000 Founder Shares to Mr. Bornstein and 40,000 Founder Shares to Mr. Kekedjian for the same per share purchase price paid by the Sponsor. On February 11, 2021, the Company effected a share capitalization pursuant to which an additional 718,750 Founder Shares were issued, resulting in an aggregate of 5,031,250 Founder Shares outstanding. On August 27, 2021 the Sponsor transferred 40,000 Founders Shares to Mr. Finkelman. The Founder Shares included an aggregate of up to 656,250 shares that were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the number of Founder Shares would equal 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriters’ election to partially exercise their over-allotment option and the expiration of the remaining over-allotment option, a total of 625,000 shares is no longer subject to forfeiture and 31,250 shares were forfeited, resulting in an aggregate of 5,000,000 Founder Shares issued and outstanding as of March 31, 2022 and December 31, 2021.
The Founder Shares will automatically convert into Class A ordinary shares on the first business day following the completion of a Business Combination on a one-for-one basis, subject to adjustments as described in Note 7.
The initial shareholders have agreed, subject to limited exceptions, not to transfer, assign or sell any Founder Shares they hold until the earlier to occur of (i) one year after the completion of the Company’s Business Combination and (ii) subsequent to a Business Combination, (x) if the last reported sale price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s Business Combination or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s public shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Administrative Services Agreement
The Company entered into an agreement, commencing on February 11, 2021, pursuant to which it will pay the Sponsor up to $10,000 per month for office space, administrative and support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the three months ended March 31, 2022 and 2021, the Company incurred $30,000 and $20,000 in fees for these services, of which such amount is included in accounts payable and accrued expenses in the accompanying condensed consolidated balance sheets as of March 31, 2022 and December 31, 2021.
Promissory Note — Related Party
On February 10, 2020, the Company issued the Promissory Note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $250,000, which was amended in January 2021. The Promissory Note is non-interest bearing and payable on the earlier of (i) June 30, 2021 or (ii) the completion of the Initial Public Offering. The Promissory Note balance of $250,000 was repaid on February 17, 2021.

TUATARA CAPITAL ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post- Business Combination entity at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of March 31, 2022 and December 31, 2021, there were no amounts outstanding under the Working Capital Loans.
NOTE 6. COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration Rights
Pursuant to a registration rights agreement entered into on February 11, 2021, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering requiring the Company to register such securities for resale. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 2,625,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. As a result of the underwriters’ election to partially exercise the over-allotment option, the underwriters’ purchased an additional 2,500,000 Units and forfeited their option to purchase an additional 125,000 Units.
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $7,000,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
On May 13, 2021, the Company received notification from J.P. Morgan Securities (“J.P. Morgan”), one the underwriters who participated in the Company’s Initial Public Offering, pursuant to which J.P. Morgan waived its right to the portion of the deferred underwriting fee owed to them in the amount of $4,200,000. Aside from general

TUATARA CAPITAL ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
dialogue between representatives of Tuatara and J.P. Morgan (and other investment banking professionals) about sourcing targets and broader SPAC market conditions in the ordinary course, J.P. Morgan did not participate in any respect in the Company’s Business Combination process, and the Company has no contractual arrangement with J.P. Morgan in that regard.
Merger Agreement
On November 8, 2021, Tuatara Capital Acquisition Corporation (“TCAC”) entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among TCAC, HighJump Merger Sub, Inc., a Delaware corporation (“Merger Sub”) wholly owned by the Company, and SpringBig, Inc., a Delaware corporation (“SpringBig”). The Merger Agreement was subsequently amended and restated on April 14, 2022 and further amended on May 4, 2022. See Note 10 “Subsequent Events” for further details.
The Merger Agreement provides for, among other things, the following transactions on or prior to the closing date: (i) TCAC will become a Delaware corporation (the “Domestication”) and, in connection with the Domestication, (A) TCAC’s name will be changed as mutually agreed to between the parties, (B) each then-issued and outstanding TCAC Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of common stock of TCAC (the “New SpringBig Common Stock”), (C) each then-issued and outstanding TCAC Class B Ordinary Share will convert automatically, on a one-for-one basis, into one share of New SpringBig Common Stock, and (D) each then-issued and outstanding common warrant of TCAC will convert automatically, on a one-for-one basis, into a warrant to purchase one share of New SpringBig Common Stock; and (ii) following the Domestication, Merger Sub will merge with and into SpringBig, with SpringBig as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly-owned subsidiary of TCAC (the “Merger”).
The Business Combination is expected to close in mid-2022, following the receipt of the required approval by TCAC’s shareholders, required regulatory approvals and the fulfillment of other customary closing conditions.
In accordance with the terms and subject to the conditions of the Merger Agreement, based on an implied equity value of $215 million, (i) each share of SpringBig common stock (other than dissenting shares) will be canceled and converted into the right to receive the applicable portion of the merger consideration comprised of New SpringBig Common Stock, as determined in the Merger Agreement (the “Share Conversion Ratio”), and (ii) vested and unvested options of SpringBig outstanding and unexercised immediately prior to the effective time of the Merger will convert into comparable options that are exercisable for shares of New SpringBig Common Stock, with a value determined in accordance with the Share Conversion Ratio.
As part of the aggregate consideration payable to the SpringBig’s securityholders pursuant to the Merger Agreement, holders of SpringBig’s common stock (including those holders of converted preferred stock of SpringBig) and holders of options of SpringBig’s common stock will also have the right to receive their pro rata portion of up to an aggregate of 10,500,000 shares of New SpringBig Common Stock (“Contingent Shares”) if any of the following stock price conditions are met: (i) 7,000,000 Contingent Shares if the closing price of New SpringBig Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and by the third anniversary of the closing date; (ii) 2,250,000 Contingent Shares if the closing price of New SpringBig Common Stock equals or exceeds $15.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and by the third anniversary of the closing date; and (iii) 1,250,000 Contingent Shares if the closing price of the New SpringBig Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and by the third anniversary of the closing date.
PIPE Financing (Private Placement)
In connection with the signing of the Merger Agreement, TCAC entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”). Pursuant to the Subscription Agreements,

TUATARA CAPITAL ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
the PIPE Investors agreed to subscribe for and purchase, and TCAC agreed to issue and sell to such investors, on the closing date, an aggregate of 1,310,000 shares of New SpringBig Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $13,100,000 (the “PIPE Financing”).
Advisory Service Agreement
On August 12, 2021 TCAC entered into an agreement (the “Agreement”) with Cantor Fitzgerald & Co. (“CF&CO) to act as a capital markets advisor in connection with the proposed business combination (the “Business Combination”) with SpringBig, Inc. CF&CO acknowledges that the Company may engage additional advisors in the same capacity (together with CF&CO, the “Capital Markets Advisors”), provided that CF&CO will be the “lead” capital markets advisor and CF&CO shall not be responsible for the actions or inactions of any other capital markets advisor. In consideration of our services pursuant to this Agreement, the Company agrees to pay CF&CO a fee of $5,000,000 (the “Advisory Fee”) upon the consummation of the Business Combination (“Closing”). $2,000,000 of the Advisory Fee shall be payable in cash, and the remainder of the Advisory Fee (“Redemption Dependent Portion”) payable in cash and common stock of the Company (“Common Stock”), with the portions of each to depend on the final amount of redemptions from the Company’s trust account established for the benefit of the Company’s public stockholders (the “Trust Account”) in connection with the Business Combination.
Subsequently to the Agreement, on February 1, 2022, TCAC entered into a second agreement (“Second Agreement”) with Cantor Fitzgerald & Co. (“CF&CO) to receive one or more financing(s) through the private placement, offering or other sale of equity instruments in any form, including, without limitation, (i) equity instruments in any form, including, without limitation, preferred or common equity, or instruments convertible into preferred or common equity or other related forms of interests or capital of the Company in one or a series of transactions (an “Equity Financing”) and (ii) debt in any form, including, but not limited to, bank debt, high yield debt or mezzanine debt, notes, bonds, debentures or other debt securities, of the Company in one transaction or a series of transactions (a “Debt Financing” and any Equity Financing or Debt Financing, (a “Financing”), in the cases of (i) and (ii), in connection with the business combination contemplated by the Agreement and Plan of Merger between the Company and SpringBig, Inc., dated as of November 8, 2021 (the “Business Combination,” and such agreement, the “Merger Agreement”). The Company hereby engages CF&CO to act as the Company’s financial advisor, placement agent and arranger in connection with any Financing for the Business Combination. In consideration of our services pursuant to this Second Agreement, the Company agrees to pay CF&CO the following compensation:
(a)
Upon the closing of any Financing (which is contemplated to fund and close concurrently with the closing of the Business Combination), the Company shall pay to CF&CO a non-refundable cash fee equal to 4% of the aggregate maximum gross proceeds received or receivable in connection with such Financing, including, without limitation, aggregate amounts committed by investors to purchase securities, whether or not all securities are issued on the closing date of the Equity Financing.

(b)	In no event shall the aggregate amount of the fees payable to CF&CO pursuant to this section 3 be less than $1,500,000.
(c)	The fees payable pursuant to this section 3 shall be in addition to any other fees that the Company may be required to pay directly to any prospective investor to secure its financing commitment.
(d)
For the avoidance of doubt, if the structure of a Financing contemplates multiple issuances, financing availability that is contingent upon the occurrence of some future event or any other delayed consideration structure, such Financing shall be considered a single Financing, and not multiple Financings, and all fees payable pursuant to this section 3 for such Financing shall be payable in full on the closing date of such Financing.

(e)
All fees payable hereunder will be payable in U.S. dollars in immediately available funds to CF&CO for its own account, or as directed by it, free and clear of and without deduction for any and all present or future applicable taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (with appropriate gross-up for withholding taxes) and will not be subject to reduction by way of setoff or counterclaim. Once paid, no fee will be refundable under any circumstances.

TUATARA CAPITAL ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
NOTE 7. SHAREHOLDERS’ DEFICIT
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2022 and December 31, 2021, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At March 31, 2022 and December 31, 2021, there were no Class A ordinary shares issued and outstanding, excluding 20,000,000 Class A ordinary shares subject to possible redemption which are presented as temporary equity.
Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law; provided that only holders of Class B ordinary shares have the right to vote on the appointment of directors prior to the Company’s initial Business Combination and holders of a majority of the Company’s Class B ordinary shares may remove a member of the board of directors for any reason.
The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the completion of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities convertible or exercisable for Class A ordinary shares, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Class B ordinary shares will convert into Class A ordinary shares will be adjusted (subject to waiver by holders of a majority of the Class B ordinary shares then in issue) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the ordinary shares issued and outstanding upon completion of the Initial Public Offering plus the number of Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination (net of redemptions), excluding any Class A ordinary shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor, an affiliate of the Sponsor or any of the Company’s officers or directors.
Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. At March 31, 2022 and December 31, 2021, there were 5,000,000 Class B ordinary shares issued and outstanding.
NOTE 8. WARRANT LIABILITIES
At March 31, 2022 and December 31, 2021 there were 10,000,000 Public Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the Company’s Business Combination, the Company will use its reasonable efforts to file with the SEC and have an effective registration statement covering the issuance, under the Securities Act, of the Class A ordinary shares

TUATARA CAPITAL ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
issuable upon exercise of the warrants, and the Company will use its reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A ordinary shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “ fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.361 Class A shares per warrant. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00—Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:
•	in whole but not in part;
•	to each warrant holder; and
•
if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30 trading day period ending three business days before sending the notice of redemption to warrant holders (the “ Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities—Warrants—Public Shareholders’ Redeemable Warrants—Anti-dilution Adjustments”).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, the Company will not redeem the warrants unless an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.
Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $10.00—Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):
•	in whole but not in part;
•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “ fair market value” of the Class A ordinary shares;

•
if, and only if, the Reference Value (as defined in the above adjacent to “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities—Warrants—Public Shareholders’ Redeemable Warrants—Anti-dilution Adjustments”); and

TUATARA CAPITAL ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
•
if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities—Warrants—Public Shareholders’ Redeemable Warrants—Anti-dilution Adjustments”) the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”) and (y) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described above adjacent to “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.
At March 31, 2022 and December 31, 2021, there were 6,000,000 Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that (x) the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (y) the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable (except as described above) so long as they are held by the initial purchasers or their permitted transferees and (z) the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will be entitled to registration rights. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 9. FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

TUATARA CAPITAL ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
At March 31, 2022 and December 31, 2021, assets held in the Trust Account were comprised $200,038,604 and $200,035,810, respectively, in money market funds which are invested primarily in U.S. Treasury securities. During the three months ended March 31, 2022 and March 31, 2021, the Company did not withdraw any interest income from the Trust Account.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2022 and December 31, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	March 31, 2022	December 31, 2021
Assets:
Investments held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$200,038,604	$200,035,810

Liabilities:
Warrant Liability – Public Warrants	1	$3,299,000	$5,900,000
Warrant Liability – Private Placement Warrants	2	$1,979,400	$3,540,000
The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the accompanying condensed consolidated balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed consolidated statement of operations.
The Private Placement Warrants were initially valued using a Monte Carlo simulation model, which is considered to be a Level 3 fair value measurement. The Monte Carlo simulation model’s primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the ordinary shares. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own Public Warrant pricing. A Monte Carlo simulation methodology was used in estimating the fair value of the Public Warrants for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the Private Placement Warrants. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price has been used as the fair value as of each relevant date for both the Public Warrants and Private Placement Warrants.
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement for the period from February 17, 2021 (initial measurement) through December 31, 2021 was $11,500,000. The estimated fair value of the Private Placement Warrants transferred from a Level 3 measurement to a Level 2 fair value measurement for the period from February 17, 2021 (initial measurement) through December 31, 2021 was $6,900,000. There were no transfers made during the three months ended March 31, 2022 and March 31, 2021.

TUATARA CAPITAL ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
The following table presents the changes in the fair value of warrant liabilities:
	Private Placement	Public	Warrant Liabilities
Fair value as of January 1, 2021	$—	$—	$—
Initial measurement on February 17, 2021	8,400,000	14,000,000	22,400,000
Change in fair value	(480,000)	(800,000)	(1,280,000)
Fair value as of March 31, 2021	$7,920,000	$13,200,000	$21,120,000
There were no transfers between Levels 1, 2 or 3 during the three months ended March 31, 2021.
NOTE 10. SUBSEQUENT EVENTS
On April 14, 2022, the Company entered into an agreement to amend and restate agreement and plan of merger, (the “Amended and Restated Merger Agreement”). Under the terms of the Amended and Restated Merger Agreement, the aggregate number of Contingent Shares to which holders of SpringBig’s common stock (including those holders of converted preferred stock of SpringBig) and holders of options of SpringBig’s common stock will have the right to receive their pro rata portion of increased from up to an aggregate of 9,000,000 to 10,500,000 Contingent shares, and if any of the following stock price conditions are met: (i) 7,000,000 Contingent Shares if the closing price of New SpringBig Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and by the third anniversary of the closing date; (ii) 2,250,000 Contingent Shares if the closing price of New SpringBig Common Stock equals or exceeds $15.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and by the third anniversary of the closing date; and (iii) 1,250,000 Contingent Shares if the closing price of the New SpringBig Common Stock equals or exceeds $18.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and by the third anniversary of the closing date. The Amended and Restated Merger Agreement also lowered the enterprise value of SpringBig from $300 million to $275 million and increased the earnout period from thirty-six (36) months to sixty (60) months for each of the Contingent Shares and the Sponsor earnout shares.
On April 14, 2022, the Company entered into an agreement to amened the Sponsor Letter Agreement, Section 3, whereas following the Domestication but prior to the Effective Time, Sponsor will forfeit 1,000,000 shares (the “Sponsor Forfeiture”) of its Surviving Pubco Common Stock that the Sponsor would otherwise hold following the Domestication in accordance with Section 2.03(b) of this Agreement pursuant to the Sponsor Letter Agreement.
Convertible Notes Financing
On April 29, 2022, the Company entered into a securities purchase agreement (the “Notes and Warrants Purchase Agreement”) to sell up to (i) a total of $22 million of 6% Senior Secured Original Issue Discount Convertible Notes due 2024 (the “Notes”) and (ii) a number of warrants equal to one-half of the principal of the Notes divided by the volume weighted average price (“VWAP”) on the trading day prior to the closing date of such sale (the “Warrants”) in a private placement with certain institutional investors (collectively, the “Investors”). The Notes will be convertible at the option of the holders beginning at the earlier of (i) the date of effectiveness of a resale registration statement covering the resales of the Company’s common stock underlying the Notes and Warrants or (ii) one year after the issuance of the closing dates of the first tranche of sales (as described below) at an initial conversion share price of $12.00 per share, bearing an interest rate of 6% per annum and commencing amortization after six months which may be settled in cash or shares of common stock, subject to certain conditions, at the option of the Company. Each Warrant will be exercisable for shares of the Company’s common stock at an exercise price of $12.00 per share.
The Notes and Warrants will be sold in two tranches: the first tranche will be for a total of up to $17,000,000 (of which $11,000,000 is subscribed to as of the date hereof) of principal amount of Notes and the number of Warrants to be calculated pursuant to clause (ii) in the preceding paragraph in exchange for a total purchase price in cash of

TUATARA CAPITAL ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
up to $15,454,545 (of which $10,000,000 is confirmed based on the subscriptions as of the date hereof); the second tranche will be for a total of $5,000,000 principal amount of Notes and the number of Warrants to be calculated pursuant to clause (ii) in the preceding paragraph in exchange for a total purchase price in cash of $4,545,454. The first tranche will close upon completion of the merger and satisfaction of the closing conditions in the Notes and Warrants Purchase Agreement and the second tranche shall close 60 days after the effective date of a resale registration statement covering the resale of all of the shares of the Company’s common stock underlying the Notes and the Warrants or at such as time as is agreed between the Company and the Investors.
The Notes will be secured against substantially all the assets of the combined company (“New SpringBig”), and each material subsidiary will guarantee the Notes.
Cantor Equity Financing
Common Stock Purchase Agreement
On April 29, 2022, the Company entered into a common stock purchase agreement (the “Common Stock Purchase Agreement”) with CF Principal Investments LLC related to a committed equity facility (the “Facility”). Pursuant to the Common Stock Purchase Agreement, New SpringBig has the right, after the closing of the merger, from time to time at its option to sell to CF Principal Investments LLC up to $50 million in aggregate gross purchase price of newly issued common stock after the closing of the business combination subject to certain conditions and limitations set forth in the Common Stock Purchase Agreement. While there are distinct differences, the Facility is structured similarly to a traditional at-the-market equity facility, insofar as it allows the Company to raise primary equity capital on a periodic basis outside the context of a traditional underwritten follow-on offering.
Sales of shares of New SpringBig’s common stock to CF Principal Investments LLC under the Common Stock Purchase Agreement, and the timing of any sales, will be determined by New SpringBig from time to time in its sole discretion and will depend on a variety of factors, including, among other things, market conditions, the trading price of the common stock and determinations by New SpringBig regarding the use of proceeds of such common stock. The net proceeds from any sales under the Common Stock Purchase Agreement will depend on the frequency with, and prices at, which the shares of common stock are sold to CF Principal Investments LLC. New SpringBig expects to use the proceeds from any sales under the Common Stock Purchase Agreement for working capital and general corporate purposes.
Upon the initial satisfaction of the conditions to CF Principal Investments LLC’s obligation to purchase common stock set forth in the Common Stock Purchase Agreement (the “Commencement”), including that a registration statement registering the resale by CF Principal Investments LLC of the common stock under the Securities Act, purchased pursuant to the Common Stock Purchase Agreement (the “Cantor Resale Registration Statement”) is declared effective by the SEC and a final prospectus relating thereto is filed with the SEC, New SpringBig will have the right, but not the obligation, from time to time at its sole discretion until no later than the first day of the month next following the 36-month period from and after the date that the Cantor Resale Registration Statement is declared effective, to direct CF Principal Investments LLC to purchase up to a specified maximum amount of common stock as set forth in the Common Stock Purchase Agreement by delivering written notice to CF Principal Investments LLC prior to the commencement of trading on any trading day. The purchase price of the common stock that New SpringBig elects to sell to CF Principal Investments LLC pursuant to the Common Stock Purchase Agreement will be 97% of the VWAP of the common stock during the applicable purchase date on which New SpringBig has timely delivered written notice to CF Principal Investments LLC directing it to purchase common stock under the Common Stock Purchase Agreement.
In connection with the execution of the Common Stock Purchase Agreement, New SpringBig agreed to issue a number of shares of common stock equal to the quotient obtained by dividing (i) $1,500,000 and (ii) the VWAP over the five trading days immediately preceding the filing of the Cantor Resale Registration Statement to CF Principal Investments LLC as consideration for its irrevocable commitment to purchase the common stock upon the terms and subject to the satisfaction of the conditions set forth in the Common Stock Purchase Agreement. In addition, pursuant to the Common Stock Purchase Agreement, New SpringBig has agreed to reimburse CF Principal Investments LLC for certain expenses incurred in connection with the Facility. The Common Stock Purchase

TUATARA CAPITAL ACQUISITION CORPORATION
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
Agreement contains customary representations, warranties, conditions and indemnification obligations by each party. The representations, warranties and covenants contained in the Common Stock Purchase Agreement were made only for the purposes of the Common Stock Purchase Agreement and as of specific dates, were solely for benefit of the parties to such agreement and are subject to certain important limitations.
New SpringBig has the right to terminate the Common Stock Purchase Agreement at any time after the Commencement, at no cost or penalty upon 10 trading days’ prior written notice.
Registration Rights Agreement
On April 29, 2022, Tuatara entered into a registration rights agreement (the “Cantor Registration Rights Agreement”) with CF Principal Investments LLC related to the Facility. Pursuant to the Cantor Registration Rights Agreement, New SpringBig has agreed to provide CF Principal Investments LLC with certain registration rights with respect to the common stock issued in connection with the Common Stock Purchase Agreement and the Facility.
New SpringBig has agreed to file the Cantor Resale Registration Statement within 30 days after the closing of the merger and shall use its commercially reasonable efforts to cause Cantor Resale Registration Statement declared effective by the SEC as soon as reasonably practicable, but no later than the fifth business day after the date that New SpringBig received notice from the SEC and the Financial Industry Regulatory Authority, Inc., that they will not review the Cantor Resale Registration Statement.
On May 4, 2022, the Company and SpringBig further amended the Amended and Restated Merger Agreement to permit SpringBig to unilaterally designate one of the independent board members, giving SpringBig the ability to designate a majority of the New SpringBig board.
On May 13, 2021, the Company received notification from J.P. Morgan Securities (“J.P. Morgan”), one the underwriters who participated in the Company’s Initial Public Offering, pursuant to which J.P. Morgan waived its right to the portion of the deferred underwriting fee owed to them in the amount of $4,200,000. Aside from general dialogue between representatives of Tuatara and J.P. Morgan (and other investment banking professionals) about sourcing targets and broader SPAC market conditions in the ordinary course, J.P. Morgan did not participate in any respect in the Company’s Business Combination process, and the Company has no contractual arrangement with J.P. Morgan in that regard.
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed consolidated financial statements were issued. Based upon this review, other than as described above, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of
Tuatara Capital Acquisition Corporation
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Tuatara Capital Acquisition Corporation (the “Company”) as of December 31, 2021 and 2020, the related statements of operations, changes in shareholders’ equity (deficit) and cash flows for the year ended December 31, 2021 and the period from January 24, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and the period from January 24, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by February 17, 2023 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
March 11, 2022
PCAOB ID Number 100

TUATARA CAPITAL ACQUISITION CORPORATION
BALANCE SHEETS
	December 31,
	2021	2020
ASSETS
Current assets
Cash	$621,472	$185,752
Prepaid expenses	259,939	—
Total Current Assets	881,411	185,752

Deferred offering costs	—	417,083
Investments held in Trust Account	200,035,810	—
TOTAL ASSETS	$200,917,221	$602,835

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable and accrued expenses	$1,555,405	$—
Accrued offering costs	108,000	332,899
Promissory note – related party	—	250,000
Total Current Liabilities	1,663,405	582,899

Warrant Liabilities	9,440,000	—
Deferred underwriting fee payable	7,000,000	—
Total Liabilities	18,103,405	582,899

Commitments and Contingencies
Class A ordinary shares subject to possible redemption 20,000,000 and no shares at $10.00 per share at December 31, 2021 and 2020, respectively	200,000,000	—

Shareholders’ Equity (Deficit)
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized -0- shares issued and outstanding at December 31, 2021 and 2020	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 5,000,000 and 5,031,250 (1) shares issued and outstanding at December 31, 2021 and 2020, respectively	500	503
Additional paid-in capital	—	24,497
Accumulated deficit	(17,186,684)	(5,064)
Total Shareholder’s Equity (Deficit)	(17,186,184)	19,936
TOTAL LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ EQUITY (DEFICIT)	$200,917,221	$602,835
(1)
Excludes an aggregate of up to 656,250 shares that are subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5). On January 26, 2021, the Sponsor returned 1,437,500 Class B ordinary shares to the Company, which were canceled, and on February 11, 2021 the Company effected a share capitalization pursuant to which an additional 718,750 Founder Shares were issued resulting in an aggregate of 5,031,250 Class B ordinary shares outstanding (see Note 5). All share and per-share amounts have been retroactively restated to reflect the share cancellation.

The accompanying notes are an integral part of the financial statements.

TUATARA CAPITAL ACQUISITION CORPORATION
STATEMENTS OF OPERATIONS
	Year Ended December 31, 2021	Period from January 24, 2020 (Inception) through December 31, 2020
Operating and formation costs	$2,035,074	$5,064
Loss from operations	(2,035,074)	(5,064)

Other income (expense):
Change in fair value of warrant liabilities	12,960,000	—
Transaction costs allocated to warrant liabilities	(853,386)	—
Compensation expense	(2,400,000)	—
Interest earned on investments held in Trust Account	35,810	—
Other income (expense), net	9,742,424	—

Net income (loss)	$7,707,350	$(5,064)

Basic weighted average shares outstanding, Class A ordinary shares	17,369,863	—

Basic net income per share, Class A ordinary shares	$0.35	$—

Basic weighted average shares outstanding, Class B ordinary shares	4,917,808	4,375,000

Basic net income per share, Class B ordinary shares	$0.35	$—

Diluted weighted average shares outstanding, Class B ordinary shares	5,000,000	4,375,000

Diluted net income per share, Class B ordinary shares	$0.34	$—
The accompanying notes are an integral part of the financial statements.

TUATARA CAPITAL ACQUISITION CORPORATION
STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
December 31, 2021
	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance – January 24, 2020 (inception)	—	$—	$—	$—	$—

Issuance of Class B ordinary shares to Sponsor	5,031,250	503	24,497	—	25,000

Net loss	—	—	—	(5,064)	(5,064)

Balance – December 31, 2020	5,031,250	503	24,497	(5,064)	19,936

Forfeiture of Founder Shares	(31,250)	(3)	—	3	—

Accretion for Class A ordinary shares to redemption amount	—	—	(24,497)	(24,888,973)	(24,913,470)

Net income	—	—	—	7,707,350	7,707,350

Balance – December 31, 2021	5,000,000	$500	$—	$(17,186,684)	$(17,186,184)
The accompanying notes are an integral part of the financial statements.

TUATARA CAPITAL ACQUISITION CORPORATION
STATEMENTS OF CASH FLOWS
	Year Ended December 31, 2021	Period from January 24, 2020 (Inception) through December 31, 2020
Cash Flows from Operating Activities:
Net income (loss)	$7,707,350	$(5,064)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Formation cost paid by Sponsor in exchange for issuance of founder shares	—	5,000
Interest earned on investments securities held in Trust Account	(35,810)	—
Change in fair value of warrants	(12,960,000)	—
Transaction costs allocated to warrants	853,386	—
Compensation expense	2,400,000
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(259,939)	—
Accounts payable and accrued expenses	1,555,405	—
Net cash used in operating activities	(739,608)	(64)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(200,000,000)	—
Net cash used in investing activities	(200,000,000)	—

Cash Flows from Financing Activities:
Proceeds from issuance of Class B ordinary shares to Sponsor	196,000,000	25,000
Proceeds from sale of Private Placements Warrants	6,000,000	—
Proceeds from promissory note – related party	—	210,000
Repayment of promissory note – related party	(250,000)	—
Payment of offering costs	(574,672)	(49,184)
Net cash provided by financing activities	201,175,328	185,816

Net Change in Cash	435,720	185,752
Cash – Beginning of period	185,752	—
Cash – End of period	$621,472	$185,752

Non-Cash investing and financing activities:
Offering costs included in accrued offering costs	$108,000	$332,899
Offering costs paid through promissory note	$—	$35,000
Deferred underwriting fee payable	$7,000,000	$—
The accompanying notes are an integral part of the financial statements.

TUATARA CAPITAL ACQUISITION CORPORATION
December 31, 2021 and 2020
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Tuatara Capital Acquisition Corporation (the “Company”) was incorporated in the Cayman Islands on January 24, 2020. The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
While the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus its search for businesses in the cannabis industry that are compliant with all applicable laws and regulations within the jurisdictions in which they are located or operate. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2021, the Company had not commenced any operations. All activity through December 31, 2021 relates to the Company’s formation, initial public offering (the “Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on February 11, 2021. On February 17, 2021, the Company consummated the Initial Public Offering of 20,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), which includes the partial exercise by the underwriter of its over-allotment option in the amount of 2,500,000 Units, at $10.00 per Unit, generating gross proceeds of $200,000,000 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,000,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to TCAC Sponsor, LLC (the “Sponsor”), generating gross proceeds of $6,000,000, which is described in Note 4.
Transaction costs amounted to $11,766,856, consisting of $4,000,000 in cash underwriting fees, $7,000,000 of deferred underwriting fees and $766,856 of other offering costs.
Following the closing of the Initial Public Offering on February 17, 2021, an amount of $200,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), located in the United States and will be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The rules of the stock exchange that the Company will list its securities on will require that the Company’s initial Business Combination must be with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.
The Company will provide the holders of its issued and outstanding Public Shares (the “public shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination

TUATARA CAPITAL ACQUISITION CORPORATION
December 31, 2021 and 2020
or conduct a tender offer will be made by the Company. The public shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to its tax obligations), calculated as of two business days prior to the completion of the Business Combination. The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required applicable by law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by applicable law or stock exchange listing requirements, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor, officers and directors (the “initial shareholders”) have agreed to vote any Founder Shares (as defined in Note 5) and Public Shares held by them in favor of approving a Business Combination. Additionally, each public shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association will provide that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.
The initial shareholders have agreed to waive: (i) their redemption rights with respect to any Founder Shares and Public Shares held by them in connection with the completion of the Company’s initial Business Combination (and not seek to sell its shares to the Company in any tender offer the Company undertakes in connection with its initial Business Combination) and (ii) their redemption rights with respect to their Founder Shares and any Public Shares held by them in connection with a shareholder vote to approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete its initial Business Combination within 24 months from the closing of the Initial Public Offering or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity.
The Company will have until February 17, 2023 to complete a Business Combination (the “Combination Period”). If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations (less up to $100,000 of interest to pay dissolution expenses and which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands

TUATARA CAPITAL ACQUISITION CORPORATION
December 31, 2021 and 2020
law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The initial shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial shareholders acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per-share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (except for the Company’s the independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Going Concern
The Company intends to complete a Business Combination by February 17, 2023. However, in the absence of a completed Business Combination, the Company may require additional capital. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a Business Combination. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until February 17, 2023, to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 17, 2023.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

TUATARA CAPITAL ACQUISITION CORPORATION
December 31, 2021 and 2020
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liability. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021 and 2020.
Offering Costs
Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Class A ordinary shares issued were initially charged to temporary equity and then accreted to common stock subject to redemption upon the completion of the Initial Public Offering. Offering costs amounted to $11,766,856, of which $10,913,470 were charged to shareholders’ equity upon the completion of the Initial Public Offering and $853,386 were expensed to the statement of operations.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” Shares of

TUATARA CAPITAL ACQUISITION CORPORATION
December 31, 2021 and 2020
Class A ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, ordinary shares is classified as shareholders’ equity. The Company’s Class A ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2021 and December 31, 2020 there were 20,000,000 and 0, respectively, Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity (deficit) section of the Company’s balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A ordinary shares resulted in charges against additional paid-in capital and accumulated deficit.
At December 31, 2021, the Class A ordinary shares reflected in the balance sheets are reconciled in the following table:
Gross proceeds	$200,000,000
Less:
Proceeds allocated to Public Warrants	(14,000,000)
Class A ordinary shares issuance costs	(10,913,470)
Plus:
Accretion of carrying value to redemption value	24,913,470
Class A ordinary shares subject to possible redemption	$200,000,000
Warrant Liabilities
The Company accounts for the Warrants in accordance with the guidance contained in ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The Private Warrants and Public Warrants for periods where no observable traded price was available are valued using a Monte Carlo simulation model, specifically a binomial lattice. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date for both Public Warrants and Private Placement Warrants.
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2021 and 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.

TUATARA CAPITAL ACQUISITION CORPORATION
December 31, 2021 and 2020
Net Income (Loss) per Ordinary Share
The Company complies with accounting and disclosure requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 260, “Earnings Per Share”. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. We have two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.
The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. As of December 31, 2021 and December 31, 2020, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net loss per ordinary share and basic net loss per ordinary share for the periods presented are not the same and are separately stated.
The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):
	Year Ended December 31, 2021		Period from January 24, 2020 (Inception) through December 31, 2020
	Class A	Class B	Class A	Class B
Basic net income (loss) per ordinary share
Numerator:
Allocation of net income (loss), as adjusted	$6,006,712	$1,700,638	$—	$(5,064)
Denominator:
Basic weighted average shares outstanding	17,369,863	4,917,808	—	4,375,000
Basic net income per ordinary share	$0.35	$0.35	$—	$—

Diluted net income (loss) per ordinary share
Numerator:
Allocation of net income (loss), as adjusted	$5,984,642	$1,722,708	$—	$(5,064)
Denominator:
Diluted weighted average shares outstanding	17,369,863	5,000,000	—	4,375,000
Diluted net income per ordinary share	$0.34	$0.34	$—	$—
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature, except for the warrants (see Note 9).
Recently Accounting Standards
In August 2020, the FASB issued Accounting Standards Update No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”),

TUATARA CAPITAL ACQUISITION CORPORATION
December 31, 2021 and 2020
which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. We are currently assessing the impact, if any, that ASU 2020-06 would have on our financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.
NOTE 3. PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 20,000,000 Units, which includes a partial exercise by the underwriters of their overallotment option in the amount of 2,500,000 Units, at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8).
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $6,000,000, in a private placement. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will expire worthless. Due to the excess of the fair value of the Private Placement warrants in excess of the purchase price, the Company recorded an expense of $2,400,000 for the year ended December 31, 2021.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On February 10, 2020, the Company issued 5,750,000 Class B ordinary shares to the Sponsor for an aggregate purchase price of $25,000 (the “Founder Shares”). On January 26, 2021, the Sponsor returned 1,437,500 Founder Shares to the Company, which were canceled, resulting in an aggregate of 4,312,500 Founder Shares outstanding. On February 3, 2021, the Sponsor transferred 50,000 Founder Shares to Mr. Taney, 40,000 Founder Shares to Mr. Bornstein and 40,000 Founder Shares to Mr. Kekedjian for the same per share purchase price paid by the Sponsor. On February 11, 2021, the Company effected a share capitalization pursuant to which an additional 718,750 Founder Shares were issued, resulting in an aggregate of 5,031,250 Founder Shares outstanding. On August 27, 2021 the Sponsor transferred 40,000 Founders Shares to Mr. Finkelman. The Founder Shares included an aggregate of up to 656,250 shares that were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the number of Founder Shares would equal 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriters’ election to partially exercise their over-allotment option and the expiration of the remaining over-allotment option, a total of 625,000 shares is no longer subject to forfeiture and 31,250 shares were forfeited, resulting in an aggregate of 5,000,000 Founder Shares issued and outstanding as of December 31, 2021.
The Founder Shares will automatically convert into Class A ordinary shares on the first business day following the completion of a Business Combination on a one-for-one basis, subject to adjustments as described in Note 7.
The initial shareholders have agreed, subject to limited exceptions, not to transfer, assign or sell any Founder Shares they hold until the earlier to occur of (i) one year after the completion of the Company’s Business Combination and (ii) subsequent to a Business Combination, (x) if the last reported sale price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions,

TUATARA CAPITAL ACQUISITION CORPORATION
December 31, 2021 and 2020
reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s Business Combination or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s public shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Administrative Services Agreement
The Company entered into an agreement, commencing on February 11, 2021, pursuant to which it will pay the Sponsor up to $10,000 per month for office space, administrative and support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2021, the Company incurred $110,000 in fees for these services, of which such amount is included in accounts payable and accrued expenses in the accompanying balance sheets as of December 31, 2021.
Promissory Note — Related Party
On February 10, 2020, the Company issued the Promissory Note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $250,000, which was amended in January 2021. The Promissory Note is non-interest bearing and payable on the earlier of (i) June 30, 2021 or (ii) the completion of the Initial Public Offering. The Promissory Note balance of $250,000 was repaid on February 17, 2021.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post- Business Combination entity at a price of $1.00 per warrant. Such warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2021 and 2020, there were no amounts outstanding under the Working Capital Loans.
NOTE 6. COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration Rights
Pursuant to a registration rights agreement entered into on February 11, 2021, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any ordinary shares issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the Working Capital Loans and upon conversion of the Founder Shares) are entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering requiring the Company to register such securities for resale. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415

TUATARA CAPITAL ACQUISITION CORPORATION
December 31, 2021 and 2020
under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 2,625,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. As a result of the underwriters’ election to partially exercise the over-allotment option, the underwriters’ purchased an additional 2,500,000 Units and forfeited their option to purchase an additional 125,000 Units.
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $7,000,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Merger Agreement
On November 8, 2021, Tuatara Capital Acquisition Corporation (“TCAC”) entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among TCAC, HighJump Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and SpringBig, Inc., a Delaware corporation (“SpringBig”).
The Merger Agreement provides for, among other things, the following transactions on or prior to the closing date: (i) TCAC will become a Delaware corporation (the “Domestication”) and, in connection with the Domestication, (A) TCAC’s name will be changed as mutually agreed to between the parties, (B) each then-issued and outstanding TCAC Class A Ordinary Share will convert automatically, on a one-for-one basis, into one share of common stock of TCAC (the “New SpringBig Common Stock”), (C) each then-issued and outstanding TCAC Class B Ordinary Share will convert automatically, on a one-for-one basis, into one share of New SpringBig Common Stock, and (D) each then-issued and outstanding common warrant of TCAC will convert automatically, on a one-for-one basis, into a warrant to purchase one share of New SpringBig Common Stock; and (ii) following the Domestication, Merger Sub will merge with and into SpringBig, with SpringBig as the surviving company in the merger and, after giving effect to such merger, continuing as a wholly-owned subsidiary of TCAC (the “Merger”).
The Business Combination is expected to close in mid-2022, following the receipt of the required approval by TCAC’s shareholders, required regulatory approvals and the fulfillment of other customary closing conditions.
In accordance with the terms and subject to the conditions of the Merger Agreement, based on an implied equity value of $245 million, (i) each share of SpringBig common stock (other than dissenting shares) will be canceled and converted into the right to receive the applicable portion of the merger consideration comprised of New SpringBig Common Stock, as determined in the Merger Agreement (the “Share Conversion Ratio”), and (ii) vested and unvested options of SpringBig outstanding and unexercised immediately prior to the effective time of the Merger will convert into comparable options that are exercisable for shares of New SpringBig Common Stock, with a value determined in accordance with the Share Conversion Ratio.
As part of the aggregate consideration payable to the SpringBig’s securityholders pursuant to the Merger Agreement, holders of SpringBig’s capital stock and holders of options of SpringBig’s common stock will also have the right to receive their pro rata portion of up to an aggregate of 10,500,000 shares of New SpringBig Common Stock (“Contingent Shares”) if any of the following stock price conditions are met: (i) 7,000,000 Contingent Shares if the closing price of New SpringBig Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and by the fifth anniversary of the closing date; (ii) 2,250,000 Contingent Shares if the closing price of New SpringBig Common Stock equals or exceeds $15.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and by the fifth anniversary of the closing date; and (iii) 1,250,000 Contingent Shares if the closing price of the New SpringBig Common Stock equals or exceeds $18.00 per share (as

TUATARA CAPITAL ACQUISITION CORPORATION
December 31, 2021 and 2020
adjusted for share splits, share dividends, reorganizations, and recapitalizations) on any twenty (20) trading days in a thirty (30)-trading-day period at any time after the closing date and by the fifth anniversary of the closing date.
PIPE Financing (Private Placement)
In connection with the signing of the Merger Agreement, TCAC entered into subscription agreements (the “Subscription Agreements”) with certain investors (the “PIPE Investors”). Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and TCAC agreed to issue and sell to such investors, on the closing date, an aggregate of 1,310,000 shares of New SpringBig Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $13,100,000 (the “PIPE Financing”).
Advisory Service Agreement
On August 12, 2021 TCAC entered into an agreement (the “CMA Agreement”) with Cantor to engage Cantor as a capital markets advisor in connection with the proposed business combination (the “Business Combination”) with SpringBig, Inc. Cantor acknowledges that the Company may engage additional advisors in the same capacity (together with Cantor, the “Capital Markets Advisors”), provided that Cantor will be the “lead” capital markets advisor and Cantor shall not be responsible for the actions or inactions of any other capital markets advisor. In consideration of Cantor’s services pursuant to this Agreement, the Company agrees to pay Cantor a fee of $5,000,000 (the “Advisory Fee”) upon the consummation of the Business Combination (“Closing”). $2,000,000 of the Advisory Fee shall be payable in cash, and the remainder of the Advisory Fee (“Redemption Dependent Portion”) payable in cash and common stock of the Company (“Common Stock”), with the portions of each to depend on the final amount of redemptions from the Company’s trust account established for the benefit of the Company’s public stockholders (the “Trust Account”) in connection with the Business Combination.
Subsequently to the Agreement, on February 1, 2022, TCAC entered into a second agreement (“Second Agreement”) with Cantor to act as financial advisor, placement agent and arranger in connection with one or more financing(s) through the private placement, offering or other sale of equity instruments in any form, including, without limitation, (i) equity instruments in any form, including, without limitation, preferred or common equity, or instruments convertible into preferred or common equity or other related forms of interests or capital of the Company in one or a series of transactions (an “Equity Financing”) and (ii) debt in any form, including, but not limited to, bank debt, high yield debt or mezzanine debt, notes, bonds, debentures or other debt securities, of the Company in one transaction or a series of transactions (a “Debt Financing” and any Equity Financing or Debt Financing, (a “Financing”), in the cases of (i) and (ii), in connection with the business combination contemplated by the Agreement and Plan of Merger between the Company and SpringBig, Inc., dated as of November 8, 2021 (the “Business Combination,” and such agreement, the “Merger Agreement”). In consideration of Cantor’s services pursuant to this Second Agreement, the Company agrees to pay Cantor the following compensation:
(a)
Upon the closing of any Financing (which is contemplated to fund and close concurrently with the closing of the Business Combination), the Company shall pay to Cantor a non-refundable cash fee equal to 4% of the aggregate maximum gross proceeds received or receivable in connection with such Financing, including, without limitation, aggregate amounts committed by investors to purchase securities, whether or not all securities are issued on the closing date of the Equity Financing.

(b)	In no event shall the aggregate amount of the fees payable to Cantor pursuant to this section 3 be less than $1,500,000.
NOTE 7. SHAREHOLDERS’ EQUITY (DEFICIT)
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2021 and 2020, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share.

TUATARA CAPITAL ACQUISITION CORPORATION
December 31, 2021 and 2020
At December 31, 2021, there were no Class A ordinary shares issued and outstanding, excluding 20,000,000 Class A ordinary shares subject to possible redemption which are presented as temporary equity. At December 31, 2020, there were no Class A ordinary shares issued or outstanding.
Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law; provided that only holders of Class B ordinary shares have the right to vote on the appointment of directors prior to the Company’s initial Business Combination and holders of a majority of the Company’s Class B ordinary shares may remove a member of the board of directors for any reason.
The Class B ordinary shares will automatically convert into Class A ordinary shares on the first business day following the completion of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities convertible or exercisable for Class A ordinary shares, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Class B ordinary shares will convert into Class A ordinary shares will be adjusted (subject to waiver by holders of a majority of the Class B ordinary shares then in issue) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the ordinary shares issued and outstanding upon completion of the Initial Public Offering plus the number of Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination (net of redemptions), excluding any Class A ordinary shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination and any private placement warrants issued to the Sponsor, an affiliate of the Sponsor or any of the Company’s officers or directors.
Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders of Class B ordinary shares are entitled to one vote for each share. At December 31, 2021 and 2020, there were 5,000,000 and 5,031,250 Class B ordinary shares issued and outstanding, respectively.
NOTE 8. WARRANTS
At December 31, 2021 and December 31, 2020, there were 10,000,000 and 0 Public Warrants outstanding, respectively. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of the Company’s Business Combination, the Company will use its reasonable efforts to file with the SEC and have an effective registration statement covering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A ordinary shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its reasonable best efforts to qualify the shares under

TUATARA CAPITAL ACQUISITION CORPORATION
December 31, 2021 and 2020
applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.361 Class A shares per warrant. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00—Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:
•	in whole but not in part;
•	to each warrant holder; and
•
if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30 trading day period ending three business days before sending the notice of redemption to warrant holders (the “ Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities—Warrants—Public Shareholders’ Redeemable Warrants—Anti-dilution Adjustments”).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, the Company will not redeem the warrants unless an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.
Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $10.00—Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):
•	in whole but not in part;
•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the Class A ordinary shares;

•
if, and only if, the Reference Value (as defined in the above adjacent to “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities—Warrants—Public Shareholders’ Redeemable Warrants—Anti-dilution Adjustments”); and

•
if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Description of Securities—Warrants—Public Shareholders’ Redeemable Warrants—Anti-dilution Adjustments”) the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business

TUATARA CAPITAL ACQUISITION CORPORATION
December 31, 2021 and 2020
Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”) and (y) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described above adjacent to “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.
At December 31, 2021, there were 6,000,000 Private Placement Warrants outstanding and as of December 31, 2020, there were no private warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that (x) the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions, (y) the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable (except as described above) so long as they are held by the initial purchasers or their permitted transferees and (z) the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will be entitled to registration rights. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 9. FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
At December 31, 2021 and December 31, 2020, assets held in the Trust Account were comprised $200,035,810 and $0, respectively, in money market funds which are invested primarily in U.S. Treasury securities. During the year ended December 31, 2021, the Company did not withdraw any interest income from the Trust Account.

TUATARA CAPITAL ACQUISITION CORPORATION
December 31, 2021 and 2020
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2021 and 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	December 31, 2021	December 31, 2020
Assets:
Investments held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$200,035,810	$—

Liabilities:
Warrant Liability – Public Warrants	1	$5,900,000	$—
Warrant Liability – Private Placement Warrants	2	$3,540,000	$—
The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the accompanying balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.
The Private Placement Warrants were initially valued using a Monte Carlo simulation model, which is considered to be a Level 3 fair value measurement. The Monte Carlo simulation model’s primary unobservable input utilized in determining the fair value of the Private Placement Warrants is the expected volatility of the ordinary shares. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own Public Warrant pricing. A Monte Carlo simulation methodology was used in estimating the fair value of the Public Warrants for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the Private Placement Warrants. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price will be used as the fair value as of each relevant date for both the Public Warrants and Private Placement Warrants.
The following table provides quantitative information regarding Level 3 fair value measurements:
At February 17, 2021 (Initial Measurement)
Stock price	$10.00
Strike price	$11.50
Term (in years)	5.0
Volatility	25.0%
Risk-free rate	0.85%
Dividend yield	0.0%
The following table presents the changes in the fair value of level 3 warrant liabilities:
	Private Placement	Public	Warrant Liabilities
Fair value as of January 1, 2021	$—	$—	$—
Initial measurement on February 17, 2021	8,400,000	14,000,000	22,400,000
Change in fair value	(1,500,000)	(2,500,000)	(4,000,000)
Fair value as of June 30, 2021	$6,900,000	$11,500,000	$18,400,000
Transfers to Level 1	—	11,500,000	11,500,000
Transfers to Level 2	6,900,000	—	6,900,000
Fair value as of December 31, 2021	$—	$—	$—

TUATARA CAPITAL ACQUISITION CORPORATION
December 31, 2021 and 2020
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement for the period from February 17, 2021 (initial measurement) through December 31, 2021 was $11,500,000. The estimated fair value of the Private Placement Warrants transferred from a Level 3 measurement to a Level 2 fair value measurement for the period from February 17, 2021 (initial measurement) through December 31, 2021 was $6,900,000.
NOTE 10. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described in the financial notes above and the event described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
On February 1, 2022, TCAC entered into a second agreement (“Second Agreement”) with Cantor Fitzgerald & Co. (“CF&CO) to receive one or more financing(s) through the private placement, offering or other sale of equity instruments in any form, including, without limitation, (i) equity instruments in any form, including, without limitation, preferred or common equity, or instruments convertible into preferred or common equity or other related forms of interests or capital of the Company in one or a series of transactions (an “Equity Financing”) and (ii) debt in any form, including, but not limited to, bank debt, high yield debt or mezzanine debt, notes, bonds, debentures or other debt securities, of the Company in one transaction or a series of transactions (a “Debt Financing” and any Equity Financing or Debt Financing, (a “Financing”), in the cases of (i) and (ii), in connection with the business combination contemplated by the Agreement and Plan of Merger between the Company and SpringBig, Inc., dated as of November 8, 2021 (and the Amended and Restated Agreement and Plan of Merger between the foregoing, dated as of April 14, 2022 and the Amendment No. 1, dated as of May 4, 2022) (the “Business Combination,” and such agreement, the “Merger Agreement”). The Company hereby engages CF&CO to act as the Company’s financial advisor, placement agent and arranger in connection with any Financing for the Business Combination. In consideration of our services pursuant to this Second Agreement, the Company agrees to pay CF&CO the following compensation:
(a)
Upon the closing of any Financing (which is contemplated to fund and close concurrently with the closing of the Business Combination), the Company shall pay to CF&CO a non-refundable cash fee equal to 4% of the aggregate maximum gross proceeds received or receivable in connection with such Financing, including, without limitation, aggregate amounts committed by investors to purchase securities, whether or not all securities are issued on the closing date of the Equity Financing.

(b)	In no event shall the aggregate amount of the fees payable to CF&CO pursuant to this section 3 be less than $1,500,000.
(c)	The fees payable pursuant to this section 3 shall be in addition to any other fees that the Company may be required to pay directly to any prospective investor to secure its financing commitment.
(d)
For the avoidance of doubt, if the structure of a Financing contemplates multiple issuances, financing availability that is contingent upon the occurrence of some future event or any other delayed consideration structure, such Financing shall be considered a single Financing, and not multiple Financings, and all fees payable pursuant to this section 3 for such Financing shall be payable in full on the closing date of such Financing.

(e)
All fees payable hereunder will be payable in U.S. dollars in immediately available funds to CF&CO for its own account, or as directed by it, free and clear of and without deduction for any and all present or future applicable taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (with appropriate gross-up for withholding taxes) and will not be subject to reduction by way of setoff or counterclaim. Once paid, no fee will be refundable under any circumstances.

5,055,524

PROSPECTUS
    , 2022

PART II
Information Not Required in Prospectus
Item 13.	Other Expenses of Issuance and Distribution.
The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.
Amount
SEC registration fee	$773.27
FINRA fee	$8,000
Legal fees and expenses	*
Accounting fees and expenses	$*
Financial printing and miscellaneous expenses	$*
Total	$*
*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be determined at this time.
We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. The Holder, however, will bear all underwriting commissions and discounts, if any, attributable to its sale of the securities. All amounts are estimates except the SEC registration fee and the FINRA filing fee.
Item 14.	Indemnification of Directors and Officers.
Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders or monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
Additionally, our charter limits the liability of our directors to the fullest extent permitted by the DGCL, and our bylaws provide that we will indemnify them to the fullest extent permitted by such law. We expect to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Our charter requires us to indemnify and advance expenses to each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. Such obligations would require indemnification of our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Item 15.	Recent Sales of Unregistered Securities.
The following list sets forth information regarding all unregistered securities sold by us since inception on January 24, 2020. None of the following transactions involved any underwriters, underwriting discounts or commissions, or any public offering.
•
Tuatara’s sponsor purchased an aggregate of 6,000,000 private placement warrants for a purchase price of $1.00 per warrant in a private placement that occurred simultaneously with the closing of the initial public offering. Each private placement warrant may be exercised for one Common Shares at a price of $11.50 per share, subject to adjustment. The private placement warrants (including the shares issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the completion of the initial business combination.

•
On June 14, 2022, at the first closing under the Notes and Warrants Purchase Agreement, we issued and sold to the Investor (i) a Note in the principal amount of $11,000,000 and (ii) a five-year warrant to purchase 586,980 shares of our common stock at an exercise price of $12.00 per share, for total cash consideration to the Company of $10,000,000

•
On June 14, 2022, we issued 1,310,000 Common Shares pursuant to the Subscription Agreements entered into in connection with the PIPE Subscription Financing for aggregate consideration of $13.1 million, plus 31,356 shares paid to certain investors pursuant to the convertible notes with such investors.

We issued the foregoing securities in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act of 1933, as amended, in reliance on the exemption afforded by Section 4(a)(2) thereof.

Item 16.	Exhibits.
Exhibit No.	Description of Exhibit
2.1+	Amended and Restated Merger Agreement with Amendment No. 1 (included as Annex A to the Proxy Statement/Prospectus filed with the SEC on May 17, 2022).
3.1+	Form of Certificate of Incorporation of SpringBig (incorporated by reference to Annex B to the Proxy Statement / Prospectus of Tuatara filed with the SEC on May 17, 2022).
3.2+	Form of By-Laws of SpringBig (incorporated by reference to Annex C to the Proxy Statement / Prospectus of Tuatara filed with the SEC on May 17, 2022).
4.1+
Senior Secured Original Issue Discount Convertible Promissory Note dated June 14, 2022 between SpringBig Holdings, Inc. and the holder party thereto (incorporated by reference to Exhibit 4.1 to SpringBig’s Current Report on Form 8-K filed with the SEC on June 21, 2022).

4.2+	Common Stock Purchase Warrant SpringBig Holdings Inc. (incorporated by reference to Exhibit 4.2 to SpringBig’s Current Report on Form 8-K filed with the SEC on June 21, 2022).
5.1+	Opinion of Benesch, Friedlander, Coplan & Aronoff.
10.1+	Form of Sponsor Escrow Agreement (incorporated by reference to Exhibit 10.1 to SpringBig’s Current Report on Form 8-K filed with the SEC on June 21, 2022).
10.2+
Amended and Restated Registration Rights Agreement, dated June 14, 2022, by and among SpringBig, the Sponsor and other holders party thereto (incorporated by reference to Exhibit 10.2 to SpringBig’s Current Report on Form 8-K filed with the SEC on June 21, 2022).

10.3+	Form of Subscription Agreement (incorporated by reference to Exhibit 10.2 to Tuatara Capital Acquisition Corporation Form 8-K filed on November 9, 2021).
10.4+
Securities Purchase Agreement, dated April 29, 2022, among Tuatara Capital Acquisition Corporation, and the purchasers party thereto (incorporated by reference to Exhibit 10.1 to Tuatara’s Current Report on Form 8-K filed with the SEC on May 2, 2022).

10.5+
Registration Rights Agreement, dated June 14, 2022, among SpringBig Holdings, Inc. and the investors party thereto (incorporated by reference to Exhibit 10.5 to SpringBig’s Current Report on Form 8-K filed with the SEC on June 21, 2022).

10.6#+	SpringBig Holdings, Inc. 2022 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.6 to SpringBig’s Current Report on Form 8-K filed with the SEC on June 21, 2022).
10.7#+
Executive Employment Agreement, dated November 8, 2021 by and between SpringBig and Jeffrey Harris (incorporated by reference to Exhibit 10.7 to SpringBig’s Current Report on Form 8-K filed with the SEC on June 21, 2022).

10.8#+
Executive Employment Agreement, dated November 8, 2021 by and between SpringBig and Paul Sykes (incorporated by reference to Exhibit 10.8 to SpringBig’s Current Report on Form 8-K filed with the SEC on June 21, 2022).

10.9†+
Common Stock Purchase Agreement, dated April 29, 2022, between Tuatara Capital Acquisition Corporation and CF Principal Investments LLC (incorporated by reference to Exhibit 10.2 to SpringBig’s Current Report on Form 8-K filed with the SEC on May 2, 2022).

10.10+
Registration Rights Agreement, dated April 29, 2022, between Tuatara Capital Acquisition Corporation and CF Principal Investments LLC (incorporated by reference to Exhibit 10.3 to SpringBig’s Current Report on Form 8-K filed with the SEC on May 2, 2022).

10.11†+	Amendment No. 1 to Common Stock Purchase Agreement, dated July 20, 2022, by and between SpringBig Holdings, Inc. and CF Principal Investments LLC.
16.1+	Letter from WithumSmith+Brown PC to the SEC, dated June 21, 2022 (incorporated by reference to Exhibit 16,1 to SpringBig’s Current Report on Form 8-K filed with the SEC on June 21, 2022).
21.1+	List of Subsidiaries of SpringBig Holdings, Inc.
23.1*	Consent of Marcum LLP, Independent Registered Public Accounting Firm of SpringBig Holdings, Inc.
23.2+	Consent of WithumSmith+Brown, PC
23.3+	Consent of Benesch, Friedlander, Coplan & Aronoff (included in Exhibit 5.1)
24.1+	Power of Attorney (included on signature page)
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

Exhibit No.	Description of Exhibit
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107+	Filing Fee Table
*	Filed herewith.
#	Indicates management contract or compensatory plan or arrangement.
†
Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted schedules upon request by the Securities and Exchange Commission

+	Previously filed.
Item 17.	Undertakings.
The undersigned registrant hereby undertakes:
A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
D.
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
F.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, on August 5, 2022.
SPRINGBIG HOLDINGS, INC.

By:	/s/ Jeffrey Harris
	Name:	Jeffrey Harris
	Title:	Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated.
Name	Title	Date
/s/ Jeffrey Harris	Chief Executive Officer and Director (principal executive officer)	August 5, 2022
Jeffrey Harris

/s/ Paul Sykes	Chief Financial Officer (principal financial officer and principal accounting officer)	August 5, 2022
Paul Sykes

*	Director	August 5, 2022
Steven Bernstein

*	Director	August 5, 2022
Patricia Glassford

*	Director	August 5, 2022
Amanda Lannert

*	Director	August 5, 2022
Phil Schwarz

*	Director	August 5, 2022
Sergey Sherman

*	Director	August 5, 2022
Jon Trauben

*By:	/s/ Jeffrey Harris
	Name:	Jeffrey Harris, Attorney-in-fact